As filed with the Securities and Exchange Commission on August 10, 2010

Registration No. 333-152512

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 9

TO

Form S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AutoGenomics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3826	80-0252299
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2980 Scott Street

Vista, California 92081

(760) 477-2248

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Fareed Kureshy

President and Chief Executive Officer

AutoGenomics, Inc.

2980 Scott Street

Vista, California 92081

(760) 477-2248

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

J. Scott Hodgkins David A. Zaheer Latham & Watkins LLP 355 South Grand Avenue Los Angeles, CA 90071-1560 (213) 485-1234	Frederick T. Muto Charles S. Kim Sean M. Clayton Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1) (2)	Amount of Registration Fee (3)
Common Stock, $0.01 par value	$86,300,000	$3,391.59

(1)	Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(o) promulgated under the Securities Act of 1933.
(2)	Includes offering price of shares that the underwriters have the option to purchase to cover overallotments, if any.
(3)	Previously paid in connection with the original filing of the Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 10, 2010

Preliminary Prospectus

             Shares

Common Stock

We are offering              shares of our common stock. This is our initial public offering, and no public market currently exists for our common stock. We expect the initial public offering price to be between $             and $             per share. We have applied to list our common stock on the NASDAQ Global Market under the symbol “AGMX.”

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page 11.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public Offering Price	$	$

Underwriting Discounts and Commissions	$	$

Proceeds to AutoGenomics, Inc. (Before Expenses)	$	$

Delivery of the shares of common stock is expected to be made on or about                     , 2010. We have granted the underwriters an option for a period of 30 days to purchase, on the same terms and conditions set forth above, up to an additional              shares of our common stock to cover overallotments. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds to us, before expenses, will be $            .

Jefferies & Company

Baird	Stifel Nicolaus Weisel

Prospectus dated                     , 2010

INFINITI, BioFilmChip, Intellipac and Qmatic are our trademarks. All other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, nor the underwriters, have authorized anyone to provide you with additional or different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

Until                     , 2010 (25 days after the date of this prospectus), all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary

This summary highlights the information contained in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the information that you may consider important in making your investment decision, we encourage you to read this entire prospectus. Among the other information in this prospectus, you should carefully consider the information set forth under the heading “Risk Factors” and our financial statements and accompanying notes included elsewhere in this prospectus. Unless the context requires otherwise, the words “we,” “us,” “our,” “Company” and “AutoGenomics” refer to AutoGenomics, Inc.

Overview

We design, develop, manufacture and market a fully integrated molecular diagnostics platform called the INFINITI system that includes our highly automated bench-top INFINITI Analyzer, which has the versatility to run a large menu of genetic tests. By eliminating the need for multiple specialized instruments and automating many of the discrete processes of genetic testing, we believe our system can significantly improve laboratory productivity, workflow and cost per reportable result over many existing technologies and methods. Our system is easy to use, provides a high level of sensitivity and accuracy, and is capable of high volume testing and detecting multiple segments of target DNA, or biomarkers, at the same time on the same sample, which is referred to as multiplexing. Our system is designed to allow for the development of new and enhanced tests without modification to our platform. We believe these and other attributes of our system could reduce the cost and complexity of genetic testing and the need for specialized personnel, equipment and facilities, allowing a broader range of reference laboratories, hospital laboratories and specialty clinics to perform molecular diagnostics tests, and facilitating the acceptance and rapid adoption of our system.

As of March 31, 2010, we offered 42 tests for use on our INFINITI Analyzer, including tests focused in the areas of women’s health, cancer and personalized medicine, which we believe represent large and growing market opportunities in genetic testing. We intend to establish a large installed base of INFINITI Analyzers which in turn should generate significant recurring demand for our high margin testing consumables, including our test-specific BioFilmChips and Intellipac Reagent Management Modules. As of March 31, 2010, we had an installed base of 151 INFINITI Analyzers in reference laboratories, hospital laboratories and specialty clinics in North America, Europe, Asia, the Middle East and South America.

We have received U.S. Food and Drug Administration, or FDA, clearance for the INFINITI Analyzer and our Warfarin, FII, FV and FII-FV Panel tests, and we intend to seek clearance or approval, as necessary, for our other tests. Like many other companies offering molecular testing products on a commercial basis, most of the tests that we offer have not been cleared or approved for diagnostic use by the FDA. These molecular tests are available to laboratories on a research use only, or RUO, basis. As required by FDA regulations, these tests must be labeled “For Research Use Only. Not for use in diagnostic procedures.” Although our RUO products are used for clinical purposes by laboratories certified under the Clinical Laboratory Improvement Amendments of 1988, or CLIA, as laboratory-developed tests pursuant to guidelines issued by the College of American Pathologists, we are not permitted to market these products for diagnostic purposes. As of March 31, 2010, 38 of our 42 tests were offered on an RUO basis. For the year ended December 31, 2009 and the three months ended March 31, 2010, sales of our RUO tests represented 86% and 82%, respectively, of our revenue from the sale of consumables. We believe that many other companies offering molecular tests on a commercial basis also derive significant revenue from the sale of RUO tests.

Industry Background

Molecular diagnostics tests, a new and expanding part of the in vitro diagnostics market, are used to detect genetic biomarkers associated with a predisposition to, or the presence of a particular disease, condition or other genetic variance. This information may enable physicians to achieve better patient outcomes and better contain health care costs through, for example, earlier diagnosis of disease, improved monitoring of disease progression and more personalized treatment selection. According to Kalorama Information, an independent market research firm, the global molecular diagnostics market is expected to grow from an estimated $3.2 billion in 2007 to $5.4 billion in 2012, which represents a compound annual growth rate of 11%. Kalorama Information stated that a large portion of molecular diagnostic tests currently are performed through the use of tests assembled in-house by laboratories, commonly referred to as “home-brew” tests, and that these tests are not included in their global molecular diagnostics market estimates. We believe there are a number of trends that will increase the demand for molecular diagnostics tests, including the discovery of biomarkers associated with diseases, tailoring of therapies based on a patient’s genetic profile, decentralization of the molecular diagnostics market and the FDA’s consideration of new regulations that would require the relabeling of certain drugs to require genetic testing. We believe these trends are being driven primarily by an increased focus on cost containment and improved patient care.

We believe many existing technologies suffer from a number of drawbacks which significantly have limited the use of molecular diagnostics testing, including lack of automation, and the need for multiple specialized instruments and the utilization of expensive, highly-skilled technicians. Many of these existing technologies also have limited testing menus, are unable to multiplex, have a high cost per reportable result and/or have low sensitivity or accuracy. We believe these limitations have created the need in the molecular diagnostics market for a fully integrated, automated, multiplexing system to perform a large menu of cost-effective and easy to use tests with a high degree of accuracy and sensitivity.

Our Solution

We believe our INFINITI system addresses many of the current limitations of existing molecular diagnostic technologies. The INFINITI system is cost-effective, easy to use, highly sensitive, accurate and designed to multiplex. To use our system, an operator only needs to load prepared test samples into the bench-top INFINITI Analyzer, along with the specific BioFilmChips and Intellipac Reagent Management Modules for the desired tests. Once the INFINITI Analyzer is loaded and the tests are initiated, no supervision is required. After the test is completed, the system generates an electronic report that can be transmitted directly to a laboratory information system. Our system has several key advantages, including:

•

Cost-effective and easy to use. The integrated, “load and go” design of the INFINITI Analyzer eliminates the need for complex protocols and manual intervention once a test is initiated, which should reduce the cost of tests by simplifying work flow and allowing the instrument to be operated without the need for highly-skilled laboratory technicians.

•

Broad menu of tests. As of March 31, 2010, we offered 42 tests. We believe that this represents one of the broadest menus of commercially available molecular research use or diagnostic tests provided on a single platform. As we increase the number of tests available for use on our system, laboratories using our system will be able to broaden their molecular diagnostics offerings without additional capital investment or operator training. Our system is designed to allow for the development of new and enhanced tests without modification to our platform.

•

Ability to multiplex. In many cases, the predisposition to a genetic disorder, or the presence of a particular disease, condition or genetic variance affecting therapy, is caused by multiple genetic mutations which necessitate testing for multiple biomarkers to diagnose those diseases, conditions or variances. Our system is able to multiplex, which reduces the amount of sample needed and the time required to run the test, and may reduce the need for multiple tests.

•

Multiple Patient Array technology. Our proprietary Multiple Patient Array, or MPA, technology permits samples from up to four patients to be processed simultaneously on a single microarray, increasing system throughput by up to 300% and reducing the cost per sample by up to 75% as compared to our single patient microarrays. We also have developed the ability to produce an MPA that permits samples from up to eight patients to be processed simultaneously on a single microarray. We believe this technology will better enable us to address high volume molecular testing markets, such as those for human papillomavirus, or HPV, and other sexually transmitted diseases, or STDs. As these and other tests gain broader market acceptance, we believe that this technology affords us the flexibility to continue to offer highly competitive pricing while seeking to maintain our margins.

•

Higher-throughput. We believe we can substantially increase a laboratory’s throughput over existing “home-brew” and other manual and semi-automated tests by enabling them to perform their tests on our fully integrated and automated system that has the ability to multiplex and run high volume MPAs. The INFINITI Analyzer also can run multiple different tests simultaneously which reduces or eliminates the need for laboratories to run tests in batches.

•

Increased accuracy of results and higher sensitivity. By reducing the risk of human error and contamination, we believe our system can provide more accurate and repeatable test results than other, less automated systems. In addition, where certain systems only use target or signal amplification (methods for increasing the detectability of genes), we believe our combined target and signal amplification technologies can increase the sensitivity and specificity over these widely-used stand-alone amplification methods.

Our Tests

As of March 31, 2010, we offered the following 42 tests which can be run on the INFINITI Analyzer and focus on the areas of women’s health, infectious disease, cancer, personalized medicine, genetic disorders, cardiovascular disease/thrompbophilia, newborn screening and psychiatric disorders:

(1)	The tests listed in this table have not been cleared or approved for diagnostic use by the FDA and are sold on an RUO basis, except for our Warfarin, FII, FV and FII-FV Panel tests.

Key Market Opportunities

In developing our menu of tests, we have focused on a broad range of areas, with a particular focus on the areas of women’s health, cancer and personalized medicine, which we believe are potentially high value market segments. By offering a wide variety of tests for each of these markets, all of which can be run on our single platform, we believe we will provide a significant value proposition to laboratories that focus in these areas by allowing them to consolidate multiple testing platforms and/or expand their testing capabilities with limited additional investment in equipment or training.

Women’s Health

We believe we are uniquely positioned to capitalize on substantial market opportunities in certain areas of women’s health, such as HPV, other STDs and breast cancer. According to Frost & Sullivan, an independent market research firm, the HPV molecular diagnostics market potential in the U.S. was approximately $1.1 billion in 2007. We believe this is one of the largest segments of the women’s health genetic testing market today. In addition, we believe that the STD and breast cancer testing markets represent large and growing opportunities in women’s health. We currently offer 14 tests that may be used by laboratories in the area of women’s health.

Cancer

Due to the severity of the disease and the often high cost of treatment, tests to determine the predisposition to, diagnose or direct the treatment of various forms of cancer are becoming an important area of growth in molecular diagnostic testing. According to Frost & Sullivan, the U.S. market for cancer-focused molecular diagnostic tests was approximately $270 million in 2007 and is projected to grow to approximately $1.8 billion by 2014. We currently offer 18 tests that may be used by laboratories in the cancer-focused molecular diagnostic market.

Personalized Medicine

We also intend to become a leading provider of genetic tests in the area of personalized medicine, which is tailoring treatments to an individual’s genetic profile. We believe that the use of these tests in diagnostic applications may help physicians better identify patients who will benefit from certain medications, potentially resulting in improved treatment quality and a reduction in health care costs associated with the prescription of ineffective medications. We believe this represents a significant market opportunity as physicians adopt these tests and as additional genetic variances are identified that may be relevant to treatment decisions. We currently offer 16 tests that may be used by laboratories in the area of personalized medicine.

Key Tests

HPV. Our strategy is to become a leading provider of HPV testing products. We have developed three HPV tests, our HPV Quad (Screening), HPV Genotyping and HPV-HR Quad tests, which are designed for screening and/or genotyping and each of which addresses a different segment of the HPV market. We believe that our tests offer several competitive advantages over many existing HPV screening and genotyping tests, such as the consolidation of multiple testing steps required in screening and genotyping, full automation, low sample requirement and a high degree of accuracy and specificity. We plan to seek pre-market approval, or PMA, from the FDA for our HPV-HR Quad test and 510(k) clearance for our HPV Genotyping test. Our HPV Quad (Screening) and HPV Genotyping tests have been CE marked. The CE marking indicates that these tests meet minimum standards of performance, safety and quality and can be commercially distributed throughout the European Economic Area, or EEA, and other countries outside the EEA that have accepted the CE marking as an acceptable certification of efficacy and safety of medical devices.

Other STDs. We also intend to become a leading provider of other STD testing products. We have launched a variety of panels to enable laboratories to screen for several of the most common sexually transmitted organisms, including Chlamydia trachomatis, Neisseria gonorrhea and Trichomonas vaginalis, among others. We believe that our tests allow laboratories to address some of the limitations of many of the current testing methods, including the ability to efficiently identify a broader range of organisms in a cost effective manner and the ability to screen for multiple organisms in a single sample collection.

Breast Cancer. We intend to become a leading provider of tests related to the diagnosis and treatment of breast cancer. We have developed tests such as our CHEK-2 and the Breast Cancer Panel-AJ tests, which are designed for use by laboratories as their tests to determine individuals at greater risk for early onset breast cancer, and our CYP450 2D6T test, which is designed for use as a laboratory-developed test to determine if a woman will benefit from Tamoxifen, a frequently prescribed drug for the prevention of breast cancer recurrence. We believe that our tests could play an important role in improving patient outcomes and reducing health care costs related to breast cancer, and in improving the screening, early diagnosis and effective treatment of certain individuals with, or potentially at risk of developing, breast cancer.

Colorectal Cancer. We also have developed tests focused on genetic mutations associated with a response to certain treatments of colorectal cancer. Anti-epidermal growth factor receptor, or EGFR, drugs have emerged as prevalent anticancer therapeutics as they help neutralize EGFR over-activity that has been linked to several cancers, including colorectal cancer. However, certain genetic mutations are associated with poor response to anti-EGFR therapies. We have developed KRAS and KRAS-BRAF tests, which enable laboratories to identify these mutations. We believe that our tests could assist in reducing health care costs and maximizing the effectiveness of cancer treatment by assisting in the determination of the efficacy of anti-EGFR drugs.

Pharmacogenetic Tests. In addition, we intend to become a leading provider of tests designed to assess genetically determined variations in responses to drugs, an area known as pharmacogenetics. One of our leading offerings in this area is our CYP450 2C19 Panel test, which is designed to enable laboratories to identify certain gene variants that affect the metabolism and efficacy of the anticoagulant drug Plavix. Our other leading tests in this area currently include our CYP450 2C19 Plus, Warfarin and CYP450 2D6I tests, which are designed to enable laboratories to identify certain gene variants associated with responsiveness to certain medications for psychiatric disorders, the oral anticoagulant warfarin and certain antidepressants and cancer drugs, respectively. Our Warfarin test has been cleared by the FDA and our other pharmacogenetic tests currently are available on an RUO basis. We believe that our tests could improve patient care and diminish health care costs when used by laboratories to assess the efficacy and side effects of certain medications before they are given to patients.

Our Strategy

Our objective is to become a leading provider of molecular diagnostics products to reference laboratories, hospital laboratories and specialty clinics. To achieve our objective, we intend to:

•	Establish a large installed base of INFINITI Analyzers to generate significant recurring demand for testing consumables, including our BioFilmChips and Intellipac Reagent Management Modules.

•	Develop and launch new tests to increase the value of our system and drive additional INFINITI Analyzer placements and increased consumable purchases.

•	Expand our domestic sales force and international distribution of our products.

•	Pursue regulatory clearances, approvals and certifications for certain products and facilities, as necessary.

•	Align with key opinion leaders and increase scientific awareness of our products.

Risks Affecting Us

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” elsewhere in this prospectus, including the following:

•	There is limited information available to evaluate our business since we have a limited operating history and limited current revenue.

•	We have a history of losses and negative cash flows since our inception and may not be able to achieve or maintain profitability.

•	Our financial results depend on commercial acceptance of the INFINITI system and its tests and the development of additional tests.

•	Many of our competitors are large and well capitalized, and we face significant competition.

•

Most of our products currently are available on an RUO basis and we cannot market those products for diagnostic purposes, although laboratories can use our products as their own laboratory-developed tests. The regulatory requirements applicable to RUO products are complex and evolving, and the FDA may disagree with our interpretation of those requirements. Our failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or facilities in the U.S. or abroad, as necessary, would adversely affect our revenue and potential for future growth.

•	If third-party payors do not reimburse our customers for the use of our products or if they reduce reimbursement levels, our ability to sell our products will be materially and adversely affected.

•

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others, on our ability to own or license patents that are adequate to reduce competition and on our ability to license intellectual property from third parties for certain tests and manufacturing processes needed for our business.

•	If the medical relevance of the biomarkers is not demonstrated or is not recognized by others, we may have reduced demand for our products.

Corporate Information

We were originally incorporated as Neuron Technologies, Incorporated in California in April 1999, and changed our name to AutoGenomics Incorporated in August 2000. We subsequently changed our name to AutoGenomics, Inc. in October 2002 and reincorporated in Delaware in November 2008. Our principal executive offices are located at 2980 Scott Street, Vista, California, 92081. Our telephone number is (760) 477-2248. Our website address is www.autogenomics.com. Information contained in or that can be accessed through our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

The Offering

Common stock offered by us	shares
Common shares to be outstanding immediately after this offering	shares

Use of Proceeds

We estimate that our net proceeds (after deducting underwriting discounts and commissions payable to the underwriters and our estimated offering expenses) from this offering will be $             million ($             million if the underwriters exercise their overallotment option in full), based upon an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus.

From the anticipated net proceeds from this offering, we anticipate that we will use (i) approximately $             to repay the principal and interest under our outstanding subordinated promissory notes, (ii) approximately $             to fund research and development activities and clinical studies and clinical trials of our tests, including a clinical trial to support a PMA for our HPV-HR Quad test, (iii) approximately $             to fund the expansion of our sales and marketing operations and (iv) approximately $             to fund the expansion of our manufacturing capacity, including purchasing equipment. We anticipate that we will use the remainder of the net proceeds from this offering for additional working capital and general corporate purposes. See “Use of Proceeds.”

NASDAQ Global Market Listing

We have applied to list our common stock on the NASDAQ Global Market under the symbol “AGMX.”

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus before deciding to invest in our common stock.

Outstanding Shares

The number of shares of common stock outstanding after this offering is based on the following as of July 31, 2010: 7,802,431 shares of common stock, 1,579,227 shares of Series A Convertible Preferred Stock, 4,468,369 shares of Series B Convertible Preferred Stock, 6,411,089 shares of Series C Convertible Preferred Stock and 3,423,258 shares of Series D Convertible Preferred Stock, and excludes as of that date:

•	5,085,841 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $1.50 per share;

•	826,928 and 250,000 shares of common stock reserved for future issuance under our 2008 Equity Incentive Plan and 2008 Employee Stock Purchase Plan, respectively; and

•	warrants to purchase 5,842,840 shares of common stock and warrants to purchase 438,909 shares of Series C Convertible Preferred Stock.

Effective immediately prior to the completion of this offering, each outstanding share of Series A Convertible Preferred Stock will automatically convert into two shares of our common stock and each outstanding share of our Series B, Series C and Series D Convertible Preferred Stock will convert into one share of our common stock.

Except as otherwise indicated, all information contained in this prospectus assumes no exercise by the underwriters’ of their overallotment option.

Summary Financial Data

The following tables provide our summary financial data and should be read in conjunction with our audited financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The summary statement of operations data for each of the years ended December 31, 2007, 2008 (as restated) and 2009 (as restated) were derived from our audited financial statements appearing elsewhere in this prospectus. The summary statement of operations data for the three months ended March 31, 2009 and March 31, 2010 and the summary balance sheet data as of March 31, 2010 were derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial data, in management’s opinion, has been prepared on the same basis as the audited financial statements and related notes included elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that our management considers necessary for a fair presentation of the information for the periods presented. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Years ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
		(as restated)	(as restated)	(unaudited)
	(in thousands, except share and per share data)
Statement of operations data:
Product sales	$1,607	$4,791	$5,902	$1,217	$751
Cost of sales	3,655	5,369	7,009	2,168	1,547

Gross profit (loss)	(2,048)	(578)	(1,107)	(951)	(796)
Operating expenses
Research and development	2,566	3,657	3,540	914	793
General and administrative	2,423	3,773	4,692	1,018	1,629
Sales and marketing	2,685	4,762	4,419	1,143	771

Total operating expenses	7,674	12,192	12,651	3,075	3,193

Loss from operations	(9,722)	(12,770)	(13,758)	(4,026)	(3,989)
Interest income	284	169	19	8	4
Interest expense	(1)	(322)	(1,772)	(186)	(810)
Other income (expense), net	7	(32)	(2,534)	(27)	(235)
Change in fair value of warrant liabilities	139	(186)	(911)	(62)	280

Net loss	(9,293)	(13,141)	(18,956)	(4,293)	(4,750)
Accretion to liquidation value of convertible preferred stock	(74)	145	—	—	—

Net loss attributable to common stockholders	$(9,367)	$(12,996)	$(18,956)	$(4,293)	$(4,750)

Basic and diluted net loss per share attributable to common stockholders	$(1.40)	$(1.74)	$(2.45)	$(0.56)	$(0.61)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	6,671,063	7,489,239	7,730,282	7,721,714	7,757,223

	Actual	As of March 31, 2010
		Pro forma (1)	Pro forma as adjusted (2)
	(as restated)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$4,109	$4,109	$
Current assets	8,501	8,501
Total assets	12,631	12,631
Total debt (3)	19,081	19,081
Convertible preferred stock (4)	45,577	—
Total stockholders’ deficit	(64,835)	(19,258)

(1)	On a pro forma basis after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock, which will occur immediately prior to the completion of this offering.
(2)	On a pro forma as adjusted basis after giving effect to (i) the conversion of all outstanding shares of convertible preferred stock into common stock, (ii) the sale of shares of our common stock in this offering at an assumed initial offering price of $ per share, the midpoint of the range on the cover page of this prospectus, and after deducting underwriting discounts and commissions and our estimated offering expenses and (iii) the application of $ of the net proceeds of this offering to repay the principal and interest under our outstanding subordinated promissory notes. A $1.00 increase or decrease in the assumed initial public offering price of $ per share would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and our estimated offering expenses.
(3)	Amounts include principal only.
(4)	Our convertible preferred stock had been classified as temporary equity on our balance sheets instead of in stockholders’ deficit due to the possibility of the occurrence of certain change in control events that are outside of our control, including our liquidation, sale or transfer of control, which trigger the rights of holders of the convertible preferred stock to cause its redemption. Accordingly, these shares are considered contingently redeemable. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

Risk Factors

Before deciding to invest in our common stock, you should carefully consider each of the following risk factors and all of the other information set forth in this prospectus. The following risks and the risks described elsewhere in this prospectus, including in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could materially harm our business, financial condition, future results and cash flow. If that occurs, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to Our Business

Since we have a limited operating history and limited current revenue, there is limited information available to evaluate our business.

We have a limited operating history upon which one can evaluate our business and our products. As an early commercial-stage company in the new and rapidly evolving market for molecular diagnostics, we face numerous risks and uncertainties. Based on our limited experience in developing and marketing new products and tests, we may not be able to effectively:

•	drive adoption of our system;

•	attract and retain customers for our products;

•	demonstrate and maintain the accuracy of our tests;

•	comply with evolving regulatory requirements applicable to products that are intended for research use only;

•	obtain regulatory approvals to market and sell our products;

•	anticipate and adapt to changes in the molecular diagnostics market;

•	focus our research and development efforts in areas that generate returns on these efforts;

•	maintain and develop strategic relationships with vendors and manufacturers to acquire necessary materials and the production of our products;

•	implement an effective marketing strategy to promote awareness of our products;

•	scale our manufacturing capacity to meet potential demand;

•	avoid infringement and misappropriation of third-party intellectual property;

•	obtain licenses on commercially reasonable terms to third-party intellectual property;

•	obtain valid and enforceable patents that give us a competitive advantage;

•	protect our proprietary technology;

•	provide appropriate levels of customer training and support for our products;

•	protect our systems from any equipment- or software-related system failures;

•	develop and operate computer systems and related infrastructure that are adequate to manage our growth and provide our services effectively; and

•	attract, retain and motivate qualified personnel.

Our operations are subject to many of the risks inherent in the growth of a new business enterprise. The likelihood of our success must be evaluated in light of the challenges, expenses, difficulties, complications and delays frequently encountered in the operation of a new business. We cannot assure you that we will achieve anticipated revenue growth and become profitable. Our failure to meet any of these goals could have a material adverse effect on us and may force us to reduce or cease our operations.

We have a history of operating losses and negative cash flows since our inception and we may not be able to achieve or maintain profitability.

Since our inception, we have not been profitable. We have incurred substantial costs to develop our technology. As of March 31, 2010, we had an accumulated deficit of $67.9 million. We expect to continue to spend substantial financial and other resources on conducting clinical trials, seeking regulatory approvals, introducing new tests, expanding our sales and marketing activities, developing our technology, engaging in laboratory testing and manufacturing new products. As a result, we will need to generate significant revenue to achieve and maintain profitability.

Our ability to generate significant revenue will depend on our ability to successfully implement our business strategies and address the risks and uncertainties facing us, and we cannot assure you that we will be successful in these efforts. Even if we do address these risks successfully and implement our business strategies, we may not generate sufficient revenue to become profitable. If we were to achieve profitability, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. We expect operating losses and negative cash flows to continue at least for 2010 as we continue to incur significant expenses.

Our operating results may be variable and unpredictable.

Due to the nature of the molecular diagnostics testing market, our revenue and operating results may be difficult to predict and may vary significantly from period to period. The sales cycles for our products may be lengthy, which may make it difficult for us to accurately forecast revenue in a given period. Specifically, initial sales of our consumable products are often dependent on completing customer validation processes which may be time-consuming and unique to each customer. In addition to its length, the sales cycle associated with our products is subject to a number of significant risks, including the budgetary constraints of our customers, their inventory management practices and possibly internal acceptance reviews and the timing of FDA approval and review, all of which are beyond our control. Sales of our products will also involve the purchasing decisions of reference laboratories, hospital laboratories and specialty clinics, which can require many levels of pre-approvals, further lengthening sales time. These purchasing decisions are subject to a number of significant risk factors beyond their and our control and are difficult for us to predict. For example, reference laboratories, hospitals and specialty clinics may purchase fewer of our consumable products due to a decline in the volumes of tests needed at these facilities. As a result, we may expend considerable resources on unsuccessful sales efforts or we may not be able to complete sales as anticipated. Our international sales are also difficult to predict because they depend upon the activities of our distributors, over which we have limited control.

Our revenue and operating results may also vary due to the evolving mix between sales of our INFINITI Analyzer and consumables and the introduction of new tests. Changes in the relative mix of our INFINITI Analyzer and consumables sales can have a significant impact on our gross margin, as consumable sales typically have significantly higher margins than those of INFINITI Analyzer sales. Further, our revenue and operating results are difficult to predict because many of our tests have only recently been launched and we do not have sufficient history to forecast revenue reliably for those tests. The difficulty in accurately forecasting, and any period to period variations in, our revenue and operating results may cause our stock price to fluctuate significantly in the future.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus.

We expect to continue to incur net losses at least for 2010. As of December 31, 2009, we did not have sufficient working capital to fund our planned operations through December 31, 2010 without additional financing. Also, as of March 31, 2010, we believe we did not have sufficient working capital to fund our planned operations through December 31, 2010 without additional financing. These conditions raise substantial doubt about our ability to continue as a going concern. Accordingly, the report of our independent registered public accounting firm on our audited financial statements included in this prospectus contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. However, the audited financial statements have been prepared assuming that we will continue as a going concern, which contemplates the recovery of our assets and the satisfaction of our liabilities in the normal course of business. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support our cost structure. Until that time, we will need to raise additional financing. While we actively seek additional financing to fund our development efforts, to commercialize our technologies and to fund our other business activities, there is no assurance such financing will be available to us when needed or that such financing would be available on under favorable terms. If we are unable to obtain sufficient funding, we may be required to significantly curtail our planned operations which may have a material adverse impact on our ability to continue as a going concern.

After completion of this offering, we may not be able to meet our cash requirements without obtaining additional capital from external sources, and if we are unable to do so, we may have to curtail or cease operations.

We anticipate that our current cash and cash equivalents and cash provided by this offering and our operating activities will be sufficient to meet our currently estimated cash requirements for at least the next 12 months. However, we expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercialization, training and support, manufacturing and research and development activities. We operate in a market that makes our prospects difficult to evaluate, and we may need additional financing to execute on our current or future business strategies. The amount of additional capital we may need to raise depends on many factors, including:

•

the level of research and development investment required to maintain and improve our technology, including efforts to expand our molecular diagnostic test menu, to fund clinical studies and clinical trials of our tests and to invest in the development of new products;

•	the amount of future cash provided by or used in operating activities;

•	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses; and

•	changes in regulatory policies or laws that affect our operations.

We have a history of operating losses and negative cash flows since our inception and we may not be able to achieve or maintain profitability. We cannot be certain that additional capital will be available when and as needed or that our actual cash requirements will not be greater than anticipated. If we require additional capital at a time when investment in diagnostics companies or in the marketplace in general is limited due to the then-prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter. If we are unable to raise additional capital, we may be required to curtail some or all of our operations, including commercialization and research and development efforts, and forced to forego otherwise valuable business opportunities. Any failure to raise additional capital when needed could have a material adverse effect on us. In addition, if we raise additional funds through the issuance of common stock, preferred stock or convertible securities, the percentage ownership of our stockholders could be significantly diluted, and any preferred stock or convertible securities may have rights, preferences or privileges senior to those of common stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow or other cash resources may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations.

As of March 31, 2010, the principal amount of our total indebtedness was approximately $19.1 million. Our outstanding debt and related debt service obligations could have important adverse consequences to us, including:

•	heightening our vulnerability to downturns in our business or our industry or the general economy and restricting us from making improvements or acquisitions, or exploring business opportunities;

•

requiring a substantial portion of our cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who have greater capital resources; and

•	subjecting us to financial and other restrictive covenants in our indebtedness, the failure with which to comply could result in an event of default.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Failure to pay our indebtedness on time would constitute an event of default under the agreements governing such indebtedness, and could constitute an event of default under the agreements governing our other indebtedness. For example, the acceleration of more than $1.0 million of indebtedness constitutes an event of default under the terms of $7.3 million in aggregate principal amount of our subordinated promissory notes. An event of default under such agreements would give rise to these creditors’ ability to accelerate the applicable debt obligations and/or seek other remedies against us, which could have a material adverse effect on us.

We may incur substantially more debt in the future. This could further exacerbate the risks associated with our existing leverage.

We may incur substantial additional indebtedness in the future. The terms of certain of our debt securities restrict, but do not in all circumstances prohibit, our ability to do so. Specifically, the terms of certain of our outstanding subordinated notes restrict us from incurring additional indebtedness without the written consent of the holders of (i) 75% of the aggregate principal amount of all subordinated notes then outstanding ($19.1 million as of March 31, 2010), and (ii) 75% of the aggregate principal amount of notes held by two noteholders ($5.1 million as of March 31, 2010), in each case subject to exceptions for certain indebtedness in an amount not exceeding $4.0 million and for permitted refinancing indebtedness. Subject to these restrictions, we are not prohibited from issuing additional debt securities or incurring other indebtedness. Moreover, we intend to use a portion of the proceeds from this offering to repay all of our outstanding subordinated notes. After repayment of the subordinated notes, the debt incurrence restrictions described above would no longer apply. If our existing and contemplated levels of indebtedness are further increased, the related risks will increase correspondingly.

Our financial results depend on commercial acceptance of the INFINITI system, its menu of tests and the development of additional tests.

Our future depends on the success of the INFINITI system, which depends primarily on its acceptance by hospitals, reference laboratories and specialty clinics as a reliable, accurate and cost-effective replacement for traditional molecular diagnostics systems. Many hospitals and reference laboratories already use molecular diagnostics testing instruments in which they have made substantial investments, and may be reluctant to change their current procedures for performing such analyses. In addition, many laboratories and some hospitals and specialty clinics currently rely on their own “home-brew” testing methods. These laboratories, hospitals and specialty clinics may be reluctant to discontinue using “home-brew” tests due to the time and expense already invested in developing and validating these tests and their familiarity with these tests compared to the INFINITI system. If we are unable to displace molecular diagnostics testing instruments and “home-brew” tests currently in use, our market opportunity will be limited and we may not be able to achieve significant sales of our consumable products.

We continue to develop additional tests for our INFINITI system to respond to the needs of reference laboratories, hospital laboratories and specialty clinics. However, we cannot guarantee that we will be able to develop enough additional tests in a timely manner or in a manner that is cost-effective or at all. The development of new or enhanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends, as well as precise technological execution. We are currently not able to estimate when or if we will be able to develop, obtain licenses to third-party intellectual property on commercially acceptable terms for, obtain regulatory approval or clearance for, commercialize or sell, additional tests or enhance existing products. If we are unable to increase sales of the INFINITI system and its tests or to successfully develop, obtain licenses to third-party intellectual property on commercially acceptable terms for, obtain regulatory approval or clearance for and commercialize, other products or tests, our revenue and our ability to achieve profitability would be impaired.

Our business may suffer if we have difficulty acquiring and retaining customers.

We may not succeed in acquiring and retaining a sufficiently large customer base for our molecular research use and diagnostics products. A large part of our business strategy depends on our ability to place a large number of INFINITI Analyzers with customers to drive sales of our consumable products. If we are unable to establish a large installed base of INFINITI Analyzers or if customers with which we place INFINITI Analyzers do not use them, we may not be able to generate revenue or successfully implement our business strategy. In addition, if we are unable to bring our products to market as quickly as anticipated or to acquire and develop our customer base as quickly as we have projected, our ability to generate revenue could be materially adversely impacted.

Because we derive a significant portion of our revenue from one of our customers, our business, financial condition and results of operations could be materially adversely affected by the loss of this customer, or a significant decline in sales to or a delay in collection of payments from this customer.

We have in the past and expect to continue to derive a significant portion of our revenue from a single customer. For the year ended December 31, 2009 and the three months ended March 31, 2010, sales of consumable products to Bostwick Laboratories, Inc. accounted for approximately 17% and 20%, respectively, of our revenue. Our continued business relationship with this customer and the amount of purchases and timing of payment by this customer may be impacted by several factors beyond our control, including product offerings by our competitors, pricing pressures or the financial health of this customer. The loss of this customer, or a significant decline in sales to or a delay in collection of payments from this customer, could materially adversely affect our business, financial condition and results of operations.

Failure by our customers or distributors to pay for products we have sold to them could have a material adverse effect on our financial condition and results of operations.

In certain cases, we may not be able to recognize revenue on sales even though we may have delivered products to our customers or distributors. For example, we have in the past sold, and may continue to sell, our INFINITI Analyzers to certain of our international distributors where our ability to collect payment was not reasonably assured. Although our customers and distributors are required to pay us for the products that we sell to them, from time to time, certain of our customers and distributors have not paid us or have delayed payment. As of March 31, 2010, approximately $1.2 million of our accounts receivable were 90 days or more past due. Where the collection of payment is not reasonably assured, in the past we have deferred, and in the future we may be required to defer, the recognition of revenue until we receive payment. For example, for the year ended December 31, 2009 and the three months ended March 31, 2010, we deferred the recognition of approximately $1.0 million and $1.2 million in revenue less $0.6 million and $0.7 million in cost of sales, respectively, from our international distributors. Deferring the recognition of revenue could impact our results of operations negatively for any period in which the related sales occurred. Although we currently have fully reserved for or deferred the recognition of revenue related to the amount of all late payments on our balance sheets, we also may incur unexpected costs or losses resulting from the sales in the event of any delays or failures to make payment for the products. If we are unable to collect payment from our customers or distributors for products we have sold to them, we may never be able to recover our costs to manufacture and sell such products, which could have a material adverse effect on our financial condition and results of operations.

If our customers are unwilling or unable to validate the INFINITI system or follow required protocols, our business could be harmed.

In most cases, we are dependent on our customers to validate our INFINITI system and the associated tests we offer. Individual laboratories have their own validation procedures and protocols that our system and tests must pass and we cannot predict how long each validation process will take or whether laboratories will be willing or able to validate our system and tests. To the extent that any laboratories are unwilling or unable to validate our system and tests, we will not be able to generate meaningful revenue from sales to these laboratories.

Proper use of the INFINITI system also requires our customers to follow certain sample collection and other protocols. If we are unable to develop these protocols and train our customers in their use or if, despite our efforts, customers do not follow the required protocols, the INFINITI system may not generate a result or a correct result. Failure by our customers to follow required protocols may lead to a perception, even if unfounded, that the INFINITI system does not function properly. Such perceptions could damage our reputation and brand and reduce the frequency that our customers use the INFINITI system and purchase our consumable products.

Our business may be materially adversely affected if the molecular research use and diagnostics market fails to develop or if we fail to capture a significant share of the market.

Our business may suffer if the market for research use and molecular diagnostics products fails to develop or develops more slowly than expected. Our revenue is dependent on the acceptance of molecular research use and diagnostics products by laboratories, hospitals and specialty clinics and on the expanded use of molecular diagnostic testing by physicians and hospitals. Even if we are successful in gaining acceptance of our products in laboratories, hospitals and specialty clinics, our revenue may be limited if physicians and hospitals curtail or do not expand the use of molecular diagnostic testing. Moreover, we rely in part on reference laboratories to drive demand for molecular diagnostic testing with physicians and hospitals. Reference laboratories are private, commercial facilities that conduct high-volume routine and specialty testing and which are relied upon for testing by many physicians and hospitals. If these laboratories are unsuccessful in their efforts to drive demand for testing, or if laboratories that use our INFINITI system lose market share to other laboratories that use competing molecular diagnostics products, our growth potential will be limited. Even if the market does develop, we cannot assure you that we will be successful in capturing a significant share of it by expanding the sale of our products at the prices we currently project. In the event that the market in general, or our market share in particular, does not grow as we expect, our business may be materially adversely affected.

We have limited experience pricing and marketing our products and we may not be able to appropriately adjust our pricing and marketing efforts in response to changes in the market.

We intend to generate revenue from one-time sales of the INFINITI Analyzer and recurring sales of consumables, including our BioFilmChips and Intellipac Reagent Management Modules. We have limited experience marketing and pricing molecular research use and diagnostics products. As such, we cannot assure you that our expectations as to pricing and marketing of these products are appropriate. The molecular research use and diagnostics market is also rapidly evolving, including due to regulatory changes and the introduction of new technologies. If we are unable to appropriately adjust our pricing and marketing efforts in response to this changing environment, we may lose market share by pricing our products too high or lose potential revenue by pricing our products lower than required to maintain or grow our market share. Our failure to price and market our products appropriately could impact our ability to attract and retain customers in the molecular research use and diagnostics market, or to establish and maintain recurring revenue streams on acceptable terms. In light of these factors, we cannot assure you that we will be able to attract a sufficient number of customers or generate sufficient revenue to support our operations.

We are subject to risks relating to the placement of INFINITI Analyzers under our domestic placement plans.

In the U.S., we offer the INFINITI Analyzer through direct sale and two placement plans, the Reagent Access Plan and Jump On INFINITI. Under our domestic placement plans, an INFINITI Analyzer is placed at the customer’s location at no direct cost to the customer to generate recurring demand for our high margin testing consumables, including our test-specific BioFilmChips and Intellipac Reagent Management Modules. The customers under our domestic placement plans are required by the terms of the plans to purchase minimum amounts of consumables. However, in almost all cases, these customers historically have not met this requirement. We have the right to reclaim an INFINITI Analyzer placed with a customer pursuant to a domestic placement plan if the customer does not purchase the minimum amount of consumables. During the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010, we reclaimed three, four, 14 and five INFINITI Analyzers, respectively, either because the customer failed to purchase the minimum amount of consumables or otherwise elected not to retain the INFINITI Analyzer at the end of the term of the applicable domestic placement plan. As of March 31, 2010, the aggregate amount of revenue we had received from customers participating in our domestic placement plans had exceeded the aggregate amount of the amortization of the historical costs of the Analyzers placed under the plans. However, we bear the costs of producing these INFINITI Analyzers and rely on the revenue from the sale of consumables to recoup our costs. As a result, we could expend significant resources to produce INFINITI Analyzers for our domestic placement plans and not generate enough revenue from the sale of consumables to recoup our costs, in which case our business could be materially adversely affected.

The capital spending policies of our customers have a significant effect on the demand for our products.

Our customers include reference laboratories, hospital laboratories and specialty clinics, and their capital spending policies can have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including governmental regulation or price controls, reimbursement policies, the resources available for purchasing diagnostic tests, the spending priorities among various types of diagnostic tests and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by reference laboratories, hospital laboratories or specialty clinics could cause our revenue to decline. As a result, we are subject to significant volatility in revenue. Therefore, our operating results can be materially affected by the spending policies and priorities of our customers.

Many of our competitors are large and well capitalized, and we face significant competition.

We face, and will continue to face, significant competition from organizations such as large in vitro diagnostics companies that compete directly or indirectly with us in the general molecular diagnostics market. We compete in an industry characterized by: (i) rapid technological change, (ii) evolving industry standards and regulatory requirements, (iii) emerging competition and (iv) new product introductions. Our competitors may develop and commercialize products and technologies that may mitigate any advantages our products may currently have and compete successfully with our products and technologies. Since several potentially competing companies and institutions have greater financial resources, more well-established brand names and larger existing customer bases than we do, they may be able to: (a) provide broader services and product lines, (b) make greater investments in research and development, (c) undertake more extensive sales efforts and marketing campaigns and (d) adopt more aggressive pricing policies than we are able. In addition, we compete against companies on the basis of the relative regulatory status of their and our products. Some of our competitors may have already received regulatory approval and conducted extensive clinical trials for tests we seek to sell. For example, other companies have received approval of PMAs from the FDA for HPV screening tests. We expect that it may take us several years to receive approval of a PMA for our HPV-HR Quad test and approval of a PMA by the FDA is not assured. Any tests that we offer on an RUO basis may be at a competitive disadvantage to similar tests offered by others that have received FDA approval, since FDA-approved tests generally do not require separate validation by customers.

We face competition from enhanced or alternative technologies and products.

We expect to continue to face competition from enhanced or alternative technologies and products. Our technology and products may be rendered obsolete or uneconomical by advances in existing technologies or products or the development of different technologies or products by one or more of our competitors. One of our competitors could develop a product that is superior to a product we offer or intend to offer. If we are unable to keep pace with technological advances in the molecular diagnostics market, our business, financial condition and results of operations may suffer.

We rely on the innovation and resources of larger industry participants and public programs to advance genetic research, establish the medical relevance of biomarkers, and educate physicians and clinicians on molecular diagnostics.

The link between the genetic variations that our products detect and the underlying disease states or response to medications are not always fully medically validated, and our current and future products may involve biomarkers whose medical relevance is unproven. Additionally, the availability of validated biomarkers is dependent on significant investment in genetic research, often funded through public programs for which there are no assurances of on-going support. Should any government limit patent rights to specific genetic information, private investment in this area could also be significantly curtailed. In addition, the adoption of molecular diagnostics is dependent to a great extent on the education and training of physicians and clinicians. We do not have the resources to undertake such training, and we are relying on larger industry participants and professional medical colleges to establish, communicate and educate physicians and clinicians regarding the use and application of molecular diagnostics.

Growth in our business could strain our managerial, operational, manufacturing, customer support, sales, financial and information systems resources.

The anticipated future growth necessary to establish and expand our operations will place a significant strain on our managerial, operational, manufacturing, sales, financial and information systems resources. These increased demands could cause us to operate our business less effectively, which in turn could cause deterioration in the financial performance of our business. To increase revenues and achieve growth, we will need to establish and expand our sales efforts and continue to improve and develop our products. The future growth of our business will also require us to expand our customer support resources, including adding additional personnel for customer training and technical product support. If our customer support infrastructure does not keep pace with future growth of our customer base, we may lose customers and our reputation and future sales potential may be harmed. In addition, we expect that we will need to improve our financial and managerial controls, reporting systems and procedures, and that we also will need to expand, train and manage our workforce. We may be unable to hire, train and retain a sufficient number of qualified personnel or successfully manage our growth. This growth may also place increased burdens on our international distributors, increase the complexities we face related to international sales and increase our inventory-related risk. Future growth will also make it difficult for us to adequately predict the expenditures we will need to make in the future.

If we do not make the necessary capital or other expenditures to accommodate our anticipated growth, or if we are unable to manage our growth effectively, our business, financial condition and results of operations will suffer. We cannot anticipate all of the demands that our expanding operations will impose on our business, personnel, systems and controls and procedures, and our failure to appropriately address such demands could have a material adverse effect on us.

The loss of the services of one or more of our key personnel or failure to attract and retain other highly qualified personnel in the future could adversely affect operations and result in a loss of revenue.

We are dependent on the continued services and performance of senior management and educated, technically-trained personnel. We currently do not have employment or severance agreements with any of these persons. Our business also depends and will depend in the future on the ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to successfully attract and retain sufficiently qualified personnel in the future. The failure to attract and retain necessary technical, managerial, marketing and customer service personnel could adversely affect our business and result in a loss of revenue.

We conduct business in a heavily regulated industry, and any changes in regulations or violations of regulations by us could adversely affect our business, prospects, results of operations or financial condition.

The clinical laboratory testing industry is highly regulated, and we cannot assure you that the regulatory environment in which we operate will not change significantly and adversely in the future. In particular, the laws and regulations governing the marketing of molecular research use or diagnostic products for use as laboratory-developed tests are extremely complex and in many instances there are no significant regulatory or judicial interpretations of these laws and regulations. While we believe that we are currently in material compliance with applicable laws and regulations, we cannot assure you that the FDA or other regulatory agencies would agree with our determination, and a determination that we have violated these laws, or a public announcement that we are being investigated for possible violations of these laws, could adversely affect our business, prospects, results of operations or financial condition.

In addition, a significant change in any of these laws may require us to change our business model in order to maintain compliance with these laws. For instance, the FDA has generally exercised enforcement discretion and not enforced applicable regulations with respect to laboratory-developed tests. However, the FDA recently held a meeting in July 2010, during which it indicated that it intends to reconsider its policy of enforcement discretion and to begin drafting an oversight framework for such tests. If the FDA imposes significant changes to the regulation of laboratory-

developed tests, including our RUO tests which are used as laboratory-developed tests, it could reduce our revenues or increase our costs and adversely affect our business, prospects, results of operations or financial condition.

Our failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the U.S. or abroad would adversely affect our revenue and potential for future growth.

As a manufacturer of molecular research use and diagnostics products, our products are medical devices that are subject to extensive regulation in the U.S. by the FDA, and by respective authorities in foreign countries where we do business. The FDA regulates virtually all aspects of a medical device’s design and testing, manufacture, safety, labeling, storage, recordkeeping, reporting, clearance and approval, promotion and distribution. The FDA also regulates the export of medical devices to foreign countries. Failure to comply with the regulatory requirements of the FDA and other applicable U.S. regulatory requirements may subject a company to administrative or judicially imposed sanctions ranging from warning letters to criminal penalties or product withdrawal or recall. Unless an exemption applies, a medical device must receive either clearance or premarket approval from the FDA before it can be marketed in the U.S. For example, in limited circumstances, a product may be sold on an RUO basis before receiving clearance or premarket approval. The FDA’s 510(k) clearance process for Class II devices usually takes from three to twelve months, but may take significantly longer. The premarket approval process for Class III devices generally takes from one to three years from the time the application is filed with the FDA, but also can be significantly longer. Premarket approval typically requires extensive clinical data and can be significantly longer, more expensive and more uncertain than the 510(k) clearance process. Despite the time, effort and expense expended, there can be no assurance that a particular device ultimately will be approved or cleared by the FDA through either the 510(k) clearance process or the premarket approval process.

Medical devices may only be marketed for the indications for which they are approved or cleared. We may be required to obtain additional new premarket approvals, premarket approval supplements or 510(k) clearances to market additional products or for new indications for or modifications to our existing products. We cannot be certain that we would obtain additional premarket approvals or 510(k) clearances in a timely manner or at all. We have modified various aspects of our devices in the past and we determined that new approvals, supplements or clearances were not required. The FDA may not agree with our decisions not to seek approvals, supplements or clearances for particular device modifications. If the FDA requires us to obtain premarket approvals, supplement approvals, or 510(k) clearances for any modification to a previously cleared or approved device, we may be required to cease manufacturing and marketing the modified device or to recall such modified device until we obtain FDA clearance or approval and we may be subject to significant regulatory fines or penalties. In addition, we cannot assure you that the FDA will clear or approve such submissions in a timely manner, if at all.

We currently sell tests that have not been cleared or approved for clinical use by the FDA. These tests are labeled “For Research Use Only. Not for use in diagnostic procedures.” as required by FDA regulations. These tests are marketed to allow for the collection of research data and, in some cases, are used for clinical purposes by laboratories certified under CLIA as laboratory-developed tests pursuant to guidelines issued by the College of American Pathologists. We are not permitted to represent these products as effective in vitro diagnostic products, and must establish distribution controls to assure that our tests distributed for research, method comparisons or clinical studies or trials are used only for those purposes. As a result of a directed inspection for RUO issues in April 2009, on December 4, 2009, the FDA issued a letter to us indicating that certain of our promotional materials for our RUO tests may include diagnostic/clinical claims which may cause these products to be in vitro diagnostic tests for clinical use for which FDA clearance or approval is required. In addition, FDA noted that the allegations in its letter may not constitute an exhaustive list of potential violations and noted that we are required to comply with the RUO requirements for all of our products that have not received FDA clearance or approval. We responded to the FDA’s allegations in a letter dated December 14, 2009 and believe that we have taken appropriate action to modify and revise the promotional materials in light of the FDA’s concerns. However, the FDA has not yet responded to our submission and has not confirmed its agreement with our approach. If the FDA does not agree with our approach, it could require that we take additional steps, initiate enforcement action or require that we recall or withdraw certain or all of our RUO products from the market. Our failure to comply with the FDA’s regulatory requirements, obtain FDA clearance or approvals of new or existing products or new indications or product modifications that we develop in the future, any limitations imposed by the FDA on such products’ development or use, or the costs of obtaining FDA clearance or approvals could have a material adverse effect on our business, particularly given the proportion of our business that is reliant upon RUO products.

Furthermore, the FDA has expressed its general concerns about the marketing of RUO products for use in the diagnosis or treatment of diseases. In addition, molecular diagnostics-related regulatory policies are complex and continuing to develop, and it is possible that the FDA could disagree with our interpretation of the existing regulations or that we could be exposed to additional regulation in the future. If any regulatory change results in the application of additional regulations to the molecular diagnostics industry, this could increase substantially the cost of developing and selling such testing products. For instance, our pharmacogenetic tests are in certain cases “companion diagnostics” for marketed drug and biologic products. Certain manufacturers of drugs and biologics have requested that the FDA enforce the requirement for 510(k) clearance or PMA approval in order for a test to be used to aid in the determination of a patient’s responsiveness and dosing to drugs and biologics. If the FDA were in the future to selectively take enforcement action against RUO and laboratory-developed tests functioning as companion diagnostics, we may be forced to stop selling certain of our RUO tests and our business would be materially adversely affected. For the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010, sales of “companion diagnostic” tests represented 42.5%, 32.9%, 15.9% and 17.2%, respectively, of our consumable sales.

In many of the foreign countries in which we market our products, including those countries in the European Union, we are subject to extensive regulations similar to those of the FDA. The regulation of our products in Europe falls primarily within the EEA, which consists of the 27 member states of the European Union, as well as Iceland, Liechtenstein and Norway. Other European countries that are not part of the EEA, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the EEA with respect to medical devices

In the EEA, a medical device can only be placed on the market if it is in conformity with the essential requirements set forth in the European Directives (Directive 93/42/EEC on Medical Devices, Directive 90/385/EEC on Active Implantable Medical Devices, and Directive 98/79/EC on In Vitro Diagnostic Medical Devices, or the IVDD Directive). In vitro diagnostic medical devices that comply with the requirements of the IVDD Directive are entitled to bear the CE conformity mark, indicating that the device meets minimum standards of performance, safety and quality (i.e., the essential requirements), and can be commercially distributed throughout the EEA and other countries outside the EEA that have accepted the CE marking as an acceptable certification of efficiency and safety of medical devices. The European Standard Organizations (CEN and Cenelec) have adopted various standards applicable to medical devices. While not mandatory, compliance with these standards provides a presumption of conformity with the essential requirements of the European Directives. The European Commission currently is reviewing the medical devices legislative framework with the aim of simplifying it and ensuring a more uniform application of the provisions contained in the European Directives across the EEA. Failure to receive, or delays in the receipt of, relevant foreign qualifications, such as the CE marking, could have a material adverse effect on our international operations.

As discussed under “Business — Government Regulation,” there are additional regulatory requirements outside of the U.S. and the EEA, including certifications, registrations or approvals that may require third-party certification of compliance with ISO 13485:2003, a quality management system standard developed by the International Organization for Standardization, or ISO. This certification must be satisfied in order for us to market our products in those jurisdictions. If we fail to satisfy such requirements or obtain the requisite certifications, registrations or approvals in these countries, it could have a material adverse effect on our international operations.

We may fail to receive favorable clinical results from the diagnostic tests currently in development that require clinical trials, and even if we receive favorable clinical results, we may still fail to receive the necessary clearances or approvals to market these tests.

We are investing in the research and development of new products to expand the menu of testing options for the INFINITI system. To commercialize our products, we are required to undertake time-consuming and costly development activities, sometimes including clinical trials for which the outcome is uncertain. We are in the process of finalizing the protocol for the clinical trial necessary to support a PMA application to the FDA for our HPV-HR Quad test and intend to commence the clinical trial in the second half of 2010 once the protocol is complete. As discussed under “Use of Proceeds,” we intend to use a portion of the net proceeds of this offering to fund the clinical trial. We do not know whether clinical trials of our HPV-HR Quad test or any other pre-clinical or clinical trials will begin on time or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•	obtaining sufficient funding for the clinical trial;

•	satisfying regulatory requirements to commence a clinical trial;

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reaching agreement on acceptable terms with prospective clinical research organizations, or CROs, clinical investigators and trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs, clinical investigators and trial sites;

•	manufacturing or obtaining sufficient quantities of samples for use in clinical trials;

•	obtaining institutional review board, or IRB, approval to initiate and conduct a clinical trial at a prospective site;

•	identifying, recruiting and training suitable clinical investigators; and

•	identifying, recruiting and enrolling subjects to participate in clinical trials.

Clinical trials may also be delayed, halted or repeated as a result of ambiguous or negative interim results or unforeseen complications in testing. In addition, a clinical trial may be suspended or terminated by us, the FDA, the IRB overseeing the clinical trial at issue, any of our clinical trial sites with respect to that site, or other regulatory authorities due to a number of factors, including:

•	failure by us, our employees, our CROs or their employees to conduct the clinical trial in accordance with all applicable FDA or other regulatory requirements or our clinical protocols;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold;

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lack of adequate funding to continue the clinical trial, including the incurrence of unforeseen costs due to enrollment delays, requirements to conduct additional trials and studies and increased expenses associated with the services of our CROs and other third parties;

•	lack of effectiveness of any product candidate during clinical trials;

•	slower than expected rates of subject recruitment and enrollment rates in clinical trials;

•	failure of our CROs or other third-party contractors to comply with all contractual requirements or to perform their services in a timely or acceptable manner; or

•	unfavorable results from on-going clinical trials and pre-clinical studies.

Clinical investigations of in vitro diagnostic tests, including our products and product candidates, typically are exempt from the Investigational Device Exemption, or IDE, requirements. Thus, we do not need FDA’s prior approval to conduct clinical trials on our products, provided the testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject and is not used as a diagnostic procedure without confirmation of the diagnosis by another, medically established diagnostic device or procedure. The FDA requires each sponsor of a clinical trial to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with our decision not to submit an IDE for the clinical trials we are currently conducting, the agency may retroactively require us to submit an IDE and halt the clinical trial until the IDE is approved.

Products that appear promising during early development and preclinical studies may, nonetheless, fail to demonstrate the results needed to support regulatory approval. Even if we receive favorable clinical results, we may still fail to obtain the necessary FDA clearance and approvals. Any such failure, or any material delay in obtaining the necessary clearance or approvals, could materially adversely affect our business, financial condition and results of operations.

Our products are subject to recalls even after receiving FDA clearance or approval, or after affixing the CE marking, which would harm our reputation and business.

We are subject to medical device reporting regulations (e.g., MDR, vigilance reporting) that require us to report to the FDA or governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. To date, we have not conducted a product recall. A government mandated, or voluntary, recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with customers. There can be no assurance that there will not be product recalls in the future or that such recalls would not have a material adverse effect on our business.

If we fail to comply with the FDA’s Quality System Regulation and similar requirements in other jurisdictions, our manufacturing could be delayed, and our product sales and profitability could suffer.

Our manufacturing processes are required to comply with the FDA’s Quality System Regulation, which covers the procedures concerning (and documentation of) the design, testing, production processes, controls, quality assurance, labeling, packaging, storage and shipping of our devices. We also are subject to similar requirements in other jurisdictions and to state requirements and licenses applicable to manufacturers of medical devices. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic unscheduled inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. Moreover, failure to pass a Quality System Regulation inspection or to comply with these and other applicable regulatory requirements could result in disruption of our operations and manufacturing delays. Failure to take adequate corrective action could result in, among other things, significant fines, suspension of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Any failure to comply with applicable requirements could adversely affect our product sales and profitability.

Our quality system was audited by the California Department of Health Services, Food and Drug Branch in 2007. That audit resulted in two observations related to CAPA documentation and failure to make instructions available to employers to define how an activity is to be carried out. We responded to those observations on October 16, 2007 and have not received any further correspondence. The FDA also audited our quality system in April 2009. This audit resulted in a Form 483 notice of inspectional observations which identified eight deficiencies relating primarily to CAPA documentation. Within 10 days of the audit, on April 30, 2009, we formally addressed the observations from the audit. On September 22, 2009, we received a copy of the establishment inspection report, or EIR, from the FDA District Director for the audit conducted in April 2009. The cover letter that accompanied the EIR stated that the release of a copy of the EIR indicates that the FDA has concluded that the inspection is closed. Although we have addressed the audit observations from this audit, we cannot assure you that the FDA will not raise additional issues relating to our activities as a result of this or any other audit.

If the FDA or another regulatory agency determines that we have promoted off-label use of our products, or are not in compliance with restrictions on the marketing of products labeled for research use only, we may be subject to various penalties, including civil or criminal penalties, and the off-label use of our products or the use of our products labeled for research use only for clinical purposes may result in injuries that lead to product liability suits, which could be costly to our business.

The FDA and other regulatory agencies actively enforce regulations prohibiting the promotion of a medical device for a use that has not been cleared or approved by the FDA. Use of a device outside its cleared or approved indications is known as “off-label” use. Physicians may use our products for off-label uses, as the FDA does not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA or another regulatory agency determines that our promotional materials or training constitutes promotion of an off-label use, it could require us to modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties.

We also market tests that have not been cleared or approved for clinical diagnostic use by the FDA. These tests are labeled “For Research Use Only. Not for use in diagnostic procedures.” as required by FDA regulations. These tests are marketed to allow for the collection of research data and, in some cases, are used for clinical purposes by laboratories certified under CLIA as laboratory-developed tests pursuant to guidelines issued by the College of American Pathologists. These guidelines have not been adopted by the FDA and we are not permitted to represent these products as effective in vitro diagnostic products.

As required by the FDA, we have a policy in place requiring that our labeling and marketing practices comply with FDA regulations for products labeled for research use only. We also have a policy in place to refrain from making statements that could be considered off-label promotion of our products. Although our policy is to refrain from making statements that could be considered off-label promotion of our products or outside of the restrictions for products labeled for research use only, the FDA or another regulatory agency could conclude that we have engaged in off-label promotion or marketing of products labeled for research use only. If the FDA disagrees with the marketing of these products, we may be subject to a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. In addition, the off-label use of our products or the use of our products labeled for research use only for clinical purposes, may increase the risk of injury to patients, and, in turn, the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention and result in substantial damage awards against us.

We may not be able to compete effectively if we are unable to protect our proprietary rights.

Our success depends in part on our ability to protect our intellectual property rights, which involves complex legal, scientific, and factual questions and uncertainties. We rely upon patent, trade secret, copyright and contract laws to protect proprietary technology and trademark law to protect brand identities. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. We also cannot be certain that we have taken adequate steps to protect our inventions through patents or our brand identities through trademarks. To date we have not sought trademark protection for our brand identities in countries outside of the U.S., and this may adversely affect our ability to prevent unauthorized use of these brand identities after we or our distributors have expended resources to increase their recognition. Our success depends in part on our ability to obtain and maintain patent protection for our products and their use, maintain trade secret protection and operate without infringing upon the proprietary rights of others. Our policy is to protect our proprietary technology through patents, where appropriate, and in other cases, through trade secrets. In addition, we rely on the licenses of patents of third parties. We cannot assure you that any patent applications filed by, assigned to, or licensed to us will be granted, that any patents issued to or licensed by us will provide us with any competitive advantages or adequate protection for inventions, that any patents issued to or licensed by us will not be challenged, invalidated, held to be unenforceable, or circumvented by others or that issued patents, or patents that may be issued, will provide protection against competitive products or otherwise be commercially valuable.

If we fail to obtain and/or maintain patent protection for our products, our ability to gain a competitive advantage for these products will be affected materially which may have a material adverse effect on our results of operations. In particular, if we fail to obtain and/or maintain patent protection, competitors may be able to produce products that would be directly competitive with our products using similar or identical processes. Furthermore, patent law relating to the scope of claims in the fields of health care and biosciences generally, and molecular diagnostics in particular, is evolving and our patent rights are subject to this uncertainty. Should any government or court limit or alter patent rights relating to specific genetic information or diagnostic methods, our business could be materially and adversely affected. For example, on March 29, 2010, the U.S. District Court in New York invalidated seven patents held by Myriad Genetics related to the genes BRCA1 and BRCA2, whose mutations have been associated with breast cancer, indicating that such patents “are directed to a law of nature and were therefore improperly granted” and thus held that naturally occurring genes cannot be patented. If the case is upheld on appeal, all patents covering naturally occurring genes could be invalidated, which could adversely impact the scope of our patent protection relating to naturally occurring genes and certain aspects of their diagnostic methods. Our patent rights on our products might conflict with the patent rights of others, whether existing now or in the future. We cannot assure you that the inventors of the patents and applications that we own and license were the first to invent or the first to file on the invention, which could eliminate the value of such patents. We also cannot assure you that a third party does not have or will not obtain patents that dominate the patents we own or license now or in the future. Consequently, we could be subject to charges of patent infringement. The defense and prosecution of patent claims are both costly and time-consuming even if the outcome is ultimately in our favor. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling the affected products. As our products are distributed in the marketplace, we expect to face opposition to our intellectual property by competitors. If we face opposition to our intellectual property, we likely will incur substantial costs defending our patents.

Additionally, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, by confidentiality agreements with our collaborators, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any such breach or that our trade secrets will not otherwise become known or be independently developed by competitors.

Our success will depend partly on our ability to operate without infringing or misappropriating the proprietary rights of others. In the future, we may need to license intellectual property from third parties for certain tests and manufacturing processes needed for our business, and the failure to obtain such a license could harm our business.

The in vitro diagnostics industry has a history of patent litigation and likely will continue to experience patent litigation suits. A third party could claim that we are infringing a patent, which could prevent us from selling our INFINITI Analyzer and tests, or from developing new technologies we expect to utilize or products we expect to sell. We may be sued for infringing or misappropriating the proprietary rights of others. We may have to pay substantial damages, including treble damages and the opposing party’s attorney fees, for past infringement if it is determined that our products or their use infringe on a third party’s proprietary rights. In addition, in the future we may need to obtain one or more licenses to the intellectual property of others, and the failure to obtain such licenses could prevent us from manufacturing or selling the affected products.

Our INFINITI system utilizes a wide variety of technologies and we cannot assure you that we have identified or can identify all inventions and patents that may be infringed by the development, manufacture, sale and use of our INFINITI system, including its various components. If relevant patents are upheld as valid and enforceable and we are found to infringe, we could be prevented from selling our system unless we can obtain a license to use technology or ideas covered by such patents or are able to redesign our INFINITI system to avoid infringement. A license may not be available at all or on commercially reasonable terms, and we may not be able to redesign our INFINITI system to avoid infringement.

The landscape for intellectual property rights in the field of genetics is complex. Although a significant amount of intellectual property in the field of genetics is already in the public domain, some of our existing and future tests for the INFINITI system could require modification of those tests or the acquisition of certain rights from third parties related to those tests which we have not yet obtained to avoid infringement. For example, we have concluded that we should seek a license of a certain patent from a third party with respect to our EGFR RUO test. We may not be able to obtain such license at all or on terms that are commercially acceptable. In this case, we would seek to modify the test in order to avoid any need for a license from this third party. Modification of the EGFR RUO test, or of any of our existing or future tests, in order to avoid third party patents could be time-consuming and expensive, and could require us to obtain additional clinical data and to revise our filings with the FDA. Any such modification may not be able to be effectuated on commercially reasonable terms or at all. If we sell our EGFR RUO test without this license, or without this modification, we may be sued for patent infringement by the third party patent holder. If a court finds that we infringed the third party’s patent and that the infringement was willful, we could be ordered to pay treble damages and the patent holder’s attorneys’ fees, and we may be enjoined from further selling our EGFR RUO test which may materially impact our business, financial condition or results of operations. Acquisition of any necessary intellectual property rights from third parties related to any of our existing or future tests, including licenses to patents, could also be time-consuming and expensive, and could require us to pay significant royalties to third parties. And likewise any such rights may not be available on commercially reasonable terms or at all.

We cannot assure you that any third party intellectual property rights to use technology or biomarkers that we determine are necessary to our business and the development of new tests for the INFINITI system can be acquired on commercially reasonable terms or at all. Resulting limitations on our ability to offer certain tests or expand our menu of tests, could have a material adverse effect on our business, financial condition and results of operations and negatively impact a key basis upon which we compete.

We have hired and will continue to hire individuals who have experience in molecular diagnostics and these individuals may have confidential trade secret or proprietary information of third parties. We cannot assure you that these individuals will not use this third-party information in connection with performing services for us or otherwise reveal this third-party information to us. Thus, we could be sued for misappropriation of proprietary information and trade secrets. Such claims are expensive to defend and could divert our attention and result in substantial damage awards and injunctions that could have a material adverse effect on our business, financial condition or results of operations.

We may need to initiate lawsuits to protect or enforce our patents or other proprietary rights, which would be expensive and, if unsuccessful, may cause us to lose some of our intellectual property rights.

To protect or enforce our patent rights, it may be necessary for us to initiate patent litigation proceedings against third parties, such as infringement suits or interference proceedings. These lawsuits would be expensive, take significant time and would divert management’s attention from other business concerns. In the event that we seek to enforce any of our patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly, and our patent applications at risk of not being issued. Further, these lawsuits may provoke the defendants to assert claims against us. The patent position of in vitro diagnostics firms is highly uncertain, involves complex legal and factual questions and recently has been the subject of much litigation. We cannot assure you that we will prevail in any of such suits or proceedings or that the damages or other remedies awarded to us, if any, will be commercially valuable.

We are subject to litigation, which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under our insurance policies or our insurance carriers may seek to deny coverage. As a result, we might be required to incur significant legal fees, which may have a material adverse impact on our financial position. In addition, because we cannot predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

If our products contain undetected defects or errors or do not operate as expected, we could incur significant unexpected expenses, experience product returns and lost sales, suffer damage to our brand and reputation and be subject to product liability or other claims and product recalls and other field or regulatory actions.

Our products are complex and may contain undetected defects, errors or failures, particularly when first introduced or when new versions are released. Some errors and defects may be discovered only after a product has been installed and used by the customer. To the extent our products incorporate technologies of third parties, we will be dependent on the reliability of these technologies. For example, our INFINITI Analyzer incorporates a leading third-party operating system, and we are therefore dependent on the third party to notify its customers when it makes changes to the operating system. Due to problems associated with changes made to the third-party operating system, we did not ship any INFINITI Analyzers during the quarter ended March 31, 2008. If our products contain undetected defects or errors or do not operate as expected, we could experience decreased sales and increased product returns, loss of customers and market share and increased service, warranty and insurance costs. In addition, our reputation and brand could be damaged, and we could face potential legal claims regarding our products and be subject to product recalls or corrections and other field or regulatory actions. A successful product liability or other claim or product recall could result in negative publicity and further harm our reputation, result in unexpected expenses and materially adversely impact our business, financial condition and results of operations.

We may be held liable for any inaccuracies associated with our tests, which may require us to defend ourselves in costly litigation.

We may be subject to claims resulting from false identification of genetic variations or other misdiagnoses made in connection with our tests. Litigating any such claims could be costly. We could expend significant funds during any litigation proceeding brought against us. Further, if a court were to require us to pay damages to a plaintiff or if we agree to pay damages in settlement of a claim, the amount of such damages could materially adversely affect our business, financial condition and results of operations.

We are subject, directly or indirectly, to federal and state health care fraud and abuse laws and regulations and could face substantial penalties if we are unable to fully comply with such laws.

While we do not control referrals of health care services or bill directly to Medicare, Medicaid or other third-party payors, many health care laws and regulations apply to our business. For example, we are subject to health care fraud and abuse regulation and enforcement by both the federal government and the states in which we conduct our business. These health care laws and regulations include, for example:

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the federal Anti-Kickback Law, which prohibits, among other things, persons or entities from soliciting, receiving, offering or providing remuneration, directly or indirectly, in return for or to induce either the referral of an individual for, or the purchase order or recommendation of, any item or services for which payment may be made under a federal health care program such as the Medicare and Medicaid programs;

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federal false claims laws which, prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, and which may apply to entities like us to the extent that our interactions with customers may affect their billing or coding practices;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which established new federal crimes for knowingly and willfully executing a scheme to defraud any health care benefit program or making false statements in connection with the delivery of or payment for health care benefits, items or services; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs, and the curtailment or restructuring of our operations. We currently do not have a comprehensive compliance program concerning our relationships with health care providers and we will need to implement such a program as our operations grow. Any penalties, damages, fines, exclusions, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

If third-party payors do not reimburse our customers for the use of our clinical diagnostic products or if they reduce reimbursement levels, our ability to sell our products will be harmed.

We sell our products primarily to reference laboratories, hospital laboratories and specialty clinics, substantially all of which receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare and Medicaid, private insurance plans and managed care programs. These third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for procedures and devices deemed to be experimental, or medically unnecessary.

In the U.S., the American Medical Association assigns specific Current Procedural Terminology, or CPT, codes, which are necessary for reimbursement of diagnostic tests. Once the CPT code is established, the Centers for Medicare and Medicaid Services establish reimbursement payment levels and coverage rules under Medicaid and Medicare, and private payors independently establish rates and coverage rules. Although there are previously assigned CPT codes for the tests that we offer and our tests are therefore approved for reimbursement by Medicare and Medicaid as well as most third-party payors, certain of our future products may not be approved for reimbursement.

Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. Increasingly, Medicare, Medicaid and other third-party payors are challenging the prices charged for medical services, including clinical diagnostic tests. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and price levels of our products. If our customers are not reimbursed for our products, they may reduce or discontinue purchases of our products, which would cause our revenue to decline.

Our ability to use our net operating loss and research and development credit carryforwards may be subject to limitations.

As of December 31, 2009, we had approximately $44.4 million of net operating loss carryforwards and $0.8 million of research and development credit carryforwards for U.S. federal income tax purposes. Realization of any tax benefit from our carryforwards is dependent on: (1) our ability to generate future taxable income, and (2) the absence of certain “ownership changes” of our common stock. An “ownership change,” as defined in the applicable federal income tax rules, could place significant limitations, on an annual basis, on the amount of our future taxable income which may be offset by our carryforwards. Such limitations, in conjunction with the net operating loss expiration provisions, could effectively eliminate our ability to utilize a substantial portion of our carryforwards.

Although we have not conducted a study to make this determination, it is possible that we have incurred one or more “ownership changes” in the past, in which case our ability to use our carryforwards may be limited. In addition, the issuance of shares of our common stock (including due to this offering) could cause an “ownership change” which could also limit our ability to use our carryforwards. Other issuances of shares of our common stock which could cause an “ownership change” include the issuance of shares of common stock upon future conversion or exercise of outstanding options and warrants.

We may be unsuccessful in our long-term goal of expanding our product offerings outside the U.S.

For the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, 30%, 38%, 42%, 16% and 27%, respectively, of our revenue was from sales to customers in countries outside the U.S., including countries in Europe, Asia, the Middle East and South America. We are dependent on third-party distributor relationships in these countries to market, sell and provide customer and technical support for our products. Distributors may not commit the necessary resources to market, sell and support our products to the level of our expectations. If distributors do not perform adequately, or we are unable to locate distributors in particular geographic areas, our ability to realize long-term international revenue growth would be materially adversely affected.

Furthermore, there are risks inherent in doing business internationally, including:

•	imposition of governmental controls and changes in laws, regulations or policies;

•	political and economic instability;

•	changes in U.S. and other national government trade policies affecting the markets for our products;

•	changes in regulatory practices, tariffs and taxes; and

•	currency exchange rate fluctuations, devaluations and other conversion restrictions.

Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

Manufacturing risks and inefficiencies may adversely affect our ability to produce products.

We must manufacture or engage third parties to manufacture components of our products in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs and complying with regulatory requirements. In determining the required quantities of our products and the manufacturing schedule, we must make significant judgments and estimates based on historical experience, inventory levels, current market trends and other related factors. Because of the inherent nature of estimates, there could be significant differences between our estimates and the actual amounts of products we require.

We may also experience unforeseen technical complications in the processes we use to develop, manufacture, customize or receive orders for our products. Such complications could materially delay or limit the use of products we attempt to commercialize, substantially increase the anticipated cost of our products or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer.

We recently relocated and expanded our manufacturing facilities, which carries with it potential risks relating to our ability to make products in an ISO certified manner. If we do not manage this relocation effectively or experience delays in establishing or certifying our manufacturing operations at our new facility, our business may be harmed.

On June 2, 2010, we completed our move of our manufacturing and research and development activities from our former facility in Carlsbad, California to our new facility in Vista, California. Our Carlsbad manufacturing operations were certified by a third-party certification organization, TÜV SÜD AMERICA Inc., to be in compliance with ISO 13485:2003. We plan to seek new ISO 13485:2003 certification now that our operations have been relocated to our new Vista facility.

ISO 13485:2003 certification is not a prerequisite for marketing our products in the U.S. Similarly, the products that we currently market in the EEA do not require third-party ISO certification for sale in that jurisdiction. However, the EU Medical Devices Directives set forth stringent quality system requirements that must be met for marketing of medical device products in the EEA. Products manufactured in conformity with ISO 13485:2003 are presumed to comply with those quality system requirements. For all of our products currently CE-marked and sold in the EEA, we are able to self-certify conformity of our quality management system with ISO 13485:2003. A few of our other products that we do not currently market in the EEA, including our STD-6 Quad, CT-NG Quad, Leuko Quad and Pelvic Inflammatory Disease Panel tests, qualify as List B products under the In Vitro Medical Devices Directive (Directive 98/79/EC), and cannot be marketed in the EEA unless their manufacturing facilities are ISO 13485:2003 certified or have third-party certifications to similar standards. Although we do not currently market these List B products in the EEA, we would need a third-party ISO 13485:2003 certification for our new Vista facility in order to market these products in the EEA in the future.

Other jurisdictions, such as Canada and Turkey, do require third-party certification of compliance with ISO 13485:2003 prior to marketing. For the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010, we derived approximately 1.7%, 8.4%, 4.9% and 8.8% of our revenue, respectively, from sales to jurisdictions requiring this third-party certification. Products manufactured in our new Vista facility cannot be marketed in those countries until we receive our ISO 13485:2003 certification. Moreover, even in jurisdictions where third-party ISO 13485:2003 certification has not been adopted as a regulatory requirement, we believe third-party ISO 13485:2003 certification makes us more competitive in the marketplace, as customers increasingly recognize the standard as an indication of product quality.

Given the varying jurisdictional approaches to ISO certification and compliance, we have sought to manage our transition to the Vista facility by building an adequate inventory of INFINITI Analyzers and consumable products at our Carlsbad facility to meet our anticipated demand from sales and internal needs before commencing the relocation of our manufacturing operations. If our inventory of INFINITI Analyzers or consumable products is subsequently damaged or subject to theft, or if the demand for these products is greater than we anticipate during the relocation of our manufacturing operations, our ability to execute our business strategy would be harmed and we may lose business opportunities that would otherwise be available to us. Additionally, the ISO certification process involves an internal validation process, as well as internal and third-party audits by certification bodies. We expect to complete the internal and third-party audits of our Vista facility before the end of 2010. However, if our audits are delayed or if the time needed to re-establish and obtain a new ISO certification for manufacturing operations at our Vista facility is longer than we expect, this may affect our ability to market our products in jurisdictions that require a third-party ISO 13485:2003 certification for all or some of our product offerings, which in turn could have a material adverse effect on our business, financial condition or results of operations.

We have limited experience with the specialized film coating process needed to produce our BioFilmChip Microarrays, and there are limited alternative sources for this aspect of our manufacturing process.

Our BioFilmChip Microarray consists of polyester film, which is coated by several layers of emulsion to form the microarray. To date, we have outsourced the special film coating process needed to produce our BioFilmChip Microarrays. In connection with the establishment of manufacturing operations at our new Vista, California facility, we purchased the film coating equipment required to conduct this process ourselves. We have not yet installed this equipment and have no experience as a company conducting the film coating process. If we are unable to successfully operate and maintain this equipment and produce the coated film necessary for our BioFilmChip Microarrays, we will have to again outsource this operation to a third party. Film coating capacity is limited and is becoming less available in the marketplace as film vendors move away from analog formats and focus increasingly on digital formats. Although we believe we have adequate coated film for the foreseeable future, we cannot guarantee that we would be able to obtain an alternative supply if we are unable to manufacture the coated film ourselves.

We will need to expand manufacturing capacity by ourselves or with third parties.

We will need to either continue to build internal manufacturing capacity or contract with one or more manufacturing partners, or both. We currently rely solely on internal manufacturing of our products. Due to the complexity of our manufacturing process and the advanced technologies we employ, we may encounter difficulties in manufacturing our products. We may not be able to build manufacturing capacity internally or find one or more suitable manufacturing partners, or both, to meet the volume, regulatory and quality requirements necessary to be successful in the market. If our products do not consistently meet our customers’ performance expectations or the requirements of the FDA and authorities in other countries, we may be unable to generate sufficient revenue to become profitable. Significant additional resources, implementation of additional manufacturing equipment and changes in our manufacturing processes and organization may be required for the scale-up of each new product prior to commercialization or to meet increasing customer demand once commercialization begins, and this work may not be successfully or efficiently completed. Any delay in establishing or inability to expand our manufacturing capacity could delay our ability to develop or sell our products, which would result in lost revenue and materially adversely harm our business, financial condition and results of operations.

Our business may be materially adversely affected if we are unable to find alternate suppliers.

We have relationships with suppliers who are sources of raw materials and components for our product offerings. We do not have long-term agreements with our suppliers and have not arranged for alternate suppliers. It may be difficult to find alternate suppliers in a timely manner and on terms acceptable to us. Additionally, some of the components of the INFINITI system are produced by only a few outside vendors. In the event that we become subject to a shortage of components or raw materials, our business, financial condition and results of operations could be materially adversely affected.

Our business and future operating results may be adversely affected by events outside of our control.

We develop and manufacture the INFINITI system in our facility located in Vista, California. Any damage to our facilities or the manufacturing equipment we use would be costly and could require substantial lead time to repair or replace. Our business and operating results may be harmed due to interruption of our manufacturing by events outside of our control, including earthquakes, tornadoes and fires. Other possible disruptions may include power loss and telecommunications failures. In the event of a disruption, we may lose customers and we may be unable to regain those customers thereafter. Our insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

We use hazardous chemicals, biological materials and infectious diseases in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development and manufacturing processes involve the controlled use of hazardous materials, including chemicals, biological materials and infectious diseases. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed our insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive, and may impair our research, development and production efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs, or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations, or any changes in the way existing and future laws and regulations are interpreted and enforced.

We will incur significant increased costs as a result of operating as a public company, and compliance with public company requirements may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, and will be required to undertake additional activities to comply with laws applicable to public companies. For example, we will be subject to the requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the NASDAQ Stock Market Rules, each of which imposes various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time in an effort to comply with these and other public company requirements. Moreover, these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure, along with changes in accounting requirements and financial reporting, are creating uncertainty for public companies. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice continues to evolve as guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty and higher costs regarding compliance matters. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result a diversion of management’s time and attention away from revenue-generating activities. If our efforts to comply with new laws, regulations and standards are unsuccessful due to ambiguities related to practice or otherwise, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that being a public company and these new rules and regulations will make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We have identified material weaknesses in our internal control over financial reporting. If we are not able to effectively remediate the identified material weaknesses, the accuracy and timing of our financial reporting may be adversely affected.

In the first and second quarter of 2010, we identified two material weaknesses in our internal control over financial reporting, as defined in rules established by the Public Company Accounting Oversight Board, or PCAOB. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements would not be prevented or detected on a timely basis. The first material weakness was the result of two different internal control deficiencies with respect to revenue recognition. The first control deficiency involved the failure to appropriately document negotiated terms and conditions that deviated from our standard terms and conditions, and to consistently and accurately communicate the negotiated terms and conditions to accounting management so that the transactions could be properly recorded in the accounting records. This control deficiency did not result in adjustments to our financial statements because, independent of and prior to identifying the control deficiency, and in connection with the preparation of our financial statements, we had deferred the recognition of revenue from these sales as collection of the payments related to these sales was not reasonably assured. See “—Failure by our customers or distributors to pay for products we have sold to them could have a material adverse effect on our financial condition and results of operations.”

The second control deficiency related to the misapplication of generally accepted accounting principles, or GAAP, with respect to the timing of the recognition of revenue for product sales characterized by multiple deliverables or additional elements. More specifically, during the year ended December 31, 2009, in connection with the sale of an INFINITI system we granted one of our domestic customers the right to trade in the system for our new INFINITI Plus system at the time it becomes available for sale, so long as the customer pays us an incremental amount for the new system. We previously recognized $120,000 of revenue in our statement of operations for the year ended December 31, 2009 with respect to this sale. However, under GAAP, based on the specific facts of the arrangement, we have now deferred the recognition of revenue from this sale until the earliest to occur of (i) both the exercise of the customer’s right to trade in the system for, and our shipment of, the INFINITI Plus system, (ii) notification by the customer to us of its election to forgo the exercise of the right, or (iii) such time (if any) as we determine the right has expired. Though we do not intend to continue to provide customers with the right to trade in systems as described above, in the event we do provide customers with such an option, we will recognize revenue for the sale of the applicable systems in accordance with GAAP. In addition, during the years ended December 31, 2008 and 2009, in connection with the initial sale of INFINITI systems to certain customers, we agreed to provide training to these customers on how to use our system. We previously recognized $245,000 and $100,000 of revenue in our statements of operations for the years ended December 31, 2008 and 2009, respectively, with respect to sales to customers for which we agreed to provide such training but for which such training had not yet been completed. Because such training is considered a deliverable with no objective reliable evidence of fair value within the overall sales transaction, we are required to defer revenue recognition until completion of the related training.

The second material weakness in our internal control over financial reporting related to our financial statement closing process and resulted from having identified numerous post-closing accounting adjustments we were required to record in connection with the preparation of our 2009 financial statements, and having discovered in the first quarter of 2010 certain errors related to our accounting for warrants issued with our subordinated promissory notes. Such errors involved calculating and allocating the fair value of the warrants and calculating the amortization of the related interest expense.

As a result of the misapplication of GAAP in revenue recognition and certain errors related to our accounting for warrants issued with our subordinated promissory notes described above, we restated our financial statements as of December 31, 2008 and 2009 and for each of the two years in the period ended December 31, 2009 to correct the misstatements. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Internal Control Over Financial Reporting” and Note 2 to the financial statements for more information on these restatements.

In response to the identification of the material weaknesses described above, we adopted a remediation plan and have taken the following steps:

•	revised our sales and revenue recognition policies and procedures and trained our personnel, including all remaining members of our sales team, with respect to the revised policies and procedures;

•	amended our code of ethics and are requiring all of our employees to certify compliance with this code; and

•

increased the technical proficiency of our GAAP compliance function by hiring a full-time consultant (who is a former partner of a nationally recognized accounting firm) as a member of our senior finance and accounting staff, and intend to further enhance such technical proficiency through the hiring of additional well-qualified finance and accounting staff.

We believe that the actions taken will remediate the control deficiencies that resulted in the identified material weaknesses but we cannot assure you that our internal control over financial reporting, as modified, will enable us to remedy these deficiencies or avoid material weaknesses in the future. If the remediation measures taken are not effective, or we engage in other activities that result in the identification of additional material weaknesses in our internal control over financial reporting, we could be subject to inaccurate financial reporting or material misstatements in our annual or interim financial statements and we may not be able to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. If any of these were to occur, our reputation, investor perceptions of us and the price of our common stock could be negatively impacted and you may not be able to rely on our financial statements.

As a public company, we will be subject to the requirements related to Section 404 of the Sarbanes-Oxley Act. If we are unable to comply with these requirements in a timely manner, it may affect the reliability of our internal control over financial reporting and negatively impact our business and stock price.

We are not currently required to comply with regulations promulgated under Section 404 of the Sarbanes-Oxley Act. We have historically operated as a private company and the number and qualifications of our finance and accounting staff have not been consistent with those of a public company. We also currently do not have an internal audit function. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. However, for the year ending December 31, 2011, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting. In addition, under current U.S. Securities and Exchange Commission, or SEC, rules, our independent registered public accounting firm will also be required to deliver an attestation report on the operating effectiveness of our internal control over financial reporting beginning with the year ending December 31, 2011. We have taken actions to improve our internal control over financial reporting, including expanding our finance and accounting staff, and expect to spend significant time and resources continuing that effort in the future.

The process of designing and implementing effective internal controls and procedures is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments. We cannot assure you that our efforts will be adequate to satisfy our reporting obligations as a public company or that we will be able to successfully complete the procedures and certification and attestation requirements related to Section 404 of the Sarbanes-Oxley Act or that we or our independent registered public accounting firm will not identify additional material weaknesses or significant deficiencies in our internal control over financial reporting. If we identify any reason that we cannot certify as to the effectiveness of our internal control over financial reporting, we could incur additional costs remedying the cause of our failure to certify as to the effectiveness of our internal control over financial reporting, and our reputation, investor perceptions of us and the price of our common stock could be materially adversely affected and you may not be able to rely on our financial statements.

Risks Relating to this Offering and our Common Stock

There has been no prior market for our common stock, and an active trading market may not develop.

Prior to this offering, there has been no public market for our common stock. An active trading market may not develop following the closing of this offering or, if developed, may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value and increase the volatility of your shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. The price of our stock could decline if one or more equity research analysts downgrade our stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for investors purchasing shares in this offering.

The initial public offering price for the shares of our common stock sold in this offering will be determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of market analysts;

•	conditions and trends in the markets we serve;

•	changes in our pricing policies or the pricing policies of our competitors;

•	legislation or regulatory policies, practices or actions;

•	the announcements of significant new products, contracts, acquisitions or strategic alliances by us or our competitors;

•	the commencement or outcome of litigation;

•	our sale of common stock or other securities in the future or sales of our common stock by our significant stockholders;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock;

•	the loss of key personnel;

•	changes in the estimation of the future size and growth rate of our markets;

•	general economic conditions; and

•	general volatility of the stock market.

These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our financial condition and results of operations.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. See “Dividend Policy” for more information. Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay. In addition, the lack of dividends may limit the number of potential buyers of our common stock.

Future sales of our common stock may depress our share price.

After this offering and giving effect to the use of proceeds therefrom, we will have            shares of common stock outstanding. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales may occur, could cause the market price of our common stock to decline. After the lock-up agreements pertaining to this offering expire, additional stockholders will be able to sell their shares in the public market, subject to legal restrictions on transfer. As described in “Shares Eligible for Future Sale — Registration Rights,” we also have granted certain of our security holders registration rights which, subject to certain limitations, will permit them to cause us to file a registration statement with respect to the registrable securities held by them. As soon as practicable upon completion of this offering, we also intend to file a registration statement covering shares of our common stock issuable upon exercise of outstanding stock options or reserved for future issuance under our equity incentive and stock purchase plans. We may also sell additional shares of common stock in subsequent public offerings, which may materially adversely affect market prices for our common stock. See “Shares Eligible for Future Sale” for more information.

We have broad discretion in the use of the net proceeds from this offering, and our investment of these proceeds may not yield a favorable return.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that our stockholders may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

As a new investor, you will experience immediate and substantial dilution as a result of this offering.

The initial public offering price of our common stock will be considerably more than the net tangible book value per share of our outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will:

•	pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

•	contribute % of the total amount invested to fund our company, but will own only % of the shares of common stock outstanding after this offering and the use of proceeds therefrom.

To the extent outstanding stock options and warrants are exercised, there will be further dilution to new investors. See “Dilution” for more information.

Certain provisions of our corporate governing documents and Delaware Law could make an acquisition of our company more difficult.

Our certificate of incorporation and bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors. For example, our certificate of incorporation and bylaws:

•

authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of our common stock;

•	limit the persons who can call special stockholder meetings;

•	provide that a supermajority vote of our stockholders is required to amend our bylaws and some portions of our certificate of incorporation;

•	establish advance notice requirements to nominate persons for election to our board of directors or to propose matters that can be acted on by stockholders at stockholder meetings;

•	do not provide for cumulative voting in the election of directors; and

•	provide for the filling of vacancies on our board of directors between annual meetings by action of a majority of the directors and not by the stockholders.

These and other provisions in our organizational documents could allow our board of directors to affect your rights as a stockholder in a number of ways, including making it more difficult for stockholders to replace members of the board of directors. Because our board of directors is responsible for approving the appointment of members of our management team, these provisions could in turn affect any attempt to replace the current management team. These provisions could also limit the price that investors would be willing to pay in the future for shares of our common stock.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, or DGCL, which, subject to certain exceptions, impose certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. See “Description of Capital Stock — Provisions of our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-Takeover Effect.”

Use of Proceeds

We estimate that our net proceeds (after deducting underwriting discounts and commissions payable to the underwriters and our estimated offering expenses) from this offering will be approximately $             million ($             million if the underwriters exercise their overallotment option in full), based upon an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus. A $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and our estimated offering expenses. Similarly, an increase or decrease in the number of shares we sell in the offering will increase or decrease, as applicable, our net proceeds by an amount equal to such number of shares multiplied by the public offering price, less underwriting discounts and commissions.

From the anticipated net proceeds from this offering, we anticipate that we will use (i) approximately $             to repay the principal and interest under our outstanding subordinated promissory notes, (ii) approximately $             to fund research and development activities and clinical studies and clinical trials of our tests, including a clinical trial to support a PMA for our HPV-HR Quad test, (iii) approximately $             to fund the expansion of our sales and marketing operations and (iv) approximately $             to fund the expansion of our manufacturing capacity, including purchasing equipment. We anticipate that we will use the remainder of the net proceeds from this offering for additional working capital and general corporate purposes.

The notes described above were issued in September and October 2008 and March 2009 through March 2010 and bear a weighted average annual interest rate of 7.9%, with the principal and accrued interest balances generally due two years after issuance. We have used and intend to use the proceeds from the issuances of the notes for general corporate purposes. As of June 30, 2010, there was an aggregate of $20.4 million of principal and accrued interest outstanding under the notes. For each additional day that the notes remain outstanding, we are required to pay approximately $4,000 of additional interest under the notes. In addition, we will be required to pay a redemption premium under one of the notes equal to approximately $65,000 if it is repaid prior to August 19, 2010. As of June 30, 2010, there was an aggregate of $2.1 million of principal and accrued interest outstanding under the notes we have issued to our directors, executive officers and holders of more than 5% of our common stock. See “Certain Relationships and Related Persons Transactions — Subordinated Promissory Notes Financings.”

The expected use of the net proceeds of this offering represents our current intentions based upon our present plans and business condition. The amounts and timing of our actual expenditures may vary significantly and will depend upon numerous factors, such as the level of research and development investment required by our business (including for clinical studies and trials), cash flows from operations, the anticipated growth of our business and other factors. Pending the allocation of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing obligations, investment grade instruments, certificates of deposit or guaranteed obligations of the U.S. government.

Dividend Policy

We do not anticipate paying any cash dividends after this offering and for the foreseeable future. Instead, we anticipate that all of our earnings on our common stock will be used to provide working capital, to support our operations and to finance the growth and development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our future earnings, capital requirements, financial condition, future prospects, financing arrangements, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors our board of directors deems relevant.

Capitalization

The following table sets forth our capitalization as of March 31, 2010 (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of all outstanding shares of Series A, Series B, Series C and Series D Convertible Preferred Stock into 17,294,841 shares of our common stock and (iii) on a pro forma as adjusted basis to reflect the conversion of all such shares, the sale of shares of our common stock in this offering at an assumed initial offering price of $             per share, the midpoint of the range on the cover page of this prospectus, and after deducting underwriting discounts and commissions and our estimated offering expenses, and the application of $             of the net proceeds of this offering to repay the principal and interest under our outstanding subordinated promissory notes.

The pro forma and pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Capital Stock” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of March 31, 2010
	Actual	Pro forma	Pro forma as adjusted (1)
	(unaudited)
	(in thousands)

Subordinated promissory notes (2)	$19,081	$19,081	$
Convertible preferred stock, $0.01 par value, 30,000,000 authorized (3)	—	—
Series A Convertible Preferred Stock, $0.01 par value, 1,589,600 authorized, 1,579,227 issued and outstanding, actual, 0 issued and outstanding, pro forma	4,990	—
Series B Convertible Preferred Stock, $0.01 par value, 4,515,858 authorized, 4,302,040 issued and outstanding, actual, 0 issued and outstanding, pro forma	11,831	—
Series C Convertible Preferred Stock, $0.01 par value, 6,850,000 authorized, 6,411,089 issued and outstanding, actual, 0 issued and outstanding, pro forma	17,630	—
Series D Convertible Preferred Stock, $0.01 par value, 3,423,258 authorized, 3,423,258 issued and outstanding, actual, 0 issued and outstanding, pro forma	11,126	—
Stockholders’ equity (deficit):
Common stock, $0.01 par value, 220,000,000 authorized, 7,763,431 issued and outstanding, actual, 25,058,272 issued and outstanding, pro forma and issued and outstanding, pro forma as adjusted	78	251
Additional paid-in capital (4)	2,995	48,399
Accumulated deficit	(67,908)	(67,908)

Total stockholders’ equity (deficit)	(64,835)	(19,258)

Total capitalization	$(177)	$(177)	$

(1)	A $1.00 increase or decrease in the assumed initial public offering price of $ per share of our common stock in this offering would increase or decrease, as applicable, each of additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by $ million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and our estimated offering expenses. Similarly, an increase or decrease in the number of shares we sell in the offering will increase or decrease, as applicable, our net proceeds by an amount equal to such increased or decreased number of shares multiplied by the public offering price, less underwriting discounts and commissions and our estimated offering expenses.

(2)	Amounts include principal only.
(3)	Our convertible preferred stock has been classified as temporary equity on our balance sheets instead of stockholders’ deficit due to the possibility of the occurrence of certain change in control events that are outside of our control, including our liquidation, sale or transfer of control, which trigger the rights of holders of the convertible preferred stock to cause its redemption. Accordingly, these shares are considered contingently redeemable. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at March 31, 2010.
(4)	Excludes 5,168,061 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $1.49 per share and 5,842,840 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $5.13 per share.

Dilution

As of March 31, 2010, we had a net tangible book deficit of $64.9 million, or approximately $8.36 per share of common stock, not taking into account the conversion of all outstanding series of convertible preferred stock into common stock. Net tangible book deficit per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding.

After giving effect to the conversion of all outstanding series of convertible preferred stock into common stock as of March 31, 2010, we would have had a net tangible book deficit of $19.3 million, or $0.77 per share of common stock. Pro forma net tangible book value or deficit per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2010 after giving effect to the conversion of all outstanding series of convertible preferred stock into shares of common stock, which will occur immediately prior to the completion of this offering.

After giving effect to the sale by us of shares of common stock in this offering at an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and our estimated offering expenses, our pro forma net tangible book value as of March 31, 2010 would have been approximately $             million, or approximately $             per share. This amount represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $             per share to new investors purchasing shares of common stock in this offering at the assumed initial public offering price. We determine dilution to new investors participating in this offering by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock in this offering.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and our estimated offering expenses, a $1.00 increase or decrease in the assumed initial public offering price of $             per share would increase or decrease, as applicable, the pro forma net tangible book value by $             per share to our existing stockholders, and the dilution in pro forma net tangible book value by $             per share to new investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2010	$
Increase in pro forma net tangible book value per share attributable to this offering	$
Pro forma net tangible book value per share after this offering		$

Dilution in pro forma net tangible book value per share to new stockholders		$

The following table summarizes, as of March 31, 2010, the differences for our existing stockholders and new investors in this offering, with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid before deducting fees and expenses at an assumed initial public offering price of $             per share, which is the midpoint of the range listed on the cover page of this prospectus, and after deducting underwriting discounts and commissions and our estimated offering expenses. The following table assumes the conversion of all series of convertible preferred stock into common stock, which will be effected immediately prior to the completion of this offering.

	Shares purchased		Total consideration		Average price per share
	Number	Percent	Amount	Percent

Existing stockholders		%	$	%	$

New stockholders in this offering		%	$	%	$

Total		100%		$100%	$

The discussion and tables above assume no exercise of the underwriters’ overallotment option. If the underwriters’ overallotment option is exercised in full:

•

the number of shares of common stock held by existing stockholders will represent     % of the total number of shares of common stock to be outstanding after this offering and the number of shares of common stock held by investors participating in this offering will represent     % of the total number of shares of common stock to be outstanding after this offering; and

•

our adjusted pro forma net tangible book value at March 31, 2010 would have been $             million, or $             per share of common stock, representing an immediate increase in pro forma net tangible book value of $             per share of common stock to our existing stockholders and an immediate dilution of $             per share to investors participating in this offering.

In addition, the above discussion and tables assume no exercise of stock options or warrants to purchase common stock or preferred stock. As of March 31, 2010, we had outstanding options to purchase a total of 5,168,061 shares of common stock, warrants to purchase a total of 5,842,840 shares of common stock and warrants to purchase 652,727 shares of preferred stock convertible into an equal number of shares of common stock at a weighted average exercise price of $1.49 per share, $5.13 per share and $2.82 per share, respectively. One warrant to purchase 568,000 shares of common stock includes a weighted average anti-dilution provision that is triggered if we issue shares of our common stock (or are deemed to issue shares of our common stock by virtue of issuing common-stock equivalents) at a price equal to less than $4.00 per share, subject to certain exceptions for (a) issuances pursuant to compensatory plans, (b) issuances upon the exercise of convertible or exercisable securities outstanding prior to the date of the warrant (August 19, 2009), (c) issuances of Series C Convertible Preferred Stock for at least $2.75 per share, (d) commercial credit arrangements, equipment financings or similar transactions, (e) bona fide acquisitions, mergers or similar transactions and (f) transactions involving issuances to customers, vendors or strategic partners.

If all of the outstanding options and warrants as of March 31, 2010 had been exercised (and the convertible preferred stock issuable upon the exercise of the preferred stock purchase warrants was converted into common stock), our pro forma net tangible book deficit would have been $0.47 per share of common stock, pro forma net tangible book value after this offering would be $             per share of common stock and dilution in pro forma net tangible book value to investors in this offering would be $             per share of common stock.

In addition, if all of the outstanding options and warrants as of March 31, 2010 were so exercised (and the convertible preferred stock issuable upon the exercise of the preferred stock purchase warrants was so converted) as of such date, before deducting underwriting discounts and commissions and our estimated offering expenses, (i) existing stockholders would have purchased              shares representing     % of the total shares for $            , or approximately     % of the total consideration paid, with an average price per share of $             and (ii)              using an assumed public offering price of $             per share,              shares purchased by new stockholders in this offering would represent approximately     % of the total shares for approximately $            , or approximately     % of the total consideration paid.

Selected Financial Data

The selected financial data set forth below is derived in part from and should be read in conjunction with our financial statements, the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The statement of operations data for each of the years ended December 31, 2007, 2008 (as restated) and 2009 (as restated) and the balance sheet data as of December 31, 2008 (as restated) and 2009 (as restated) were derived from our audited financial statements appearing elsewhere in this prospectus. The statement of operations data for the nine months ended December 31, 2005 and the year ended December 31, 2006, and the balance sheet data as of December 31, 2005, 2006 and 2007 were derived from our audited financial statements that are not included in this prospectus. The summary statement of operations data for the three months ended March 31, 2009 and March 31, 2010 and the summary balance sheet data as of March 31, 2010 were derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial data, in management’s opinion, has been prepared on the same basis as the audited financial statements and related notes included elsewhere in this prospectus, and includes all adjustments, consisting only of normal recurring adjustments, that our management considers necessary for a fair presentation of the information for the periods presented. The results of operations for the three months ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

	Nine months ended December 31, 2005 (1)	Years ended December 31,				Three months ended March 31,
		2006	2007	2008	2009	2009	2010
				(as restated)	(as restated)	(unaudited)
	(in thousands, except share and per share data)
Statement of operations data:
Product sales	$311	$500	$1,607	$4,791	$5,902	$1,217	$751
Cost of sales	1,005	2,079	3,655	5,369	7,009	2,168	1,547

Gross profit (loss)	(694)	(1,579)	(2,048)	(578)	(1,107)	(951)	(796)
Operating expenses:
Research and development	1,797	2,296	2,566	3,657	3,540	914	793
General and administrative	827	1,475	2,423	3,773	4,692	1,018	1,629
Sales and marketing	670	975	2,685	4,762	4,419	1,143	771

Total operating expenses	3,294	4,746	7,674	12,192	12,651	3,075	3,193

Loss from operations	(3,988)	(6,325)	(9,722)	(12,770)	(13,758)	(4,026)	(3,989)
Interest income	67	70	284	169	19	8	4
Interest expense	—	(235)	(1)	(322)	(1,772)	(186)	(810)
Other income (expense), net	—	—	7	(32)	(2,534)	(27)	(235)
Change in fair value of warrant liabilities	32	77	139	(186)	(911)	(62)	280

Net loss	(3,889)	(6,413)	(9,293)	(13,141)	(18,956)	(4,293)	(4,750)
Accretion to liquidation value of convertible preferred stock	(448)	(818)	(74)	145	—	—	—

Net loss attributable to common stockholders	$(4,337)	$(7,231)	$(9,367)	$(12,996)	$(18,956)	$(4,293)	$(4,750)

Basic and diluted net loss per share attributable to common stockholders	$(0.76)	$(1.19)	$(1.40)	$(1.74)	$(2.45)	$(0.56)	$(0.61)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	5,708,755	6,065,728	6,671,063	7,489,239	7,730,282	7,721,714	7,757,223

(1)	Our fiscal year ended December 31, 2005 included nine months because we changed our fiscal year end from March 31 to December 31 in 2005.

	As of December 31,					As of March 31,
	2005	2006	2007	2008	2009	2010
				(as restated)	(as restated)
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$2,361	$5,408	$2,615	$2,789	$580	$4,109
Current assets	4,145	6,919	5,472	8,521	5,651	8,501
Total assets	4,580	7,929	6,982	13,689	9,108	12,631
Total debt (1)	—	—	—	4,700	13,306	19,081
Convertible preferred stock (2)	16,730	27,855	34,335	45,577	45,577	45,577
Total stockholders’ deficit	(15,533)	(22,658)	(31,176)	(41,724)	(60,780)	(64,835)

(1)	Amounts include principal only.
(2)	Our convertible preferred stock had been classified as temporary equity on our balance sheets instead of in stockholders’ deficit due to the possibility of the occurrence of certain change in control events that are outside of our control, including our liquidation, sale or transfer of control, which trigger the rights of holders of the convertible preferred stock to cause its redemption. Accordingly, these shares are considered contingently redeemable. We have adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion may contain forward-looking statements which are based upon current expectations that involve risks and uncertainties. Our actual results and the timing of many events could differ materially from those anticipated in forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Restatement of Audited Annual Financial Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations gives effect to certain restatement adjustments made to our audited financial statements for the years ended December 31, 2009 and 2008. See Note 2 to the financial statements included elsewhere in this prospectus for additional information.

Overview

We design, develop, manufacture and market a fully integrated molecular diagnostics platform called the INFINITI system, which consists of our highly automated bench-top INFINITI Analyzer and consumables, including our BioFilmChips and Intellipac Reagent Management Modules, used to run tests on our system. As of March 31, 2010, we offered 42 tests in the areas of women’s health, infectious disease, cancer, personalized medicine, genetic disorders, cardiovascular disease/thrombophilia, newborn screening and psychiatric disorders. As of that date, we also had nine tests under development.

In the U.S., we offer our INFINITI Analyzer through direct sale and our placement plans, in which an INFINITI Analyzer is placed at the customer’s location at no direct cost to the customer to generate significant recurring demand for our high margin testing consumables, including our test-specific BioFilmChips and Intellipac Reagent Management Modules. To execute our domestic marketing strategy, we have established a direct sales force, which, as of March 31, 2010, was comprised of 13 sales persons located in key metropolitan cities in the U.S. We also offer our INFINITI Analyzer on a direct sale basis internationally through our network of distributors. We intend to establish a large installed base of INFINITI Analyzers which in turn should generate significant recurring demand for our high margin testing consumables. As of March 31, 2010, we had an installed base of 151 INFINITI Analyzers in reference laboratories, hospital laboratories and specialty clinics in North America, Europe, Asia, the Middle East and South America.

From inception in April 1999 through our fiscal year ended March 31, 2005, we focused on the design and development of the INFINITI system. In 2005, we launched the INFINITI Analyzer and our first four tests. Since our inception, we have incurred significant operating losses, including net losses of $9.3 million, $13.1 million, $19.0 million, $4.3 million and $4.7 million in the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, respectively. As of March 31, 2010, we had an accumulated deficit of $67.9 million. Our historical operating losses are the result of significant expenses associated with the development of our INFINITI Analyzer and tests and sales and marketing expenses related to our product launch in 2005 and our ongoing sales and marketing efforts. In addition, we incurred significant general and administrative expenses as we developed infrastructure to support our business. We expect to continue to incur operating losses at least for 2010 as we expand our test menu, conduct clinical studies and trials of certain of our tests and invest in the continued commercialization of our INFINITI system product offerings. As a result of our history of operating losses and negative cash flows and our current expectations regarding our working capital levels if we do not complete this offering or access other sources of external capital, in its report on our financial statements for the fiscal year ended December 31, 2009, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern. See “— Working Capital Commitments and Liquidity” and Note 1 to our financial statements.

In the U.S., market and economic conditions continue to be challenging with tight credit conditions and slow economic growth. Continued concerns about the systemic impact of inflation, health care reforms, including changes in reimbursement policies and the scope of health insurance coverage, the levels of sovereign debt in the U.S. and Europe, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market, the real estate market and expected increases in income taxes have contributed to relatively low expectations for the U.S. economy. These conditions, combined with relatively low business and consumer confidence and high levels of unemployment could continue to contribute to adverse market and economic conditions. As a result of these conditions, the cost and availability of credit may continue to be adversely affected by illiquid credit markets and wider credit spreads. Continued uncertainty with respect to these conditions may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers. If these market conditions continue, they may limit our ability to timely replace maturing liabilities, and access the capital markets to meet liquidity needs and invest in new technologies and products, resulting in adverse effects on our financial condition and results of operations.

Financial Operations Overview

Revenue

We generate revenue from the sale of our products, which include our INFINITI Analyzer and consumable products, including our BioFilmChips, Intellipac Reagent Management Modules and various disposable products consumed in the testing process. In the U.S., we offer the INFINITI Analyzer through direct sale and our placement plans, in which an INFINITI Analyzer is placed at the customer’s location at no direct cost to the customer to generate significant recurring demand for our high margin testing consumables, including our test-specific BioFilmChips and Intellipac Reagent Management Modules. The INFINITI Analyzer is offered on a direct sale basis internationally through our network of distributors. Our goal is to establish a large installed base of INFINITI Analyzers in reference laboratories, hospital laboratories and specialty clinics. Generally, the pricing of our consumables for customers that participate in our domestic placement plans is higher than for our customers who own INFINITI Analyzers; however, we may discount the price of consumables depending on the volume of the products purchased by our customers. We believe this installed base will drive the consumption of our consumable testing products. We expect that the number of INFINITI Analyzers sold or placed could vary from period to period and the mix will depend principally upon the preferences of our customers. We expect to generate revenue through sales of our products in both the domestic and international markets, driven in part by the growth of genetic testing generally, the expansion of our sales force and our international distribution network, the placement of additional INFINITI Analyzers and the development by us of additional tests.

We believe that the variability of our revenue from period to period depends on the product sales mix of INFINITI Analyzers and consumables for the given period. While we anticipate that our revenue from the sale of consumables will grow over time as we increase our installed base, we could experience variability in our revenue from the sale of INFINITI Analyzers depending on the number of these products we sell in a given period. In the U.S., we believe that for the foreseeable future our placement plans will continue to account for more placements of the INFINITI Analyzer than will sales. In addition, as our installed base increases over time, we expect that revenue from the sale of consumables will become a larger portion of our revenue and the sale of INFINITI Analyzers will have a smaller impact on the variability of such revenue.

For the year ended December 31, 2009 and the three months ended March 31, 2010, sales of consumable products to Bostwick Laboratories, Inc. accounted for approximately 17% and 20%, respectively, of our revenue.

Cost of Sales and Gross Loss

Cost of sales includes the expenses related to the production and estimated warranty costs of our various products. Included in these costs are materials, labor, and general manufacturing overhead and other costs. Our general manufacturing overhead and other costs include indirect labor, facilities costs, and depreciation of capitalized manufacturing equipment and INFINITI Analyzers placed under our domestic placement plans.

Our current operating structure is designed to accommodate the anticipated increase in demand for INFINITI Analyzers and consumable products. At current production levels, we are unable to fully absorb our overhead costs resulting in a gross loss for each of the periods presented. We expect as demand for our products and production levels increase we will absorb an increasing percentage of our overhead costs; however, there can be no assurances as to when we will be able to generate a gross profit from product sales.

Research and Development

Research and development expenses include the cost of the personnel and consultants related to our activities in developing and improving our INFINITI Analyzer and the development and expansion of our test menu. Also included in research and development costs are expenditures related to clinical studies and trials undertaken to validate and to obtain FDA clearance for our tests. We expense all research and development costs in the period in which they are incurred. We believe that continued development and improvement of our INFINITI Analyzer and expansion of our test menu are drivers for our future success and we expect increasing research and development expenditures for the foreseeable future.

Starting in the second half of 2010, we plan to incur significant expenditures for a clinical trial related to a pre-market approval from the FDA for our HPV-HR Quad test. We expect the clinical trial to take two to three years to complete and to cost approximately $10 million.

General and Administrative

General and administrative expenses include the costs of the personnel and consultants charged to administration, finance and accounting, human resources and regulatory affairs. General and administrative expenses also include corporate, administration, accounting, patent and facility costs and depreciation. We expect general and administrative expenses to increase in the foreseeable future as a result of the need to hire additional personnel to support the anticipated growth of the business and as a result of higher legal, accounting and related expenses associated with being a public company.

Sales and Marketing

Sales and marketing expenses include the costs of personnel related to selling and marketing the INFINITI system, advertising and trade show participation. We expect a significant increase in sales and marketing expenses in the foreseeable future to drive the growth of our installed base and related sales revenue from our consumable products.

Interest Income

Interest income includes interest earned on our cash balances. These balances are invested primarily in money market accounts.

Interest Expense

Interest expense is a combination of non-cash charges related to short-term notes that have been converted into shares of our Series C and Series D Convertible Preferred Stock and long term subordinated promissory notes that are outstanding.

Change in the Fair Value of Warrant Liabilities

We have freestanding warrants outstanding to purchase shares of our convertible preferred stock and common stock. We classify the fair value of warrants to purchase shares of our convertible preferred stock and certain warrants to purchase our common stock as a liability. The fair value of these warrants are re-measured at each balance sheet date and any change in fair value is recognized as a component of other income or expense. We will continue to adjust the liability for changes in fair value until the earlier of the expiration of the warrants or their exercise, at which time the liability will be reclassified into stockholders’ deficit.

Critical Accounting Policies, Significant Judgments, and Estimates

The fiscal periods discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations are the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010.

Our financial statements and related notes included elsewhere in this prospectus are prepared in accordance with GAAP. The preparation of these statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs, and expenses and related disclosures. We base such estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Changes in accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by company management. We evaluate our estimates and assumptions on an ongoing basis. To the extent that there are material differences between these estimates and actual results, our future financial statement preparation, financial condition, results of operations and cash flows will be affected.

The following accounting policies involve a greater degree of judgment and complexity than our other accounting policies. Accordingly, these are the policies we believe to be most critical to understanding and evaluating our financial condition and results of operation.

Revenue Recognition

We generate revenue from the sale of our products, which include our INFINITI Analyzer and consumable products, including our BioFilmChips, Intellipac Reagent Management Modules and various disposable products consumed in the testing process. We adjust our sales revenue for estimated returns and allowances, which historically have been insignificant. We offer our INFINITI Analyzer through direct sale. In addition, in the U.S. we offer our INFINITI Analyzer through our placement plans, in which an INFINITI Analyzer is placed at the customer’s location at no direct cost to the customer to generate significant recurring demand for our high margin testing consumables, including our test-specific BioFilmChips and Intellipac Reagent Management Modules. We do not recognize revenue on the placement of our INFINITI Analyzer through our domestic placement plans. Since the asset has been placed at a customer location and we retain legal title, we record our domestic placement plan assets at our cost to manufacture and charge the related depreciation expense as a cost of sale over its expected life.

We recognize revenue when there is persuasive evidence of an arrangement, title and risk of loss have passed to the customer, delivery has occurred, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally pass to customers upon shipment. In circumstances whether either title or risk of loss pass upon arrival at the shipping destination or acceptance, revenue recognition is deferred until such events occur.

Certain INFINITI Analyzer sales are accounted for as multiple-element arrangements. A multiple-element arrangement is a transaction which may involve the delivery or performance of multiple products, services or rights to use assets, and where performance may occur at different points in time or over different periods of time. For arrangements containing multiple elements, the revenue relating to the undelivered elements is deferred at estimated fair value until delivery of the deferred elements. Where an undelivered element has no objective reliable evidence of fair value within the overall sales transaction, the revenue relating to the delivered and undelivered elements is deferred until delivery of all of the elements.

On shipments where sales are not recognized, gross profit, representing the difference between the amount of the receivable recorded and the cost of inventory shipped, is generally recorded as deferred profit and included in accrued expenses. In certain instances where customer payments are received prior to product shipment, the customer’s payments are recorded as customer advances which are also included in accrued expenses.

These accounting policies require the use of significant management judgment. We use judgment when we assess collectability based on a customer’s credit worthiness and past payment history. If payment cannot be reasonably assured, we defer recognition of revenue until receipt of payment.

Warranty

We provide a one year warranty on our INFINITI Analyzer. Accruals are provided for the estimated warranty expense at the time the associated revenue is recognized. The estimates of warranty expense are based on actual expenses incurred historically to service our INFINITI Analyzer. We do not accrue warranty expense for international sales because our international distributors generally are responsible for servicing any INFINITI Analyzers they sell to customers. Warranty expense accruals inherently require the use of management judgment. If we were to experience an increase in warranty claims or if our cost of servicing these warranties increased, our gross margins would be affected adversely.

Income Taxes

We account for income taxes utilizing the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for tax loss carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income or expense in the period that includes the enactment date. Future tax benefits are recognized to the extent that realization of such benefit is more likely than not.

At December 31, 2009, we had federal tax net operating loss carryforwards of $44.4 million and state tax net operating loss carryforwards of $41.8 million. The federal and state tax net operating loss carryforwards will begin to expire in 2020 and 2012, respectively. At December 31, 2009, we had federal research and development credit carryforwards of $0.8 million and state research credit carryforwards of $1.0 million. The federal research and development credit carryforwards will begin to expire in 2022. The state research credit carryforwards do not expire.

Utilization of net operating loss carryforwards, credit carryforwards and certain deductions may be subject to substantial annual limitation as a result of ownership change limitations provided by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and similar state provisions. The tax benefits related to future utilization of federal and state net operating loss carryforwards, credit carryforwards and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. We have not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since our formation as a result of the complexity and cost associated with such a study, and the fact that there may be additional ownership changes in the future. Such a limitation may occur as a result of a change in ownership resulting from this offering. If we have experienced an ownership change at any time since our formation, utilization of the net operating loss or credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under Section 382 of the Internal Revenue Code, which is determined by first multiplying the value of our stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of all or a portion of the net operating loss or credit carryforwards before utilization. Until a study is completed and any limitation known, no amounts of domestic net operating losses or tax credit carryforwards are being considered as an uncertain tax position and disclosed as unrecognized tax benefits under current guidance no benefits have been realized to date. The deferred tax assets related to these domestic loss and credit carryforwards and the offsetting valuation allowances have also been removed from the financial statements with no impact on earnings. These amounts are not recognized until they can be measured after a Section 382 analysis is completed.

Stock-based Compensation

Effective January 1, 2006, we adopted prospectively stock-based compensation guidance which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on fair value. We recognize compensation expense over the vesting period using the straight-line method and classify these amounts in the statement of operations based on the department to which the related employee reports.

We have elected to use the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of stock options was estimated at each grant date using the following assumptions:

	Years ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
Risk-free interest rate	4.51%	3.03%	2.50%	N/A	2.76%
Dividend yield	—	—	—	N/A	0
Expected life of options (years)	5.86	5.82	6.10	N/A	6.06
Volatility	66.0%	67.0%	80.0%	N/A	77.0%

The weighted average exercise price per share of employee stock options granted during the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010 was $0.50, $1.78, $2.63 and $2.74, respectively. No employee stock option grants were made during the three months ended March 31, 2009.

We derived the risk-free interest rate assumption from the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. We based the assumed dividend yield on our expectation that we will not pay dividends in the foreseeable future. We calculated the weighted average expected life of options using the simplified method. This decision was based on the lack of relevant historical data because of our limited historical experience. In addition, because of our limited historical data, the estimated volatility incorporates the historical volatility of comparable companies with publicly-available share prices. We estimate forfeitures at the time of grant and revise, if necessary, in subsequent periods if actual forfeitures differ from those estimates. We utilized our historical forfeitures to estimate our future forfeiture rate at 4.0% for 2007, 2008, 2009 and the three months ended March 31, 2009 and 2010.

We performed a contemporaneous valuation analysis of our common stock as of December 31, 2007, April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008. Each valuation was prepared in accordance with the methodologies prescribed by the American Institute of Certified Public Accountants, or AICPA, Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In accordance with the AICPA guidance, we considered a variety of valuation methodologies (market approach, income approach and cost approach).

•

As of December 31, 2007, we calculated the enterprise valuation using a weighted combination of the results of both the market approach and the income approach and allocated this value to the common stock based on the option pricing method.

•

As of April 30, 2008 and July 31, 2008, we utilized a probability weighted expected return method, or PWERM, analysis to allocate value to the common stock. The enterprise values concluded in the PWERM analysis were based on a combination of market and income approaches and, for the April 30, 2008 valuation, an option pricing method back solve technique. Given the then planned proximity to a liquidity event, we believed that greater clarity was available to define and estimate likely outcomes. As such, the PWERM analysis provided a more refined estimate of the likely value of common stock.

•

As of September 30, 2008, after considering such factors as the current condition of equity markets, publicly traded market comparables, our estimate of the timing of a liquidity event and the fact that no material business milestones had occurred since its last valuation, we determined that no change to the value of our common stock had occurred between July 31, 2008 and September 30, 2008.

•

As of December 31, 2008, we utilized a PWERM analysis to allocate our estimated enterprise value to our common stock. The estimated enterprise value used in the PWERM analysis was based on a combination of market and income approaches.

These analyses result in estimates of the fair market value of our common stock at December 31, 2007 of $0.64 per share, April 30, 2008 of $2.75 per share, July 31, 2008 of $4.73 per share, September 30, 2008 of $4.73 per share and December 31, 2008 of $2.63 per share. Since we had no corporate milestones between December 31, 2007 and April 30, 2008 to which we could specifically assign the change in valuation during that period, we allocated the change ratably to each period. We used the following methodologies in determining the valuation of our common stock:

•

As of December 31, 2007. The valuation methodologies we employed in the determination of enterprise value as of December 31, 2007 were based on three primary factors: (i) market approach using publicly traded comparables, (ii) market approach using mergers and acquisitions, or M&A, transaction comparables and (iii) income approach using discounted cash flow analysis. The market approach using publicly traded comparables is based on a revenue multiple derived from already public companies that are in the molecular diagnostics industry and have other similar characteristics, including size and business model. The market approach using M&A transaction comparables is based on a revenue multiple derived from M&A transactions for companies that competed in an industry or supplied a service similar to that of ours. The income approach using a discounted cash flow analysis is based on the residual value and free cash flow from our multi-year forecast discounted to present value based on our calculated weighted average cost of capital. Each of the above approaches were equally weighted in the determination of our enterprise value for each period based on the current status of our business model and anticipated exit strategies. Once our enterprise value was determined, we then allocated a portion of the enterprise value to our common stock based on the option pricing method. The option pricing method utilizes the conversion rights and liquidation preferences of each class of stock and the Black-Scholes option model to calculate the value of each class of stock based on each security’s relative right to our enterprise value.

•

As of April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008. For the April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008 valuations, we relied primarily on the PWERM analysis to determine the value of the common stock. In our application of the PWERM analysis, our timing and aggregate enterprise value was estimated for various potential liquidity scenarios (including initial public offering, M&A, dissolution/no value to common or private company). The enterprise values determined for these scenarios were based on income and market approaches and, for the April 30, 2008 valuation, an option pricing method back solve technique. The option pricing method back solve approach utilizes the conversion rights and liquidation preferences of each class of stock and the Black-Scholes option model to calculate the value of each class of stock based on each security’s relative right to our enterprise value and was driven by the arm’s-length transaction involving the sale of Series D Convertible Preferred Stock at $3.25 per share in March 2008. The transaction was considered arm’s-length because 61% of the amount sold was to new investors. The option pricing method back solve approach was not used for the July 31, 2008 valuation because of the amount of time that had elapsed since the last arm’s-length stock sale and increases in our enterprise value as management believed that we were moving closer to a potential liquidity event. For periods in close proximity to an arm’s-length preferred stock sale, the valuation models we utilized resulted in preferred stock valuations similar to those of the closing prices of the recent transactions; however, depending on the value, expected timing and likelihood of a given liquidity scenario, the models could result in a significant differential in the value of the common stock and preferred stock. In general, there is a greater differential in the value of common stock and preferred stock when a company’s enterprise value is not significantly higher than the aggregate liquidation preferences of its preferred stock.

As of December 31, 2008, a liquidity event in the near term seemed less likely than it did as of September 30, 2008 as a result of the eroding equity markets. Between September 30 and December 31, 2008, equity markets experienced substantial uncertainty and instability due to concerns fueled by, among other things, the U.S. government conservatorship of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, the declared bankruptcy of Lehman Brothers Holdings Inc., the U.S. government financial assistance to key financial institutions such as American International Group Inc., Citibank and Bank of America and other federal government interventions in the U.S. financial system. Global market and economic conditions were unprecedented and challenging with tighter credit conditions and recession in most major economies at that time. These factors caused us to conclude that the estimated enterprise value of our company had declined significantly. Specifically, under the market approach, we concluded that our estimated enterprise value had decreased because the market capitalizations and forward revenue multiples of public comparable companies selected by us had declined. In addition, under the income approach, we concluded that our estimated enterprise value decreased significantly between the two dates due to, among other things, the probability that our future performance at that time might be negatively impacted due to the recession.

Once our enterprise value was determined for each scenario, we then allocated a portion of the enterprise value to our common stock based on a “best economic outcome” model. For the initial public offering scenarios, the value assigned to the common stock is determined using a fully diluted outstanding share analysis based on the conversion of all preferred equity instruments into common stock. For M&A, dissolution/no value to common and private company scenarios, the model uses a break point analysis to determine the various enterprise values at which holders of each series of preferred stock would elect to convert to common stock and the points at which the holders of options and warrants would exercise as a result of the value of the common stock exceeding the exercise price. Each scenario was assigned a weighting factor based on the probability of occurrence.

The resulting portion of the estimated enterprise value that was allocated to the common stockholders under the model was then discounted to present value using our weighted average cost of capital. In those outcomes where we remained a private company, we estimated a likely discount for lack of liquidity as a private company and removed this amount from the value available to common stockholders. An at-the-money put option model was used to determine the discount for lack of liquidity at each valuation date. We relied on the Black-Scholes option pricing framework to determine the theoretical value of an at-the-money put option on our common stock which could be exercised in a liquidity event occurring at a future estimated date. The per share value derived from this analysis was then divided by the common share price derived from the PWERM analysis to determine the percentage discount that could be inferred using this model.

The following tables summarize significant assumptions utilized in the PWERM analysis as of April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008:

	Initial public offering (2008)	Initial public offering (2009)	April 30, 2008
			Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
Estimated timing of event	12/31/2008	12/31/2009	12/31/2010	12/31/2010	4/30/2008	4/30/2008
Revenue multiple	—	—	3.6	2.5	0.5	—
Weighting	15.0%	15.0%	15.0%	15.0%	30.0-%	10.0%
Discount factor	0.84	0.65	0.50	0.50	1.0	1.0
Weighted average cost of capital	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%

			July 31, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
Estimated timing of event	12/31/2008	6/30/2009	12/31/2010	12/31/2010	7/31/2008	7/31/2008
Revenue multiple	—	—	4.0	2.5	0.5	—
Weighting	5.0%	40.0%	25.0%	15.0%	10.0%	5.0%
Discount factor	0.91	0.82	0.58	0.58	1.0	1.0
Weighted average cost of capital	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

			September 30, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
Estimated timing of event	12/31/2008	6/30/2009	12/31/2010	12/31/2010	7/31/2008	7/31/2008
Revenue multiple	—	—	4.0	2.50	0.50	—
Weighting	5.0%	40.0%	25.0%	15.0%	10.0%	5.0%
Discount factor	0.91	0.82	0.58	0.58	1.0	1.0
Weighted average cost of capital	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

	Initial public offering (2009)	Initial public offering (2010)	December 31, 2008
			Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
Estimated timing of event	12/31/2009	9/30/2010	12/31/2011	12/31/2011	6/30/2009	12/31/2008
Revenue multiple	11.50	6.0	3.0	1.50	0.50	—
Weighting	17.5%	17.5%	20.0%	20.0%	20.0%	5.0%
Discount factor	0.80	0.68	0.51	0.51	1.0	1.0
Weighted average cost of capital	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

As of December 31, 2009, we utilized the following valuation methodologies to calculate our enterprise value: (i) a selected companies analysis using publicly available information regarding historical and projected future financial performance, including last twelve months, or LTM, and projected next fiscal year revenues for 14 companies in the molecular diagnostics industry with publicly traded equity securities, (ii) a selected transactions analysis using publicly available information regarding the historical financial performance, including LTM revenues, for 20 companies in the molecular diagnostics industry that have been acquired and (iii) a discounted cash flow analysis to determine the net present value of our future cash flows based on our management’s best estimates of our future financial performance from January 2010 to December 2015, utilizing discount rates ranging from 24.0% to 26.0% based on our weighted average cost of capital and terminal value growth rates of 4.0% to 6.0%.

A PWERM analysis was then used to allocate a portion of the implied enterprise value for our company based on those analyses to our common stock based on six possible scenarios: (i) an initial public offering of our common stock at June 30, 2010 at a price per share of our common stock based on an implied enterprise value equal to a multiple of our management’s estimate of our 2010 revenue; (ii) an initial public offering of our common stock at December 31, 2010 at a price per share of our common stock based on an implied enterprise value equal to multiple of our management’s estimate of our 2011 revenue; (iii) a merger or sale of our company at December 31, 2011 at a price per share of our common stock based on an implied enterprise value equal to a multiple of our management’s estimate of our 2011 revenue; (iv) a merger or sale of our company at December 31, 2011 at a price per share of our common stock based on an implied enterprise value equal to a multiple of our management’s estimate of our 2011 revenue; (v) a dissolution of our company at June 30, 2010 with no value available to be distributed to the holders of our common stock; and (vi) our remaining a private company. For purposes of the PWERM analysis, the foregoing scenarios were assigned a probability of 15.0%, 25.0%, 10.0%, 30.0%, 15.0% and 5.0%, respectively. For the initial public offering scenarios, the value assigned to our common stock was determined using the number of outstanding shares of our common stock assuming the conversion of all outstanding shares of our preferred stock into shares of our common stock. For the merger or sale scenarios, a break point analysis was used to determine the various enterprise values at which holders of each series of our outstanding shares of preferred stock would elect to convert their shares of our preferred stock into shares of our common stock and the points at which the holders of outstanding options and warrants to acquire shares of our common stock would exercise their options or warrants. The values allocated to our common stock as of a future date under each scenario by the PWERM analysis were then discounted using a weighted average cost of capital of 25.0% to calculate an implied present value of the value allocated to our common stock under the PWERM analysis.

Finally, because our stock was not publicly traded, the implied present value of the value allocated to our common stock under the PWERM analysis was discounted by 15.0% for lack of marketability based on the Black-Scholes put option pricing model to take into account variables including an expected time to liquidity under the six possible scenarios described above the potential share price volatility of our common stock, and a risk-free rate of return.

The foregoing analysis resulted in an estimate of the fair market value of our common stock as of December 31, 2009 of $2.74 per share. The equity markets remained turbulent for much of 2009 making a liquidity event unlikely. Accordingly, for stock compensation purposes, we determined that our common stock value remained unchanged from December 2008 through September 2009 at $2.63 per share. We allocated the increase in per share value ratably to each period from October 2009 through December 2009.

The following summarizes the significant assumptions utilized in our analysis as of December 31, 2009:

	Initial public offering (Early 2010)	Initial public offering (Late 2010)	December 31, 2009
			Merger or sale (High Value)	Merger or sale (Low Value)	Dissolution/ no value to common	Private company
	(dollars in thousands)
Enterprise value — exit valuation plus cash & equivalents	$143,852	$248,140	$255,985	$100,897	$45,577	$124,201
Discount period (time to exit)	0.5	1.0	2.0	2.0	0.5	—
Discount factor	0.89	0.80	0.64	0.64	1.0	1.0
Discounted enterprise value	$128,665	$198,512	$163,830	$64,574	$45,570	$124,201
Probability weightings	15.0%	25.0%	10.0%	30.0%	15.0%	5.0%

We did not conduct a valuation of our common stock as of March 31, 2010. However, we do not believe that any changes occurred during the three months ended March 31, 2010 which materially impacted the value of our common stock. Accordingly, for stock compensation purposes, we determined that our common stock value remained unchanged from December 31, 2009 through March 31, 2010 at $2.74 per share.

Determining the fair market value of our common stock involves complex and subjective judgments including estimates of revenue, earnings, assumed market growth rates and estimated costs, as well as appropriate discount rates. At the time of each of the above-referenced valuations, the significant estimates used in the discounted cash flow approach included our best estimates of our revenue and revenue growth rates for several years into the future. Although each time we prepared such forecasts we did so based on assumptions that we believed to be reasonable and appropriate at that time, there can be no assurance that any such estimates for earlier periods or for future periods will prove to be accurate.

The following is a quarterly summary of our stock option activity beginning in 2007:

Grants made during quarter ended	Number of options granted	Exercise price ($ per share)	Fair market value ($ per share) (1)		Intrinsic value ($ per share)
March 31, 2007	471,000	0.50	0.50		—
June 30, 2007	116,000	0.50	0.50		—
September 30, 2007	—	0.50	0.50		—
December 31, 2007	85,000	0.50	0.50		—
March 31, 2007 (2)	89,000	0.50	1.14		0.64
June 30, 2008	—	—	—		—
September 30, 2008 (2) (4)	140,000	0.60	4.73	(3)	4.13
September 30, 2008 (2)	83,000	0.64	4.73	(3)	4.09
September 30, 2008 (2) (4)	675,205	2.75	4.73	(3)	1.98
December 31, 2008	400	0.25	4.73	(3)	4.48
December 31, 2008	99,800	0.50	4.73	(3)	4.23
December 31, 2008	300,000	0.71	4.73	(3)	4.02
June 30, 2009	770,300	2.63	2.63		—
September 30, 2009	92,000	2.63	2.63		—
December 31, 2009	32,000	2.63	2.63		—
March 31, 2010	815,700	2.74	2.74		—

(1)	Represents the most recent estimated fair market value of our common stock at the time of grant.
(2)	In July 2008, in accordance with transition relief under Section 409A of the Internal Revenue Code, our board of directors and compensation committee approved amendments to certain options that it had approved during the quarters ended March 31, 2008 and June 30, 2008. The amendments increased the exercise price per share of the options to the fair market value of a share of common stock on the date of grant for purposes of Section 409A. The amendments to the options constituted a cancellation and re-grant of the options upon execution of the amendment documents by the grantees. Of these options, the exercise price of 83,000 options originally approved during the quarter ended March 31, 2008 were increased from $0.50 to $0.64 per share and the exercise price of 105,000 options originally approved during the quarter ended September 30, 2008 were increased from $0.60 to $2.75 per share.
(3)	Under Section 409A of the Internal Revenue Code, the fair market value of a share of common stock used for purposes of establishing the exercise price of an option must be determined by the reasonable application of a reasonable valuation method. The fair market value of a share of common stock used for determining the compensation expense recognized for options is determined as of the grant date. We have granted options with exercise prices equal to the fair market value of a share of common stock for purposes of Section 409A, which in certain cases may differ from the fair market value per share of common stock for purposes of stock-based compensation expense.
(4)	The grant date for options is considered to be the date the key terms and conditions of the award are communicated to individual recipients. During the quarter ended June 30, 2008, our compensation committee approved an aggregate of 611,500 options that were considered granted during the quarter ended September 30, 2008.

We recognized employee-stock based compensation in the statements of operations as follows:

	Years ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
	(in thousands)
Cost of sales	$11	$78	$185	$38	$25
Research and development	15	49	251	49	59
General and administrative	95	526	714	286	347
Sales and marketing	12	201	171	38	38

	$133	$854	$1,321	$411	$469

The total compensation cost related to unvested stock option grants not yet recognized as of March 31, 2010 was $3.9 million, and the weighted average period over which these grants are expected to vest is 2.26 years.

Based on the initial public offering price of $             per share, the intrinsic value of stock options outstanding at March 31, 2010 would have been $             million, of which $             million and $             million would have been related to stock options that were vested and unvested, respectively, at that date.

We record equity instruments issued to non-employees as expense at their fair value over the related service period and we revalue them periodically as the equity instruments vest. Stock-based compensation expense related to non-employee consultants totaled $6,000, $336,000, $135,000, $36,000 and $37,000 for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, respectively.

In December 2007, we issued an aggregate of 200,000 shares of common stock and in January 2008 we paid $91,770 to fully satisfy $519,699 of accrued salaries earned prior to March 2005.

Our 2008 Equity Incentive Award Plan and the 2008 Employee Stock Purchase Plan, which were approved by our stockholders in October 2008, are considered compensatory plans and compensation expense will be recorded. Compensation expense will depend on the level of enrollment in these plans and assumptions used in the determination of the fair market value of the awards at date of grant.

Common Stock Warrant Liability

We have estimated the fair value of all outstanding common stock warrants issued with our subordinated promissory notes. The warrant obligation is adjusted to fair value at the end of each reporting period. Such fair values were estimated using the Black-Scholes valuation model. Although we determined the common stock warrants include an implied down-side protection feature, we preformed a Monte-Carlo simulation and concluded that the value of the feature is de minimis and the use of the Black-Scholes valuation model is considered to be a reasonable method to value the warrants. We will continue to adjust the warrant liability for changes in fair value until the earlier of the expiration of the warrants or their exercise, at which time the liability will be reclassified to stockholders’ equity (deficit).

Inventory Valuation

Inventory valuations are stated at the lower of cost (on a first-in, first-out (FIFO) basis) or market and include direct labor, materials and manufacturing overhead. Our inventory includes raw materials, work-in-process and finished goods in instrument and reagent production. We periodically review inventory for evidence of slow-moving or obsolete parts and expired reagents, and a reserve is recorded based on management’s reviews of inventories on hand, compared to estimated future usage and sales, and assumptions about the likelihood of obsolescence.

Results of Operations

Comparison of the Three Months Ended March 31, 2010 and 2009

Revenue

Sales revenue for the three months ended March 31, 2010 was $0.8 million compared to $1.2 million for the three months ended March 31, 2009. Revenue for the three months ended March 31, 2010 consisted of $0.8 million from the sale of consumables. Revenue for the three months ended March 31, 2009 consisted of $0.2 million from the sale of INFINITI Analyzers and $1.0 million from the sale of consumables. The decrease in sales of INFINITI Analyzers and consumables was due primarily to the deferral of revenue on sales of Analyzers to international distributors until the receipt of payment, constrained financial resources limiting marketing efforts, the challenging worldwide sales environment and a decrease in domestic sales headcount.

Cost of Sales

Cost of sales for the three months ended March 31, 2010 was $1.5 million compared to $2.2 million for the three months ended March 31, 2009. The $0.7 million decrease in cost of goods sold is due primarily to lower costs for materials, labor and overhead attributable to the lower sales of both INFINITI Analyzers and consumables during the period.

Research and Development

Research and development expenses for the three months ended March 31, 2010 were $0.8 million compared to $0.9 million for the three months ended March 31, 2009. The decrease in research and development expenditures is due primarily to constrained resources during the three months ended March 31, 2010.

General and Administrative

General and administrative expenses for the three months ended March 31, 2010 were $1.6 million compared to $1.0 million for the three months ended March 31, 2009. The increase in general and administrative expense is due primarily to increases in accounting and audit fees, stock compensation costs and lease expenditures related to our new corporate facility.

Sales and Marketing

Sales and marketing expenses for the three months ended March 31, 2010 were $0.8 million compared to $1.1 million for the three months ended March 31, 2009. The decrease in sales and marketing expense is due primarily to a decrease in sales bonuses on lower sales revenue, a decreased sales and marketing headcount and constrained financial resources limiting marketing programs.

Interest Income

Interest income for the three months ended March 31, 2010 was $4,000 compared to $8,000 for the three months ended March 31, 2009. The decrease in interest income is due to lower average cash balances in the three months ended March 31, 2010.

Interest Expense

Interest expense for the three months ended March 31, 2010 was $0.8 million compared to interest expense of $0.2 million for the three months ended March 31, 2009. The increase of $0.6 million increase in interest expense is attributable to increases in principal and amortization of debt discount related to our subordinated promissory notes.

Other Income and Expense

Other expense for the three months ended March 31, 2010 consisted of a net charge of $0.2 million compared to a net charge of $27,000 for the three months ended March 31, 2009. The increase in other expense is due primarily to costs incurred related to this public offering.

Change in the Fair Value of Warrant Liabilities

The change in the fair value of warrant liabilities decreased our net loss by $0.3 million for the three months ended March 31, 2010 and increased our net loss by $62,000 for the three months ended March 31, 2009. The decrease in the change in fair value of warrant liabilities is due to the decreased remaining life of the associated warrants resulting in lower valuations.

Comparison of the Years Ended December 31, 2009 and 2008

Revenue

Revenue for the year ended December 31, 2009 was $5.9 million compared to $4.8 million for the year ended December 31, 2008. Revenue for the year ended December 31, 2009 consisted of $2.5 million from the sale of INFINITI Analyzers and $3.4 million from the sale of consumables. Revenue for the year ended December 31, 2008 consisted of $2.9 million from the sale of INFINITI Analyzers and $1.9 million from the sale of consumables and other. The decline in revenue from INFINITI Analyzer sales in 2009 was due to the deferral of the recognition of revenue on sales of Analyzers to international distributors until payment is received from certain international distributors. The increase in consumable and other sales in 2009 was primarily a function of the increase in our installed base of INFINITI Analyzers from 85 at December 31, 2008 to 144 at December 31, 2009.

Cost of Sales

Cost of sales for the year ended December 31, 2009 was $7.0 million compared to $5.4 million for the year ended December 31, 2008. The increase of $1.6 million was attributable to an increase in the material costs, labor and overhead associated with product sales during the period of $0.6 million and other charges totaling $1.0 million. The other charges include an increase of $0.3 million related to production personnel, an increase of $0.2 million related to field service and customer service functions in anticipation of increased product and service demand, an increase of $0.2 million in occupancy expenses related to our new manufacturing facility, increased production capacity charges of $0.2 million and amortization of INFINITI Analyzers capitalized under our domestic placement plans of $0.1 million as a result of growth in our installed base.

Research and Development

Research and development expenses for the year ended December 31, 2009 were $3.5 million compared to $3.7 million for the year ended December 31, 2008. Research and development expenses decreased, attributable to a $0.2 million decrease in material expenses related to continued development of our diagnostic tests and our INFINITI Analyzer and a $0.1 million decrease in professional fees, offset in part by a $0.2 million increase in headcount related expenses.

General and Administrative

General and administrative expenses for the year ended December 31, 2009 were $4.7 million compared to $3.8 million for the year ended December 31, 2008. The increase primarily was driven by a net increase of $0.9 million in occupancy expenses related to our new corporate facility.

Sales and Marketing

Sales and marketing expenses for the year ended December 31, 2009 were $4.4 million compared to $4.8 million for the year ended December 31, 2008. Sales and marketing expenses decreased, attributable to a decrease of $0.3 million in headcount and travel and entertainment related expenses and a decrease of $0.1 million in other operating expenses.

Interest Income

Interest income for the year ended December 31, 2009 was $19,000, compared to interest income of $0.2 million for the year ended December 31, 2008. The decrease in interest income was the result of lower average cash balances and interest rates in 2009.

Interest Expense

Interest expense for the year ended December 31, 2009 was $1.8 million compared to interest expense of $0.3 million for the year ended December 31, 2008. The increase of $1.5 million in interest expense primarily was related to the issuance of approximately $8.5 million additional aggregate principal amount of two-year subordinated promissory notes in 2009 bearing a weighted average annual interest rate of approximately 7.3%.

Other Income (Expense), Net

Other expenses net for the year ended December 31, 2009 were $2.5 million compared to $32,000 for the year ended December 31, 2008. The increase was due to the write-off of initial public offering related costs of $2.5 million incurred in 2008.

Change in the Fair Value of Warrant Liabilities

The change in the fair value of warrant liabilities increased our net loss by $0.9 million for the year ended December 31, 2009 and increased our net loss by $0.2 million for the year ended December 31, 2008. The change is primarily attributable to the increase in the value of the underlying preferred stock and the reclassification of common stock warrants to liabilities.

Comparison of the Years Ended December 31, 2008 and 2007

Revenue

Revenue for the year ended December 31, 2008 was $4.8 million compared to $1.6 million for the year ended December 31, 2007. Revenue for the year ended December 31, 2008 consisted of $2.9 million from the sale of INFINITI Analyzers and $1.9 million from the sale of consumables and other. Revenue for the year ended December 31, 2007 consisted of $1.1 million from the sale of INFINITI Analyzers and $0.5 million from the sale of consumables. The increase in INFINITI Analyzer sales in 2008 was driven by the expansion of our national sales force in the U.S. and the continuing development of sales in Europe, Asia and South America through distributors, while the increase in consumable and other sales in 2008 was primarily a function of the increase in our installed base of INFINITI Analyzers from 38 at December 31, 2007 to 85 at December 31, 2008.

Cost of Sales

Cost of sales for the year ended December 31, 2008 was $5.4 million compared to cost of sales of $3.7 million for the year ended December 31, 2007. The increase of $1.7 million was primarily attributable to material costs, labor and overhead associated with the increase in product sales during the period, and other charges, including an increase of $1.1 million related to personnel in our production, field service and customer service functions in anticipation of increased product and service demand, excess and obsolete inventory reserves and scrap charges of $0.5 million as a result of product updates and products that failed to meet specification and amortization of INFINITI Analyzers capitalized under our domestic placement plans of $0.1 million as a result of growth in our installed base, offset in part by decreased production capacity charges of $1.0 million.

Research and Development

Research and development expenses for the year ended December 31, 2008 were $3.7 million compared to $2.6 million for the fiscal year ended December 31, 2007. The increase in research and development expenses was related to a $0.5 million increase in material requirements, a $0.4 million increase in personnel related expenses, a $0.1 million increase in consulting fees to support the development of our expanding menu of diagnostic tests and continued improvement of our INFINITI Analyzer and a $0.1 million increase in operating expenses.

General and Administrative

General and administrative expenses for the year ended December 31, 2008 were $3.8 million compared to $2.4 million for the year ended December 31, 2007. The increase was driven by a $0.6 million increase in payroll and consulting fees, a $0.5 million increase in other operating expenses to support our growing infrastructure and a $0.3 increase in professional fees.

Sales and Marketing

Sales and marketing expenses for the year ended December 31, 2008 were $4.8 million compared to $2.7 million for the fiscal year ended December 31, 2007. The increase in sales and marketing expenses was attributable to a $1.9 million increase in personnel expenses, including travel expenses, related to the increase in headcount, and a $0.2 million increase in other operating expenses in support of our sales growth.

Interest Income

Interest income for the year ended December 31, 2008 was $0.2 million compared to $0.3 million for the year ended December 31, 2007. The difference resulted from higher average cash balances and interest rates in the year ended December 31, 2007 than in the year ended December 31, 2008.

Interest Expense

Interest expense for the year ended December 31, 2008 was $0.3 million compared to no interest expense for the year ended December 31, 2007. The interest expense for the year ended December 31, 2008 was related to promissory notes converted into our Series D Convertible Preferred Stock in March 2008 and long term subordinated promissory notes issued in September and October 2008.

Other Income (Expense), Net

Other expense net for the year ended December 31, 2008 was $32,000 compared to other income net of $7,000 for the year ended December 31, 2007. The increase in net expense was due primarily to currency exchange losses between the U.S. dollar and the Euro from Euro denominated sales of our products and collection of the associated receivables.

Change in the Fair Value of Warrant Liabilities

The change in the fair value of warrant liabilities increased our net loss by $0.2 million for the year ended December 31, 2008 and decreased our net loss by $0.1 million for the year ended December 31, 2007. The change was attributable to the increase in the fair value of the related warrants as a result of the increase in the value of the underlying preferred stock.

Liquidity and Capital Resources

Historical Cash Flows

From inception in April 1999 through March 31, 2010, we have financed our operations primarily through sales of privately placed shares of convertible preferred stock and subordinated promissory notes.

Our primary uses of cash are to fund operating expenses, inventory purchases and the acquisition of machinery and equipment. Cash used to fund operating expenses excludes the impact of non-cash items such as the provision for excess and obsolete inventory, depreciation, stock-based compensation and non-cash interest expense and is impacted by the timing of when we pay these expenses as reflected in the change in our outstanding accounts payable and accrued expenses. Acquisitions of machinery and equipment primarily consist of our cost to manufacture INFINITI Analyzers utilized in our domestic placement plans, purchases of laboratory equipment, computer hardware and software and facility improvements.

As of March 31, 2010, we had cash and cash equivalents of $4.1 million compared to $2.4 million as of March 31,

2009.

The following table summarizes our cash flows for each of the periods indicated:

	Years ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
		(as restated)	(as restated)
	(in thousands)
Net cash used in operating activities	$(9,448)	$(13,562)	$(10,122)	$(2,170)	$(2,284)
Net cash used in investing activities	(1,031)	(1,065)	(657)	(185)	(95)
Net cash provided by financing activities	7,686	14,801	8,570	1,992	5,908

	$(2,793)	$174	$(2,209)	$(363)	$3,529

Operating Activities

Net cash used in operating activities for the year ended December 31, 2007 consisted of a net loss of $9.3 million plus $0.6 million of decreases in working capital and $0.1 million related to revaluation of warrant liabilities, offset in part by depreciation and amortization of $0.4 million and $0.1 million of non-cash compensation. The primary changes in working capital accounts were an increase of $0.8 million in inventory as a result of increased purchasing and production activity in anticipation of increased sales volume and an increase of $0.4 million in accounts receivable as a result of significant sales growth in 2007, offset in part by an increase of $0.7 million in accounts payable and other current liabilities as a result of increased operational volume and the timing of payments.

Net cash used in operating activities for the year ended December 31, 2008 consisted of a net loss of $13.1 million plus $2.9 million of decreases in working capital, offset in part by $1.2 million of stock-based compensation, depreciation and amortization of $0.6 million, $0.3 million of non-cash interest expense related to subordinated notes that were converted into shares of convertible preferred stock in March 2008 and subordinated promissory notes issued in September and October, $0.2 million of provisions for excess inventory and $0.1 million related to revaluation of warrant liabilities. The primary changes in working capital accounts were an increase of $3.5 million in inventory as a result of increased purchasing and production activity in anticipation of increased sales volume and an increase of $0.3 million in accounts receivable as a result of increased sales volume, offset in part by an increase of $0.9 million in accounts payable.

Net cash used in operating activities for the year ended December 31, 2009 consisted of a net loss of $19.0 million offset in part by $1.0 million of increases in working capital accounts, $2.5 million in unpaid deferred financing costs charged to non-operating expense, $1.8 million of non-cash interest expense related to subordinated promissory notes, $1.5 million of stock-based compensation expense, $0.8 million of depreciation and amortization, $0.6 million of non-cash expense related to the cancellation and reissuance of common stock warrants issued to certain holders of subordinated promissory notes to double the number of warrant shares exercisable, $0.4 million of provisions for doubtful accounts and excess inventory and $0.3 million related to revaluation of preferred stock warrant liabilities. The primary changes to the working capital accounts were a decrease of $0.4 million in inventory, a $0.8 million increase in other current and non-current liabilities, an increase of $1.0 million in deferred rent expense related to our new corporate facility, offset by a $0.5 million decrease in accounts payable and a $0.8 million increase in accounts receivable.

Net cash used in operating activities for the three months ended March 31, 2010 consisted of a net loss of $4.7 million and $0.3 million related to fair value changes in warrant liabilities, offset in part by $1.0 million of changes in working capital, $0.8 million of non-cash interest and other expense related to subordinated promissory notes, $0.7 million in stock compensation expense and $0.2 million of depreciation and amortization. The primary changes in working capital were a $0.3 million increase in non-current liabilities, a $0.5 million decrease in inventory, a $0.6 million increase in current liabilities and a $0.1 million decrease in accounts receivable offset in part by a $0.4 million decrease in accounts payable.

Investing Activities

Net cash used in investing activities for all periods noted above consisted primarily of invested capital and facility investment to manufacture INFINITI Analyzers utilized in our domestic placement plans and purchases of machinery and equipment, including furniture, computer equipment and software, in support of all functional areas of the business.

Financing Activities

Net cash provided by financing activities prior to 2008 consisted primarily of sales of shares of convertible preferred stock issued in private placement transactions. For 2008, net cash provided by financing activities was attributable to the sale of $3.2 million of subordinated promissory notes issued in private placement transactions. For 2009, net cash provided by financing activities was attributable to the sale of $8.5 million of subordinated promissory notes issued in private placement transactions. For the three months ended March 31, 2009 and 2010, net cash provided by financing activities primarily was attributable to the sale of $2.0 million and $5.8 million, respectively, of subordinated promissory notes issued in private placement transactions.

Contractual Obligations

As of December 31, 2009, the annual amounts of future minimum payments under certain of our contractual obligations were:

	Payments due by period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Contractual obligations:
Subordinated promissory notes (1)	$13,992	$3,450	$10,542	$—	$—
Operating lease	11,599	682	4,179	4,849	1,889

	$25,591	$4,132	$14,721	$4,849	$1,889

(1)	In September and October 2008 and March 2009 through December 2009, we issued $13.3 million aggregate principal amount of subordinated promissory notes in private placements to certain accredited investors. The notes bear a weighted average annual interest rate of 8.7%, with the principal and accrued interest (shown above accrued through December 31, 2009) generally due two years after the date of issuance. We may elect to prepay the notes at any time without penalty; however, one of the notes is subject to a redemption premium of 3.25% of its principal amount if redeemed prior to August 19, 2010. In the private placements, we also issued warrants to purchase an aggregate of 3,758,740 shares of our common stock with a weighted average exercise price of $5.61 per share. The warrants become exercisable one year after issuance and have terms of five years.

In addition, in February and March 2010, we issued $5.25 million aggregate principal amount of subordinated notes in a private placement to certain accredited investors. The notes bear interest at the rate of 6.0% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase an aggregate of 1,575,000 shares of our common stock with an exercise price of $5.00 per share. The warrants will not become exercisable until one year after issuance and have a term of five years.

Pursuant to the terms of the warrants, we will be required to prepare and file a registration statement for the resale of the warrants and the shares of common stock issuable upon exercise of the warrants following the later of (a) the first anniversary of the closing dates of the private placement and (b) the date when we are required to comply with the periodic reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will be required to maintain the effectiveness of this registration statement for a period of up to 180 days. If we intend to file a registration statement on our behalf after the later of the times referenced in (a) and (b) above, the investors in the private placement will have the right, subject to certain limitations, to cause us to include in the registration the warrants and shares of common stock issuable upon exercise of the warrants. These registration rights will terminate as to any investor when all of such investor’s warrants and shares of common stock underlying the warrants may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, during any 90-day period.

In February and March 2010, we issued $425,000 in subordinated notes bearing interest at the rate of 6% per annum with principal and accrued interest balances due two years after the date of issuance and a $100,000 subordinated promissory note bearing interest at the rate of 6% per annum with principal and accrued interest balances due 120 days after the date of issuance. The $100,000 note was paid in full in June 2010. The remaining notes, together with all accrued and unpaid interest, may be paid in full at any time prior to maturity. In connection with these notes, we issued warrants to purchase 149,100 shares of our common stock at an exercise price of $4.00 per share. The warrants are exercisable beginning one year after the date of issuance and expire five years from the date of issuance.

In April 2010, we and one of our note holders amended a $1.0 million principal amount subordinated promissory note to extend the maturity date of the note from August 2010 to April 2011. In connection with this amendment, we cancelled a warrant to purchase 284,000 shares of our common stock at an exercise price of $7.00 per share held by the note holder which was to expire five years after the issuance date, and reissued to the holder a warrant to purchase 284,000 shares of our common stock at an exercise price of $5.00 per share which will expire six and one-half years after the original issuance date of the cancelled warrant. Also in April 2010, we and the applicable note holders amended approximately $5.0 million in aggregate principal amount of our subordinated promissory notes to extend the maturity dates from between August 2010 and December 2011 to April 2012. In connection with these amendments, we cancelled warrants to purchase 1,431,360 shares of our common stock at an exercise price of $7.00 per share held by the note holders which were to expire five years after the issuance date, and reissued to the holders warrants to purchase 1,431,360 shares of our common stock at an exercise price of $5.00 per share which will expire six and one-half years after the original issuance date of the cancelled warrants.

On August 31, 2010, a $100,000 principal amount subordinated promissory note is scheduled to mature. We intend to repay this note with our available cash. In 2011, approximately $8.2 million in aggregate principal amount of our subordinated promissory notes is scheduled to mature. The remaining approximately $10.7 million in aggregate principal amount of our outstanding subordinated promissory notes is scheduled to mature in 2012. As discussed under “Use of Proceeds,” we intend to use a portion of the net proceeds from this offering to repay the principal and interest under our outstanding subordinated promissory notes.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements or unconsolidated special-purpose entities.

Working Capital Commitments and Liquidity

We have a history of operating losses and negative cash flows since our inception and we may not be able to achieve or maintain profitability. If we do not consummate this offering or obtain additional capital from other external sources, we do not expect to have sufficient working capital to fund our planned operations through December 31, 2010. As a result, our independent registered public accounting firm included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements for the year ended December 31, 2009.

We anticipate that our current cash and cash equivalents and cash provided by this offering and our operating activities will be sufficient to meet our currently estimated cash requirements for at least the next 12 months. We anticipate that we will use the proceeds from this offering to fund research and development activities, to fund clinical studies and clinical trials of our tests, to fund the expansion of our sales and marketing operations, to fund the expansion of our manufacturing capacity and for other working capital and general corporate purposes. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercialization, manufacturing and research and development activities, and as a result we may need additional capital financing. The amount of additional capital we may need to raise depends on many factors, including:

•

the level of research and development investment required to maintain and improve our technology, including efforts to expand our molecular diagnostic tests menu, to fund clinical studies and trials of our tests and to invest in the development of new products;

•	the amount of future cash provided by or used in operating activities;

•	the costs of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

•	our need or decision to acquire or license complementary technologies or acquire complementary businesses; and

•	changes in regulatory policies or laws that affect our operations.

We cannot be certain that additional capital will be available when and as needed or that our actual cash requirements will not be greater than anticipated. If we require additional capital at a time when investment in diagnostics companies or in the marketplace in general is limited by the then prevailing market or other conditions, we may not be able to raise such funds at the time that we desire or any time thereafter. In addition, if we raise additional funds through the issuance of common stock or securities convertible into shares of common stock, the percentage ownership of our stockholders could be significantly diluted, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we obtain additional debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products, or grant licenses on terms that are not favorable to us.

Recent Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board, or FASB, issued new revenue recognition standards for arrangements with multiple deliverables, where certain of those deliverables are non-software related. The new standards modify the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. The new standards eliminate the requirement that all undelivered elements must have either: (i) vendor specific objective evidence, or VSOE, or (ii) third-party evidence, or TPE, before an entity can recognize the portion of overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. Additionally, the new standards modify the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and are effective for us beginning in the first quarter of fiscal 2011, although early adoption is permitted. We are currently evaluating the impact of adopting these new standards on our consolidated financial position, results of operations and cash flows.

In May 2009, the FASB issued authoritative guidance on required disclosures for subsequent events. The guidance is intended to establish general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued. It requires disclosure of the date through which an entity has evaluated subsequent events and the basis for that date. The guidance is effective for interim or annual financial periods ending after June 15, 2009, and was adopted prospectively. The adoption did not have a significant impact on the determination or reporting of our financial results.

In June 2008, the FASB issued guidance related to the evaluation of whether a financial instrument or its embedded features are indexed to the issuer’s common stock. The guidance became effective for fiscal years and interim periods beginning after December 15, 2008. The guidance sets forth a procedure to determine whether a financial instrument or its embedded features should be classified as debt or equity and applies to all such instruments outstanding as of the date of adoption, with any resulting adjustment applied to retained earnings. If a financial instrument or its embedded features are determined not to be equity, they shall be classified as either an asset or a liability and their fair value shall be remeasured periodically. We evaluated the common stock warrants issued in connection with our subordinated promissory note issuances in 2008 and 2009 and determined that the guidance applies both to the warrants that we issued in 2008, which subsequently were cancelled and reissued in December 2009, and to all such warrants issued in 2009.

Qualitative and Quantitative Disclosures about Market Risk

Our exposure to market risk is currently confined to our cash and cash equivalents. We have not used derivative financial instruments for speculation or trading purposes. In addition, we have not invested in auction rate securities. Our subordinated promissory notes have a weighed average fixed annual interest rate of 7.9%, and therefore changes in interest rates generally will affect the fair value of these debt instruments.

The primary objective of our investment activities is to preserve our capital for the purpose of funding operations while at the same time maximizing the income we receive from our investments without significantly increasing risk. To achieve these objectives, we invest our cash primarily in liquid money market funds. As a result, we believe we have minimal interest rate risk; however, a one percentage point change in the average interest rate on our portfolio would have changed interest income for 2009 by approximately $11,000.

Internal Control Over Financial Reporting

In the first and second quarter of 2010, we identified two material weaknesses in our internal control over financial reporting, as defined in rules established by the PCAOB. The first material weakness was the result of two different internal control deficiencies with respect to revenue recognition. The first control deficiency involved the failure to appropriately document negotiated terms and conditions that deviated from our standard terms and conditions, and to consistently and accurately communicate the negotiated terms and conditions to accounting management so that the transactions could be properly recorded in the accounting records. The control deficiency did not result in adjustments to our financial statements because, independent of and prior to identifying the control deficiency, and in connection with the preparation of our financial statements, we had deferred the recognition of revenue from these sales as collection of the payments related to these sales was not reasonably assured. See “Risk Factors — Failure by our customers or distributors to pay for products we have sold to them could have a material adverse effect on our financial condition and results of operations.”

The second control deficiency related to the misapplication of GAAP with respect to the timing of the recognition of revenue for product sales characterized by multiple deliverables or additional elements. More specifically, during the year ended December 31, 2009, in connection with the sale of an INFINITI system, we granted one of our domestic customers the right to trade in the system for our new INFINITI Plus system at the time it becomes available for sale, so long as the customer pays us an incremental amount for the new system. We previously recognized $120,000 of revenue in our statement of operations for the year ended December 31, 2009, with respect to this sale. However, under GAAP, based on the specific facts of the arrangements, we have now deferred the recognition of revenue from this sale until the earliest to occur of (i) both the exercise by the customer of their right to trade in the system for, and our shipment of, the INFINITI Plus system, (ii) notification by the customer to us of its election to forgo the rights, or (iii) such time (if any) as we determine the rights had expired. Though we do not intend to continue to provide customers with an option to trade in systems as described above, in the event we do provide customers with such an option, we will recognize revenue for the sale of the applicable systems in accordance with GAAP. In addition, during the years ended December 31, 2008 and 2009, in connection with the initial sale of INFINITI systems to certain customers, we agreed to provide training to these customers on how to use our system. We previously recognized $245,000 and $100,000 of revenue in our statements of operations for the years ended December 31, 2008 and 2009, respectively, with respect to sales to customers for which we agreed to provide such training but for which such training had not yet been completed. Because such training is considered a deliverable with no objective reliable evidence of fair value within the overall sales transaction, we are required to defer revenue recognition until completion of the related training.

The second material weakness in our internal control over financial reporting related to our financial statement closing process and resulted from having identified numerous post-closing accounting adjustments we were required to record in connection with the preparation of our 2009 financial statements, and having discovered in the first quarter of 2010 certain errors related to our accounting for warrants issued with our subordinated promissory notes. Such errors involved calculating and allocating the fair value of the warrants and calculating the amortization of the related interest expense.

We restated our financial statements to correct these misstatements. The following table sets forth the net effects of the restatement on selected items within our statements of operations for the periods presented:

	Years ended December 31,
	2008	2009
	(Increase) Decrease
Revenue	$245,000	$(25,000)
Gross loss	($131,000)	($49,000)
Interest expense	$94,000	$598,000
Net loss	($37,000)	$549,000

In response to the identification of the material weaknesses described above, we adopted a remediation plan and have taken the following steps:

•	revised our sales and revenue recognition policies and procedures and trained our personnel, including all remaining members of our sales team, with respect to the revised policies and procedures;

•	amended our code of ethics and are requiring all of our employees to certify compliance with this code; and

•

increased the technical proficiency of our GAAP compliance function by hiring a full-time consultant (who is a former partner of a nationally recognized accounting firm) as a member of our senior finance and accounting staff, and intend to further enhance such technical proficiency through the hiring of additional well-qualified finance and accounting staff.

We believe that the actions taken will remediate the control deficiencies that resulted in the identified material weaknesses but we cannot assure you that our internal control over financial reporting, as modified, will enable us to remedy these deficiencies or avoid material weaknesses in the future. If the remediation measures taken are not effective, or we engage in other activities that result in the identification of additional material weaknesses in our internal control over financial reporting, we could be subject to inaccurate financial reporting or material misstatements in our annual or interim financial statements and we may not be able to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002. If any of these were to occur, our reputation, investor perceptions of us and the price of our common stock could be negatively impacted and you may not be able to rely on our financial statements.

We are not currently required to comply with regulations promulgated under Section 404 of the Sarbanes-Oxley Act. We have historically operated as a private company and the number and qualifications of our finance and accounting staff have not been consistent with those of a public company. We also currently do not have an internal audit function. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. However, for the year ending December 31, 2011, pursuant to Section 404 of the Sarbanes-Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting. In addition, under current U.S. Securities and Exchange Commission, or SEC, rules, our independent registered public accounting firm will also be required to deliver an attestation report on the operating effectiveness of our internal control over financial reporting beginning with the year ending December 31, 2011. We have taken actions to improve our internal control over financial reporting, including expanding our finance and accounting staff, and expect to spend significant time and resources continuing that effort in the future.

The process of designing and implementing effective internal controls and procedures is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments. We cannot assure you that our efforts will be adequate to satisfy our reporting obligations as a public company or that we will be able to successfully complete the procedures and certification and attestation requirements related to Section 404 of the Sarbanes-Oxley Act or that we or our independent registered public accounting firm will not identify additional material weaknesses or significant deficiencies in our internal control over financial reporting. If we identify any reason that we cannot certify as to the effectiveness of our internal control over financial reporting, we could incur additional costs remedying the cause of our failure to certify as to the effectiveness of our internal control over financial reporting, and our reputation, investor perceptions of us and the price of our common stock could be materially adversely affected and you may not be able to rely on our financial statements.

Business

Overview

We design, develop, manufacture and market a fully integrated molecular diagnostics platform called the INFINITI system that includes our highly automated bench-top INFINITI Analyzer, which has the versatility to run a large menu of genetic tests. By eliminating the need for multiple specialized instruments and automating many of the discrete processes of genetic testing, we believe our system can significantly improve laboratory productivity, workflow and cost per reportable result over many existing technologies and methods. Our system is easy to use, provides a high level of sensitivity and accuracy and is capable of high volume testing and multiplexing. Our system is designed to allow for the development of new and enhanced tests without modification to our platform. We believe these and other attributes of our system could reduce the cost and complexity of genetic testing and the need for specialized personnel, equipment and facilities, allowing a broader range of reference laboratories, hospital laboratories and specialty clinics to perform molecular diagnostics tests, and facilitating the acceptance and rapid adoption of our system.

As of March 31, 2010, we offered 42 tests for use on our INFINITI Analyzer, including tests focused in the areas of women’s health, cancer and personalized medicine, which we believe represent large and growing market opportunities in genetic testing. Each of our tests includes BioFilmChips and Intellipac Reagent Management Modules specific to the test. We have plans to increase the number of tests offered in each of our target market segments, which we believe will further increase the utility of our system to customers. We believe the depth and breadth of our test menu is a strong competitive advantage that will allow laboratories to more efficiently utilize laboratory space, labor and capital investment. We also have entered into collaborative relationships with leading research and academic institutions for the development of additional tests, which we anticipate will allow us to significantly increase the breadth of our test menu. As of March 31, 2010, we had nine tests under development, including two new tests in the area of cancer.

We intend to establish a large installed base of INFINITI Analyzers which in turn should generate significant recurring demand for our high margin testing consumables, including our test-specific BioFilmChips and Intellipac Reagent Management Modules. As of March 31, 2010, we had an installed base of 151 INFINITI Analyzers in reference laboratories, hospital laboratories and specialty clinics in North America, Europe, Asia, the Middle East and South America.

We have received FDA clearance for the INFINITI Analyzer and our Warfarin, FII, FV and FII-FV Panel tests, and we intend to seek clearance or approval, as necessary, for our other tests. Like many other companies offering molecular testing products on a commercial basis, most of the tests that we offer have not been cleared or approved for diagnostic use by the FDA. These molecular tests are available to laboratories on an RUO basis. As required by FDA regulations, these tests must be labeled, “For Research Use Only. Not for use in diagnostic procedures.” Although our RUO products are used for clinical purposes by laboratories certified under CLIA, as laboratory-developed tests pursuant to guidelines issued by the College of American Pathologists, we are not permitted to market these products for diagnostic purposes. As of March 31, 2010, 38 of our 42 tests were offered on an RUO basis. For the year ended December 31, 2009 and the three months ended March 31, 2010, sales of RUO tests represented 86% and 82%, respectively, of our revenue from the sale of consumables. We believe that many other companies offering molecular tests on a commercial basis also derive significant revenue from the sale of RUO tests.

Market Opportunity

Industry Background

Molecular diagnostics tests, a new and expanding part of the in vitro diagnostics market, are used to detect genetic biomarkers associated with a predisposition to, or the presence of a particular disease, condition or other genetic variance. This information may enable physicians to achieve better patient outcomes and better contain health care costs through, for example, earlier diagnosis of disease, improved monitoring of disease progression and more personalized treatment selection. According to Kalorama Information, an independent market research firm, the global molecular diagnostics market is expected to grow from an estimated $3.2 billion in 2007 to $5.4 billion in

2012, which represents a compound annual growth rate of 11%. Kalorama Information stated that a large portion of molecular diagnostic tests currently are performed through the use of “home-brew” tests, and these tests are not included in their global molecular diagnostics market estimates. We believe there are a number of trends that will impact the demand for molecular diagnostics tests:

•

Identification of links between biomarkers and diseases. The continuous discovery of links between certain biomarkers and various disease states is facilitating the treatment of individuals based on these biomarkers. For example, the American College of Obstetricians and Gynecologists has concluded that the use of a combination of the Papanicolaou, or Pap, test, and HPV testing is appropriate to screen for cervical cancer in women age 30 and older. In addition, genetic mutations that are linked to diseases now can be identified prior to birth. As a result, many states in the U.S. have begun mandating screening for certain inherited genetic disorders, such as cystic fibrosis, as a means to facilitate early diagnosis and treatment of the disorders.

•

Pharmacogenetics. Tailoring treatments to an individual’s genetic profile, or personalized medicine, is a rapidly growing market segment within molecular diagnostics. Many pharmaceutical companies are screening drugs for varied toxicity and efficacy among individuals with different genetic profiles. Health care providers are also able to treat patients while minimizing the potential for serious side effects by conducting pharmacogenetic diagnostic tests prior to prescribing drugs. Better targeted and more effective pharmacogenetic-based treatments may lead to increased use of molecular diagnostics testing. For example, health care providers are more frequently requesting genetic tests to help determine warfarin sensitivity and the probable toxicity and efficacy of leading cancer drugs such as Irinotecan and tamoxifen. Also, tailoring treatment of cancer based on the genetic profile of a tumor is a significant advancement in oncology. We believe genetic profiling has become an increasingly common method of determining whether or not a patient is likely to respond to anti-EGFR medications in the treatment of colon cancer. Leading cancer authorities, including the National Comprehensive Cancer Network and the FDA, have recognized the importance of excluding persons with the KRAS mutation before treatment with Cetuximab, marketed as Erbitux, and Panitumumab, marketed as Vectibix, for metastatic colon cancer. Recent studies also have shown that certain mutations in the CYP450 2C19 gene are associated with the effectiveness of clopidogrel, marketed as Plavix. We believe that these developments will improve the effectiveness of treatments and clinical outcomes, which may reduce costs for third-party payors.

•

Decentralization of the molecular diagnostics market. The molecular diagnostics testing market is dominated by large reference laboratories and large hospital laboratories. We believe that small and medium-sized reference and hospital laboratories and specialty clinics increasingly are seeking to add molecular diagnostics capabilities to more efficiently treat patients and to take advantage of the favorable reimbursement rates for these tests. We believe this trend is being facilitated in part by new technologies, such as ours, that are more automated, easier to use, more cost effective and require less bench space in a laboratory. For example, we believe hospitals increasingly are seeking to implement surveillance programs within their own facilities for methicillin-resistant staphylococcus aureus, or MRSA, which often is acquired at hospitals and causes staph infections resistant to a broad spectrum of antibiotics. Molecular diagnostics tests for MRSA that can be completed on-site in a relatively short time period permit hospitals to screen incoming patients for MRSA, and thereby improve patient welfare and reduce the significant costs associated with hospital-acquired infections.

•

Relabeling of drugs by the FDA. The FDA has begun to require the relabeling of certain drugs based on the efficacy and potential side effects of the drug on groups of individuals with specific genetic profiles. For example, in August 2007, the FDA required the relabling of the drug warfarin to recommend that a lower initial dose be considered for patients with certain genetic variations in the CYP450 2C9 and VKORC1 genes in order to reduce the serious risk of bleeding. As of July 2009, the product labels for Erbitux and Vectibix stated that these drugs are not recommended for the treatment of colorectal cancer in patients with KRAS mutations. In March 2010, the FDA implemented a Boxed Warning requirement for the Plavix label, the strongest warning required by the FDA. A Boxed Warning signifies that medical studies indicate that prescribing a drug carries a significant risk of serious or even life-threatening adverse effects. As such, the FDA now requires the Plavix label to include language informing doctors that patients with CYP450 2C19 mutations have a diminished response to the drug, and thus, such patients may be susceptible to a heart attack, stroke or cardiovascular death due to the ineffectiveness of the drug. The FDA also is considering requiring the relabeling of the cancer drug Tamoxifen to recommend that genetic testing be performed for specific mutations in the CYP450 2D6 gene because these mutations affect the efficacy of the drug. We believe that such recommendations from the FDA may increase the demand for molecular diagnostics tests. We believe that the FDA’s actions with respect to these drugs reflect the trend of greater emphasis on assessing individual patient differences when prescribing treatment. This trend is becoming increasingly important in cancer therapy, and we believe that understanding the genetic characterization of different cancers could become a focal point of cancer treatment.

The Limitations of Current Testing Methods

Scientists have developed a variety of genetic analysis methods, including DNA sequencing, gene expression and genotyping, to detect genetic biomarkers. These analytical methods are performed using various genetic testing technologies, the most common being polymerase chain reaction, or PCR, which involves amplifying, or generating billions of copies of, the DNA sequence in question and then detecting the DNA with the use of fluorescent dyes. Existing technologies for in vitro diagnostic genetic testing are often practiced through commercially available kits, semi-automated systems and “home-brew” tests. These existing testing platforms have a number of drawbacks, which we believe have limited their use significantly, including:

•

Limited automation. While a number of companies offer testing systems as an alternative to “home-brew” tests, these systems tend to automate only certain steps in the testing process. Some of these systems require sequential processing through multiple instruments prior to generating results. Consequently, laboratories utilizing these types of systems often commit significant capital and labor to these systems.

•

Specialized labor. Specialized laboratory technicians are required to properly perform and evaluate the quality and accuracy of the results of most existing molecular diagnostics technologies. We believe that there is an existing labor shortage of specialized laboratory technicians in the U.S. clinical laboratory market, which in addition to the cost of this labor has limited the availability of molecular diagnostics testing and has restrained the growth of the market.

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Limited testing menu. Many existing testing systems offered as alternatives to “home-brew” tests have limited test menus. As a result, a laboratory may need to purchase many different systems to satisfy its testing needs. This requires separate training of operators on the use and maintenance of each system and may also require a significant amount of laboratory bench space.

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Inability to multiplex. In many cases, the predisposition to a genetic disorder, or the presence of a particular disease, condition or genetic variance affecting therapy, is caused by multiple genetic mutations which necessitate testing for multiple biomarkers to diagnose those diseases, conditions or variances. Many existing technologies are only able to examine one biomarker at a time, and in order to make a diagnosis, the laboratory must perform repeated tests on a sample. Serial testing is expensive and significantly increases the amount of time needed to perform diagnostic tests.

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High cost per reportable result. Because “home-brew” tests require specialized personnel to complete complex and extensive protocols, the tests can be time-consuming and result in high labor costs. These processes also can use a significant amount of reagent, which is costly and leads to significant amounts of waste. The use of supplementary, discrete instrumentation to perform semi-manual tests also increases costs, as compared to a system that automates the discrete processes of genetic testing.

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Inaccurate results and low sensitivity. The additional handling of samples required to operate manual or semi-automated systems can lead to an increased risk of sample contamination and human error. The lack of automation also can lead to problems related to repeatability of results. In addition, many existing testing systems are not capable of simultaneous target and signal amplification (methods for increasing the detectability of genes) when running a sample, which limits the sensitivity and specificity of these systems and could result in the need for a larger sample size.

These limitations have created the need in the molecular diagnostics market for a fully integrated system to perform a large menu of automated, cost-effective and easy to use tests with a high degree of accuracy and sensitivity.

Our Solution

We believe our INFINITI system will address many of the current limitations of existing molecular diagnostic technologies. The INFINITI system is cost-effective, easy to use, highly sensitive, accurate and designed to mulitplex. To use our system, an operator only needs to load prepared test samples into the bench-top INFINITI Analyzer, along with the specific BioFilmChips and Intellipac Reagent Management Modules, for the desired tests. Once the INFINITI Analyzer is loaded and the tests are initiated, no supervision is required. After the test is completed, the system generates an electronic report that can be transmitted directly to a laboratory information system. Our system has several key advantages, including:

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Cost-effective and easy to use. The integrated, “load and go” design of the INFINITI Analyzer eliminates the need for complex protocols and manual intervention once a test is initiated, which should reduce the cost of tests by simplifying work flow and allowing the instrument to be operated without the need for highly-skilled laboratory technicians. The INFINITI Analyzer automates the molecular testing process, including results analysis and reporting, and its Intellipac Reagent Management Module automatically identifies reagents and tracks their manufacturing history and consumption. We believe that the INFINITI system is one of the few self-contained, integrated systems for molecular diagnostic testing that is commercially available today.

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Broad menu of tests. As of March 31, 2010, we offered 42 tests. We believe that this represents one of the broadest menus of commercially available molecular research use or diagnostic tests provided on a single platform. As we increase the number of tests available for use on our system, laboratories using our system will be able to broaden their molecular diagnostics offerings without additional capital investment or operator training. Our system is designed to allow for the development of new and enhanced tests without modification to our platform. We believe the depth and breadth of our test menu is a strong competitive advantage that will allow laboratories to more efficiently utilize laboratory space, labor and capital investment.

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Ability to multiplex. Many diseases are caused by multiple genetic mutations which necessitate testing for multiple biomarkers to diagnose those diseases. Our system is able to multiplex, which reduces the amount of sample needed and the time required to run the test, and may reduce the need for multiple tests. This capability is advantageous in genetic testing, for example, in HPV screening, which tests for several biomarkers and is often performed at the same time and using the same patient sample as the Pap test.

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Multiple Patient Array technology. Our proprietary Multiple Patient Array, or MPA, technology permits samples from up to four patients to be processed simultaneously on a single microarray, increasing system throughput by up to 300% and reducing the cost per sample by up to 75% as compared to our single patient microarrays. We also have developed the ability to produce an MPA that permits samples from up to eight patients to be processed simultaneously. We believe this technology will better enable us to address high volume molecular testing markets, such as those for HPV and other STDs. As these and other tests gain broader market acceptance, we believe that this technology affords us the flexibility to continue to offer highly competitive pricing while seeking to maintain our margins.

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Higher-throughput. We believe we can substantially increase a laboratory’s throughput over existing laboratory-developed and other manual and semi-automated tests by enabling them to perform their tests on our fully integrated and automated system that has the ability to multiplex and run high volume MPAs. The INFINITI Analyzer also can run multiple different tests simultaneously which reduces or eliminates the need for laboratories to run tests in batches.

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Increased accuracy of results and higher sensitivity. Human handling of samples is the most common cause of contamination and error in existing technologies. By reducing the risk of human error and contamination, we believe our system can provide more accurate and repeatable test results than other, less automated systems. In addition, where certain systems only use target or signal amplification (methods for increasing the detectability of genes), we believe our combined target and signal amplification technologies can increase the sensitivity and specificity over these widely-used stand-alone amplification methods. For example, we have conducted studies which have demonstrated that our system has achieved sensitivity to the level of detection of 10 copies of mycobacterium tuberculosis and five copies of HPV, which we believe is more sensitive than many other commercially available tests.

Our Strategy

Our objective is to become a leading provider of molecular diagnostics products to reference laboratories, hospital laboratories and specialty clinics. To achieve our objective, we intend to:

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Establish a large installed base. We intend to establish a large installed base of INFINITI Analyzers. We believe that the ease of use, cost-effectiveness, accuracy, sensitivity and broad test menu offered by our fully-integrated, multiplexing system will generate demand from clinical laboratories seeking a more flexible and efficient molecular diagnostic platform, and smaller reference laboratories, hospital laboratories and specialty clinics for which it has been previously uneconomical to develop their own tests. We offer the INFINITI Analyzer through direct sale and our domestic placement plans, in which an INFINITI Analyzer is placed at the customer’s location at no direct cost to the customer. We believe that a large installed base will generate significant recurring demand for our high margin consumables, including our BioFilmChips and Intellipac Reagent Management Modules, and drive revenue growth.

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Develop and launch new tests. We believe that developing a broad menu of tests to run on our system will increase the value of our system and drive additional placements and increased consumable purchases. We launched the INFINITI system in 2005 with an introductory panel of four tests. As of March 31, 2010, we offered 42 tests and had nine tests under development. We have entered into collaborative relationships with leading research and academic institutions for the development of additional tests, which we anticipate will allow us to continue to significantly increase the breadth of our test menu. The majority of tests that we offer and intend to develop have established market demand and reimbursement by public and private payors. We believe that the depth and breadth of our test menu will be a strong competitive advantage that will allow laboratories to more efficiently utilize laboratory space, labor and capital investment. In addition, the depth and breadth of our test menu diversifies our revenue sources so we are not solely dependent on the performance of any single test.

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Expand our domestic sales force and international distribution of our products. We focus our sales efforts on reference laboratories, hospital laboratories and specialty clinics. We are marketing and selling the INFINITI system in the U.S. through our own sales and marketing organization which, as of March 31, 2010, was comprised of 13 sales persons located in key metropolitan cities in the U.S. As of March 31, 2010, we had established distributor relationships in 22 countries outside the U.S. where the INFINITI system is marketed. These countries include Canada, Mexico, major countries in Europe, China, Russia, Brazil and countries in the Middle East. We plan to expand our global distribution networks aggressively, with an emphasis on Europe, Asia, the Middle East and South America, to increase international sales.

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Pursue regulatory clearances, approvals and certifications for certain products and facilities, as necessary. Although we believe that many companies offering molecular tests on a commercial basis derive significant revenue from the sale of RUO tests, in some cases there may be strong market demand for FDA cleared or approved tests. We already have received FDA clearance for the INFINITI Analyzer and four of our tests, and we have submitted three additional notifications for 510(k) clearance to the FDA. We intend to pursue clearance or approval for our other tests, as necessary. We believe that most of our tests we submit to the FDA will require only 510(k) clearance rather than the more time-consuming and expensive process of obtaining PMA from the FDA. However, in certain cases where we believe PMA is required, such as for our HPV-HR Quad test, we intend to submit a PMA application for approval. In addition, we believe in some cases there is a strong demand in the European community for molecular diagnostic products that bear the CE mark in accordance with applicable law. Accordingly, as of March 31, 2010, we had affixed the CE mark on 13 of our products and will continue to do so, as necessary, in international markets.

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Align with key opinion leaders and increase scientific awareness of our products. We have aligned with key opinion leaders and clinical research laboratories, including ARUP Laboratories, Cleveland Clinic, Louisiana State University Hospital Health Science Center, Montreal Heart Institute, New York Presbyterian Hospital and San Francisco General Hospital. As either one of our customers or a party with whom we have entered into a collaborative relationship to develop additional tests, each of these opinion leaders has helped to increase awareness of our system, to demonstrate its benefits relative to existing technologies or to accelerate its adoption in the molecular diagnostics market. We also seek to increase awareness of our products through participation at trade shows and academic conferences where we sponsor lectures by leading scientific figures and through strategic placements of advertisements in various industry publications. We also conduct online seminars and grand rounds to promote the utility of our products to our potential customers. In addition, our system has been discussed in several published peer review articles.

Our Products

INFINITI Analyzer

The INFINITI Analyzer, the centerpiece of the INFINITI system, is a bench-top instrument that integrates and automates the discrete processes of sample handling, reagent management, hybridization, detection and results analysis of genes in a self-contained system. The INFINITI Analyzer has been designed to operate on a “load and go” basis, which means that to run a test, an operator only needs to load prepared samples into the INFINITI Analyzer along with the specific BioFilmChips, the multilayer microarrays on which tests are run, and the Intellipac Reagent Management Modules, the reagent-holding conduit designed to communicate all relevant information about a test to the INFINITI Analyzer without any intervention from the operator. Once the INFINITI Analyzer is loaded and the tests are initiated, no supervision is required. From the perspective of the operator, the test protocols are identical, which eliminates the need to repeatedly train operators when additional tests are added. After the test is completed, the INFINITI Analyzer generates an electronic report that can be transmitted directly to a laboratory information system.

We are also developing new products, including our next generation analyzer, the INFINITI Plus, and our INFINITI ASSIST, both of which are currently in Beta trial. The INFINITI Plus will be able to process samples from 48 different patients simultaneously for those customers who require a higher throughput than that offered by the INFINITI Analyzer. Both analyzers will be marketed concurrently and will use the same consumables. The INFINITI ASSIST will enable the operator to perform the up-front sample preparation automatically. We intend to release these instruments for commercial sale in 2010.

Our Tests

As of March 31, 2010, we offered the following 42 tests which can be run on the INFINITI Analyzer and focus on the areas of women’s health, infectious disease, cancer, personalized medicine, genetic disorders, cardiovascular disease/thrompbophilia, newborn screening and psychiatric disorders:

(1)	The tests listed in this table have not been cleared or approved for diagnostic use by the FDA and are sold on an RUO basis, except for our Warfarin, FII, FV and FII-FV Panel tests.

Descriptions of Our Tests

The following is a description of our tests that are available for sale. Unless otherwise indicated, the tests described below have not been cleared or approved for diagnostic use by the FDA and are sold on an RUO basis.

HPV Quad (Screening). Our HPV Quad (Screening) test is designed to screen four different patient samples for 13 high-risk and two low-risk types of HPV simultaneously on a single BioFilmChip.

HPV Genotyping. Our HPV Genotyping test is designed to identify 26 high and low-risk HPV types and help identify women at high risk for the development of cervical disease and cervical cancer.

HPV-HR Quad. Our HPV–HR Quad test is designed to genotype 14 high-risk types of HPV in four different patient samples simultaneously on a single BioFilmChip.

Respiratory Virus Panel. Our Respiratory Virus Panel test is designed to detect the presence of 24 common respiratory viruses found in the human respiratory tract.

Flu A-SOIV. Our Flu A-SOIV test is designed to detect the presence of Flu A and 2009 H1N1, common respiratory viruses found in the human respiratory tract.

MDR-TB. Our multidrug-resistant tuberculosis, or MDR-TB, test is designed to detect the presence of tuberculosis and assess drug resistance to the tuberculosis treatments rifampin, isoniazid and pyrazinamide.

NTM. Our nontuberculous mycobacterium, or NTM, test is designed to detect the presence of 12 of the most common pathogenic NTMs from a single sample.

STD-6 QUAD. Our STD-6 QUAD test is designed to detect the presence of six common microorganisms that cause sexually transmitted microorganisms (Chlamydia trachomatis, Neisseria gonorrhea, Trichomonas vaginalis, Ureaplasma urealyticum, Mycoplasma hominis and Mycoplasma genitalium) in four different patient samples simultaneously on a single BioFilmChip.

CT-NG Quad. Our CT-NG Quad test is designed to detect the presence of Chlamydia trachomatis and Neisseria gonorrhea in four different patient samples simultaneously on a single BioFilmChip.

Leuko Quad. Our Leuko Quad test is designed to detect Chlamydia trachomatis, Neisseria gonorrhea and Trichomonas vaginalis in four patient samples simultaneously on a single BioFilmChip.

Urogen Quad. Our Urogen Quad test is designed to detect Ureaplasma urealyticum, Mycoplasma hominis and Mycoplasma genitalium in four patient samples simultaneously on a single BioFilmChip.

Pelvic Inflammatory Disease Panel. Our Pelvic Inflammatory Disease Panel test is designed to detect the presence of microorganisms, including Chlamydia trachomatis, Neisseria gonorrhea, Trichomonas vaginalis, Ureaplasma urealyticum, Mycoplasma hominis and Mycoplasma genitalium.

Candida Vaginitis Panel. Our Candida Vaginitis Panel is designed to detect the presence of the organisms that can cause five sexually transmitted fungal infections: Candida albicans, Candida parapsilosis, Candida tropicalis, Candida glabrata and Candida krusei.

Bacterial Vaginosis Panel. Our Bacterial Vaginosis Panel is designed to detect the presence of the organisms that can cause six sexually transmitted bacterial infections: Bacteroides fragilis, Gardnerella vaginalis, Mobiluncus mulieris, Mobiluncus curtisii, Atopobium vaginae and Prevotella bivia.

5-FU. Our Fluorouracil, or 5-FU, test is designed to detect and identify point mutations in the Dihydropyrimidine Dehyrogenase, MTHFR and Thymidylate Synthase genes that affect the toxicity and efficacy of 5-FU, a leading chemotherapy drug. 5-FU is given as a treatment for several types of cancer, including colon, rectal, breast, stomach and pancreatic cancers.

EGFR. Our EGFR test is designed to identify receptors that may indicate whether cancer patients will respond to drugs that inhibit EGFR expression, such as Tarceva and Gefitinib.

NAT-2. Our N-acetyltransferase 2, or NAT-2, test is designed to identify select variants of the NAT-2 gene which are associated with an increased risk of developing bladder and other types of cancer.

KRAS. Our KRAS test is designed to identify select mutations of the KRAS gene in colorectal cancer patients, who may not benefit from anti-EGFR therapies, such as Cetuximab and Panitumumab.

KRAS-BRAF. Our KRAS-BRAF test is designed to identify select mutations of the BRAF gene and the KRAS gene in metastatic colorectal cancer patients who have been found to not respond to certain anti-EGFR therapies, such as Cetuximab and Panitumumab.

UGT1A1. Our UGT1A1 test is designed to identify a select variant of the UGT1A1 gene that affects the toxicity of Irinotecan, a leading cancer drug.

CYP450 2D6T. Our CYP450 2D6T test is designed to identify select variants of the CYP450 2D6 gene that affect the efficacy of Tamoxifen, a breast cancer drug.

CHEK-2. Our CHEK-2 test is designed to identify select variants of the CHEK-2 gene that are associated with an increased risk of developing breast cancer. Mutations in the CHEK-2 gene also have been associated with other hereditary and somatic (not inherited) cancers, including prostate, lung, colon, kidney, thyroid and ovarian cancers.

Breast Cancer Panel-AJ. Our Breast Cancer Panel-AJ test is designed to identify three genetic mutations common in the Ashkenazi Jewish population in the breast cancer 1, or BRCA1, and breast cancer 2, or BRCA2, genes that are associated with an increased risk of developing breast cancer.

Ashkenazi Jewish Panel. Our Ashkenazi Jewish Panel test is designed to detect 31 genetic mutations associated with susceptibility to eight genetic diseases that occur more frequently in the Ashkenazi Jewish population, including Tay-Sachs disease, Canavan disease, familial dysautonomia, Gaucher’s disease, Fanconi Anemia, Niemann-Pick disease and Bloom Syndrome.

CFTR-31. Our CFTR-31 test is designed to detect the presence of 31 mutations in the cystic fibrosis transmembrane conductance regulator, or CFTR, gene which are associated with an increased risk of developing cystic fibrosis.

CYP450 2C19 Panel. Our CYP450 2C19 Panel test is designed to identify select variants of the CYP450 2C19 gene that affect the metabolism and efficacy of the anticoagulant drug Plavix.

Warfarin. Our Warfarin test is designed to identify select variants of the CYP450 2C9 and Vitamin K epoxide reductase, or VKORC1, genes that affect the metabolism of the oral anticoagulant warfarin. This test received 510(k) clearance from the FDA in January 2008.

CYP450 2C9-VKORC1. Our CYP450 2C9-VKORC1 test is designed to identify select variants of the CYP450 2C9 and VKORC1 genes that affect the metabolism of warfarin. The test is designed to detect expanded numbers of CYP450 2C9/VKORC1 variants found in certain ethnic groups as compared to our Warfarin test.

CYP450 2C19 Plus. Our CYP450 2C19 Plus test is designed to identify select variants of the CYP450 2C19 gene that affect the efficacy of many drugs, including diazepam (an antiepileptic drug) and pantoprazole (a proton pump inhibitor).

TAMX3. Our TAMX3 test is designed to identify select variants of the CYP450 2D6, CYP450 3A5 and SULT1A1 genes which affect the metabolism of certain drugs, including the cancer drug Tamoxifen.

CYP450 2D6I. Our CYP450 2D6I test is designed to identify select variants of the CYP450 2D6 gene that affect the efficacy of many drugs, including the antidepressants Paroxetine and Fluoxetine, and the cancer drug Tamoxifen.

MDR-1. Our MDR-1 test is designed to identify select variants of the MDR-1 gene, which is helpful in predicting how certain drugs will penetrate through different pharmacological barriers in the body and how new anti-cancer or anti-parasite agents will interact with MDR-1 and potential liver toxicity.

CYP450 3A4 / CYP450 3A5. Our CYP450 3A4 and CYP450 3A5 tests are designed to identify select variants of the CYP450 3A4 and CYP450 3A5 genes that affect the metabolism of many drugs, including most calcium channel blockers, most benzodiazepines and human immunodeficiency virus, or HIV, protease inhibitors. The presence of these variants may be used to determine the cause of amplified side effects to a drug and unresponsiveness to the therapeutic effects of a drug.

Factor II / Factor V / FII-V Panel. Our Factor II, Factor V and FII-V Panel tests are designed to identify select variants of the Factor II and Factor V genes associated with an increased risk of developing blood clots. Each of these tests received 510(k) clearance from the FDA in February 2007.

Factor II Plus / MTHFR / Factor II Plus–V Panel / FII-FV-MTHFR Panel / FII Plus-FV-MTHFR Panel. Our Factor II Plus, MTHFR, Factor II Plus-V Panel, FII-FV-MTHFR Panel, and FII Plus-FV-MTHFR Panel thrombophilia tests are designed to identify select variants of the Factor II, Factor V and Methylenetetrahydrofolate reductase, or MTHFR, genes associated with an increased risk of developing blood clots.

Tests We Are Developing for Future Sale

We are developing the following tests to be run on the INFINITI Analyzer, focused on the areas of women’s health, infectious disease, cancer, personalized medicine, genetic disorders and psychiatric disorders:

Descriptions of Our Tests in Development

ALS. We are developing our amyotrophic lateral sclerosis, or ALS, test to identify select genetic variants associated with the development of the inherited form of ALS. ALS, which is often referred to as “Lou Gehrig’s Disease,” is a progressive neurodegenerative disease that affects nerve cells in the brain and the spinal cord.

Thalassemia. We are developing our Thalassemia test to identify select variants of the alpha globin genes associated with alpha thalassemia. Alpha thalassemia is a group of blood disorders that affect the production of normal hemoglobin and causes different forms of anemia.

Carbamazepine. We are developing our carbamazepine test to identify a select variant of the human leukocyte antigen, or HLA, gene that is associated with an increased risk of serious dermal toxicities to carbamazepine in individuals with Asian ancestry, including South Asian Indians. Carbamazepine is a drug used to treat epilepsy, bipolar disorder and neuropathic pain.

Warfarin Resistance Panel. We are developing our Warfarin Resistance Panel to identify with a single test select variants of the CYP450 2C9, VKORC1, Factor II and Factor V genes that play a role in resistance to warfarin.

BRAF Panel. We are developing our BRAF Panel to identify select variants in regions important for BRAF activity, which we believe could assist in developing proper therapeutic treatment of certain cancers.

MRSA-HAI. We are developing our MRSA-HAI test to detect the presence of certain microorganisms that may be associated with hospital acquired infections, or HAIs, including MRSA.

PIK3CA. We are developing our PIK3CA test to identify a select variant of the PIK3CA gene which is linked to gynecological malignancy, including ovarian cancer.

C. diff. We are developing our C. diff. test to detect the presence of Clostridium difficile, or C. diff., which is a bacterium that can cause symptoms ranging from diarrhea to life-threatening inflammation of the colon.

Codeine. We are developing our Codeine test to identify select variants of the CYP450 2D6 and UGT2B7 genes, which determine an individual’s ability to metabolize codeine. Certain individuals exhibiting these variants transform codeine into morphine, potentially resulting in toxicity to nursing infants whose mothers have been prescribed the drug.

The completion of our development of the tests described above and its timing are subject to a number of factors, some of which are beyond our control, including factors impacting the cost of development, changes in customer demand and the results of our research and development activities. For these or other reasons, we could cease development of any of these tests at any time. As a result, we cannot assure you that we will develop the tests described above on a timely basis or at all.

Key Market Opportunities

In developing our menu of tests, we have focused on a broad range of areas, with a particular focus on the areas of women’s health, cancer and personalized medicine, which we believe are potentially high value market segments. By offering a wide variety of tests for each of these markets, all of which can be run on our single platform, we believe we will provide a significant value proposition to laboratories that focus in these areas by allowing them to consolidate multiple testing platforms and/or expand their testing capabilities with limited additional investment in equipment or training.

Women’s Health

We believe we are uniquely positioned to capitalize on substantial market opportunities in certain areas of women’s health, such as HPV, other STDs and breast cancer. According to Frost & Sullivan, an independent market research firm, the HPV molecular diagnostics market potential in the U.S. was approximately $1.1 billion in 2007. We believe this is one of the largest segments of the women’s health genetic testing market today. In addition, we believe that the STD and breast cancer testing markets represent large and growing opportunities in women’s health. We currently offer 14 tests that may be used by laboratories in the area of women’s health.

Cancer

Due to the severity of the disease and the often high cost of treatment, tests to determine the predisposition to, diagnose or direct the treatment of various forms of cancer are becoming an important area of growth in molecular diagnostic testing. According to Frost & Sullivan, the U.S. market for cancer-focused molecular diagnostic tests was approximately $270 million in 2007 and is projected to grow to approximately $1.8 billion by 2014. We currently offer 18 tests that may be used by laboratories in the cancer-focused molecular diagnostic market.

Personalized Medicine

We also intend to become a leading provider of genetic tests in the area of personalized medicine. We believe that the use of these tests in diagnostic tests may identify patients who will benefit from certain medications, potentially resulting in improved treatment quality and a reduction in health care costs associated with the prescription of ineffective medications. We believe this represents a significant market opportunity as physicians begin to adopt these tests and as additional genetic variances are identified that may be relevant to treatment decisions. We currently offer 16 tests that may be used by laboratories in the area of personalized medicine.

Key Tests

HPV

The United States Center for Disease Control and Prevention, or CDC, estimates that approximately 20 million Americans currently are infected with HPV and that an additional 6 million individuals contract the virus annually. Certain types of HPV are primary causes of cervical cancer, a disorder which has had deleterious effects on women’s health. The American Cancer Society estimated that, in 2009, over 11,000 women were diagnosed with, and that over 4,000 women died from, cervical cancer. The primary cervical cancer screening method for the last 50 years has been the Pap test. While the Pap test is currently the standard of care for cervical cancer screening, the Pap test itself has a number of limitations, including: (1) false negatives due to sampling errors, (2) inherently subjective nature of the test and (3) limited predictive value and inability to detect high-risk HPV types, the primary cause of cervical cancer. Recent studies have concluded that molecular diagnostics tests for high-risk HPV types are more accurate than the Pap test in detecting cervical cancer and a large market opportunity has emerged for HPV testing. We believe that the information elicited from HPV testing has become highly relevant to the treatment and early diagnosis of cervical cancer, as reflected by the March 2009 recommendation of the American Society of Colposcopy and Cervical Pathology that certain women with high-risk HPV types, as determined by HPV genotyping tests, be referred for immediate coloscopy.

Our strategy is to become a key provider of HPV testing products. We have developed three HPV tests, which are designed for screening and/or genotyping and each of which addresses a different segment of the HPV market segment. Our HPV-HR Quad test, designed to screen for and genotype 14 high-risk types of HPV simultaneously, our HPV Quad (Screening) test, designed to screen for 13 high-risk and two low-risk types of HPV and our HPV Genotyping test, designed to identify 26 high and low-risk types of HPV. Our HPV-HR Quad and HPV Quad (Screening) tests are designed to allow a laboratory to test samples from four different patients simultaneously on a single BioFilmChip. We believe our tests offer several competitive advantages over existing HPV screening and genotyping tests, such as the consolidation of multiple testing steps required in screening and genotyping, full automation, low sample requirement and a high degree of accuracy and specificity. We plan to seek a PMA for our HPV-HR Quad test and 510(k) clearance for our HPV Genotyping test. Our HPV Quad (Screening) and HPV Genotyping tests have been CE marked in accordance with applicable law. The CE marking indicates that these tests meet minimum standards of performance, safety and quality and can be commercially distributed throughout the EEA and other countries outside the EEA that have accepted the CE marking as an acceptable certification of efficacy and safety of medical devices.

Other STDs

According to the CDC, there are approximately 19 million new cases of STDs each year in the United States, with direct medical costs to the U.S. health care system estimated at $16.4 billion annually. Chlamydia, the common name for the bacterium Chlamydia trachomatis, Gonorrhea, the disease caused by the bacterium Neisseria gonorrhea, and

Trichomoniasis, the disease caused by the parasite Trichomonas vaginalis, represent three of the most common STDs in the U.S. While both men and women may become infected, these conditions have particular impact on adolescent girls and young women. When undiagnosed and untreated these infections can contribute to health problems such as pelvic inflammatory disease, infertility, poor pregnancy outcomes and increased susceptibility to certain other diseases such as HIV. According to the CDC, there are an estimated 2.8 million cases of Chlamydia and more than 700,000 cases of Gonorrhea in the U.S. each year, with more than half of these cases going undiagnosed and unreported. The CDC also estimates that there are more than 7.4 million new cases of trichomoniasis each year, making it the most common curable STD among young sexually active women.

We intend to capitalize on the significant market opportunity in the area of STD testing by providing solutions to some of the inadequacies and inefficiencies of many of the current testing methods. We believe that physicians presently lack the tools to identify some of these organisms efficiently or in a cost-effective manner, if at all. Conversely, we believe that our molecular identification techniques are well suited to test for these infections in a cost-effective manner. We have launched a variety of panels consisting of tests for the three organisms listed above and several others. Our panels are designed to screen for multiple organisms in a single sample collection. We believe that this may reduce health care costs by reducing the number of physician visits required to obtain the correct diagnosis.

Breast Cancer

Except for non-melanoma skin cancer, breast cancer is the most common form of cancer in women. According to the CDC, nearly 200,000 women were diagnosed with, and over 40,000 women died of, breast cancer in 2006, the latest year for which data is available. We have developed tests such as our CHEK-2 and the Breast Cancer Panel-AJ tests, which are designed for use by laboratories in their tests to determine individuals at greater risk for early onset breast cancer, and our CYP450 2D6T test, which is designed for use in laboratory developed tests to determine if a woman will benefit from Tamoxifen, a frequently prescribed drug for the prevention of breast cancer recurrence. If specific variants are present, the patient cannot convert Tamoxifen to an active form of the drug and the medication is not effective. We believe that our tests could play an important role in improving patient outcomes and reducing health care costs related to breast cancer and in improving the screening, early diagnosis and effective treatment of certain individuals with, or potentially at risk of developing, breast cancer.

Colorectal Cancer

The American Cancer Society estimated that, in 2009, there were over 100,000 new cases of colon cancer and over 40,000 new cases of rectal cancer, and that these diseases caused nearly 50,000 deaths during that year, making it the second leading cause of cancer-related deaths in the U.S. during that year. Anti-EGFR drugs have emerged as prevalent anticancer therapeutics as they help neutralize EGFR over-activity that has been linked to several cancers, including colorectal cancer. However, certain genetic mutations are associated with poor response to anti-EGFR therapies. We have developed KRAS and KRAS-BRAF tests, which enable laboratories to identify these mutations. We believe that our tests could assist in reducing health care costs and maximizing the effectiveness of cancer treatment by assisting in the determination of the efficacy of anti-EGFR drugs.

Pharmacogenetic Tests

In addition, we intend to become a leading provider of tests designed to assess genetically determined variations in responses to drugs, an area known as pharmacogenetics. One of our leading offerings in this area is our CYP450 2C19 Panel test, which is designed to enable laboratories to identify certain gene variants that affect the metabolism and efficacy of the anticoagulant drug Plavix. Plavix is the most commonly prescribed anti-platelet drug in the United States, with more than 25 million total prescriptions filled in the U.S. in 2009, including more than 8 million new prescriptions, based on data from IMS Health Incorporated, or IMS. As of March 2010, the FDA now requires the Plavix label to include language informing doctors that patients with CYP450 2C19 mutations have a diminished response to the drug, and thus, such patients may be susceptible to a heart attack, stroke or cardiovascular death due to the ineffectiveness of the drug. We believe that such FDA requirements may increase the demand for molecular diagnostics tests such as ours. Our other leading tests in this area currently include our CYP450 2C19 Plus, Warfarin and CYP450 2D6I tests, which are designed to enable laboratories to identify certain gene variants associated with responsiveness to certain medications for psychiatric disorders, the oral anticoagulant warfarin and certain antidepressants and cancer drugs, respectively. Warfarin is the most commonly prescribed anticoagulant in the United States, with more than 30 million total prescriptions filled in the U.S. in 2009, including more than 14 million new prescriptions, based on data from IMS. Our Warfarin test has been cleared by the FDA and the others currently are available for research use only. We believe that our tests could improve patient care and diminish health care costs when used by laboratories to assess the efficacy and side effects of certain medications before they are given to patients.

Our Technology

The INFINITI system uses four key technological innovations that automate the discrete processes of genetic testing for clinical laboratories in a fully integrated molecular diagnostics system. These four innovations are: (1) the INFINITI Analyzer; (2) the BiofilmChip; (3) the Intellipac Reagent Management Module; and (4) the multiplexing test format (the ability to detect multiple disease-specific biomarkers on one or more samples simultaneously).

INFINITI Analyzer

The INFINITI Analyzer is an automated, multiplexing, continuous flow, random access microarray platform that is designed to integrate all the discrete processes of genetic testing, including sample handling, reagent management, hybridization, stringency and detection for the analyses of DNA sequences, into a self-contained system. The INFINITI Analyzer features a built-in confocal microscope with two lasers, a thermal stringency station and a temperature cycler for denaturing nucleic acids for allele-specific primer extension. The INFINITI Analyzer is designed to operate in a random access mode. To avoid contamination of samples or reagents, disposable pipette tips are used for each step in the test. This eliminates the use of pumps, plumbing or tubing resulting in minimal biohazardous liquid waste. The INFINITI Plus, our next generation testing platform, is currently in Beta trial and is expected to have twice the throughput of the INFINITI Analyzer.

The INFINITI Analyzer hardware is controlled by the Qmatic scheduling software, which is embedded within the on-board computer. The Qmatic software has a schedule manager that is designed to control all operations of the INFINITI Analyzer, including test protocol, fluid handling, robotics, optical detection and results analysis. This proprietary scheduling software gives the INFINITI Analyzer flexibility. Some key features include: (1) processing of 24 microarrays simultaneously; (2) running multiple samples and multiple tests at the same time; (3) test protocol monitoring; and (4) multiplexing different patient samples on the single microarray for increased throughput and reduced cost.

Tests are processed automatically and read by the built-in confocal microscope. Results are analyzed and presented in numerical and graphical format. The data generated is analyzed and formatted as a result report. The electronic results report can be reviewed via the LCD screen or can be transmitted directly to a laboratory information system.

INFINITI Analyzer functional layout

BioFilmChip

The BioFilmChip consists of multiple layers of a three dimensional hydro-gel matrix coated on polyester film sandwiched between a plastic base and a reaction body to form the microarray. Polyester film, with length of up to 10,000 feet and width of up to 18 inches, is coated with four different layers of emulsions and then cut into sections for each BioFilmChip. Each of the emulsion layers has a unique formulation designed to address a specific function necessary for the film to act as the base of the microarray. The first layer, the surface preparation layer, smoothes the film surface. The second optical blocking layer blocks any intrinsic fluorescence, allowing us to raise the gain of the detection system and giving our system greater sensitivity. The third layer is the linking layer that allows us to attach biochemical sensors. The fourth layer is the surfactant layer that breaks the surface tension so the sample is spread evenly on the chip. The microarrays are printed with 36 to 1,024 individual features of biochemical sensors depending on the test requirement. The spotted microarrays are then packaged into a specifically designed magazine. Four of the microarray magazines can be loaded on the INFINITI Analyzer at one time.

BioFilm cross-sectional view

Microarray assembly components	Microarray	Microarray magazine

Intellipac Reagent Management Module

The Intellipac Reagent Management Module holds the reagent needed to run specific tests. The reagent module is designed to communicate all relevant information about a test to the INFINITI Analyzer without any intervention from the operator, saving time and preventing errors. Information saved on the module includes: reagent identification; expiration dates; lot number; amount of reagent remaining for future tests; specific instructions for test processing; and the time last used and on what instrument. This is accomplished by a read write memory chip embedded in the module. The instrument opens the reagent module and breaks the seal, reads all the needed information and prompts the operator for further action if needed.

Intellipac Reagent module

Multiplexing Test Format

Microarray Test Methods

The BioFilmChip has a set of unique universal immobilized capture probes, or zip codes. Specific zip codes are immobilized at each predetermined spot to the microarray. A target gene-specific detection primer is hybridized (the reaction of complementary DNA sequences) to the PCR amplicon of the sample. (PCR, or Polymerase Chain Reaction, is an enzymatic reaction that makes millions of copies of DNA. The PCR-copied products are known as PCR amplicons.) The hybridized detection primer is designed to extend in the presence of a fluorescence precursor to produce a fluorescent extension product which hybridizes to the microarray (the process increases the signal so that the detection system can read it). The detection primer has two complementary parts: one target specific and the other immobilized capture probe specific. The capture probe specific part has no sequence homology with the target. After hybridization and washing of the excess unbound probes, the chip is scanned for fluorescence and the data is analyzed. Once multiplexed PCR is complete, the amplicons are subjected to the detection primer extension reaction, which proceeds for several extension cycling steps. At the beginning of each cycle, a primer anneals to the amplicon and is extended. During extension, a fluorescence dye-labeled nucleotide is incorporated. At the end of a cycle, the extended primer is denatured from its target, which is then available for another cycle in which a new primer anneals. Thus, multiple dye-labeled probes are generated, which will hybridize to the microarray. Where certain systems only use target or signal amplification, we believe our combined target and signal amplification technologies can increase the sensitivity and specificity over these widely-used stand-alone amplification methods. For example, we have conducted studies which have demonstrated that our system has achieved sensitivity to the level of detection of 10 copies of mycobacterium tuberculosis and five copies of HPV, which we believe is more sensitive than many other commercially available tests.

Schematic of the microarray test process (Figure 1)

This schematic illustrates the microarray test process. In the microarray test process, first, PCR is used to make millions of copies of the sample DNA. The sample copies then react (hybridize) with the detection primer specific to the genetic variant being tested. (See 1, Detection Primer Hybridization above). Then, each hybridized sample copy and detection primer go through an extension process, which incorporates a fluorescence dye-labeled nucleotide into the sample. (See 2, Detection Primer Extension above). The resulting product is referred to as a dye-labeled probe. The dye-labeled probe then binds to a specific site on the microarray that corresponds to its detection primer tag (or zip code). The INFINITI Analyzer scans for presence of the dye-labeled probe at the appropriate site to determine whether the genetic variant being tested for is present in the sample DNA.

The 3' ends of the detection primers contain sequences complementary to the amplicon sequence being analyzed. Extension of the primers occurs only when the 3' end of a particular primer precisely matches its complementary amplicon sequence. The requirement for perfect matching is intended to confer specificity on the reaction and makes the discrimination between wild type and mutant alleles, or variants, possible. It is important to emphasize that the detection primer extension process involves labeling of complementary probes. However, no amplification of the amplicon occurs during this step. The hybridization module is where the extended detection primers are applied to the microarray, which is positioned in a sealed hybridization chamber maintained at a specific temperature. During this step, anti-zip codes that are part of the extended detection primers target and hybridize to complementary immobilized zip code oligonucleotides spotted on the microarray. Only those spots where labeled primers have hybridized to their complementary zip codes are labeled with a fluorescent molecule and are therefore detected by the optics module. Genotypes specific to each sample are then assigned.

Multiple Patient Array

Our proprietary MPA technology permits samples from up to four patients to be processed simultaneously on a single microarray, increasing system throughput by up to 300% and reducing the cost per sample by up to 75% as compared to our single test microarrays. We also have developed an MPA that permits samples from up to eight patients to be processed simultaneously.

Schematic of MPA (Figure 2)

This schematic illustrates the MPA technology. Patient samples are first individually processed as described in Figure 1 above. During this process, each patient sample is assigned a separate set of detection primer tags. The detection primer tags correspond to one of four separate zones on the microarray (one zone for each patient sample). After the dye-labeled probes bind to the specific site on the microarray that corresponds to its detection primer tag, the INFINITI Analyzer scans for presence of the dye-labeled probes at the appropriate sites to determine whether the genetic variant being tested for is present in each of the patient samples.

Microarray scanning and result interpretation

The optics module in the INFINITI Analyzer is a lightproof assembly comprised of a three-axis electromechanical stage, camera and laser and a photomultiplier tube. Using an excitation wavelength from the laser light source, the camera takes micron-level pictures of reference fluorescent dye spots on the BioFilmChip. The integrated software uses that data to calculate the location of the spots on the specific microarray, and the optics module scans those calculated locations. The optics module scans and analyzes the microspots on the microarray. We have demonstrated capability to increase the number of spots on a BioFilmChip to up to 1,024.

Images of low to medium density microarray scans

Research and Development

Our research and development efforts are focused on developing additional tests and new products, including our next generation analyzer, the INFINITI Plus, and the INFINITI ASSIST, improving current tests and supporting clinical studies and trials for certain tests. We spent $2.6 million, $3.7 million, $3.5 million, $0.9 million and $0.8 million on research and development in the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, respectively.

Developing new tests is our primary research and development focus. Developing a broad menu of tests should increase the value of our system, drive additional placements and increase consumable sales. We plan to address the areas of women’s health, infectious disease, cancer, personalized medicine, genetic disorders, cardiovascular disease/thrombophilia, newborn screening and psychiatric disorders. We also focus our research and development efforts on improving existing tests as new genetic research becomes available. For example, we conducted various studies to detect alleles involved with warfarin metabolism that are more common among certain ethnic groups. This resulted in the development of our CYP450 2C9 / VKORC1 test, which detects warfarin sensitivity among diverse ethnic groups.

Our research and development efforts also include conducting clinical studies and trials to support our FDA 510(k) clearance and PMAs, as necessary, and to explore opportunities to enhance the INFINITI Analyzer. Apart from internal development, we expect to gain access to intellectual property and specific tests through collaborating with clinical researchers in academic and private settings. We have entered into strategic partnerships with leading scientific institutions for the development of additional tests. Where appropriate, we enter into royalty agreements with our collaborative partners to license intellectual property for use in our tests.

Sales and Marketing

Our sales and marketing strategy is to focus on key customers and market segments to establish a large installed base of INFINITI Analyzers. We focus our sales efforts on reference laboratories, hospital laboratories and specialty clinics and emphasize the work flow efficiency, low cost, ease of use, bench-top convenience, high quality and consistent results of our system, as well as the potential versatility afforded by a broad test menu on a single system. We believe our system’s advantages over existing technologies and the adoption of our product by key opinion leaders will generate demand from both larger clinical laboratories and hospital laboratories, as well as smaller reference laboratories, hospital laboratories and specialty clinics that would prefer to offer molecular diagnostics tests in-house, but where it has not traditionally been economical to develop their own tests. Our goal is to place a large base of INFINITI Analyzers in the market to generate sales of our high margin testing consumables, including our BioFilmChips and Intellipac Reagent Management Modules.

In the U.S., we offer the INFINITI Analyzer through direct sale and two placement plans, our Reagent Access Plan and Jump On INFINITI. Under both plans, an INFINITI Analyzer is placed at the customer’s location at no direct cost to the customer to generate significant recurring demand for our high margin testing consumables, including our test-specific BioFilmChips and Intellipac Reagent Management Modules. Also under both plans, in the event that certain consumable sales thresholds are not met we have the right to reclaim INFINITI Analyzers, which we may exercise in our discretion. The principal difference between the Reagent Access Plan and Jump On INFINITI is that the Reagent Access Plan typically provides for a term of three to four years while Jump On INFINITI typically provides for a month-to-month term. The INFINITI Analyzer is offered on a direct sale basis internationally through our network of distributors. To execute our marketing strategy, we have established a direct sales force, which, as of March 31, 2010, was comprised of 13 sales persons located in key metropolitan cities in the U.S. To supplement our sales and marketing effort, we maintain a customer support team that is comprised of training specialists, hotline staff, field service engineers and test specialists. Our technical service line is staffed by experienced molecular biologists and engineers who are well trained on the functioning of the INFINITI system and are able to provide assistance rapidly to domestic customers. We also have assigned product managers who focus on the major molecular diagnostics categories of infectious disease, cancer, genetic disorders and pharmacogenetics to develop product specific strategies to identify market opportunities and to position the product against competitors to maximize market penetration.

As of March 31, 2010, we have established distributor relationships in 22 countries where the INFINITI system is marketed. These countries include Canada, Mexico, major countries in Europe, China, Russia, Brazil and countries in the Middle East. We plan to expand our global distribution networks aggressively, with an emphasis on Europe, Asia, the Middle East and South America, to increase international sales.

We have entered into distributor agreements, pursuant to which our distributors purchase our products from us at a discount to market price and resell them to ultimate customers in the countries described above. Under the distributor agreements, the distributors generally are responsible for all customer sales, support and service activities relating to our products in the applicable countries. The distributor agreements generally also provide the distributors with the exclusive right to sell products in the applicable country or countries, so long as they meet minimum purchase requirements. With respect to the distributor agreements that do not include minimum purchase requirements, the distributor is required to use best efforts to meet specified sales objectives. The distributor agreements expire between December 31, 2010 and June 30, 2014, but either provide for automatic renewal or require the parties to negotiate extensions in good faith. Either party generally may terminate the distributor agreements (subject to applicable notice and cure periods) if the other party materially breaches the agreement. We also may terminate the distributor agreements in the event that (i) minimum purchase requirements (if applicable) are not met, (ii) in the event the distributor experiences certain insolvency or bankruptcy events or (iii) upon other specified events. Under certain of the distributor agreements, the distributor may terminate the agreement after a specified notice period has expired if it does not have appropriate regulatory approvals to market and sell our products.

To increase company and product awareness, we attend major trade shows for the diagnostic industry and actively participate in scientific abstract presentations by key customers. We also collaborate with research partners in preparing publications for leading journals, advertise our products and sponsor molecular diagnostics events. In addition, we conduct online seminars and grand rounds to promote the utility of our products to our potential customers. Our system also has been discussed in several published peer review articles.

Manufacturing

We operate within an approximately 125,000 square foot building in Vista, California, that houses our research and development, manufacturing and warehousing operations and our administrative offices, under a lease that expires on January 31, 2018.

We manufacture INFINITI Analyzers, BioFilmChips and Intellipac Reagent Management Modules. We have implemented a fully integrated enterprise resource planning software system developed specifically for medical manufacturing companies. We have relationships with vendors who are sources of raw materials and components for our product offerings, including reagents, oligonucleotides used for microarray spotting and film coating for our microarrays. Film coating capacity is becoming less available in the marketplace as film vendors move away from analog formats and focus increasingly on digital formats. However, we believe we have sufficient coating capacity for the foreseeable future, and we are in the process of developing the ability to coat film in-house.

We are registered with the FDA as a Medical Device Manufacturing Establishment and have established a quality system that we believe is in compliance with the FDA’s Quality Systems Regulations and we plan to seek ISO certification for our Vista facility. Our quality system covers all phases of product design and development, the manufacturing operations from purchasing to shipping, product distribution, installation and servicing.

Competition

We face competition in the molecular testing markets primarily from laboratory-developed tests and products developed by companies such as Abbott Laboratories Inc., Becton, Dickinson and Company, Cepheid Inc., Gen-Probe Incorporated, Hologics, Inc., Innogenetics NV, Luminex Corporation, Nanosphere, Inc., Genmark Diagnostics, Inc., Qiagen NV, Roche Diagnostics and Sequenom, Inc. We believe that the INFINITI system competes with products offered by these companies primarily on the basis of number of tests, cost-effectiveness, ease of use, bench top design, accuracy of results, clinical validations and FDA clearance, throughput and multiplexing capability. We believe that only two of the competitors listed above currently offer on a commercial basis self-contained, integrated systems for molecular diagnostic testing. In addition to the other bases described above, we believe that the INFINITI system competes with these systems on the bases of its MPA technology and its ability to run multiple tests on the same sample simultaneously.

Many of our competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales and distribution services organizations than we do. Many of our competitors also offer broader product lines outside of the molecular research use or diagnostic testing market, and many have greater brand recognition than we do. Moreover, our competitors may make rapid technological developments that may result in our technologies and products becoming obsolete before we recover the expenses incurred to develop them or before they generate significant revenue. Our success will depend, in part, on our ability to establish successful marketing, sales and distribution efforts.

Intellectual Property and Trade Secrets

As of June 30, 2010, we had 16 issued patents, including six in the U.S. and 10 foreign counterparts, two allowed U.S. patent applications, one allowed foreign counterpart and 20 pending patent applications, including seven in the U.S. and 13 foreign counterparts. Our issued patents expire between 2018 and 2025. Our patent and patent applications cover certain of the technologies relating to the method and design of the BioFilmChip and its film technology, the design of the INFINITI Analyzer, the Intellipac Reagent Management Module, and the system’s chemistry methods, system robotics and signal enhancements.

In addition to our own test development efforts, we are currently using, and intend to use in the future, certain tests and biomarkers in the INFINITI system that have been developed by third parties. While a significant amount of intellectual property in the field of genetics is already in the public domain, one of our tests requires, and some of the future tests developed by us, or by third parties on our behalf for use in our system, may require, that we license the right to use certain intellectual property from third parties and pay customary royalties or make one time payments. We license certain patents used in our UGT1A1 test. The license requires that we pay $75,000 and a royalty equal to six percent of net sales of our tests that incorporate the patented technology. The patents covered by the license expire between July 5, 2015 and May 28, 2024. The license expires when the last patent covered by the license expires. The license is terminable by us upon 90 days notice or by the licensor upon certain bankruptcy or liquidation events involving us, or 30 days after licensor’s written notice of our failure to observe a material obligation of the license. We have also granted a license to one of our patents relating to oligonucleotides of CYP450 1A1, CYP450 3A4, CYP450 2D6 and NAT-2 to Mayo Laboratories. The license requires the licensee to pay, among other amounts, a royalty equal to six percent of net sales of any products that incorporate the patented technology. The license is terminable by the licensee upon 30 days notice or by us upon their failure to cure a payment default within 45 days or their failure to cure a material breach of the license other than a payment default within 90 days.

Government Regulation

The health care industry, and thus our business, is subject to extensive federal, state, local and foreign regulation. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change.

Both federal and state governmental agencies continue to subject the health care industry to intense regulatory scrutiny, including heightened civil and criminal enforcement efforts. As indicated by work plans and reports issued by these agencies, the federal government will continue to scrutinize, among other things, the billing practices of health care providers and the marketing of in vitro diagnostic health care products. The federal government also has increased funding in recent years to fight health care fraud, and various agencies, such as the U.S. Department of Justice, the Office of Inspector General of the Department of Health and Human Services, or OIG, and state Medicaid fraud control units, are coordinating their enforcement efforts.

We believe that we have structured our business operations and relationships with our customers to comply with applicable legal requirements. However, it is possible that governmental entities or other third parties could interpret these laws differently and assert otherwise. We discuss below the statutes and regulations that are most relevant to our business and most frequently cited in enforcement actions.

U.S. Food and Drug Administration Regulation

The Federal Food, Drug and Cosmetic Act, or FFDCA, includes within the definition of a medical device any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory, intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals. Our in vitro diagnostic products are considered by the FDA to be medical devices. Among other things, pursuant to the FFDCA and its implementing regulations, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, pre-market clearance or approval, marketing and promotion, and sales and distribution of medical devices in the U.S. to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the U.S. to international markets.

FDA’s Pre-Market Clearance and Approval Requirements

Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either clearance of a 510(k) pre-market notification or approval of a PMA, from the FDA pursuant to the FFDCA. The FDA’s 510(k) clearance process usually takes from three to twelve months, but it can take significantly longer and clearance is never guaranteed. The process of obtaining PMA approval is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer and approval is not guaranteed. Our INFINITI Analyzer, as well as our Factor II, Factor V, and Factor II-V Panel tests are covered by 510(k) clearances granted in February 2007. Our Warfarin test is covered by a 510(k) clearance granted in January 2008.

The FDA decides whether a device must undergo either the 510(k) clearance or PMA approval process based upon statutory criteria. These criteria include the level of risk that the agency determines is associated with the device and a determination whether the product is a type of device that is similar to devices that are already legally marketed. Devices deemed to pose relatively less risk are placed in either Class I or II, which requires the manufacturer to submit a pre-market notification requesting 510(k) clearance, unless an exemption applies. The pre-market notification must demonstrate that the proposed device is “substantially equivalent” in intended use and in safety and effectiveness to a legally marketed “predicate device” that is either in Class I or Class II or is a Class III device that was in commercial distribution before May 28, 1976, for which the FDA has not yet called for submission of a PMA application. We believe that most of our tests are Class II devices for which 510(k) clearance is required, and we believe our HPV-HR Quad test is a Class III device subject to PMA requirements.

Class I devices are those for which safety and effectiveness can be assured by adherence to the FDA’s general regulatory controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulations, facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials, or General Controls. Many Class I devices are exempt from pre-market regulation, however, some Class I devices require pre-market clearance by the FDA through the 510(k) pre-market notification process described below.

Class II devices are subject to the FDA’s General Controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. Pre-market review and clearance by the FDA for Class II devices is generally accomplished through the 510(k) pre-market notification procedure. Pursuant to the Medical Device User Fee and Modernization Act of 2002, or MDUFMA, as of October 2002, 510(k) pre-market notification submissions are subject to user fees, unless a specific exemption applies. Certain Class II devices are exempt from this pre-market review process.

Class III devices are those devices which are deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device. The safety and effectiveness of Class III devices cannot be assured solely by the General Controls and the other requirements described above. These devices are required to undergo the PMA approval process in which the manufacturer must demonstrate the safety and effectiveness of the device to the FDA’s satisfaction. These devices almost always require formal clinical trials to demonstrate safety and effectiveness. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling. Pre-market approval applications (and supplemental pre-market approval applications) are subject to significantly higher user fees under MDUFMA than are 510(k) pre-market notifications. After approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

Medical devices can be marketed only for the indications for which they are cleared or approved. After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any decision. If the FDA disagrees with a manufacturer’s decision not to pursue a new 510(k) clearance, the agency may retroactively require the manufacturer to pursue 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. We have made modifications to our 510(k) cleared system, but have determined that, in our view, based on FDA guidance as to when to submit a 510(k) notification for changes to a cleared device, new 510(k) clearances or PMA approvals are not required. We cannot assure you that the FDA would agree with any of our decisions not to pursue 510(k) clearance or PMA approval. If the FDA requires us to pursue 510(k) clearance or PMA approval for any modification, we also may be required to cease marketing and/or recall the modified device until we obtain a new 510(k) clearance or PMA approval.

A clinical trial may be required in support of a 510(k) submission and generally is required for a PMA application. These trials generally require an effective Investigational Device Exemption, or IDE, from the FDA for a specified number of patients, unless the product is exempt from IDE requirements or deemed a non significant risk device eligible for more abbreviated IDE requirements. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin 30 days after the submission of the IDE application unless the FDA or the appropriate institutional review boards at the clinical trial sites place the trial on clinical hold. In the future, we expect to submit additional 510(k) notifications or PMA applications in order to market new claims, uses or products.

Pre-Clearance or Pre-Approval Use

In order to market our devices for in vitro clinical diagnostic tests, clearance of a 510(k) or approval of a PMA is required. We believe that most of our tests are subject to the 510(k) process. Before we can submit a medical device for 510(k) clearance, we may have to perform a method comparison study at clinical sites to ensure that end-users can use the test successfully. Method comparison studies typically require several months to complete and, although they may be conducted in a clinical environment, they are not typically regulated as clinical trials. A few of our tests, such as the HPV-HR Quad test, may require a PMA. PMA tests are typically more complex than 510(k) notifications and must generally be supported by clinical trials to demonstrate the clinical utility of the device under intended conditions of use. These trials are longer and more complex and may take a year or more to complete.

Clinical investigations of in vitro diagnostic tests, including our products and product candidates, typically are exempt from the IDE requirements. Thus, we do not need FDA’s prior approval to conduct clinical trials on our products, provided the testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject and is not used as a diagnostic procedure without confirmation of the diagnosis by another, medically established diagnostic device or procedure. Our devices that are undergoing clinical testing to support FDA clearance or approval can not be used for clinical diagnosis unless the diagnosis is confirmed by another medically established test or procedure.

We currently sell products that have not been cleared or approved for clinical use by the FDA to clinical laboratories to use for research purposes. We are not permitted to market these products for in vitro diagnostic use, and must establish distribution controls to assure that these products are not used for diagnostic purposes. We therefore market these products to laboratories for research or investigational use in the collection of research data. As required by FDA regulations, the tests are labeled, “For Research Use Only. Not for use in diagnostic procedures.” In some cases, laboratories certified under CLIA may use our products in their own laboratory-developed clinical tests when no FDA regulated analyte specific reagents or in vitro diagnostic products are available pursuant to guidelines recently issued by the College of American Pathologists. These guidelines have not been adopted or approved by FDA. While we believe that the sale of our products that have not been cleared or approved by the FDA for research purposes complies with FDA’s laws and regulations, the FDA may determine otherwise. If the FDA disagrees with the marketing of these products, we may be subject to a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution.

Pervasive and Continuing FDA Regulation

After a device is placed on the market, regardless of the classification or pre-market pathway, it remains subject to significant regulatory requirements. Even if regulatory approval or clearance of a medical device is granted, the FDA may impose limitations or restrictions on the uses and indications for which the device may be labeled and promoted. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. FDA regulations prohibit a manufacturer from promoting a device for an unapproved, or “off-label” use. Manufacturers that sell products to laboratories for research or investigational use in the collection of research data are similarly prohibited from promoting such products for clinical or diagnostic tests. While we have policies in place to restrict the promotion of our products sold on an RUO basis, we cannot assure you that the FDA would agree that our practices do not constitute the promotion of these products for a clinical or diagnostic use without clearance or approval.

Device manufacturers must establish registration and device listings with the FDA. Our manufacturing processes and those of our suppliers are required to comply with the applicable portions of the Quality Systems Regulations, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our products. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. The FDA also may inspect foreign facilities that export products to the U.S.

We are required to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. We are also subject to correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FFDCA that may present a risk to health. We have never submitted a medical device report for our products, nor conducted a recall or FDA-reportable correction or removal. The FDA and authorities in other countries can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted, and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed. In the event that one of our suppliers fails to maintain compliance with our quality requirements or FDA’s applicable regulatory requirements, we may have to qualify a new supplier and could experience manufacturing bottlenecks or delays as a result. Furthermore, the regulation and enforcement of in vitro reagents and equipment by the FDA is an evolving area that is subject to change. While we believe that we are in compliance with the current regulatory requirements and policies of the FDA, the FDA may impose more rigorous regulations or policies that may expose us to enforcement actions or require a change in our business practices. If any of these events were to occur, it could materially adversely affect us.

Fraud and Abuse Laws

Because of the significant federal funding involved in Medicare and Medicaid, Congress and the states have enacted, and actively enforce, a number of laws whose purpose is to eliminate fraud and abuse in federal health care programs. Our business is subject to compliance with these laws.

Anti-Kickback Statutes and Federal False Claims Act

The federal health care programs Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal health care program, such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including, for example, gifts, discounts, the furnishing of free supplies, equipment or services, credit arrangements, payments of cash and waivers of payments. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal health care covered business, the statute has been violated. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal health care programs. In addition, some kickback allegations have been claimed to violate the Federal False Claims Act, discussed in more detail below.

The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the health care industry. Recognizing that the Anti-Kickback Statute is broad and may technically prohibit many innocuous or beneficial arrangements, Congress authorized the OIG to issue a series of regulations, known as “safe harbors.” These safe harbors set forth requirements that, if met in their entirety, will assure health care providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal, or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

Many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for health care items or services reimbursed by any payor, not only the Medicare and Medicaid programs, and do not contain identical safe harbors.

Government officials have focused their enforcement efforts on marketing of health care services and products, among other activities, and have brought cases against numerous pharmaceutical and medical device companies, and certain sales and marketing personnel for allegedly offering unlawful inducements to potential or existing customers in an attempt to procure their business.

Another development affecting the health care industry is the increased use of the federal civil False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity who, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal health care program. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claim laws analogous to the False Claims Act. Many of these state laws apply where a claim is submitted to any third-party payor and not merely a federal health care program.

When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of $5,500 to $11,000 for each separate false claim. There are many potential bases for liability under the False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The False Claims Act has been used to assert liability on the basis of inadequate care, kickbacks and other improper referrals, improper use of Medicare numbers when detailing the provider of services, and allegations as to misrepresentations with respect to the services rendered. Our future activities relating to the reporting of discount and rebate information and other information affecting federal, state and third-party reimbursement of our products, and the sale and marketing of our products, may be subject to scrutiny under these laws. We are unable to predict whether we would be subject to actions under the False Claims Act or a similar state law, or the impact of such actions. However, the costs of defending such claims, as well as any sanctions imposed, could significantly adversely affect our financial performance.

HIPAA and Other Fraud and Privacy Regulations

Among other things, the Health Insurance Portability and Accountability Act of 1996 (as amended by the Health Information Technology for Economic and Clinical Health Act), or HIPAA, created two new federal crimes: health care fraud and false statements relating to health care matters. The HIPAA health care fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any health care benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment and/or exclusion from government-sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of or payment for health care benefits, items or services. A violation of this statute is a felony and may result in fines and/or imprisonment.

In addition to creating two new federal health care crimes, regulations implementing HIPAA also establish uniform standards governing the conduct of certain electronic health care transactions and protecting the security and privacy of individually identifiable health information maintained or transmitted by health care providers, health plans and health care clearinghouses, which are referred to as “covered entities.” Three standards have been promulgated under HIPAA’s regulations: the Standards for Privacy of Individually Identifiable Health Information, which restrict the use and disclosure of certain individually identifiable health information; the Standards for Electronic Transactions, which establish standards for common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; and the Security Standards, which require covered entities to implement and maintain certain security measures to safeguard certain electronic health information. Although we are not a covered entity, we expect that our customers generally will be covered entities and may ask us to contractually comply with certain aspects of these standards. Recent amendments to HIPAA make its requirements applicable to such business associates of covered entities. While the government intended this legislation to reduce administrative expenses and burdens for the health care industry, our compliance with certain provisions of these standards entails significant costs for us, and our failure to comply could lead to enforcement action that could have a material adverse effect on our business.

In addition to federal regulations issued under HIPAA, some states have enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. In those cases, it may be necessary to modify our planned operations and procedures to comply with the more stringent state laws. If we fail to comply with applicable state laws and regulations, we could be subject to additional sanctions.

Third-Party Coverage and Reimbursement

Our primary customers are clinical laboratories that bill many different payor groups. The majority of reimbursement dollars for traditional laboratory services are provided by health maintenance organizations, or HMOs, and other managed care plans, as well as government health care programs, such as Medicare and Medicaid. HMOs and other managed care plans typically contract with a limited number of clinical laboratories and then designate the laboratory or laboratories to be used for tests ordered by participating physicians.

There are a number of factors that influence coverage and reimbursement for diagnostic tests. In the U.S., the American Medical Association assigns specific CPT codes, which are necessary for reimbursement of diagnostic tests. Once the CPT code is established, the Centers for Medicare and Medicaid Services establish reimbursement payment levels and coverage rules under Medicaid and Medicare, and private payors establish rates and coverage rules independently.

The design of our products and the potential market for their use may be directly or indirectly affected by U.S. and other government regulations governing coverage and reimbursement for diagnostic testing services. The availability of third-party reimbursement for our products and services may be limited or uncertain. Third-party payors may deny coverage if they determine that the prescribed product or service has not received appropriate FDA or other government regulatory clearances, is not used in accordance with cost-effective treatment methods as determined by the payor, or is deemed by the third-party payor to be experimental, unnecessary or inappropriate. Furthermore, third-party payors are increasingly challenging the prices charged for health care products and services.

Foreign Regulation

In order for us to market our products in other countries, we must obtain regulatory approvals or registrations and comply with extensive safety and quality regulations in other countries. These regulations, including the requirements for approvals or registrations and the time required for regulatory review, if required, vary from country to country. Failure to obtain required regulatory approval or registration in any foreign country in which we plan to market our products may harm our ability to generate revenue and harm our business.

Many foreign countries in which we market or may market our products have regulatory bodies and restrictions similar to those of the FDA. International sales are subject to foreign government regulation, the requirements of which vary substantially from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ.

Outside of the U.S., we currently sell our products in Argentina, Austria, Brazil, Canada, China, Czech Republic, France, Germany, Israel, Italy, Kuwait, Liechtenstein, Mexico, Monaco, Portugal, Russia, Saudi Arabia, Singapore, Slovakia, Slovenia, Spain, Switzerland, Turkey and the United Kingdom.

European Countries. Austria, Czech Republic, France, Germany, Italy, Liechtenstein, Portugal, Slovakia, Slovenia, Spain and the United Kingdom are all member states of the EEA, which consists of the 27 member states of the European Union, as well as Iceland, Liechtenstein and Norway. In the EEA, a medical device can only be placed on the market if it is in conformity with the essential requirements set out in the European Medical Devices Directives (Directive 93/42/EEC on Medical Devices, Directive 90/385/EEC on Active Implantable Medical Devices and the IVDD Directive). In vitro diagnostic medical devices that comply with the requirements of the IVDD Directive are entitled to bear the CE conformity mark, indicating that the device meets minimum standards of performance, safety and quality (i.e., the essential requirements), and can be commercially distributed throughout the EEA and other countries outside the EEA that have accepted the CE marking as an acceptable certification of efficiency and safety of medical devices. For certain classes of devices, certification by a recognized European Notified Body may be required to permit the manufacturer to affix the CE marking on its products and commercially distribute those products throughout the EEA.

The provisions of the European Medical Devices Directives are also applicable in the territory of the Principality of Monaco. In Switzerland medical devices are primarily regulated by the Federal law on Medicinal Products and Medical Devices (the Heilmittelgesetz or HMG), and the Medical Devices Ordinance (the Medizinprodukteverordnung or MepV), whose provisions on medical devices mirror those of the European Medical Devices Directives. In particular, Switzerland recognizes conformity assessments undertaken and certifications issued by EEA Notified Bodies and medical devices that comply with the essential requirements of the European Medical Devices Directives and bear the CE marking can be commercialized in the territory of Switzerland, with the additional requirement that the instructions for use, labeling, and packaging information must be in three of the official languages of Switzerland, namely German, French and Italian.

The CE marking of conformity was affixed to the INFINITI Analyzer in accordance with the IVDD Directive in June 2008. We also have CE marked 12 of our tests: Factor II, Factor V, Factor II-V Panel, Methylenetetrahydrofolate reductase (MTHFR), FII-FV-MTHFR Panel, HPV Quad (Screening), HPV Genotyping, Warfarin, 2C9-VKORC1 Panel, CFTR-31, UGT1A1 and CYP450 2C19 Plus. The CE marking allows the INFINITI Analyzer to be marketed in the EEA. Our tests that are not CE marked are offered to European laboratories on an RUO basis to conduct research projects and other pre-market activities. We are working with our European distributors to prioritize and fulfill requirements to affix CE marking as required by applicable law. We cannot assure you that we will be able to obtain necessary foreign government approvals or successfully comply with foreign regulations. Our failure to do so could hurt our business, results of operations and financial condition.

Argentina. Regulatory approval for marketing our products in the Republic of Argentina is granted by Administración Nacional de Medicamentos, Alimentos y Tecnología Médica, or ANMAT. Regulations, requirements and timing for approval are simplified in the case of imported products which are produced and authorized for commercialization in countries approved by ANMAT as enforcing high regulatory standards, including the U.S.. In such cases, proof of authorization for the production and commercialization of the medical product in such countries must be filed before ANMAT. Our distributor has submitted an application for registration, and has notified us that our certificate has been granted.

Brazil. In Brazil, in vitro diagnostic medical devices are subject to regulation by the National Health Surveillance Agency, or ANVISA. The importer, manufacturer or distributor of the devices must be a Brazilian company bearing the necessary permits, and the product must be registered with ANVISA in order to be imported into the country, industrialized, displayed for sale or marketed. In Brazil, we sell our products through a Brazilian distributor. We believe our distributor bears the appropriate permits to import, store and distribute our medical devices. Our distributor has submitted an application for registration of our products, which is currently pending. Our distributor is withholding sales of the IVD kits until we have obtained the necessary registrations for our products.

Canada. In Canada, in vitro diagnostic medical devices are regulated by Health Canada, under the Canadian Food and Drugs Act and Medical Device Regulations. These laws require the issuance of a Medical Device License to the manufacturer prior to import into or sale of the device in Canada, and the issuance of an Establishment License for most other parties involved in the import or sale of the device. In Canada, the INFINITI system is likely classified as a Class 3 IVDD Medical Device, and may be deemed Class 4 for some of its future diagnostic indications. Manufacturers of Class 3 and 4 devices must have ISO 13485:2003 certification under the Canadian Medical Devices Conformity Assessment System from a third party certifying body in order to gain a Device License. Canadian law also imposes certain postmarket requirements on manufacturers concerning distribution records, recalls, complaint reporting and mandatory problem reporting. We are in the process of preparing the submission for our products. Because we do not yet hold a Device License, we currently sell our products in Canada for research use only.

China. China’s State Food and Drug Administration, or SFDA, is the central authority that monitors and supervises the importation and distribution of medical devices in China. Medical devices, including in vitro diagnostic devices, are classified into one of three different categories, Class I, Class II and Class III, depending on the degree of risks associated with the device in question and the extent of control needed to ensure safety and effectiveness. We believe our devices fall within Class II and therefore will require clinical evaluations conducted in China. Before a medical device manufactured outside of China can be imported into China for distribution, the manufacturer must register and obtain a registration certificate for the medical device pursuant to the Administrative Measures Governing the Registration of Medical Devices issued by the SFDA in 2004. Any imported in vitro diagnostic reagent that must be used with the medical device in performing tests should also be registered with SFDA pursuant to the Administrative Measures Governing the Registration of IVD Reagents (Trial) before it can be imported and used in China. Any entity that wishes to distribute such imported devices and IVD reagents in China must apply for a distribution license. Likewise, the IVD reagent may only be distributed in China by an entity with a distribution license. Our distributor has submitted our application for registration, which is currently pending. While our application for registration is pending, our distributor purchases and imports, but does not re-sell, our products in China.

Israel. The Israeli Health Ministry regulates certain aspects relating to medical devices, but there are no comprehensive laws and regulations in Israel that regulate or require registration of all medical devices and supervision by the Ministry of Health. Certain medical devices that are deemed “special medical devices” are subject to registration with the Ministry of Health pursuant to the Public Health Regulations (Special Medical Devices) of 1994, or the Special Medical Devices’ Regulations. Our products do not fall within the Special Medical Devices’ Regulations, and thus, at this time, the specific standards and requirements with respect to special medical devices do not apply to our products.

Even though Israeli medical device laws do not require our products to be registered, the Ministry of Health maintains a voluntary registry of medical devices and has issued a procedure for voluntary registration. Medical devices that have not been registered may only receive a one-time import authorization. The import authorization requires confirmation of FDA clearance or approval or CE mark with respect to the medical device. To permit importation on a regular basis, the medical device must be registered. Our distributor has registered a number of our products and our registration is valid until July 2015.

Kuwait. In Kuwait, the Ministry of Health regulates the import and sale of medical devices and generally requires their approval. However, depending on the type of device, the procedures and approvals may vary. In vitro diagnostic medical devices, such as ours, do not require registration. Rather, the Ministry of Health accepts clearances and approvals by the FDA or a CE mark for approval in Kuwait.

Mexico. In Mexico, medical devices are regulated under the General Health Law and the Medical Materials Regulations. The Ministry of Health enforces compliance with these laws and regulations through the Federal Commission for the Protection against Sanitary Risks, or COFEPRIS. Medical devices fall within the definition of “health products” (insumos para la salud), and are categorized into three classes, depending on the risk involved with their use. The General Health Law and the Medical Materials Regulations require the registration of medical devices (whether produced locally or abroad) prior to marketing in Mexico, and foreign companies must have legally appointed distributor(s) responsible for importing registered medical devices. In this regard, manufacturers must provide, among other documentation, a certificate of free sale or equivalent and a certificate of good production practices, in both cases issued by the health authority from the device’s country of origin. Furthermore, the distributor must provide a Sanitary Operation Notice (Aviso de Funcionaimiento) to COFEPRIS, that it will be marketing the relevant medical device. Our distributor in Mexico has submitted an application for registration of our products, which is currently pending. While our application for registration is pending, our distributor imports, but does not re-sell, our products in Mexico.

Russia. In Russia, the administration of the medical devices sector is primarily within the jurisdiction of the Russian Ministry of Healthcare and Social Development and the State Committee for Standardization, Metrology and Certification, as well as certain other state agencies. In order to be sold or used in the Russian Federation, our products must be assigned (i) a relevant registration certificate and entered into the Russian national register of medical equipment and (ii) a separate certificate of conformity with safety and quality requirements. For imported medical devices manufactured outside of Russia, the registration certificate will not be issued without a certificate of conformity to the relevant ISO standards or other similar third-party certifications, such as a CE certificate of conformity. A registration application has been submitted for our products and is currently pending.

Saudi Arabia. The Kingdom of Saudi Arabia, or the Kingdom, regulates medical devices pursuant to the Regulations on the Supervision of Medical Devices and Products issued by the Saudi Food and Drug Authority, or the Saudi FDA, by decree number 1-8-1429 dated December 27, 2008, or the Regulations. Under the Regulations, a “medical device” is generally defined as any medical instrument, machine or appliance. A manufacturer located outside the Kingdom must appoint an authorized local representative licensed by the Saudi FDA to offer such medical device in the Kingdom on its behalf. The manufacturer of a medical device, acting through its local representative who wishes to place a medical device on the market of the Kingdom must list the medical device with the Saudi FDA and obtain marketing authorization from the Saudi FDA. A medical device must comply with the regulations of at least one of the Global Harmonization Task Force countries, which include Australia, Canada, Japan or the U.S., or the EU, for the Saudi FDA to approve its sale in the Kingdom. The Saudi FDA can request additional documentation and information regarding the medical device in its discretion prior to listing the medical device or granting marketing authorization to the Applicant. In order to import and sell our products in Saudi Arabia, our distributor has listed our products with the Saudi FDA.

Singapore. In Singapore, the primary regulation governing the marketing of medical devices is the Health Products Act and the Health Products (Medical Devices) Regulations, collectively the Singapore Regulations. The Singapore Regulations prescribe licensing requirements for the manufacture of medical devices, the import of medical devices and the supply by wholesale of medical devices in Singapore. Any person who manufactures medical devices, imports medical devices or supplies medical devices by wholesale in Singapore must comply with the Singapore Regulations, any licensing conditions and any applicable legislative requirements, including the presentation of the labeling on the medical device, advertising of medical devices, measures taken to verify quality, safety or efficacy of medical devices and the maintenance of records in relation to the medical devices. Our distributor is licensed to import our products into Singapore and is responsible for handling importation requirements.

Turkey. In Turkey, medical devices are regulated by the Ministry of Health, pursuant to the Medical Device Regulation, In Vitro Diagnostic Devices Regulation and Active Implantable Medical Devices Regulation. Additionally, the Communiqué on Provision of Healthcare Services includes certain provisions regarding reimbursement of medical devices. Within the harmonization process of Turkish legislation with acquis communautaire, these regulations have been harmonized with the EU Directives. In vitro diagnostic medical devices are a sub-group of medical devices, and are regulated under the In Vitro Diagnostic Devices Regulation, or IVDDR, which is parallel to the Directive 98/79/EC of the European Parliament and of the Council of 27 October 1998 on in vitro diagnostic medical devices. Under the IVDDR, in vitro diagnostic devices cannot be placed on the Turkish market unless the devices fulfil certain design and manufacturing requirements and carry the CE mark to certify that the devices meet EU consumer safety, health or environmental requirements. In addition to the requirements set forth in the IVDDR, the Turkish Ministry of Health requires ISO 13458:2003 certification for the medical devices to be placed on the market, and ISO certification for medical devices to be reimbursed by the Social Security Institution. Turkish authorities also require the registration of medical devices by any legal person that is the manufacturer, exporter or importer of the medical device in Turkey or its authorized Turkish representative. Our distributor in Turkey has informed us that our products are registered in Turkey. After the sale and delivery of the products, the importer must provide post-sale maintenance and repair services for 10 years and must establish technical service stations with sufficient staff, pursuant to Law No. 4077 on Protection of Consumers and the Regulation on Providing Post-Sale Services for Industrial Goods. We, as the manufacturer of the devices, are jointly and individually liable for providing the post-sale services together with the technical service stations.

Corporate Headquarters

Our corporate offices are located at 2980 Scott Street, Vista, California, in approximately 125,000 square feet occupied under a lease that commenced on February 1, 2009 and will expire on January 31, 2018. This facility houses our research and development, manufacturing and warehousing operations and our administrative offices.

Employees

As of July 31, 2010, we had approximately 103 full-time employees. None of our employees is represented by a labor union and we consider our employee relations to be good.

Legal Proceedings

We are from time to time subject to various claims and legal actions during the ordinary course of business. We believe that there are currently no claims or legal actions that would, in management’s judgment based on information currently available, have a material adverse effect on our results of operations or financial condition.

Management

The following table sets forth information about our directors and executive officers as of July 31, 2010. The biographies for Mr. Kureshy and our other directors, below, include information on the directors’ experience, qualifications, attributes or skills that have lead our board to conclude that they should serve on our board.

Name	Age	Position
Fareed Kureshy	67	Founder, Chairman, President and Chief Executive Officer
Thomas V. Hennessey	61	Chief Operating Officer, Chief Financial Officer, Secretary and Director
Nanibhushan Dattagupta, Ph.D.	66	Chief Scientific Officer
Shailendra Singh, Ph.D.	71	Co-Founder, Vice President, System Development
Ramanath Vairavan	62	Co-Founder, Vice President, Sales and Marketing
William H. Davidson, D.B.A.	58	Director
Laurence M. Demers, Ph.D.	72	Director
Eric S. Kentor	51	Director
Randall R. Lunn	59	Director
Thomas R. Testman	73	Director
Eugene J. Zurlo	73	Director

Executive Officers

Fareed Kureshy: Mr. Kureshy has been Chairman, President and Chief Executive Officer of AutoGenomics since its founding in April 1999. Mr. Kureshy has 30 years of entrepreneurial leadership experience in the health care industry. Mr. Kureshy served as President and Chief Executive Officer of Sequenom, Inc. from 1996 to 1998, and as President of Behring Diagnostics, Inc. and PB Diagnostics Systems, Inc. from 1991 to 1996, where he set up the infrastructure to design, develop, manufacture and market platform technologies in the areas of chemistry, immunoassays and DNA analysis. Mr. Kureshy also spent 12 years at Abbott Laboratories from 1976 to 1987 where he held various management positions. Mr. Kureshy holds undergraduate degrees in physics, chemistry and mathematics from Karachi University, an undergraduate degree in engineering from Northrop University and has completed graduate engineering studies. He was awarded an M.B.A. from Southern Methodist University. Our board of directors has determined that Mr. Kureshy brings to our board knowledge of our business and his historical understanding of our operations combined with his extensive entrepreneurial leadership, operations, strategic planning and marketing experience in the healthcare industry in which we operate, and therefore he should serve on our board.

Thomas V. Hennessey, Jr.: Mr. Hennessey joined AutoGenomics as an employee in January 2008 as Chief Operating Officer and Chief Financial Officer and has served as a director of AutoGenomics since 2001. Mr. Hennessey served as AutoGenomics’ Chief Financial Officer in his capacity as an independent contractor in December 2007 and in his capacity as a non-employee director from January 2007 through November 2007. Mr. Hennessey has 30 years of experience in the medical and technology industries. Mr. Hennessey was an independent consultant to AutoGenomics from January 2003 until December 2007. From 2001 until 2003, he was Chief Operating Officer and Chief Financial Officer of Photovac, Inc. He has also served as Chief Operating Officer and Chief Financial Officer for several public and private start-up companies, including Behring Diagnostics, Inc., Autoimmune, Inc., Medical Diagnostics, Inc., Cambridge Heart, Inc. and Sonamed Corporation. Mr. Hennessey received a S.B. and a S.M. degree in mechanical engineering from MIT and an M.B.A. from Harvard Business School. Our board of directors had determined that Mr. Hennessey brings to the board his knowledge of our operations as well as management and financial experience, having served as Chief Operating Officer and Chief Financial Officer for several public and private start-up companies in the medical and technology industries in which we operate, and therefore he should serve on our board.

Nanibhushan Dattagupta, Ph.D.: Dr. Dattagupta joined AutoGenomics in April 2006 as Chief Scientific Officer. From November 2005 until April 2006, he was an independent consultant to AutoGenomics. From 1998 until November 2005, Dr. Dattagupta was the President and Chief Scientific Officer of Applied Gene Technologies Inc. Dr. Dattagupta has over 35 years of research and management experience in pharmaceutical research and development, clinical diagnostics and therapeutic drugs. Dr. Dattagupta has held executive positions at Bayer AG,

Gen-Probe Incorporated, Chugai Biopharmaceuticals, Inc. and Applied Gene Technologies Inc. Dr. Dattagupta is also an inventor or co-inventor of 59 issued U.S. patents and numerous issued and pending patents internationally. He is an author or co-author of 57 scientific publications in peer reviewed journals. He received a B.S., an M.S. and a Ph.D. in chemistry from Calcutta University.

Shailendra Singh, Ph.D.: Dr. Singh has been Vice President, System Development of AutoGenomics since its founding in April 1999. Dr. Singh has 32 years of experience in software engineering, systems development and integration, the last 27 years having been spent in the health care industry and participating in the invention and development of eight medical instruments. Dr. Singh has held the position of Vice President of Systems Development at Sequenom, Inc., PB Diagnostics Systems, Inc. and Behring Diagnostics, Inc. Dr. Singh received a B.S. in electrical engineering, an M.E. in electrical engineering and a Ph.D. in electrical engineering from Southern Methodist University.

Ramanath Vairavan: Mr. Vairavan is Senior Vice President, Sales and Marketing of AutoGenomics and has been an executive officer of AutoGenomics since its founding in April 1999. Mr. Vairavan has over 30 years of experience in the health care industry in the areas of research, product development, manufacturing, sales, marketing and business development. He began his career with Hoechst AG / Behring Diagnostics, Inc. where he held various management positions in research, development, operations, international sales and marketing in the U.S., Singapore and Germany. Mr. Vairavan received a B.S. in chemical engineering and an M.S. in biomedical engineering from Washington University and an M.B.A. from Fairleigh Dickinson University.

Directors

William H. Davidson, D.B.A.: Dr. Davidson has served as a director of AutoGenomics since February 2007. Dr. Davidson has been Chairman of MESA Research Group, a strategy consulting firm, since 1984 and is a former tenured professor at the Marshall Business School at the University of Southern California, where he served from 1985 to 1998. He was a partner at Deloitte & Touche in its management consulting unit from 1996 to 1997. Dr. Davidson has served on four public company boards and more than a dozen private company boards. The public company boards include UTi Worldwide, a supply chain services and solutions company, and Broadcast International, a communication software company where he served as non-executive chairman from 2007 to 2009 and as a member of its compensation and governance and nominating committees. Dr. Davidson holds both an M.B.A. and a D.B.A. in management from Harvard Business School. Our board of directors has determined that, as the Chairman of MESA Research Group since 1984 and a former partner of Deloitte & Touche LLP in its management consulting unit, Dr. Davidson contributes to our board his experience in the area of strategic management, including international business and organization development and maximizing leadership effectiveness, and therefore he should serve on our board. Dr. Davidson also brings to the board public company directorial and governance experience having served on the board of directors and board committees of public companies which will be important experience for our board following this offering.

Laurence M. Demers, Ph.D.: Dr. Demers has served as a director of AutoGenomics since March 2008. Dr. Demers, DABCC, FACB is Distinguished Professor of Pathology and Medicine at the M. S. Hershey Medical Center of The Pennsylvania State University, where he has served since 1973. Dr. Demers is a director of the Core Endocrine Laboratory in the Pennsylvania State University Hospital and director of the Pennsylvania State Clinical Research Center Core Laboratory. Dr. Demers is a diplomat of the American Board of Clinical Chemistry, a fellow of the National Academy of Clinical Biochemistry, a past president of the American Association for Clinical Chemistry as well as a past president of the National Academy of Clinical Biochemistry, and the founding director of Clinical Chemistry at the M.S. Hershey Medical Center. His primary research interests have been in the areas of biochemical endocrinology, laboratory automation, thyroid disease, metabolic bone disease and breast cancer. Dr. Demers has had extensive experience as principle investigator of clinical trials for both the pharmaceutical and diagnostic industry. Dr. Demers holds an A.B. in biology from Merrimack College and a Ph.D. in biochemistry from State University of New York. Dr. Demers has over 30 years of experience directing clinical laboratories at the university hospital level and understands the issues involved in medical diagnostics, including molecular diagnostics. Our board of directors has determined that Dr. Demers brings to our board his scientific knowledge and understanding of our product offerings and knowledge of the pharmaceutical industry and the diagnostic industry in which we operate, and therefore he should serve on our board.

Eric S. Kentor: Mr. Kentor has served as a director of AutoGenomics since March 2008. Mr. Kentor has over 20 years experience advising and working for organizations in the health care sector and has served as an independent business consultant since 2002. From 1995 until 2001, Mr. Kentor was Sr. Vice President, General Counsel and Corporate Secretary of MiniMed Inc., where he also served as an original and permanent member of MiniMed’s Executive Management Committee. From 1994 to 1995, he was Vice President of Legal Services for Health Net and also served as Executive Counsel of Health Net’s parent corporation, Health Net, Inc. From 1987 until 1994, Mr. Kentor practiced with the national law firm of McDermott, Will & Emery LLP, where he was elected partner in 1992. Mr. Kentor has served on the boards of directors of both private and public companies. Mr. Kentor previously served on the board of directors of Endocare, Inc., a previously public medical device company, from 2005 to 2009 and served on its compensation, nominating and corporate governance and audit committees. Mr. Kentor is also a member of the board of directors of the Boys and Girls Club of the West Valley. Mr. Kentor holds a B.A. in political science from UCLA and received a J.D. from the UCLA School of Law. Our board of directors has determined that Mr. Kentor’s legal experience advising and working for organizations in the healthcare sector such as ours provides our board with legal, regulatory and compliance insights, and therefore he should serve on our board. Our board also believes that Mr. Kentor brings to the board public company directorial and governance experience having served on the board of directors and committees of Endocare, Inc. Mr. Kentor’s public company directorial and governance experience will be important to our board following this offering.

Randall R. Lunn: Mr. Lunn has served as a director of AutoGenomics since January 2000. Mr. Lunn has nearly 30 years of experience in the venture capital industry. Mr. Lunn is a Managing Director of Catalina Ventures, which he established in February 2010. Mr. Lunn was a founder and managing director of Palomar Ventures Management, LLC, a venture capital firm focusing on early stage information technology companies, from 1999 to June 2007, and he was a retired managing director of that firm from July 2007 to December 2009. From 1990 to 1999, Mr. Lunn was Managing Partner of U.S. Operations for Techno Venture Management, an international venture capital firm. From 1982 to 1990, Mr. Lunn was a founder and general partner of Fairfield Venture Partners. Mr. Lunn began his venture capital career in 1979 as a founder of Harrison Capital, the venture arm of Texaco. He currently serves on the boards of directors of Continuous Computing Corporation, a private company provider of telecommunications infrastructure platforms and solutions. Mr. Lunn holds a B.A., a B.E. and an M.B.A. from Dartmouth College and currently serves on the Board of Overseers of Dartmouth’s Thayer School of Engineering. Our board of directors has determined that Mr. Lunn brings to our board his experience in the venture capital industry, including financial experience, as well as experience serving on the boards of directors of several start-up and early-stage companies such as ours, and therefore he should serve on our board.

Thomas R. Testman: Mr. Testman has served as a director of AutoGenomics since March 2001. Mr. Testman retired as a managing partner of Ernst & Young LLP in 1992 after over 30 years of service, during which time his responsibilities among others have included managing the regional and national health care and management consulting practices. He has also managed area audit and tax practices. Mr. Testman has previously served on several public boards of directors, including MiniMed, Inc. from 1995 to 2001, ChromaVision Medical Systems, Inc. from 1998 to 2003, Nichols Institute Diagnostics from 1994 to 2000, Specialty Laboratories, Inc. from 1994 to 2004, Amylin Pharmaceuticals, Inc. from 2002 to 2007 and Endocare, Inc. from 2003 to 2008. He also is on the board of directors of three private health care companies and has served on several other private health care companies’ boards during the past 15 years. Mr. Testman received an M.B.A. from Trinity University and is a certified public accountant (retired). Our board of directors has determined that Mr. Testman’s audit and management consulting experience at Ernst & Young LLP, combined with his public company directorial and governance experience, including as chairman of other public companies’ audit committees, provides Mr. Testman with the knowledge, skills and perspective necessary to lead our audit committee, and therefore he should serve on our board.

Eugene J. Zurlo: Mr. Zurlo has served as a director of AutoGenomics since January 2005. Mr. Zurlo has over 50 years of experience in the health care industry as a manager, executive and investor. Mr. Zurlo has been managing director of Zurlo Investment Trust, an active investor in real estate, pharmaceutical and early-stage healthcare companies, since 1997 and is a director of the following private companies: Penny Creek Associates LLC, Plasma Technologies, LLC and BriteAge Corporation. He was founder of Hemasure, Inc. and served in the positions of Chairman from 1996 to 1997 and President and Chief Executive Officer from 1993 to 1996, and before that held senior executive positions at

Millipore Corporation, where he served as Senior Vice President of Operations, Baxter International, Inc., where he served as Senior Vice President of several divisions, including Laboratory Diagnostics, and the New York Blood Center, where he served as Chief Operating Officer. He holds a B.S. in pharmacy from Fordham University and an M.S. in pharmacy administration from Long Island University. Our board of directors has determined that Mr. Zurlo contributes to our board extensive management and operations experience, as well as scientific knowledge and knowledge of the health care industry and diagnostic industry in which we operate, and therefore he should serve on our board.

Corporate Governance and Board Composition

Our board of directors is composed of nine directors. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. A resolution of the board of directors may change the authorized number of directors, however our certificate of incorporation and bylaws currently limit the number to not more than 15 nor fewer than five directors. Our board of directors has determined that each of our non-employee directors is independent within the meaning of NASDAQ rules.

Board Structure and Committees Composition

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. Our board of directors currently has an audit committee, compensation committee and nominating committee. Our board of directors may establish other committees to facilitate the management of our business. The membership and function of each of the committees are described below.

Audit Committee. The audit committee of our board of directors consists of Thomas R. Testman (Chairman), Eric S. Kentor and Randall R. Lunn. The audit committee, which is composed solely of independent directors, has sole authority for hiring the company’s independent auditors, oversees the results and scope of the audit and other services provided by our independent auditors, oversees our audit and control functions and reviews all related persons transactions. Our board of directors has determined that each of Messrs. Testman and Lunn qualifies as an “audit committee financial expert” as defined by the rules under the Exchange Act. The background and experience of each of our audit committee members are set forth above.

Compensation Committee. The compensation committee of our board of directors consists of Eric S. Kentor (Chairman), William H. Davidson and Eugene J. Zurlo. The compensation committee, comprised solely of independent directors, oversees our compensation plans and is responsible for setting the compensation of our chief executive officer. Such oversight includes reviewing and, as it deems appropriate, recommending to our board of directors policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and exercising authority under our equity incentive plans.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee of our board of directors consists of William H. Davidson (Chairman), Laurence M. Demers, Fareed Kureshy and Thomas R. Testman. The nominating and corporate governance committee is responsible for recruiting and retaining qualified persons to serve on our board of directors, including proposing such individuals to the board of directors for nomination for election as directors, evaluating the performance, size and composition of the board of directors and overseeing our corporate governance programs and compliance activities. The nominating and corporate governance committee considers written suggestions from stockholders, including potential nominees for election as directors.

Code of Business Conduct and Ethics

Prior to completing this offering, we will adopt a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics will be available on our website at www.autogenomics.com. Any amendments to the code, or any waivers of its requirements with respect to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions will be promptly disclosed on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during our last completed fiscal year been one of our officers or employees. None of our executive officers currently serves, or during our last completed fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.

Director Compensation

The non-employee members of our board of directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board of directors or committee meetings. We do not currently provide any cash compensation to our non-employee directors. From time to time, we have granted stock options to our non-employee directors as compensation for their services, although there has been no formal policy in place with respect to such awards.

Following the completion of this offering, we will provide cash compensation in the form of an annual retainer of $35,000 for each non-employee director. We will also pay an additional annual retainer of $10,000 to the lead non-employee director, $10,000 to the chairman of our audit committee, $7,500 to each other non-employee member of our audit committee, $7,000 to the chairman of our compensation committee, $5,000 to each other non-employee member of our compensation committee, $5,000 to the chairman of our nominating and corporate governance committee and $3,000 to each other non-employee member of our nominating and corporate governance committee. In lieu of receiving this cash compensation, the directors will be able to elect to receive restricted stock units with an equal value. We will continue to reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Following the completion of this offering, any non-employee director who is first elected to the board of directors will be granted a restricted stock unit covering 10,000 shares of our common stock on the date of his or her initial election to the board of directors. In addition, on the date of each annual meeting of our stockholders following this offering, each non-employee director will be eligible to receive a restricted stock unit covering 5,000 shares of our common stock units.

The restricted stock units granted to non-employee directors described above will vest one year after they were granted, subject to the director’s continuing service on our board of directors on that date. The terms of these restricted stock units are described in more detail under “— Employee Plans — 2008 Equity Incentive Award Plan.”

The following table summarizes the compensation received by our non-employee directors during the year ended December 31, 2009.

Name	Option awards ($) (2) (3)
William H. Davidson	35,600
Laurence M. Demers	35,600
Eric S. Kentor	35,600
Randall R. Lunn	35,600
Joseph P. Sullivan (1)	35,600
Thomas R. Testman	35,600
Eugene J. Zurlo	35,600

(1)	Mr. Sullivan resigned from the board of directors, effective as of April 22, 2010.

(2)	Represents the full grant date fair value of the stock option grants awarded during fiscal year 2009, as computed in accordance with FASB Accounting Standards Codification, or ASC, Topic 718. For a discussion of the valuation assumptions, see Note 1 to our financial statements for the year ended December 31, 2009 included elsewhere in this prospectus.

(3)	The aggregate number of shares subject to stock options outstanding at the end of fiscal year 2009 for each non-employee director are as follows:

Name	Shares underlying options outstanding at December 31, 2009
William H. Davidson	145,000
Laurence M. Demers	65,000
Eric S. Kentor	45,000
Randall R. Lunn	70,000
Joseph P. Sullivan	60,000
Thomas R. Testman	40,000
Eugene J. Zurlo	40,000

Executive Compensation

Compensation Discussion and Analysis

In this section we summarize our plans and programs for compensating our executive officers who are named in the Summary Compensation Table that appears below. These “named executive officers” consist of our Chief Executive Officer and President, our Chief Financial Officer, and our three other most highly paid executive officers as determined by total compensation for the year ended December 31, 2009. These individuals are: Fareed Kureshy, President and Chief Executive Officer; Thomas V. Hennessey, Jr., Chief Operating Officer and Chief Financial Officer; Nanibhushan Dattagupta, Ph.D., Chief Scientific Officer; Shailendra Singh, Ph.D., Vice President, System Development; and Ramanath Vairavan, Senior Vice President, Sales and Marketing.

Overview

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our employees. To this end, we strive to create an environment of mutual respect, encouragement and teamwork — an environment that rewards commitment and performance and that is responsive to the needs of our employees. The objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•	attract, engage and retain the workforce that helps ensure our future success;

•	motivate and inspire employee behavior that fosters a high-performance culture;

•	support a cost-effective and flexible business model;

•	reinforce key business objectives; and

•	align employee interests with stockholder interests.

Each of our compensation elements fulfills one or more of these objectives. These elements consist of (1) base salary, (2) annual cash bonus, (3) long-term equity incentives and (4) health and welfare benefits and other compensation. Each of these components aligns the interests of our named executive officers with the interests of our stockholders in different ways, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality toward one’s job, linking individual performance to our overall performance or by ensuring healthy employees. This mix of compensation is intended to ensure that total compensation reflects our overall success or failure and to motivate executive officers to meet appropriate performance measures. In determining each element of compensation for any given year, our board of directors and our compensation committee consider each element individually and then review the resulting total compensation and determine whether it is reasonable and competitive. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Each of these compensation elements is described in more detail below.

Compensation Determination Process

Historically our board of directors has developed, reviewed and approved each of the elements of the executive compensation program of our company as a whole and for our named executive officers individually. Our compensation committee has had primary authority to grant stock options to our employees and consultants, although the full board of directors has retained this authority with respect to directors. Following the completion of this offering, our compensation committee will assume responsibility for the oversight of our compensation programs and policies, including with respect to our named executive officers. The full board of directors will continue to administer our compensation programs and policies with respect to directors.

Compensation for our named executive officers has historically been highly individualized, resulted from arm’s length negotiations and been based on a variety of informal factors including, in addition to the factors listed above, our financial condition and available resources, our need for that particular position to be filled and the compensation levels of our other executive officers, each as of the time of the applicable compensation decision. In years past, our full board of directors reviewed the performance of all named executive officers, generally on an annual basis, and based on this review and the factors described above, set the executive compensation package for each named executive officer for the coming year. However, there was no predetermined time of year for such review. Upon consummation of this offering, the compensation committee will take on the responsibility for this annual review and decision-making process.

The compensation committee and the board of directors hold executive sessions that are not attended by any members of management or non-independent directors, as needed from time to time. The compensation committee and the board of directors discuss our chief executive officer’s compensation package with him, but make decisions with respect to his compensation without him present.

The board of directors and our compensation committee has not undertaken a formal review of relevant market compensation data in setting named executive officer compensation. Instead, our board of directors and our compensation committee rely primarily upon the judgment of their members in making compensation decisions, after reviewing our performance and financial condition and carefully evaluating a named executive officer’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance stockholder value. Following completion of this offering, we anticipate that our compensation committee will determine executive compensation, at least in part, by reference to the compensation information for the executives of a peer group of comparable companies, and utilize the services of an independent executive compensation consultant to assist it in the process. To date, our compensation committee has not referred to any compensation information for comparable companies. We also anticipate that our compensation committee may make adjustments in executive compensation levels in the future as a result of this more formal market comparison process.

Our chief executive officer, with the assistance and support of the human resources department and our other executive officers, aids the board of directors by providing recommendations regarding the compensation of all of our named executive officers, other than him. The board of directors and our compensation committee also, on occasion, meet with our chief executive officer to obtain recommendations with respect to our compensation programs and practices generally. The compensation committee and the board of directors consider, but are not bound to accept, the chief executive officer’s recommendations with respect to named executive officer compensation.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions, and our compensation committee does not have any policies for allocating compensation between long-term and short-term compensation or cash and non-cash compensation. Our mix of compensation elements is designed to reward recent results and motivates long-term performance through a combination of cash and equity incentive awards. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our named executive officers to deliver superior performance and retain them to continue their careers with us on a cost-effective basis.

The compensation levels of the named executive officers reflect to a significant degree the varying roles and responsibilities of such executives. As a result of the compensation committee’s and the board of director’s assessment of the roles and responsibilities of our chief executive officer and president and chief operating officer and chief financial officer within our company, there are significant compensation differentials between these named executive officers and our other named executive officers.

We do not have a formal policy to adjust or recover awards or payments if the relevant performance measures upon which they are based are restated or are otherwise adjusted in a manner that would otherwise reduce the size of the initial payment or award.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience and prior salary. Base salaries of our named executive officers are approved and reviewed annually by our compensation committee and our board of directors and adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive officer’s current salary, equity ownership, and the amounts paid to an executive officer’s peers inside our company by conducting an internal analysis, which compares the pay of each executive officer to other members of the management team. Base salaries are also reviewed in the case of promotions or other significant changes in responsibility. No formulaic base salary increases are provided to our named executive officers. This strategy is consistent with our intent of offering compensation that is both cost-effective, competitive and consistent with our financial resources. As an early commercial-stage company, we have historically operated with limited cash resources. Consequently, our board of directors and compensation committee have been limited in the ability to consider significant increases in cash compensation for our named executive officers.

In early 2009, our board of directors reviewed the base salaries for all of the named executive officers employed by us at that time and set the base salaries to be in effect during 2009, which base salaries remained unchanged from 2008 levels. The base salaries for our named executive officers as of January 1, 2009 were as follows:

Named Executive Officer	Base Salary as of January 1, 2009 ($)
Fareed Kureshy	350,000
Thomas V. Hennessy, Jr.	250,000
Nanibhushan Dattagupta, Ph.D.	200,000
Shailendra Singh, Ph.D.	220,000
Ramanath Vairavan	200,000

In early 2009, due to the prevailing economic climate, our executives agreed to reduce their base salaries by 30%. These reductions remained in effect until August 2009, at which time the base salaries were reinstated to the previous levels. In December 2009, our executives again agreed to reduce their base salaries by 30%. This reduction was reversed in February 2010, and our executives’ base salaries remain at the levels set forth in the table above.

The actual base compensation paid to all of our named executive officers for 2009 is set forth in the “Summary Compensation Table” below.

Annual Bonuses

In addition to base salaries, our compensation committee and board of directors have the authority to award annual cash bonuses to our named executive officers. To date, such bonuses have been paid on a discretionary basis in cases where the compensation committee and the board of directors desire to reward outstanding performance by our named executive officers. Bonuses are not based upon the achievement of specified performance goals. No bonuses were earned or paid to our named executive officers during 2009 due to adverse financial conditions and limited cash flow, but we intend to reward outstanding performance by our named executive officers in future years as our financial condition and cash flow improve.

Long-Term Equity Incentives

The goals of our long-term, equity-based incentive awards are to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards. In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us, the size of prior grants, competitive considerations and our limited cash resources. Our compensation committee does not refer to formal competitive market data in determining long-term equity incentive awards. Based upon these factors, the compensation committee determines the size of the long- term equity incentives at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value. We have not granted any equity awards other than stock options to date.

To reward and retain our named executive officers in a manner that best aligns employees’ interests with stockholders’ interests, we use stock options as the primary incentive vehicles for long-term compensation. We believe that stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of the stock options to our future performance. Because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to employees to achieve increases in the value of our stock over time.

We use stock options to compensate our named executive officers both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. To date there has been no set program for the award of additional or “refresher” grants, and the compensation committee retains discretion to make stock option awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or for other circumstances recommended by management or the compensation committee.

The exercise price of each stock option grant is the fair market value of our common stock on the grant date, as determined by our board of directors. Stock option awards to our named executive officers typically vest over a four-year period as follows: 25% of the shares underlying the option vest on each of the first four anniversaries of the vesting commencement date established at the time of grant. For new hire awards, the vesting commencement date is typically the new employee’s date of hire. For awards to existing employees or service providers the vesting commencement date is typically the same as the grant date. Some of the option awards granted to our named executive officers in the past were fully vested on the date of grant. The board of directors granted these awards in consideration of the officer’s past service to our company. For a description of certain accelerated vesting provisions applicable to our stock options, see “— Equity Incentive Plans — 2008 Equity Incentive Award Plan” and “— 2000 Equity Incentive Plan” below. We do not have any security ownership requirements for our named executive officers.

Each of our named executive officers other than Mr. Kureshy received option grants during 2009, as set forth below under “— Grants of Plan Based Awards.” The compensation committee granted these awards based on its subjective review of each executive’s performance during the previous year.

In early 2010, we granted Mr. Kureshy, Mr. Hennessey, Mr. Dattagupta, Mr. Singh and Mr. Vairavan options to purchase 300,000, 40,000, 20,000, 10,000 and 10,000 shares of our common stock, respectively, all at an exercise price per share of $2.74. The compensation committee granted these awards based on its subjective review of each executive’s performance during the previous year, its review and consideration of the named executive officers’ respective unvested equity holdings, its desire to reward the executives for service to the company during 2009 and early 2010 in spite of base salary reductions and its determination that such awards were advisable in order to continue to retain and incentivize such officers.

As discussed above under “— Compensation Determination Process,” the compensation levels of our named executive officers reflect to a significant degree the varying roles and responsibilities of such executives, and there are significant compensation differentials between our named executive officers. The compensation committee believes that the total compensation of Mr. Kureshy should be greater than that of our other named executive officers due to his significant role and responsibilities within our company. As a result, the compensation committee awarded significantly more stock options to Mr. Kureshy than it did to the other named executive officers. In addition, the salary reductions we implemented in 2009 resulted in a greater reduction in Mr. Kureshy’s compensation (on an absolute dollar basis) than our other named executive officers due to the fact that his base salary is greater. Finally, the compensation committee believes that Mr. Kureshy’s overall equity holdings should be more substantial than those of our other named executive officers in light of his internal position relative to our other named executive officers. While Mr. Kursehy’s existing equity holdings are more substantial than those of our other named executive officers, the compensation committee felt it was appropriate to maintain this disparity.

The compensation committee believes that these same considerations also apply to Mr. Hennessey relative to our other named executive officers (other than Mr. Kureshy), albeit to a lesser degree. As a result, the award to Mr. Hennessey was larger than the award to the other named executive officers. The compensation committee awarded the foregoing option awards to Mr. Hennessey, Mr. Dattagupta, Mr. Singh and Mr. Vairavan in a manner that corresponds to the compensation committee’s assessment of their respective roles and responsibilities within our company.

As stated above, the ultimate determination as to the size of the foregoing awards was subjective, and no formal or objective analysis was applied by the compensation committee.

As a privately owned company, there has been no active market for our common stock. Accordingly, we have had no program, plan or practice pertaining to the timing of stock option grants to named executive officers coinciding with the release of material non-public information.

Retirement Savings

All of our full-time employees, including our named executive officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $16,500 in 2010 (additional salary deferrals not to exceed $5,500 are available to those employees 50 years of age or older) and to have the amount of this reduction contributed to our 401(k) plan. We do not make matching or profit sharing contributions under our 401(k) plan.

Perquisites, Health and Welfare Benefits and Other Compensation

The establishment of competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel.

Health and Welfare Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life, and disability insurance plans, in each case on the same basis as other employees. We believe that these health and welfare benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits.

Perquisites

We do not provide significant perquisites or personal benefits to our named executive officers.

Post Termination and Change in Control Benefits

We do not have any employment or severance agreements with our named executive officers.

As described above, we routinely grant our named executive officers stock options under our equity incentive plans. For a description of the change in control provisions in such equity incentive plans applicable to these stock options, see “— Employee Plans — 2008 Equity Incentive Award Plan” and “— 2000 Equity Incentive Plan” below.

Tax Deductibility of Executive Compensation

The compensation committee and our board of directors have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our President and Chief Executive Officer and each of the other named executive officers (other than our Chief Financial Officer), unless compensation is performance based. As we are not currently publicly-traded, our board of directors has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation. Our compensation committee, however, has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

In approving the amount and form of compensation for our executive officers, the compensation committee will continue to consider all elements of the cost to our company of providing such compensation, including the potential impact of Section 162(m).

Accounting for Stock-Based Compensation

We account for stock-based payments in accordance with the requirements of stock-based compensation guidance.

Summary Compensation Table

The following table summarizes the compensation that we paid to our named executive officers during the years ended December 31, 2007, 2008 and 2009.

Name and principal position	Year	Salary ($)		Option awards ($) (1)		Other compensation (2) (3)	Total ($)
Fareed Kureshy	2007	300,000		—		9,932	309,932
President and Chief Executive Officer	2008	353,846		255,000		34,616	643,462
	2009	285,385		—		10,680	296,065

Thomas V. Hennessey	2007	16,667	(3)	12,200	(3)	—	28,867
Chief Operating Officer and Chief Financial Officer	2008	220,385		591,500		—	811,885
	2009	203,846		65,100		—	268,946

Nanibhushan Dattagupta, Ph.D.	2007	180,000		8,200		5,012	193,212
Chief Scientific Officer	2008	203,846		86,500		6,023	296,369
	2009	159,608		130,200		6,127	295,935

Shailendra Singh, Ph.D.	2007	200,000		—		7,387	207,387
Vice President, System Development	2008	223,077		—		26,123	249,200
	2009	178,200		33,480		9,192	220,872

Ramanath Vairavan	2007	174,038		—		9,248	183,286
Senior Vice President, Sales and Marketing	2008	260,962		—		19,616	280,578
	2009	163,077		65,100		10,680	238,857

(1)	Represents the full grant date fair value for 2009, 2008 or 2007 of stock options granted to our named executive officers, computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 1 to our financial statements for the year ended December 31, 2009 included elsewhere in this prospectus.
(2)	The 2008 values consist of health care insurance premiums paid by us and, for Mr. Kureshy, Dr. Singh and Mr. Vairavan, tax gross-up payments in the amounts of $23,750, $17,500 and $8,750, respectively, to compensate them for the estimated taxes payable on certain deferred compensation payments paid to them. The 2007 and 2009 values consist of health care insurance premiums paid by us.
(3)	Mr. Hennessey served as the Company’s acting Chief Financial Officer and principal financial officer from January 2007 through November 2007 in his capacity as a non-employee director of the Company and in December 2007 in the capacity of an independent consultant to the Company. He became Chief Operating Officer and Chief Financial Officer of the Company on January 1, 2008. The amount reflected in the “Salary” column for 2007 represents all of the consulting fees earned by Mr. Hennessey during December 2007. The amount reflected in the “Option Awards” column for 2007 represents the full grant date fair value of the stock options granted to Mr. Hennessey in his capacity as a non-employee director during 2007. Mr. Hennessey received no other compensation for his services during 2007.

Grants of Plan Based Awards

The following table shows information regarding grants of equity awards during the year ended December 31, 2009 to each of our named executive officers.

Name	Grant date	All other option awards (#) (1)	Exercise or base price of option awards ($/share)	Grant date fair value of option awards in 2009 ($) (2)
Fareed Kureshy	—	—	—	—
Thomas V. Hennessey	5/27/2009	35,000	2.63	65,100
Nanibhushan Dattagupta, Ph.D.	5/27/2009	70,000	2.63	130,200
Shailendra Singh, Ph.D.	5/27/2009	18,000	2.63	33,480
Ramanath Vairavan	5/27/2009	35,000	2.63	65,100

(1)	The options vest in accordance with the following schedule: 25% of the total shares subject to the grant vest on each of the first four anniversaries of the grant date.
(2)	Represents the full grant date fair value of the stock options granted to our named executive officers as computed in accordance with FASB ASC Topic 718, Stock Compensation. For information regarding assumptions made in connection with this valuation, please see Note 1 to our financial statements for the year ended December 31, 2009 included elsewhere in this prospectus.

Outstanding Stock Options at Fiscal Year End

The following table shows grants of stock options outstanding on December 31, 2009 to each of our named executive officers.

Name	Number of securities underlying option awards (1) (2)		Option exercise price ($)	Option expiration date
Fareed Kureshy	172,852	(5)	0.125	3/31/2013
	75,000		0.250	10/16/2013
	300,000	(3)	0.710	1/11/2018

Thomas V. Hennessey	175,000	(4)	2.750	6/13/2018
	35,000		2.630	5/27/2019

Nanibhushan Dattagupta, Ph.D.	75,000		0.500	8/16/2016
	5,000		0.500	3/21/2017
	20,000		0.500	6/1/2017
	25,000		2.750	6/13/2018
	70,000		2.630	5/27/2019

Shailendra Singh, Ph.D.	40,000		0.125	1/30/2012
	138,000	(5)	0.125	3/31/2013
	20,000		0.250	10/16/2013
	18,000		2.630	5/27/2019

Ramanath Vairavan	520,000		0.125	12/13/2010
	42,750	(5)	0.125	3/31/2013
	35,000		2.630	5/27/2019

(1)	Except as described in footnotes (2), (3) and (4), below, each option has a ten year term from the date of grant and vests in accordance with the following schedule: 25% of the total shares subject to the option vest on each of the first four anniversaries of the date of grant.
(2)	All of the options issued are early exercisable (may be exercised prior to vesting). Unvested shares issued upon the exercise of the option are subject to a right of repurchase by us, which lapses according to the option’s original vesting schedule.
(3)	The options granted to Mr. Kureshy vest in accordance with the following schedule: 25% of the total shares subject to the grant vested on January 11, 2008; the remaining shares vest 25% on each of the next three anniversaries of the first vesting.
(4)	The options granted to Mr. Hennessey vest in accordance with the following schedule: 25% of the total shares subject to the grant vested on November 15, 2008; the remaining shares vest 25% on each of the next three anniversaries of the first vesting. These options were not granted under an equity plan.
(5)	The option was fully vested at grant and was not granted under an equity plan.

Option Exercises Table

None of our named executive officers exercised any options during the year ended December 31, 2009.

Risk Assessment of Compensation Program

In June 2010, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are reasonably likely to have a material adverse effect on us.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, short-term incentive compensation and long-term incentive compensation. Management’s risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to our compensation committee.

Employee Plans

2008 Equity Incentive Award Plan

Our board of directors has adopted, and our stockholders have approved, a 2008 Equity Incentive Award Plan, or the “2008 Plan.” The 2008 Plan became effective upon its approval by our stockholders on November 2, 2008. The purpose of the 2008 Plan is to promote the success and enhance the value of our company by continuing to link the personal interests of participants to those of our stockholders and by providing participants with an incentive for outstanding performance.

A summary of the principal provisions of the 2008 Plan is set forth below. This summary is qualified in its entirety by reference to the 2008 Plan itself. The form of the 2008 Plan is filed as an exhibit to the registration statement of which this prospectus is a part.

Shares Available for Awards. We reserved initially 2,000,000 shares of our common stock for issuance under the 2008 Plan. The number of shares reserved under the 2008 Plan will be increased by (1) the number of shares of common stock available for issuance and not subject to awards granted under our 2000 Equity Incentive Plan as of the effective date of the 2008 Plan and (2) the number of shares of common stock related to awards granted under our 2000 Equity Incentive Plan on or before the effective date of the 2008 Plan that are repurchased, forfeited, expired or are cancelled on or after the effective date of the 2008 Plan. As of July 31, 2010, the aggregate number of shares available for issuance under the 2008 Plan as a result of awards from or that were repurchased, forfeited, expired, or cancelled in the 2000 Plan was 509,028 shares. The maximum number of shares of common stock that may be added to the share reserve under the 2008 Plan pursuant to the preceding two sentences will not exceed 6,600,000 shares. The 2008 Plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the 2008 Plan on January 1 of each year, beginning on the first January 1 following the completion of this offering and on each subsequent January 1 throughout and including January 1, 2018. The annual increase in the number of shares shall be equal to the least of:

•	3.5% of our outstanding common stock on the applicable January 1st of the applicable year;

•	1,500,000 shares; and

•	a lesser number of shares as determined by our board of directors.

As of July 31, 2010, options to purchase 1,795,000 shares of our common stock had been issued under the 2008 Plan, 3,000 of the options granted had been exercised and 112,900 of the options granted had been forfeited, resulting in 1,679,100 options outstanding.

The 2008 Plan also provides for an aggregate limit on the number of shares of common stock that may be issued under the 2008 Plan over the course of its ten-year term of 23,600,000 shares, subject to changes in our capital structure as set forth in the 2008 Plan.

To the extent that an award terminates, expires, lapses for any reason or is settled in cash, any shares of common stock subject to the award will again be available for the grant of an award pursuant to the 2008 Plan. Any shares of common stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation with respect to any award and any shares forfeited by a participant or repurchased by us will be available for subsequent grant under the 2008 Plan.

Administration. The compensation committee of our board of directors administers the 2008 Plan (except with respect to any award granted to non-employee directors, which is administered by our full board of directors). Following the completion of this offering, to administer the 2008 Plan, our compensation committee must consist of at least two members of our board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act, and, with respect to awards that are intended to constitute performance-based compensation under Section 162(m) of the Internal Revenue Code, an “outside director” for purposes of Section 162(m). Subject to the terms and conditions of the 2008 Plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of shares to be subject to such awards and the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2008 Plan. Our compensation committee is also authorized to establish, adopt, amend or revise rules relating to administration of the 2008 Plan, subject to certain restrictions. Our board of directors may at any time revert to itself the authority to administer the 2008 Plan. Our board of directors administers the 2008 Plan with respect to awards to non-employee directors. The board of directors and any committee exercising discretion under the 2008 Plan from time to time are referred to in this section as the plan administrator.

Eligibility. Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2008 Plan may be granted to individuals who are our officers or employees or are the officers or employees of our parent or subsidiary companies, if any, on the date of grant. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. As of March 31, 2010, there were seven non-employee directors, and approximately 100 employees who would have been eligible for awards under the 2008 Plan, if the 2008 Plan had been in effect on that date. Certain individuals who are consultants covered by active consulting agreements would also be eligible for awards.

Awards. The 2008 Plan provides that the plan administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, stock payments and performance bonus awards, or any combination thereof. The plan administrator will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals.

At such time after the offering date when the Company is subject to the requirements of Section 162(m) of the Internal Revenue Code, the maximum number of shares of our common stock that may be subject to awards granted to any one participant during any calendar year is 2,000,000 shares and the maximum amount that may be paid to a participant in cash during any calendar year with respect to one or more awards payable in cash-based performance awards is $2,000,000.

Awards under the 2008 Plan will be evidenced by a written award agreement that sets forth the terms, conditions and limitations for each award, as determined by the plan administrator.

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Stock Options. Stock options, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, and nonqualified stock options, may be granted pursuant to the 2008 Plan. The option exercise price of all incentive stock options granted pursuant to the plan will not be less than 100% of the fair market value of our common stock on the date of grant. No incentive stock option may be granted to a grantee who owns more than 10% of the total combined voting power of all classes of our capital stock on the date of grant unless the exercise price is at least 110% of the fair market value at the time of grant.

Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option (and other options designated as incentive stock options) is exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.

The plan administrator will determine the methods of payment of the exercise price of an option, including, without limitation, cash, shares of our common stock with a fair market value on the date of delivery equal to the exercise price of the option or exercised portion thereof (including shares issuable upon exercise of the option) or other property acceptable to the plan administrator (including the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the option exercise price, provided that payment of such proceeds is then made to us not later than settlement of such sale). However, no participant who is a director or an executive officer of our company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

Stock options shall vest and may be exercised as determined by the plan administrator, but in no event may stock options be exercised after the tenth anniversary of the date of grant. However, in the case of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, such term will not exceed 5 years.

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Restricted Stock. Eligible employees, consultants and directors may be issued restricted stock in such amounts and on such terms and conditions as determined by the plan administrator. Restricted stock will be evidenced by a written restricted stock agreement, which will contain restrictions on transferability and other such restrictions as the plan administrator may determine, including, without limitation, limitations on the right to vote restricted stock or the right to receive dividends on the restricted stock. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the plan administrator determines at the time of grant of the award or thereafter. Typically, restricted stock may be repurchased by us at the original purchase price or forfeited for no consideration if the conditions or restrictions are not met.

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Stock Appreciation Rights. A stock appreciation right, or a SAR, is the right to receive payment of an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the per share exercise price of the SAR, which exercise price will not be less than the fair market value of a share of our common stock on the date of grant of the SAR. The plan administrator may issue SARs in such amounts and on such terms and conditions as it may determine, consistent with the terms of the 2008 Plan. SARs shall vest and may be exercised as determined by the plan administrator. The plan administrator may elect to pay SARs in cash, in our common stock or in a combination of cash and our common stock.

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Restricted Stock Units. Restricted stock units may be granted to any eligible employee, consultant or director in such amounts and subject to such terms and conditions as are determined by the plan administrator. At the time of grant, the plan administrator will specify the date or dates on which the restricted stock units will become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. At the time of grant, the plan administrator will specify the distribution date or event applicable to each grant of restricted stock units which will be no earlier than the vesting date or dates of the award. On the distribution date or event, we will transfer to the participant one unrestricted, fully transferable share of our common stock for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. The plan administrator will specify the purchase price, if any, to be paid by the participant to us for such shares of our common stock.

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Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value (in cash or our common stock) of dividends paid on our common stock. They represent the value of the dividends per share paid by us, calculated with reference to the number of shares that are subject to any award held by the participant, other than options or SARs.

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Stock Payments. Stock payments include payments in the form of our common stock or options or other rights to purchase our common stock, in each case made in lieu of all or any portion of the compensation that would otherwise be paid to the participant. The number of shares will be determined by the plan administrator and may be based upon specific performance criteria determined appropriate by the plan administrator, determined on the date such stock payment is made or on any date thereafter.

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Performance Bonus Awards. Any eligible employee, consultant or director selected by the plan administrator may be granted one or more performance-based awards in the form of a cash bonus payable upon the attainment of performance goals that are established by the plan administrator and relate to any one or more performance criteria determined appropriate by the plan administrator on a specified date or dates or over any period or periods determined by the plan administrator. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code may be, but need not be, qualified performance-based compensation as described below.

Qualified Performance-Based Compensation. The plan administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for “qualified performance-based compensation” for any given performance period to the extent that pre-established performance goals set by the plan administrator for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and amortization), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), return on net assets, return on stockholders’ equity, return on assets, return on capital, return on sales, gross or net profit margin, working capital, earnings per share and price per share. These performance criteria may be measured in absolute terms or as compared to performance in an earlier period or as compared to any incremental increase or as compared to results of a peer group, industry index or other companies. With regard to a particular performance period, the plan administrator will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of an individual performance-based award for a performance period, the plan administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed by us or a parent or subsidiary company of ours, if any, throughout the performance period to be eligible for a performance-based award for any period.

Adjustments. If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our common stock or the share price of our common stock other than an equity restructuring (as defined in the 2008 Plan), the plan administrator will make such equitable adjustments, if any, as the plan administrator in its discretion may deem appropriate to reflect such change with respect to (1) the aggregate number and type of shares that may be issued under the 2008 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the plan during any calendar year), (2) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and (3) the grant or exercise price per share for any outstanding awards under the plan. If there is any equity restructuring, (1) the number and type of securities subject to each outstanding award and the grant or exercise price per share for each outstanding award, if applicable, will be proportionately adjusted, and (2) the plan administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the 2008 Plan (including, but not limited to, adjustments of the number of shares available under the plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the plan during any calendar year). Adjustments in the event of an equity restructuring will not be discretionary. Any adjustment affecting an award intended as “qualified performance-based compensation” will be made consistent with the requirements of Section 162(m) of the Internal Revenue Code. The plan administrator also has the authority under the 2008 Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

Repricing. The plan administrator may, without stockholder approval, (1) amend any award to reduce the per share exercise price of such an award below the per share exercise price as of the date the award is granted and (2) grant an award in exchange for, or in connection with, the cancellation or surrender of an award having a higher per share exercise price.

Corporate Transactions. In the event of a change of control where the acquirer does not continue, convert, assume or replace awards granted under the 2008 Plan, awards issued under the 2008 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable, immediately prior to a change of control. Under the 2008 Plan, a change of control is generally defined as:

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a transaction or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the SEC) whereby any person or entity or related group of persons or entities

(other than us, our subsidiaries, if any, an employee benefit plan maintained by us or our subsidiaries, if any, or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

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during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

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our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

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which results in our voting securities outstanding immediately before such transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the company or the person that, as a result of the transaction, controls, directly or indirectly, the company or owns, directly or indirectly, all or substantially all of the company’s assets or otherwise succeeds to our business (the “successor entity”), directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; or

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after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity (but no person or group will be treated as beneficially owning 50% or more of combined voting power of the successor entity solely as a result of the voting power held in the company prior to the transaction).

Amendment and Termination of the 2008 Plan. Our board of directors may terminate, amend or modify the 2008 Plan. However, stockholder approval of any amendment to the 2008 Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the 2008 Plan that increases the number of shares available under the 2008 Plan. If not terminated earlier by the board of directors, the 2008 Plan will terminate in 2018.

Securities Laws and Federal Income Tax Consequences

Securities Laws. The 2008 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2008 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences. The federal income tax consequences of the 2008 Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the 2008 Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2008 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality.

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Stock Options and Stock Appreciation Rights. A 2008 Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or stock appreciation right. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code. The 2008 Plan permits the grant of options that are intended to qualify as incentive stock options as well as options that are not intended to so qualify; however, incentive stock options generally may be granted only to our employees and employees of our parent or subsidiary corporations, if any. Upon exercising an option that does not qualify as an incentive stock option when the fair market value of our stock is higher than the exercise price of the option, a 2008 Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising an incentive stock option, a 2008 Plan participant generally will not recognize taxable income, and we will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of incentive stock option shares, the participant should recognize long term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price should be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

We will not be entitled to any tax deduction if the participant makes a qualifying disposition of incentive stock option shares. If the participant makes a disqualifying disposition of the shares, we should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling a stock appreciation right, a 2008 Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

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Restricted Stock and Restricted Stock Units. A 2008 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or restricted stock units. Upon the termination of restrictions on restricted stock or the payment of restricted stock units, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount paid for them. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of any shares, the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

However, a 2008 Plan participant granted restricted stock that is subject to repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Internal Revenue Code)

may make an election under Section 83(b) of the Internal Revenue Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We should be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant should not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we should not be entitled to any additional tax deduction.

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Dividend Equivalents, Stock Payment Awards and Cash-Based Awards. A 2008 Plan participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of dividend equivalents, stock payment awards or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short term or long term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

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Section 409A of the Internal Revenue Code. Certain types of awards under the 2008 Plan may constitute, or provide for, a deferral of compensation under Section 409A. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal income tax (and, potentially, certain interest penalties). To the extent applicable, the 2008 Plan and awards granted under the 2008 Plan will be structured and interpreted to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.

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Tax Deductibility and Section 162(m) of the Internal Revenue Code. In general, under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “qualified performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “qualified performance-based compensation” exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Further, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, plans such as the 2008 Plan will not be subject to Section 162(m) until the earlier of (1) the material modification of the plan; (2) the issuance of all employer stock and other compensation that has been allocated under the plan; or (3) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the occurrence of the initial public offering (the “Transition Date”). Accordingly, after the Transition Date, rights or awards granted under the 2008 Plan, will not qualify as “qualified performance-based compensation” for purposes of Section 162(m) unless the material terms of the performance goals with respect to which compensation is paid under the 2008 Plan are disclosed to and approved by our stockholders and such compensation satisfies the other requirements of Section 162(m) which apply to “qualified performance-based compensation.”

2000 Equity Incentive Plan

Our board of directors initially adopted our 2000 Equity Incentive Plan, or the “2000 Plan,” on December 13, 2000. We terminated the 2000 Plan in connection with the approval of the 2008 Plan, and, therefore, we will not make any further awards of options or stock purchase rights under the 2000 Plan. Outstanding stock options granted under the 2000 Plan will continue to be governed by the 2000 Plan until they are exercised, expire or otherwise terminate.

The purpose of the 2000 Plan was to further our growth, development and financial success by providing incentives to certain key persons by assisting them in acquiring shares of common stock so that they may benefit directly from our growth, development and financial success.

A summary of the principal provisions of the 2000 Plan is set forth below. This summary is qualified in its entirety by reference to the 2000 Plan itself. The 2000 Plan has been filed as an exhibit to the registration statement of which this prospectus is a part.

Shares Available for Awards. Subject to certain adjustments set forth in the 2000 Plan, the maximum number of shares of our common stock that could have been issued or awarded under the 2000 Plan was 6,600,000 shares. As of July 31, 2010, options to purchase 3,406,741 shares of our common stock were outstanding and 320,000 shares of our common stock had been issued pursuant to stock purchase rights under the 2000 Plan.

To the extent that an award expires, terminates or is not exercised, any shares of common stock subject to such award that have not been issued will again be available for the grant of an award pursuant to the 2008 Plan. Any shares of our common stock acquired by a participant pursuant the 2000 Plan that are reacquired by us will also again be available for the grant of an award pursuant to the 2008 Plan.

Administration. Either the board of directors or a committee of the board of directors will administer the 2000 Plan. The board of directors and any committee exercising discretion under the 2000 Plan from time to time are referred to in this section as the plan administrator. Subject to the terms of the 2000 Plan, the plan administrator had express authority to determine the eligible persons who will receive awards, the number of shares of common stock to be covered by each award and the terms and conditions of awards. The plan administrator has broad discretion to prescribe, amend and rescind rules relating to the 2000 Plan and its administration, to interpret the 2000 Plan and the terms of all award agreements, to determine the rights and obligations of participants of the 2000 Plan, to authorize the amendment of the terms of any outstanding awards under the plan.

Eligibility. Stock options and stock purchase rights under the 2000 Plan were granted to individuals who were then our employees, consultants, advisors and members of our board of directors or who were employees, consultants, advisors or members of the board of directors of our subsidiaries, if any. Only employees may be granted ISOs.

Awards. The 2000 Plan provides for the grant of stock options and stock purchase rights. The options and stock purchase rights are evidenced by option agreements and restricted stock purchase agreements, respectively, which set forth the terms, conditions and limitations for each award, as determined by the plan administrator. Such terms and conditions include certain rights of repurchase, rights of first offer, rights of first refusal and call rights in our favor.

Subject to certain adjustments set forth in the plan, the maximum number of shares of common stock that could be subject to awards granted to any one participant pursuant to the 2000 Plan was 300,000 shares.

•

Stock Options. Stock options, including incentive stock options, as defined under Section 422 of the Internal Revenue Code, and nonqualified stock options, could be granted pursuant to the 2000 Plan. The option exercise price of all stock options granted pursuant to the plan could not be less than 85% of the fair market value of our common stock on the date of grant. No stock option could be granted to a grantee who owned more than 10% of the total combined voting power of all classes of our capital stock on the date of grant unless the exercise price was at least 110% of the fair market value at the time of grant.

Notwithstanding whether an option is designated as an incentive stock option, to the extent that the aggregate fair market value of the shares with respect to which such option is exercisable for the first time by any optionee during any calendar year exceeds $100,000, such excess will be treated as a nonqualified stock option.

The plan administrator will determine the methods of payment of the exercise price of an option, including, without limitation, cash or other consideration acceptable to the plan administrator.

Stock options may be exercised as determined by the plan administrator, but in no event after the tenth anniversary of the date of grant. However, in the case of an incentive stock option granted to a person who owns more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, such term will not exceed five years.

•

Stock Purchase Rights. Stock purchase rights could have been granted pursuant to the 2000 Plan. The exercise price of a stock purchase right granted pursuant to the plan could not have been less than 85% of the fair market value of our common stock on the date of grant or at the time the participant purchases shares of common stock pursuant thereto, and the exercise price of any stock purchase right granted pursuant to the plan to any person who owns stock possessing more than 10% of the total combined voting power of all classes of our stock must have been 100% of the fair market value on the date of grant or at the time the participant purchases shares of common stock pursuant thereto.

Adjustments. If the outstanding shares of our common stock are increased, decreased or exchanged for different securities through a stock split, stock dividend, recapitalization, reorganization or similar capital adjustment other than in connection with a merger or consolidation (as described in the 2000 Plan), appropriate adjustments will be made in (1) the aggregate number of shares of common stock covered by the plan and/or the kind of shares subject to the plan, (2) the number and kind of shares of stock which may be purchased pursuant to the exercise of outstanding awards granted under the plan and (3) the exercise price or purchase price of outstanding awards granted under the plan.

Corporate Transactions. Except as otherwise provided in any option agreement between the participant and us, in the event of a corporate transaction (as defined in the 2000 Plan) involving our company in which options are not assumed or substituted with an equivalent option by the surviving corporation or its parent or subsidiary, if any, such options will become exercisable in full immediately prior to the consummation of such corporate transaction and will terminate upon the consummation of such corporate transaction to the extent not exercised prior to such consummation. At least ten days prior to the consummation of any corporate transaction, we will give each participant written notice that states whether (1) the outstanding options will be expressly assumed or substituted with equivalent options, or (2) such participant will have the right to exercise such awards immediately prior to such consummation of the corporate transaction. Any shares of our common stock issued pursuant to any stock purchase right pursuant to the 2000 Plan shall, except as otherwise provided in the applicable restricted stock purchase agreement, become fully vested upon the consummation of a corporate transaction (as defined in the 2000 Plan).

The 2000 Plan defines a corporate transaction as any of the following stockholder approved transactions to which our company is a party:

•	a merger or consolidation in which our company is not the surviving entity;

•

the sale, transfer or other disposition of all or substantially all of the assets of our company (including the capital stock of our company’s subsidiary corporations, if any) in connection with the complete liquidation or dissolution of our company;

•

any merger in which our company is the surviving entity but in which the shares of our company’s capital stock outstanding immediately prior to such transaction are converted into the right to receive cash, debt securities and/or equity securities of another corporation; or

•	the sale by the holders of more than 90% of the outstanding shares of our company’s capital stock in a single transaction or a series of related transactions.

Amendment and Termination of the 2000 Plan. Our board of directors may amend or modify the 2000 Plan. The 2000 Plan was terminated in connection with our adoption of the 2008 Plan and as of the effective date of the 2008 Plan, no further awards will be granted under the 2000 Plan.

Federal Income Taxes. The general federal tax consequences of awards under the 2000 Plan are the same as those described above in the description of the 2008 Plan under the heading “Securities Laws and Federal Income Taxes – General Federal Tax Consequences.” For purposes of such description, stock purchase rights have the same general federal tax consequences as restricted stock.

2008 Employee Stock Purchase Plan

Our board of directors adopted, and our stockholders have approved, our 2008 Employee Stock Purchase Plan, or the Purchase Plan. The compensation committee of the board of directors administers the Purchase Plan. The Purchase Plan is designed to allow our eligible employees and the eligible employees of our designated subsidiaries, if any, to purchase shares of common stock with accumulated payroll deductions. The Purchase Plan will become effective on the date prior to the date on which the registration statement filed with respect to the Purchase Plan becomes effective, but the first offering period under the Purchase Plan will not commence until the first May 15 or November 15 following the date on which the registration statement filed by us with respect the Purchase Plan becomes effective. We have initially reserved a total of 250,000 shares of our common stock for issuance under the Purchase Plan. The Purchase Plan contains an “evergreen provision” that allows for an annual increase in the number of shares available for issuance under the Purchase Plan on January 1 of each year, beginning on the first January 1 following the completion of this offering and on each subsequent January 1 throughout and including January 1, 2018. The annual increase shall be equal to the least of:

•	1% of our outstanding common stock on January 1st of the applicable year;

•	200,000 shares; and

•	a lesser number of shares determined by our board of directors.

The Purchase Plan also provides for an aggregate limit on the number of shares of common stock that may be issued under the Purchase Plan over the course of its ten-year term of 2,250,000 shares. The material terms of the Purchase Plan are summarized below. The Purchase Plan has been filed as an exhibit to the registration statement of which this prospectus is a part.

The Purchase Plan will have consecutive six-month offering periods. Under the Purchase Plan, purchases will be made on the last day of each offering period. We expect the first offering period under the Purchase Plan will commence on the first May 15 or November 15 following the date on which the registration statement filed by us with respect to the Purchase Plan becomes effective. A new six-month offering period will commence on each May 15 and November 15 thereafter during the term of the Purchase Plan. Our compensation committee or board of directors may change the frequency and duration of offering periods under the Purchase Plan.

Individuals scheduled to work more than 20 hours per week for more than five calendar months per year, may join an offering period on the first day of the offering period to the extent such individual does not, immediately after any rights under the Purchase Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other stock of ours or a parent or subsidiary of ours, if any. As of March 31, 2010, substantially all of our approximately 100 employees would have been eligible to participate in the Purchase Plan if it were in effect.

Participants may contribute up to 20% of their cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the first day of the offering period or, if lower, 85% of the fair market value per share on the purchase date. In each calendar year, no employee is permitted to purchase shares under the Purchase Plan at a rate in excess of $25,000 worth of shares, based on the fair market value per share determined as of the first day of the offering period, for each year such a purchase right is outstanding.

In the event there is a specified type of change in our capital structure, such as a stock dividend or stock split, the committee may make appropriate adjustments to (a) the number and type of shares that may be issued under the Purchase Plan, including the maximum number of shares by which the share reserve may increase automatically each year, (b) the class(es) and number of shares and price per share of stock subject to outstanding rights and (c) the purchase price with respect to any outstanding rights.

In the event of certain significant corporate transactions or a change in control (as defined in the Purchase Plan), the committee may provide for (a) either the replacement or termination of outstanding rights in exchange for cash, (b) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (c) the adjustment in the number and type of shares of stock subject to outstanding rights, (d) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next purchase date and termination of any rights under ongoing offering periods or (e) the termination of all outstanding rights.

Under the Purchase Plan, a change in control has the same definition as given to such term in the 2008 Plan.

The committee may amend, suspend or terminate the Purchase Plan. However, stockholder approval of any amendment to the Purchase Plan will be obtained for any amendment which changes the aggregate number of shares that may be sold pursuant to rights under the Purchase Plan, changes the corporations or classes of corporations whose employees are eligible to participate in the Purchase Plan or changes the Purchase Plan in any manner that would cause the Purchase Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code. The Purchase Plan will terminate no later than the tenth anniversary of the Purchase Plan’s initial adoption by our board of directors.

Federal Income Taxes. The federal income tax consequences of the Purchase Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the Purchase Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the Purchase Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality.

The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code. Under the applicable Internal Revenue Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Purchase Plan. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Purchase Plan (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price, but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

401(k) Plan

We provide a basic savings plan, or 401(k) plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code so that contributions to our 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from our 401(k) plan. If our 401(k) plan qualifies under Section 401(k) of the Internal Revenue Code, contributions by us, if any, will be deductible by us when made.

All of our full-time employees are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit of $16,500 in 2010 and to have the amount of this reduction contributed to our 401(k) plan. Participants that are 50 years or older also may make “catch-up” contributions, which in calendar year 2010 may be up to an additional $5,500 above the statutory limit. Under the 401(k) plan, each participant is fully vested in his or her deferred salary contributions when contributed. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. We do not currently make matching or profit-sharing contributions under our 401(k) plan. The 401(k) Plan does not offer the ability to invest in our securities.

Indemnification of Directors and Officers and Limitation of Liability

We are subject to the DGCL. Section 145 of the DGCL authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws require us to indemnify our directors, officers and other persons serving at our request as a director, officer or agent of another entity to the fullest extent permitted by the DGCL. We are required to advance expenses, as incurred, to the covered persons in connection with defending a legal proceeding if we have received an undertaking by that person to repay all such amounts if it is determined that he or she is not entitled to be indemnified by us.

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide indemnification to our directors and executive officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under the DGCL.

Indemnification for Securities Act Liability

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Insurance Policies

We maintain an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Principal Stockholders

The following table sets forth information with respect to the beneficial ownership of our common stock as of July 31, 2010:

•	each person or group of affiliated persons known by us to own beneficially of more than 5% of our outstanding common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated in the footnotes below, all of the shares reflected in the table are shares of common stock and we believe, based on the information furnished to us, that all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.

Percentage ownership calculations are based on 25,263,601 shares outstanding as of July 31, 2010, which assumes the conversion of all outstanding series of convertible preferred stock into common stock. Each outstanding share of convertible preferred stock is convertible into one share of common stock, with the exception of shares of Series A Convertible Preferred Stock, which are convertible into two shares of common stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have deemed outstanding shares of common stock subject to options or warrants held by that person that are exercisable within 60 days of July 31, 2010. We have not deemed these shares outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated below, the address for each of the beneficial owners in the table below is c/o AutoGenomics, Inc., 2980 Scott Street, Vista, California, 92081.

Name and address of beneficial owner	Shares beneficially owned
	Number	Percent
5% stockholders (other than directors and executive officers)
Dennis A. Repp (1)	2,072,273	8.03%
Executive officers and directors
Fareed Kureshy (2)	3,891,082	14.90%
Shailendra Singh, Ph.D (3)	1,896,000	7.44%
Ramanath Vairavan (4)	722,750	2.79%
Thomas V. Hennessey, Jr. (5)	615,336	2.41%
William H. Davidson, D.B.A. (6)	360,673	1.41%
Thomas R. Testman (7)	360,050	1.42%
Eugene J. Zurlo (8)	328,564	1.30%
Randall R. Lunn (9)	264,428	1.04%
Nanibhushan Dattagupta, Ph.D (10)	215,000	*
Eric S. Kentor (11)	173,620	*
Laurence M. Demers, Ph.D (12)	89,200	*
All executive officers and directors as a group (12 persons)	8,916,703	31.66%

*	Represents less than 1% of the outstanding shares of common stock.
(1)

Includes (i) 891,280 shares of Series B Convertible Preferred Stock, 527,273 shares of Series C Convertible Preferred Stock, 61,539 shares of Series D Convertible Preferred Stock, warrants exercisable for 434,000 shares of common stock and warrants exercisable for 21,818 shares of Series C Convertible Preferred Stock held by A R Properties, of which Mr. Repp is the General Partner, (ii) 36,363 shares of Series C

Convertible Preferred Stock held by ValueTech Investors, of which Mr. Repp is the General Partner, and (iii) a warrant exercisable for 100,000 shares of common stock. Mr. Repp may be deemed to be the beneficial owner of all shares of common and preferred stock beneficially owned by A R Properties and ValueTech Investors. The business address of Mr. Repp is 3419 Via Lido #262, Newport Beach, California 92663.

(2)	Includes shares of Series A Convertible Preferred Stock convertible into a 9,830 shares of common stock and options to purchase 847,852 shares of common stock. The shares of Series A Convertible Preferred Stock are held jointly by Fareed Kureshy and Dawn Beth Kureshy.
(3)	Includes options to purchase 226,000 shares of common stock.
(4)	Includes options to purchase 607,750 shares of common stock.
(5)	Includes shares of Series A Convertible Preferred Stock convertible into 89,336 shares of common stock, 26,000 shares of Series C Convertible Preferred Stock, options to purchase 230,000 shares of common stock and 270,000 shares of common stock. 130,000 shares of common stock are held by the Mary D. and Thomas V. Hennessey, Jr. Irrevocable Trust of May 4, 2000.
(6)	Includes shares of Series A Convertible Preferred Stock convertible into 20,000 shares of common stock, 86,364 shares of Series C Convertible Preferred Stock, options to purchase 145,000 shares of common stock and warrants exercisable for 109,309 shares of common stock.
(7)	Includes shares of Series A Convertible Preferred Stock convertible into 61,594 shares of common stock and 23,636 shares of Series C Convertible Preferred Stock held by the Testman Trust, options to purchase 140,000 shares of common stock and warrants exercisable for 29,820 shares of common stock.
(8)	Includes shares of Series A Convertible Preferred Stock convertible into 128,000 shares of common stock, 36,364 shares of Series B Convertible Preferred Stock and warrants exercisable for 14,200 shares of common stock held by the Zurlo Investment Trust and options to purchase 40,000 shares of common stock.
(9)	Includes warrants exercisable for 14,200 shares of common stock held by R & E Lunn Revocable Trust, and shares of Series A Convertible Preferred Stock convertible into 62,028 shares of common stock, 18,200 shares of Series B Convertible Preferred Stock and options to purchase 70,000 shares of common stock.
(10)	Includes options to purchase 215,000 shares of common stock.
(11)	Includes shares of Series A Convertible Preferred Stock convertible into 23,420 shares of common stock, all of which are held jointly by Eric S. Kentor and Adrienne T. Kentor, warrants exercisable for 85,200 shares of common stock and options exercisable for 45,000 shares of common stock.
(12)	Includes options to purchase 65,000 shares of common stock and warrants exercisable for 14,200 shares of common stock.

Certain Relationships and Related Persons Transactions

In addition to the director and executive compensation arrangements discussed above in “Management” and “Executive Compensation,” we have been a party to the following transactions since January 1, 2007, in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Preferred Stock Financings

In February and March 2007, we issued and sold to investors an aggregate of 2,353,992 shares of Series C Convertible Preferred Stock at a purchase price of $2.75 per share, for an aggregate consideration of $6,473,478. Upon completion of this offering, these shares will convert into 2,353,992 shares of common stock. In February 2007, Dennis A. Repp purchased 127,272 shares of Series C Convertible Preferred Stock in this financing for aggregate cash consideration of $350,000. See “Principal Stockholders”.

Warrant Issuances

From January 1, 2007 to July 31, 2010, we issued warrants to purchase an aggregate of 5,782,840 shares of our common stock.

The participants in these warrant issuances included the following directors, executive officers and holders of more than 5% of our capital stock. The following table presents the number of shares issued to these related parties in these financings:

Participants (1)	Warrants to purchase common stock
5% Stockholders (other than directors and executive officers)
Dennis A. Repp	626,880	(2)
Directors
William H. Davidson, D.B.A., Director	28,400	(3)
Laurence M. Demers, Ph.D, Director	14,200	(4)
Randall R. Lunn, Director	14,200	(5)
Eric S. Kentor, Director	85,200	(6)
Thomas R. Testman, Director	29,820	(7)
Eugene J. Zurlo, Director	14,200	(8)

(1)	Additional detail regarding these stockholders and their equity holdings is provided in “Principal Stockholders.”
(2)	In March 2007, we issued a warrant to purchase 150,000 shares of our common stock at an exercise price of $0.50 per warrant share to A R Properties, of which Mr. Repp is the General Partner, as consideration for his Series C fundraising services in 2006 and 2007. In March 2009 and in December 2009, we issued warrants to purchase 284,000 shares of our common stock at an exercise price of $7.00 per share and 26,980 shares of our common stock at an exercise price of $4.00 per share, respectively, to A R Properties in connection with our subordinated promissory notes financings. In January 2010, we issued a warrant to purchase 100,000 shares of our common stock at an exercise price of $2.74 per share to Mr. Repp as consideration for services performed in connection with our subordinated promissory notes financings, including fundraising services. In February 2010, we issued a warrant to purchase 28,400 shares of our common stock at an exercise price of $4.00 per share to A R Properties in connection with our subordinated promissory notes financings. In March 2010, we issued a warrant to purchase 37,500 shares of our common stock at an exercise price of $5.00 per share to A R Properties in connection with our subordinated promissory notes financings. In April 2010, in exchange for A R Properties’ agreement to extend the maturity date of a subordinated promissory note, we cancelled the March 2009 warrant to purchase 284,000 shares of our common stock and replaced it with a new warrant to purchase 284,000 shares of our common stock at an exercise price of $5.00 per share. See “Subordinated Promissory Notes Financings” below.

(3)	In September 2008, we issued a warrant to purchase 14,200 shares of our common stock at an exercise price of $7.00 per share to Dr. Davidson in connection with our subordinated promissory notes financings. In December 2009, we cancelled this warrant and replaced it with a warrant to purchase 28,400 shares of our common stock at an exercise price of $7.00 per share. See “Subordinated Promissory Notes Financings” below.
(4)	In March 2009, we issued a warrant to purchase 14,200 shares of our common stock at an exercise price of $7.00 per share to Dr. Demers in connection with our subordinated promissory notes financings. In April 2010, in exchange for Dr. Demers’ agreement to extend the maturity date of a subordinated promissory note, we cancelled this warrant and replaced it with a warrant to purchase 14,200 shares of our common stock at an exercise price of $5.00 per share. See “Subordinated Promissory Notes Financings” below.
(5)	In April 2009, we issued a warrant to purchase 14,200 shares of our common stock at an exercise price of $7.00 per share to Mr. Lunn in connection with our subordinated promissory notes financings. In April 2010, in exchange for Mr. Lunn’s agreement to extend the maturity date of a subordinated promissory note, we cancelled this warrant and we replaced it with a warrant to purchase 14,200 shares of our common stock at an exercise price of $5.00 per share. See “Subordinated Promissory Notes Financings” below.
(6)	In September 2008, we issued a warrant to purchase 35,500 shares of our common stock at an exercise price of $7.00 per share to Mr. Kentor in connection with our subordinated promissory notes financings. In March 2009, we issued a warrant to purchase 14,200 shares of our common stock at an exercise price of $7.00 per share to Mr. Kentor in connection with our subordinated promissory notes financings. In December 2009, we cancelled the September 2008 warrant and replaced it with a warrant to purchase 71,000 shares of our common stock at an exercise price of $7.00 per share. In April 2010, in exchange for Mr. Kentor’s agreement to extend the maturity dates of two subordinated promissory notes, we cancelled the March 2009 and December 2009 warrants and replaced them with warrants to purchase 14,200 and 71,000 shares of our common stock, respectively, at an exercise price of $5.00 per share. See “Subordinated Promissory Notes Financings” below.
(7)	In March 2009 and in December 2009, we issued to purchase 14,200 shares of our common stock at an exercise price of $7.00 per share and 15,620 shares of common stock at an exercise price of $7.00 per share, respectively, to Mr. Testman in connection with our subordinated promissory notes financings. In April 2010, in exchange for Mr. Testman’s agreement to extend the maturity dates of two subordinated promissory notes, we cancelled both of these warrants and replaced them with warrants to purchase 14,200 shares and 15,620 shares of our common stock, respectively, at an exercise price of $5.00 per share. See “Subordinated Promissory Notes Financings” below.
(8)	In March 2009, we issued a warrant to purchase 14,200 shares of our common stock at an exercise price of $7.00 per share to Mr. Zurlo in connection with our subordinated promissory notes financings. In April 2010, in exchange for Mr. Zurlo’s agreement to extend the maturity date of a subordinated promissory note, we cancelled this warrant and we replaced it with a warrant to purchase 14,200 shares of our common stock at an exercise price of $5.00 per share. See “Subordinated Promissory Notes Financings” below.

Stock Option Issuances

In January 2010, we granted our lead independent director, Thomas R. Testman, an option to purchase 100,000 shares of our common stock at an exercise price of $2.74 per share. In February 2010, we granted our President and Chief Executive Officer, Fareed Kureshy, an option to purchase 300,000 shares of our common stock at an exercise price of $2.74 per share. In March 2010, we granted our Chief Scientific Officer, Nanibhushan Dattagupta, our Chief Operating Officer and Chief Financial Officer, Thomas V. Hennessey, Jr., our Vice President, System Development, Shailendra Singh, and our Senior Vice President, Sales and Marketing, Ramanath Vairavan, options to purchase 20,000, 40,000, 10,000 and 10,000 shares of our common stock, respectively, all at an exercise price of $2.74 per share.

Subordinated Promissory Notes Financings

In September and October 2008, March through December 2009 and February and March 2010, we issued approximately $19.1 million aggregate principal amount of subordinated promissory notes in a series of private placements to certain accredited investors. The notes bear a weighted average annual interest rate of 7.9%, with the principal and accrued interest balances generally due two years after the date of issuance. We may elect to prepay the notes at any time without penalty; however, one of the notes is subject to a redemption premium of 3.25% of its principal amount if redeemed prior to August 19, 2010. In the private placements, we also issued warrants to purchase an aggregate of 5,482,840 shares of our common stock with exercise prices of $4.00, $5.00 and $7.00 per share. The warrants become exercisable one year after issuance and have terms of five years. Dennis A. Repp, William Davidson, Laurence M. Demers, Eric S. Kentor, Randall R. Lunn, Thomas R. Testman and Eugene J. Zurlo participated in the financings and purchased $1,320,000, $100,000, $50,000, $300,000, $50,000, $105,000 and

$50,000 aggregate principal amount of notes and received warrants to purchase 376,880, 28,400, 14,200, 85,200, 14,200, 29,820 and 14,200 shares of our common stock, respectively. In addition, in April 2010, we extended to April 2012 the maturity dates of notes with aggregate principal amounts of $1,000,000, $50,000, $300,000, $50,000, $105,000 and $50,000 held by Mr. Repp, Dr. Demers, Mr. Kentor, Mr. Lunn, Mr. Testman and Mr. Zurlo, respectively. In connection with those extensions, we cancelled warrants and issued new warrants to purchase 284,000, 14,200, 85,200, 14,200, 29,820 and 14,200 shares of our common stock to each of these individuals, respectively. Each of the new warrants has an exercise price of $5.00 per share and expires six and one-half years after the issuance date of the original warrants. As of July 31, 2010, there was an aggregate of $89,797, $11,079, $4,184, $32,466, $3,879, $6,429 and $4,134 of accrued interest outstanding under the notes issued to these persons, respectively. For each additional day that these notes remain outstanding, we are required to pay approximately $0.16 of additional interest under each $1,000 principal amount of the notes. None of these notes is subject to any redemption premium.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, as described in “Management — Limitation of Liability and Indemnification.”

Series C Registration Rights Agreement

We have entered into a registration rights agreement with the holders of our Series C Convertible Preferred Stock and warrants to purchase our Series C Convertible Preferred Stock, as described in “Shares Eligible for Future Sale — Registration Rights Agreement.”

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its written charter, our audit committee must review and approve all related person transactions, which includes any transactions with an executive officer, director, beneficial owner of more than 5% of our outstanding common stock, or any of such persons’ immediate family members in which the amount involved exceeds $120,000, and in which any such persons had or will have a direct or indirect material interest. For a discussion of the composition and responsibilities of our audit committee see “Management — Audit Committee.” In determining whether to approve a related person transaction, our audit committee will consider such matters as it deems appropriate under the circumstances. After considering these factors, our audit committee will decide whether the related person transaction is in our best interests and will approve or reject the transaction accordingly.

Description of Capital Stock

The following is a description of our capital stock and the material provisions of our certificate of incorporation and bylaws. The following is only a summary and is qualified by the provisions of our certificate of incorporation and bylaws, copies of which are available as set forth under “Where You Can Find More Information.”

Our authorized capital stock consists of 220 million shares of common stock, par value $0.01 per share, and 30 million shares of preferred stock, par value $0.01 per share.

Common Stock

As of July 31, 2010, there were 7,802,431 shares of common stock outstanding, held of record by 75 stockholders. The number of shares of common stock outstanding as of July 31, 2010 does not include (i) 17,889,231 shares of common stock issuable upon the conversion of outstanding shares of convertible preferred stock (including shares of convertible preferred stock issuable upon the exercise of outstanding warrants to purchase preferred stock), (ii) 5,842,840 shares of common stock issuable upon the exercise of outstanding warrants to purchase common stock and (iii) 5,085,841 shares of common stock issuable upon the exercise of outstanding options to purchase common stock.

As discussed under “The Offering — Outstanding Shares,” effective immediately prior to the completion of this offering, each outstanding share of Series A Convertible Preferred Stock will automatically convert into two shares of our common stock and each outstanding share of our Series B, Series C and Series D Convertible Preferred Stock will convert into one share of our common stock. Effective upon the completion of this offering, each warrant exercisable for preferred stock will become exercisable for a number of shares of common stock based on the same conversion ratios. The holders of our common stock are entitled to the following rights:

Voting Rights

Each share of our common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. There is no cumulative voting, which means that a holder or group of holders of more than 50% of the shares of our common stock can elect all of our directors.

Dividend Rights

The holders of our common stock are entitled to receive dividends when and as declared by our board of directors from legally available sources, subject to any restrictions in our certificate of incorporation or prior rights of the holders of our preferred stock. See “Dividend Policy.”

Liquidation Rights

In the event of our liquidation or dissolution, the holders of our common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities, subject to the prior rights of the holders of our preferred stock.

Other Matters

The holders of our common stock have no subscription, redemption or conversion privileges. There are no sinking fund provisions applicable to our common stock. Our common stock does not entitle its holder to preemptive rights. All of the outstanding shares of our common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock that we may issue in the future.

Preferred Stock

Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present, we have no plans to issue any of the preferred stock.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Certificate of Incorporation and Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. In particular, our certificate of incorporation and bylaws, as applicable, among other things:

•	provide that special meetings of the stockholders may be called only by the chairman of our board, chief executive officer or a majority of the members of our board of directors;

•

provide that any action required or permitted to be taken by the stockholders of our company must be effected at a duly called annual or special meeting of the stockholders and the taking of action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied;

•

establish procedures with respect to stockholder proposals and stockholder nominations, including requiring that advance written notice of a stockholder proposal or director nomination generally must be received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting of stockholders;

•

do not include any provision for cumulative voting in the election of directors or for any other matters. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the board of directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of our company;

•

provide that the exact number of directors on our board may be fixed from time to time exclusively by resolution of our board of directors within a range of five to 15 directors and that newly-created directorships and vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum;

•

provide that the board of directors may determine the number of committee members on each board committee at any time, and may remove any individual board committee member at any time for any reason. Any vacancy or newly-created committee memberships may be filled by our board of directors;

•

provide that a director may be removed from office by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class;

•	provide that our board of directors has the power to alter, amend or repeal the bylaws without stockholder approval; and

•

require that the vote of holders of 66 2/3% of the voting power of the outstanding shares entitled to vote generally in the election of directors is required to amend our bylaws and various provisions of our certificate of incorporation, including provisions relating to:

•	the number of directors on our board of directors;

•	the election, qualification and term of office of our directors;

•	filling vacancies on our board of directors;

•	removal of members of our board of directors; and

•	amendments to our certificate of incorporation.

Our certificate of incorporation authorizes our board of directors, without further vote or action by the stockholders, to issue up to 13.6 million shares of preferred stock, par value $0.01 per share, in one or more classes or series, and to fix or alter:

•	the number of shares constituting any class or series;

•	the designations, powers and preferences of each class or series;

•	the relative, participating, optional and other special rights of each class or series; and

•	any qualifications, limitations or restrictions on each class or series.

The above provisions are intended to promote continuity and stability in the composition of our board of directors and in the policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are expected to reduce our vulnerability to unsolicited acquisition attempts as well as discourage certain tactics that may be used in proxy fights. Such provisions, however, could discourage others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. These provisions also could operate to prevent changes in our management.

Delaware Takeover Statute

We are subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging, under certain circumstances, in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•

prior to the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock of the interested stockholder) those shares owned:

•	by persons who are directors and also officers, and

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Subject to various exceptions, an “interested stockholder” is an entity or person who, together with affiliates and associates, owns (or within three years from the date of determination, did own) 15% or more of the corporation’s outstanding voting stock. This statute could delay, defer or prohibit a merger or other takeover or a change of control of our company. We also anticipate that this statute may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

NASDAQ

We intend to apply to list our common stock on the NASDAQ Global Market under the symbol “AGMX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is             .

Shares Eligible for Future Sale

Prior to this offering, there has been no public market for our common stock, and a significant public market for our common stock may not develop or be sustained after this offering. Future sales of significant amounts of our common stock, including shares of our outstanding common stock and shares of our common stock issued upon exercise of outstanding options, in the public market after this offering could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

Upon the closing of this offering,              shares of common stock will be outstanding assuming no exercise of the underwriters’ overallotment option and no exercise of currently outstanding options or warrants. Of these shares, the shares of common stock sold in this offering, plus any additional shares sold upon exercise of the underwriters’ overallotment option, will be freely tradable without restriction under the Securities Act, unless they are held by our affiliates, as that term is defined in Rule 144 under the Securities Act and the rules and regulations promulgated thereunder.

The remaining shares of common stock held by existing stockholders are restricted securities as that term is defined in Rule 144 under the Securities Act or are subject to the contractual restrictions described below. Of these remaining securities:

•	shares may be sold as of the date of this prospectus;

•	additional shares may be sold beginning 90 days after the date of this prospectus; and

•	additional shares may be sold upon expiration of the lock-up period described below, although a portion of those shares will be subject to volume limitations pursuant to Rule 144.

Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

Lock-Up Agreements

Our officers, directors and other stockholders owning approximately     % of our common stock on an as-converted basis have agreed, subject to certain exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, transfer or dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of Jefferies & Company, Inc., which period of restriction will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the company announces that it will release earnings results during the 16-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event. Jefferies & Company, Inc. currently does not anticipate shortening or waiving any of the lock-up agreements or other contractual obligations restricting the sale of securities and does not have any pre-established conditions for such modifications or waivers; however, Jefferies & Company, Inc. may, in its sole discretion, at any time, and without notice, release for sale in the public market all or any portion of the shares subject to the lock-up agreement.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to our compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Such sales by affiliates may commence beginning 90 days after the date of this prospectus, subject to continued availability of current public information about us. Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information or holding period provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Options

In addition to the              shares of common stock outstanding immediately after this offering, as of July 31, 2010, there were outstanding options to purchase 5,085,841 shares of our outstanding common stock. As soon as practicable upon completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock issued or reserved for issuance under our stock plans and other eligible shares of our common stock. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise of related options by the holders, subject to vesting restrictions with us, contractual lock-up restrictions, and/or market stand-off provisions applicable to each option agreement that prohibit the sale or other disposition of the shares of common stock underlying the options for a period of 180 days after the date of this prospectus without the prior written consent from us or our underwriters.

Registration Rights

We have entered into a registration rights agreement with the holders of our Series C Convertible Preferred Stock and warrants to purchase our Series C Convertible Preferred Stock. Pursuant to the agreement, these holders are entitled to cause us to register the shares of common stock or other securities issuable upon conversion or exercise of such preferred stock and warrants (referred to as “registrable securities”), subject to the terms and conditions of the agreement. Pursuant to the lock-up agreements described above, holders of a majority of the registrable securities have agreed, on behalf of all such holders, not to exercise their registration rights until 180 days after the completion of this offering. However, following this 180-day period, subject to certain limitations, these holders will be entitled to cause us to include their registrable securities in certain registrations by us of our common stock under the Securities Act. If, in connection with any underwritten registration of our common stock, the managing underwriter in its judgment imposes a limitation on the number of shares to be registered, the number of a holder’s registrable securities to be included in the registration may be limited on a pro rata basis. In addition, at any time after we become eligible to register securities for resale on Form S-3, subject to certain limitations, the holders will be entitled to cause us to prepare and file a Form S-3 for their registrable securities. In the event that a holder causes us to file a Form S-3, we will be obligated to maintain its effectiveness for a period of 180 days, subject to certain exceptions. However, notwithstanding the provisions described above, we will not be required to effect a registration to the extent that all of a holder’s registrable securities may be sold under Rule 144 during any 90-day period.

Pursuant to the terms of certain of the warrants we issued in our March 2010 private placement, we will be required to prepare and file a registration statement for the resale of the warrants and the shares of common stock issuable upon exercise of the warrants following the later of (a) the first anniversary of the closing dates of the private placement and (b) the date when we are required to comply with the periodic reporting requirements under the Exchange Act. We will be required to maintain the effectiveness of this registration statement for a period of up to 180 days. If we intend to file a registration statement on our behalf after the later of the times referenced in (a) and (b) above, the investors in the private placement will have the right, subject to certain limitations, to cause us to include in the registration the warrants and shares of common stock issuable upon exercise of the warrants. These registration rights will terminate as to any investor when all of such investor’s warrants and shares of common stock underlying the warrants may be sold pursuant to Rule 144 under the Securities Act during any 90-day period.

Material United States Federal Income Tax Consequences to Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the acquisition, ownership and disposition of our common stock issued pursuant to this offering. This discussion is not a complete analysis of all of the potential U.S. federal income tax consequences relating thereto, nor does it address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion is based on the Internal Revenue Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service, or IRS, all as in effect as of the date of this offering. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold our common stock as a “capital asset” within the meaning of the Internal Revenue Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a particular holder in light of such holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation, U.S. expatriates or former long-term residents of the United States; partnerships or other pass-through entities; real estate investment trusts; regulated investment companies; “controlled foreign corporations;” “passive foreign investment companies;” corporations that accumulate earnings to avoid U.S. federal income tax; banks; financial institutions; insurance companies; brokers, dealers or traders in securities, commodities or currencies; tax-exempt organizations; tax-qualified retirement plans; persons subject to the alternative minimum tax; persons that own, or have owned, actually or constructively, more than 5% of our common stock; and persons holding our common stock as part of a hedging or conversion transaction or straddle, or a constructive sale, or other risk reduction strategy.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER U.S. FEDERAL TAX LAWS.

Definition of Non-U.S. Holder

For purposes of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not a “U.S. person” or a partnership (or other entity treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual citizen or resident of the U.S.;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Our Common Stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of the holder’s tax basis in its shares will be taxable as capital gain realized on the sale or other disposition of the common stock and will be treated as described under “— Gain on Disposition of Our Common Stock” below.

We do not anticipate paying dividends on shares of our common stock for the foreseeable future. However, any dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the U.S., and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business, and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States, the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in much the same manner as if such holder were a resident of the U.S., unless an applicable income tax treaty provides otherwise. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the U.S.;

•	the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “U.S. real property interest” by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock, and our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we are not currently and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Even if we become a USRPHC, however, so long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if the non-U.S. holder actually or constructively holds more than 5% of our common stock.

Unless an applicable income tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the U.S. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the U.S.) provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. These information reporting requirements apply even if no withholding was required because the distributions were effectively connected with the holder’s conduct of a U.S. trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, may apply to distribution payments to a non-U.S. holder of our common stock and information reporting and backup withholding may apply to the payments of the proceeds of a sale of our common stock within the United States or through certain U.S.-related financial intermediaries, unless the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we have or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under these rules) and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain non-U.S. holders. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2010, by and among us and the underwriters named below, for whom Jefferies & Company, Inc. is acting as representative, the underwriters have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock indicated in the table below:

Name	Number of Shares
Jefferies & Company, Inc.

Robert W. Baird & Co. Incorporated

Stifel, Nicolaus & Company, Incorporated

Total

The underwriters are offering the common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriting agreement provides that the underwriters are obligated to take and pay for all of the common stock if any such shares are purchased, other than those shares covered by the overallotment option described below.

Commissions and Expenses

The underwriters have advised us that they propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. After the offering, the public offering price and concession to dealers may be reduced by the underwriters. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table shows the public offering price, the underwriting discounts and commissions payable to the underwriters by us and the proceeds, before expenses, to us.

	Per Share	Total	Total with Full Exercise of Overallotment Option
Public offering price	$	$	$

Underwriting discounts and commissions	$	$	$

Proceeds to AutoGenomics, Inc. (before expenses)	$	$	$

We estimate expenses payable by us in connection with the offering of common stock, other than the underwriting discounts and commissions referred to above, will be approximately $            .

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional shares at the same price they are paying for the shares shown in the table above. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. We have also agreed to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

Subject to certain limited exceptions, we have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Jefferies & Company, Inc. for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We, our directors and executive officers, and certain of our significant stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of Jefferies & Company, Inc., (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters of the offering, or by their affiliates. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Upon receipt of a request by an investor or its representative who has received an electronic prospectus from an underwriter within the period during which there is an obligation to deliver a prospectus, we will promptly transmit, or cause to be transmitted, without charge, a paper copy of the prospectus.

No Public Market

We have applied to list our common stock on the NASDAQ Global Market under the symbol “AGMX,” but there has been no public market for the shares prior to this offering. The offering price for the shares has been determined by us and the representatives, based on the following factors:

•	the history and prospects for the industry in which we compete;

•	our past and present operations;

•	our historical results of operations;

•	our prospects for future business and earning potential;

•	our management;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of securities of generally comparable companies;

•	the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

•	other factors deemed to be relevant.

We cannot assure you that the initial public offering price will correspond to the price of which our common stock will trade in the public market after this offering or that an active trading market for the common stock will develop and continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, SEC rules may limit the underwriters from bidding for and purchasing shares of our common stock.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or make short sales of our common stock and may purchase our common stock on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Establishing short sales positions may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position either by exercising their overallotment option or by purchasing shares in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the overallotment option. Naked short sales are short sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after the pricing of this offering, there may be downward pressure on the price of the shares that could adversely affect investors who purchase shares in this offering.

A “stabilizing bid” is a bid for or the purchase of common stock on behalf of the underwriters in the open market prior to the completion of this offering for the purpose of fixing or maintaining the price of the shares of common stock. A “syndicate covering transaction” is the bid for or purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares or preventing or retarding a decline in the market price of our shares. As a result, the price of our shares may be higher than the price that might otherwise exist in the open market.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees. Jefferies & Company, Inc. acted as sole placement agent in connection with the sale of our subordinated promissory notes and warrants in March 2010, for which they received customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own accounts or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of our common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, or the FSMA.

In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus is directed only at (1) persons outside the United Kingdom or (2) persons who:

(a) are qualified investors as defined in section 86(7) of FSMA, being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

(b) are either persons who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Order, or are persons who fall within article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order; or

(c) to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication.

Germany

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz — WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht — BaFin). This prospectus has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to our common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our common stock to the public in Germany, any public marketing of our common stock or any public solicitation for offers to subscribe for or otherwise acquire our common stock. This prospectus and other offering materials relating to the offer of our common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

France

This prospectus has not been prepared in the context of a public offering of financial securities in France within the meaning of Article L.411-1 of the French Code Monétaire et Financier and Title I of Book II of the Règlement Général of the Autorité des marchés financiers, or AMF, and therefore has not been and will not be filed with the AMF for prior approval or submitted for clearance to the AMF. Consequently, the shares of our common stock may not be, directly or indirectly, offered or sold to the public in France and offers and sales of the shares of our common stock may only be made in France to qualified investors (investisseurs qualifiés) acting for their own, as defined in and in accordance with Articles L.411-2 and D.411-1 to D.411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et Financier. Neither this prospectus nor any other offering material may be released, issued or distributed to the public in France or used in connection with any offer for subscription on sale of the shares of our common stock to the public in France. The subsequent direct or indirect retransfer of the shares of our common stock to the public in France may only be made in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code Monétaire et Financier.

Sweden

This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act [lagen (1991:980) om handel med finasiella instrument] nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.

Legal Matters

The validity of the shares of common stock offered by us under this prospectus will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. The underwriters are represented by Cooley LLP, San Diego, California.

Experts

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements at December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to our financial statements). We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the new shares of common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

Upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act, and, as a result, will file periodic and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

Autogenomics, Inc.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

AutoGenomics, Inc.

We have audited the accompanying balance sheets of AutoGenomics, Inc. as of December 31, 2008 (as restated) and 2009 (as restated), and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the year ended December 31, 2007 and for each of the two years in the period ended December 31, 2009 (as restated). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AutoGenomics, Inc. at December 31, 2008 (as restated) and 2009 (as restated), and the results of its operations and its cash flows for the year ended December 31, 2007 and for each of the two years in the period ended December 31, 2009 (as restated), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2, the accompanying financial statements have been restated for the correction of errors in the Company’s application of revenue recognition literature and errors in the computation and allocation of fair value of common stock warrants issued with the Company’s subordinated promissory notes and the related amortization of the debt discount recorded as additional interest expense.

The accompanying financial statements have been prepared assuming that AutoGenomics, Inc. will continue as a going concern. As more fully described in Note 1, the Company has incurred recurring operating losses and has insufficient working capital to support its current planned operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 1. The 2009 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

San Diego, California

July 16, 2010

AutoGenomics, Inc.

Balance Sheets

	As of December 31,		March 31,	Pro forma March 31,
	2008	2009	2010	2010
	(as restated) (see Note 2)	(as restated) (see Note 2)	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,789	$580	$4,109	$4,109
Accounts receivable (net of allowance of $0, $382,000 and $399,000 at December 31, 2008 and 2009 and March 31, 2010 respectively)	1,204	1,597	1,499	1,499
Inventory, net	4,450	3,415	2,815	2,815
Prepaid and other current assets	78	59	78	78

Total current assets	8,521	5,651	8,501	8,501
Property and equipment, net	2,540	3,040	3,062	3,062
Intangible assets, net	132	89	78	78
Other long-term assets	2,496	328	990	990

Total assets	$13,689	$9,108	$12,631	$12,631

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,696	$1,399	$1,459	$1,459
Accrued expenses	3,222	4,039	4,890	4,890
Current portion, subordinated promissory notes	—	3,780	6,225	6,225

Total current liabilities	4,918	9,218	12,574	12,574
Other long-term liabilities	16	1,189	1,479	1,479
Subordinated promissory notes	3,841	7,622	9,318	9,318
Preferred and common stock warrant liabilities	1,061	6,282	8,518	8,518
Commitments and contingencies:
Convertible preferred stock, $0.01 par value; 30,000,000 shares authorized:
Series A Convertible Preferred Stock, 1,589,600 shares authorized; 1,579,227, 1,579,227 and 1,579,227 shares issued and outstanding at December 31, 2008 and 2009 and March 31, 2010 (unaudited), respectively; liquidation preference of $4,990 at December 31, 2009 and March 31, 2010 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	4,990	4,990	4,990	—
Series B Convertible Preferred Stock, 4,515,858 shares authorized; 4,302,040, 4,302,040 and 4,302,040 shares issued and outstanding at December 31, 2008 and 2009 and March 31, 2010 (unaudited), respectively; liquidation preference of $11,831 at December 31, 2009 and March 31, 2010 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	11,831	11,831	11,831	—
Series C Convertible Preferred Stock, 6,850,000 shares authorized; 6,411,089, 6,411,089 and 6,411,089 shares issued and outstanding at December 31, 2008 and 2009 and March 31, 2010 (unaudited), respectively; liquidation preference of $17,630 at December 31, 2009 and March 31, 2010 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	17,630	17,630	17,630	—
Series D Convertible Preferred Stock, 3,423,258 shares authorized; 3,423,258, 3,423,258 and 3,423,258 shares issued and outstanding at December 31, 2008 and 2009 and March 31, 2010 (unaudited), respectively; liquidation preference of $11,126 at December 31, 2009 and March 31, 2010 (unaudited); 0 shares issued and outstanding, pro forma (unaudited)	11,126	11,126	11,126	—
Stockholders’ deficit:
Common stock, $0.01 par value, 220,000,000 shares authorized; 7,715,721, 7,748,931 and 7,763,431 shares issued and outstanding at December 31, 2008 and 2009 and March 31, 2010 (unaudited), respectively; 25,058,272 issued and outstanding, pro forma (unaudited)	77	77	78	251
Additional paid-in-capital	2,401	2,301	2,995	48,399
Accumulated deficit	(44,202)	(63,158)	(67,908)	(67,908)

Total stockholders’ deficit	(41,724)	(60,780)	(64,835)	(19,258)

Total liabilities and stockholders’ deficit	$13,689	$9,108	$12,631	$12,631

See accompanying notes.

AutoGenomics, Inc.

Statements of Operations

	Years ended December 31			Three months ended March 31,
	2007	2008	2009	2009	2010
		(as restated) (see Note 2)	(as restated) (see Note 2)	(unaudited)
	(in thousands, except share and per share data)
Product sales	$1,607	$4,791	$5,902	$1,217	$751
Cost of sales	3,655	5,369	7,009	2,168	1,547

Gross profit (loss)	(2,048)	(578)	(1,107)	(951)	(796)
Operating expenses
Research and development	2,566	3,657	3,540	914	793
General and administrative	2,423	3,773	4,692	1,018	1,629
Sales and marketing	2,685	4,762	4,419	1,143	771

Total operating expenses	7,674	12,192	12,651	3,075	3,193

Loss from operations	(9,722)	(12,770)	(13,758)	(4,026)	(3,989)
Interest income	284	169	19	8	4
Interest expense	(1)	(322)	(1,772)	(186)	(810)
Other income (expense), net	7	(32)	(2,534)	(27)	(235)
Change in fair value of warrant liabilities	139	(186)	(911)	(62)	280

Net loss	(9,293)	(13,141)	(18,956)	(4,293)	(4,750)
Accretion to liquidation value of convertible preferred stock	(74)	145	—	—	—

Net and comprehensive loss attributable to common stockholders	$(9,367)	$(12,996)	$(18,956)	$(4,293)	$(4,750)

Basic and diluted net loss per share attributable to common stockholders	$(1.40)	$(1.74)	$(2.45)	$(0.56)	$(0.61)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	6,671,063	7,489,239	7,730,282	7,721,714	7,757,223

See accompanying notes.

AutoGenomics, Inc.

Statements of Convertible Preferred Stock

and Stockholders’ Deficit

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional paid-in capital	Accum- ulated deficit	Total stock- holders’ deficit
	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount
	(in thousands, except share and per share data)								(in thousands, except share and per share data)
Balance at December 31, 2006	1,550,383	$4,899	4,302,040	$11,831	4,045,643	$11,125	—	$—	6,139,438	$61	$(951)	$(21,768)	$(22,658)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	906,230	9	228	—	237
Employee stock-based compensation	—	—	—	—	—	—	—	—	—	—	133	—	133
Stock-based compensation related to issuance of stock options to consultants	—	—	—	—	—	—	—	—	—	—	6	—	6
Issuance of Series C Convertible Preferred Stock at $2.75 per share, net of issuance costs of $30	—	—	—	—	2,353,992	6,443	—	—	—	—	—	—	—
Issuance of Series A Convertible Preferred Stock upon exercise of warrants	1,899	8	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock in exchange for accrued compensation	—	—	—	—	—	—		—	200,000	2	426	—	428
Issuance of common stock warrants in exchange for fundraising services performed in connection with the sale of Series C Convertible Preferred Stock	—	—	—	—	—	(45)	—	—	—	—	45	—	45
Accretion to liquidation value of convertible preferred stock	—	(2)	—	—	—	76	—	—	—	—	(74)	—	(74)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(9,293)	(9,293)

Balance at December 31, 2007	1,552,282	$4,905	4,302,040	$11,831	6,399,635	$17,599	—	—	7,245,668	$72	$(187)	$(31,061)	$(31,176)

See accompanying notes.

AutoGenomics, Inc.

Statements of Convertible Preferred Stock

and Stockholders’ Deficit (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional paid-in capital	Accum- ulated deficit	Total stock- holders’ deficit
	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount
	(in thousands, except share and per share data)								(in thousands, except share and per share data)
											(as restated— see Note 2)	(as restated— see Note 2)	(as restated— see Note 2)
Balance at December 31, 2007	1,552,282	$4,905	4,302,040	$11,831	6,399,635	$17,599	—	—	7,245,668	$72	$(187)	$(31,061)	$(31,176)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	430,053	5	154	—	159
Issuance of common stock upon exercise of warrants	—	—	—	—	—	—	—	—	40,000	—	20	—	20
Employee stock- based compensation	—	—	—	—	—	—	—	—	—	—	854	—	854
Stock-based compensation related to issuance of stock options to consultants	—	—	—	—	—	—	—	—	—	—	225	—	225
Issuance of Series D Convertible Preferred Stock at $3.25 per share in conjunction with conversion of debt and related accrued interest, net of issuance costs of $18	—	—	—	—	—	—	3,423,258	11,209	—	—	—	—	—
Stock-based compensation related to issuance of warrants to consultants	—	—	—	—	—	—	—	—	—	—	111	—	111
Issuance of convertible preferred stock upon exercise of warrants	26,945	107	—	—	11,454	34	—	—	—	—	—	—	—
Issuance of common stock warrants in connection with subordinated notes (restated)	—	—	—	—	—	—	—	—	—	—	1,079	—	1,079
Reclassification of warrant liability upon exercise of warrants	—	11	—	—	—	26	—	—	—	—	—	—	—
Accretion to liquidation value of convertible preferred stock	—	(33)	—	—	—	(29)	—	(83)	—	—	145	—	145
Net loss (as restated — see Note 2)												(13,141)	(13,141)

See accompanying notes.

AutoGenomics, Inc.

Statements of Convertible Preferred Stock

and Stockholders’ Deficit (continued)

	Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional paid-in capital	Accum- ulated deficit	Total stock- holders’ deficit
	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount	Shares	Issued amount
	(in thousands, except share and per share data)								(in thousands, except share and per share data)
											(as restated— see Note 2)	(as restated— see Note 2)	(as restated— see Note 2)
Balance at December 31, 2008 (as restated — see Note 2)	1,579,227	$4,990	4,302,040	$11,831	6,411,089	$17,630	3,423,258	$11,126	7,715,721	$77	$2,401	$(44,202)	$(41,724)

Balance at December 31, 2008 (as restated — see Note 2)	1,579,227	$4,990	4,302,040	$11,831	6,411,089	$17,630	3,423,258	$11,126	7,715,721	$77	$2,401	$(44,202)	$(41,724)
Issuance of common stock upon exercise of stock options	—	—	—	—	—	—	—	—	33,210	—	35	—	35
Employee stock-based compensation	—	—	—	—	—	—	—	—	—	—	1,321	—	1,321
Stock-based compensation related to issuance of stock options to consultant	—	—	—	—	—	—	—	—	—	—	135	—	135
Issuance of common stock warrants in connection with subordinated notes (restated)	—	—	—	—	—	—	—	—	—	—	2,719	—	2,719
Reclassification of common stock warrants from equity to warrant liability (restated)	—	—	—	—	—	—	—	—	—	—	(4,310)	—	(4,310)
Net loss (as restated — see Note 2)												(18,956)	(18,956)

Balance at December 31, 2009 (as restated — see Note 2)	1,579,227	$4,990	4,302,040	$11,831	6,411,089	$17,630	3,423,258	$11,126	7,748,931	$77	$2,301	$(63,158)	$(60,780)

See accompanying notes.

AutoGenomics, Inc.

Statements of Convertible Preferred Stock

and Stockholders’ Deficit (continued)

	Series A Convertible Preferred Stock			Series B Convertible Preferred Stock			Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Common Stock		Additional paid-in capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Issued Amount	Issuable Amount	Shares	Issued Amount	Issuable Amount	Shares	Issued Amount	Shares	Issued Amount	Shares	Issued Amount
													(as restated— see Note 2)	(as restated— see Note 2)	(as restated— see Note 2)
Balance at December 31, 2009 (as restated — see Note 2)	1,579,227	$4,990	—	4,302,040	$11,831	—	6,411,089	$17,630	3,423,258	$11,126	7,748,931	$77	$2,301	$(63,158)	$(60,780)
Issuance of common stock upon exercise of stock options (unaudited)	—	—	—	—	—	—	—	—	—	—	14,500	1	11	—	12
Stock-based compensation related to issuance of stock options to employees (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	469	—	469
Stock-based compensation related to issuance of stock options to consultants (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	37	—	37
Issuance of common stock warrants in connection with consulting services (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	177	—	177
Net loss (unaudited)														(4,750)	(4,750)

Balance at March 31, 2010 (unaudited)	1,579,227	$4,990	—	4,302,040	$11,831	—	6,411,089	$17,630	3,423,258	$11,126	7,763,431	$78	$2,995	$(67,908)	$(64,835)

See accompanying notes.

AutoGenomics, Inc.

Statements of Cash Flows

	Year Ended December 31, 2007	Year Ended December 31, 2008	Year Ended December 31, 2009	Three months ended March 31,
				2009	2010
		(as restated) (see Note 2)	(as restated) (see Note 2)	(unaudited)
	(in thousands)
Operating Activities
Net loss	$(9,293)	$(13,141)	$(18,956)	$(4,293)	$(4,750)
Adjustments to reconcile:
Amortization and depreciation	421	631	820	199	210
Provision for doubtful accounts	—	—	382	—	17
Reserve for excess and obsolete inventory	56	222	—	—	—
Employee stock-based compensation	133	854	1,321	411	469
Non-employee stock-based compensation	6	336	135	36	214
Revaluation of warrants to fair value	(139)	148	325	62	(280)
Expense associated with additional warrants issued to 2008 subordinated note holders	—	—	586	—	—
Non-cash interest expense	—	322	1,772	186	810
Write-off of deferred financing costs	—	—	2,510	—	—
Changes in operating assets/liabilities
Accounts receivable	(448)	(334)	(775)	498	80
Prepaid and other assets	(10)	148	19	(168)	(19)
Inventory	(834)	(3,521)	411	20	474
Accounts payable	189	871	(520)	302	(424)
Other current liabilities	535	(18)	735	293	627
Other noncurrent liabilities	—	—	100	100	288
Deferred rent	(64)	(80)	1,013	184	—

Cash used in operating activities	(9,448)	(13,562)	(10,122)	(2,170)	(2,284)

Investing Activities
Purchase of property and equipment	(890)	(1,065)	(657)	(185)	(95)
Purchase of license	(141)	—	—	—	—

Cash used in investing activities	(1,031)	(1,065)	(657)	(185)	(95)

Financing Activities
Payments on capital lease	(2)	(2)	—	—	—
Proceeds of exercise of options	237	159	35	—	—
Proceeds of exercise of warrants	8	198	—	17	12
Costs paid in connection with initial public offering	—	(362)	—	—	—
Proceeds from sale of Series C, net	6,443	—	—	—	—
Proceeds from sale of Series D, net	—	(18)	—	—	—
Proceeds from short-term borrowing from officers and directors	—	—	—	—	121
Proceeds from issuance of promissory notes and warrants	1,000	14,826	8,535	1,975	5,775

Net cash provided by financing activities	7,686	14,801	8,570	1,992	5,908
Increase (decrease) in cash and cash equivalents	(2,793)	174	(2,209)	(363)	3,529
Cash and cash equivalents at the beginning of the year	5,408	2,615	2,789	2,789	580

Cash and cash equivalents at the end of the year	$2,615	$2,789	$580	$2,426	$4,109

See accompanying notes.

AutoGenomics, Inc.

Notes to Financial Statements

1. Organization, Basis of Presentation, and Summary of Significant Accounting Policies

Organization and business

AutoGenomics, Inc., or the Company, incorporated in California and commenced its operations on April 7, 1999. In October 2008, the Company reincorporated in Delaware. The Company designs, develops, manufactures and markets a fully integrated molecular diagnostics platform called the INFINITI system that includes its highly automated bench-top INFINITI Analyzer, which has the versatility to run a large menu of genetic tests.

Basis of Presentation

The Company expects to continue to incur net losses at least for 2010. As of December 31, 2009, the Company did not have sufficient working capital to fund its planned operations through December 31, 2010 without additional financing. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the Company’s cost structure. Until that time the Company will need to raise additional financing. While the Company actively seeks additional financing to fund its development efforts, to commercialize its technologies and to fund its other business activities, there is no assurance such financing will be available to the Company when needed or that such financing would be available under favorable terms. If the Company is unable to obtain sufficient funding, it may be required to significantly curtail its planned operations which may have a material adverse impact on its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be forced to take any such actions.

Unaudited Interim Financial Statements

The financial statements as of March 31, 2010 and for the three months ended March 31, 2009 and 2010 are unaudited. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary to state fairly the financial information set forth therein, in accordance with generally accepted accounting principles, or GAAP.

The results of operations for the interim period ended March 31, 2010 are not necessarily indicative of the results which may be reported for any other interim period or for the year ending December 31, 2010.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes to the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash with high credit quality financial institutions. At times, such deposits may be in excess of insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company makes judgments as to its ability to collect outstanding receivables and provides allowance for a portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of significant outstanding invoices. If the Company’s future ability to collect outstanding receivables or if the financial condition of customers were to deteriorate, resulting in impairment of their ability to make payments, an increase in the provision for doubtful accounts may be required.

For the year ended December 31, 2007, one customer accounted for 21% of product sales. For the year ended December 31, 2008, three customers accounted for 16%, 14%, and 13%, respectively, of product sales. For the year ended December 31, 2009, one customer accounted for 17% of total product sales. For the three months ended March 31, 2010, one customer accounted for 20% of product sales. Sales to foreign countries accounted for 30%, 38%, 42%, 16% and 27% of product sales for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, respectively.

As of December 31, 2008, as restated, three customers accounted for 27%, 22%, and 18%, respectively, of accounts receivable. For the year ended December 31, 2009, as restated, five customers accounted for 18%, 16%, 13%, 12%, and 11%, respectively, of accounts receivable. For the three months ended March 31, 2010, five customers accounted for 18%, 17%, 12%, 12%, and 11%, respectively, of accounts receivable.

Fair value of financial instruments

The carrying amounts shown for the Company’s cash and equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate their fair value due to the short-term nature of these items. The carrying amount of the convertible preferred stock warrant liabilities represents their fair value (see Note 5).

Segment

The Company’s business is considered as operating in one segment based upon the Company’s organizational structure, the way in which the operations are managed and evaluated and the lack of availability of separate financial results. All of the Company’s assets are located, and all of its sales originate, in the U.S.

Inventory

Inventories are stated at the lower of cost (first-in, first-out) or market and include direct labor, materials, and manufacturing overhead. The Company periodically reviews inventory for evidence of slow-moving or obsolete parts, and the estimated reserve is based on management’s reviews of inventories on hand, compared to estimated future usage and sales, and assumptions about the likelihood of obsolescence. Inventory costs related to excess capacity are not capitalized as the recoverability of such costs is not certain.

Property and equipment

Equipment, which consists of manufacturing, laboratory, office and computer equipment, is stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) using the straight-line method. Leasehold improvements are stated at cost and amortized over the lesser of the expected remaining lease term or the remaining useful life of the asset.

Beginning in 2006, the Company implemented its first domestic placement plan, in which an INFINITI Analyzer is placed at the customer’s location at no direct cost to the customer to generate recurring demand for the Company’s testing consumables, including its test-specific BioFilmChips and Intellipac Reagent Management Modules. The Company records domestic placement plan assets at its cost to manufacture and charges the related depreciation expense as a cost of sale.

Long-lived assets

The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the carrying value and estimated lives of all of its long-lived assets including property and equipment. The determinants used for this evaluation include management’s estimate of the asset’s ability to generate positive income from operations and positive cash flow in future periods as well as the strategic significance of the assets to the Company’s business objective. The Company has not recognized any impairment losses through March 31, 2010.

Intangible assets

Intangible assets are comprised of licenses or sublicenses to technology covered by patents owned by third parties, and are amortized over the expected useful lives of these assets, generally five years.

Convertible preferred and common stock warrants

The Company has freestanding warrants to purchase shares of its convertible preferred stock and certain common stock associated with its subordinated promissory note financings. The Company has classified the fair value of these warrants as liabilities on the balance sheet and will continue to adjust the liability for changes in fair value until the earlier of the expiration of the warrants or their exercise, at which time the liability will be reclassified into stockholders’ deficit, recording any change in fair value as a component of other income or expense.

Common Stock Warrant Liability

We have estimated the fair value of all outstanding common stock warrants issued with our subordinated promissory notes. The warrant obligation is adjusted to fair value at the end of each reporting period. Such fair values were estimated using the Black-Scholes valuation model. Although we determined the common stock warrants include an implied down-side protection feature, we preformed a Monte-Carlo simulation and concluded that the value of the feature is de minimis and the use of the Black-Scholes valuation model is considered to be a reasonable method to value the warrants. We will continue to adjust the warrant liability for changes in fair value until the earlier of the exercise, at which time the liability will be reclassified to stockholders’ equity (deficit), or expiration of the warrants.

Revenue recognition

The Company derives its revenues from sales of its INFINITI Analyzer and consumables, including its BioFilmChips Microarray and Intellipac Reagent Management Modules, and adjusts its sales revenue for estimated returns and allowances, which historically have been insignificant. Revenue is recognized when there is persuasive evidence of an arrangement, title and risk of loss have passed to the customer, delivery has occurred, the sales price is fixed or determinable and collection of the related receivable is reasonably assured. Title and risk of loss generally pass to customers upon shipment. In circumstances where either title or risk of loss pass upon arrival at the shipping destination or acceptance, revenue recognition is deferred until such events occur.

Certain INFINITI Analyzer sales are accounted for as multiple-element arrangements. A multiple-element arrangement is a transaction which may involve the delivery or performance of multiple products, services or rights to use assets, and where performance may occur at different points in time or over different periods of time. For arrangements containing multiple elements, the revenue relating to the undelivered elements is deferred at estimated fair value until delivery of the deferred elements. Where an undelivered element has no objective reliable evidence of fair value within the overall sales transaction, the revenue relating to the delivered and undelivered elements is deferred until delivery of all of the elements.

On shipments where sales are not recognized, gross profit, representing the difference between the amount of the receivable recorded and the cost of the inventory shipped, is generally recorded as deferred profit and included in accrued expenses in the accompanying balance sheet. In certain instances where customer payments are received prior to product shipment, the customer’s payments are recorded as customer advances which are also included in accrued expenses in the accompanying balance sheet. At December 31, 2009, the Company had total deferred revenue of approximately $1.2 million and deferred profit of $575,000. At March 31, 2010, the Company had total deferred revenue of approximately $1.5 million and deferred profit of $525,000.

Shipping and handling fees and costs

The Company has not charged any material shipping and handling fees through March 31, 2010 and records shipping and handling costs in cost of sales.

Research and development costs

All research and development costs are charged to expense as incurred.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The Company measures tax assets and liabilities using the enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. The Company recognizes the effect of a change in tax rates on deferred tax assets and liabilities in income in the period that includes the enactment date. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

Stock-based compensation

The Company recognizes compensation expense related to share-based transactions, including employee stock options, based on their fair value. Under the prospective approach, the Company recognizes compensation expense over the vesting period using the straight-line method and classifies these amounts in the statements of operations based on the department to which the related employee reports. The Company uses the Black-Scholes valuation model to calculate the fair value of stock options. The fair value of employee stock options was estimated at the grant date using the following assumptions:

	Years ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
				(unaudited)
Risk-free interest rate	4.51%	3.03%	2.50%	N/A	2.76%
Dividend yield	—	—	—	N/A	0
Expected life of options (years)	5.86	5.82	6.10	N/A	6.06
Volatility	66.00%	67.00%	80.00%	N/A	77.0%

The weighted average grant date fair value per share of employee stock options granted during the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010 was $0.50, $1.78, $2.63 and $2.74, respectively. No employee stock option grants were made during the three months ended March 31, 2009.

The Company recognized employee stock-based compensation in the statements of operations as follows:

	Years ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Cost of sales	$11	$78	$185	$38	$25
Research and development	15	49	251	49	59
General and administrative	95	526	714	286	347
Sales and marketing	12	201	171	38	38

Total	$133	$854	$1,321	$411	$469

No income tax benefit has been recognized in the statement of operations for the periods presented. The total compensation cost related to unvested stock option grants not yet recognized as of March 31, 2010 was $3.9 million, and the weighted average period over which these grants are expected to vest is 2.26 years.

The Company derived the risk-free interest rate assumption from the United States Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. The Company based the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. The Company calculated the weighted average expected life of options using the simplified method. This decision was based on the lack of relevant historical data due to the Company’s limited operating experience. In addition, due to the Company’s limited historical data, the estimated volatility incorporates the historical volatility of comparable companies with publicly-available share prices. The Company utilized its historical forfeitures to estimate its future forfeiture rate at 4% for 2007, 2008 and 2009 and the three months ended March 31, 2010. Prior to January 2006, the Company accounted for forfeitures of stock option grants as they occurred.

The Company records equity instruments issued to non-employees as expense at their fair value over the related service period and periodically revalues the equity instruments as they vest. Stock-based compensation expense related to non-employee consultants totaled $6,000, $336,000, $135,000, $36,000 and $37,000 for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, respectively.

Net loss per share

Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, stock options, and warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share attributable to common stockholders when their effect is dilutive.

The unaudited pro forma basic and diluted net loss per share is calculated by dividing the pro forma net loss by the weighted average number of common shares outstanding for the period plus the weighted average number of common shares resulting from the assumed conversion of the outstanding shares of convertible preferred stock. The assumed conversion is calculated using the if-converted method, as if such conversion had occurred as of the beginning of each period presented or the original issuance date, if later. The pro forma net loss is calculated by subtracting the accretion to liquidation value of convertible preferred stock from the net loss attributable to common stockholders.

	Years ended December 31,			Three months ended March 31,
	2007	2008	2009	2009	2010
		(as restated)	(as restated)	(unaudited)
	(in thousands, except share and per share data)
Historical
Numerator:
Net loss	$(9,293)	$(13,141)	$(18,956)	$(4,293)	$(4,750)
Accretion to liquidation value of convertible preferred stock	(74)	145	—	—	—

Net loss attributable to common stockholders	$(9,367)	$(12,996)	$(18,956)	$(4,293)	$(4,750)

Denominator:
Weighted average common shares outstanding	6,671,063	7,489,239	7,730,282	7,721,714	7,757,223

Basic and diluted net loss per share attributable to common stockholders	$(1.40)	$(1.74)	$(2.45)	$(0.56)	$(0.61)

Pro forma (unaudited)
Net loss	$(9,293)	$(13,141)	$(18,956)	$(4,293)	$(4,750)

Basic and diluted net loss per share attributable to common stockholders	$(0.46)	$(0.54)	$(0.76)	$(0.17)	$(0.19)

Weighted average common shares outstanding	6,671,063	7,489,239	7,730,282	7,721,714	7,757,223
Pro forma adjustments to reflect assumed weighted average effect of conversion of preferred stock	13,460,150	16,643,716	17,294,841	17,294,841	17,294,841

Pro forma shares used to compute basic and diluted net loss per share	20,131,213	24,132,955	25,025,123	25,016,555	25,052,064

Historical outstanding anti-dilutive securities not included in diluted net loss per share calculation
Preferred stock as converted	13,806,239	17,294,841	17,294,841	17,294,841	17,294,841
Preferred stock warrants (as converted)	738,817	652,727	652,727	652,727	652,727
Common stock warrants	250,000	927,400	4,018,740	1,488,300	5,842,840
Common stock options	2,875,655	3,761,331	4,430,077	3,730,791	5,168,061

Total	17,670,711	22,636,299	26,396,385	23,166,659	28,958,469

Comprehensive income (loss)

All components of comprehensive income (loss), including net income (loss), are reported in the financial statements in the period in which they are recognized. Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains and losses on investments. The Company reports comprehensive income (loss) as a separate component of stockholders’ deficit.

Recent accounting pronouncements

In October 2009, the Financial Accounting Standards Board, or FASB, issued new revenue recognition standards for arrangements with multiple deliverables, where certain of those deliverables are non-software related. The new standards modify the requirements that must be met for an entity to recognize revenue from the sale of a delivered item that is part of a multiple-element arrangement when other items have not yet been delivered. The new standards eliminate the requirement that all undelivered elements must have either: (i) vendor specific objective evidence, or VSOE, or (ii) third-party evidence, or TPE, before an entity can recognize the portion of overall arrangement consideration that is attributable to items that already have been delivered. In the absence of VSOE or TPE of the standalone selling price for one or more delivered or undelivered elements in a multiple-element arrangement, entities will be required to estimate the selling prices of those elements. Overall arrangement consideration will be allocated to each element (both delivered and undelivered items) based on their relative selling prices, regardless of whether those selling prices are evidenced by VSOE or TPE or are based on the entity’s estimated selling price. The residual method of allocating arrangement consideration has been eliminated. Additionally, the new standards modify the software revenue recognition guidance to exclude from its scope tangible products that contain both software and non-software components that function together to deliver a product’s essential functionality. These new updates are effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and are effective for us beginning in the first quarter of fiscal 2011, although early adoption is permitted. The Company is currently evaluating the impact of adopting these new standards on the Company’s consolidated financial position, results of operations and cash flows.

In May 2009, the FASB issued authoritative guidance on required disclosures for subsequent events. The guidance is intended to establish general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued. The guidance is effective for interim or annual financial periods ending after June 15, 2009, and was adopted prospectively. The adoption did not have a significant impact on the determination or reporting of the Company’s financial results.

In June 2008, the FASB issued guidance related to the evaluation of whether a financial instrument or its embedded features are indexed to a company’s own common stock. The guidance became effective for fiscal years and interim periods beginning after December 15, 2008. The guidance sets forth a procedure to determine whether a financial instrument or its embedded features should be classified as debt or equity and applies to all such instruments outstanding as of the date of adoption, with any resulting adjustment applied to retained earnings. If a financial instrument or its embedded features are determined not to be equity, they shall be classified as either an asset or a liability and their fair value shall be remeasured periodically. The Company evaluated the common stock warrants issued in connection with its subordinated promissory note issuances in 2008 and 2009 and determined that the guidance applies both to the warrants that the Company issued in 2008, which subsequently were cancelled and reissued in December 2009, and to all such warrants outstanding as of December 31, 2009.

2. Restatement of Previously Reported Financial Statements

The Company has restated its financial statements as of and for the years ended December 31, 2008 and 2009.

The determination to restate these financial statements was made by the Company’s audit committee upon management’s recommendation following the identification of errors related to (a) recognition of revenue for product sales in which there were multiple deliverables or additional elements related to the completion of such sale transactions in 2008 and 2009 (the “Revenue Adjustments”), and (b) the calculation of the fair value of warrants as of December 31, 2009 (the “Warrant Adjustments”), further discussed as follows:

The Revenue Adjustments

•

The Company provides training in connection with its sales of INFINITI Analyzers to first time customers. Through 2009, the Company recorded sales of INFINITI Analyzers upon shipment and satisfaction of the four standard revenue recognition criteria, irrespective of when the related training had been completed. In 2010, the Company determined that, with respect to certain sales of INFINITI Analyzers recognized in 2008 and 2009, such training was not completed until the respective subsequent year. Because such training is considered a deliverable with no objective reliable evidence of fair value within the overall sales transaction, sales recognition should be deferred until completion of the related training.

•

In 2009, the Company offered a few customers additional future rights when they purchased an INFINITI Analyzer. These rights allowed participating customers to trade in the INFINITI Analyzer for a 100% credit of the original purchase price and payment of an additional fee in exchange for a new product that has yet to be released. The rights should have been considered a right of return and sales recognition should be deferred until the earliest to occur of (i) the exercise or occurrence of the future rights; (ii) notification by the customer of its election to forgo the rights; or, (iii) such time (if any) as the Company determines the rights have expired.

The Warrant Adjustments

As discussed in Note 4, the Company has issued subordinated promissory notes with warrants for the purchase of its common stock. The warrants are recorded as a liability at fair value. The Company identified errors in calculating and allocating the fair value of the warrants and calculating the amortization of the related debt discount recorded as additional interest expense. The errors resulted in an overstatement of additional paid-in capital and interest expense and an understatement of the carrying value of debt and the stock warrant liability.

The following tables present the adjustments due to the restatement of the Company’s previously issued financial statements as of and for the years ended December 31, 2008 and 2009:

Balance Sheet

	As of December 31, 2008
	Previously Reported	Revenue Adjustments	Warrant Adjustments	As Restated
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,789	$—	$—	$2,789
Accounts receivable	1,414	(210)	—	1,204
Inventory, net	4,336	114	—	4,450
Prepaid and other current assets	78	—	—	78

Total current assets	8,617	(96)	—	8,521
Property and equipment, net	2,540	—	—	2,540
Intangible assets, net	132	—	—	132
Other long-term assets	2,496	—	—	2,496

Total assets	$13,785	$(96)	$—	$13,689

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,696	$—	$—	$1,696
Accrued expenses	3,187	35	—	3,222
Current portion, subordinated promissory notes	—	—	—	—

Total current liabilities	4,883	35	—	4,918
Other long-term liabilities	16	—	—	16
Subordinated promissory notes	3,614	—	227	3,841
Preferred and common stock warrant liabilities	1,061	—	—	1,061
Convertible preferred stock	45,577	—	—	45,577
Stockholders’ deficit:
Common stock	77	—	—	77
Additional paid-in-capital	2,722	—	(321)	2,401
Accumulated deficit	(44,165)	(131)	94	(44,202)

Total stockholders’ deficit	(41,366)	(131)	(227)	(41,724)

Total liabilities and stockholders’ deficit	$13,785	$(96)	$—	$13,689

Statement of Operations

	Year ended December 31, 2008
	Previously Reported	Revenue Adjustments	Warrant Adjustments	As Restated
	(in thousands, except share and per share data)
Product sales	$5,036	$(245)	$—	$4,791
Cost of sales	5,483	(114)	—	5,369

Gross profit (loss)	(447)	(131)	—	(578)

Total operating expenses	12,192	—	—	12,192

Loss from operations	(12,639)	(131)	—	(12,770)
Other non-operating income (expense)	(465)	—	94	(371)

Net loss	(13,104)	(131)	94	(13,141)
Accretion to liquidation value of convertible preferred stock	145	—	—	145

Net and comprehensive loss attributable to common stockholders	$(12,959)	$(131)	$94	$(12,996)

Basic and diluted net loss per share attributable to common stockholders	$(1.73)			$(1.74)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	7,489,239			7,489,239

Statement of Cash Flows

	Year Ended December 31, 2008
	Previously Reported	Revenue Adjustments	Warrant Adjustments	As Restated
	(in thousands)
Operating Activities
Net loss	$(13,104)	$(131)	$94	$(13,141)
Adjustments to reconcile:
Amortization and depreciation	631	—	—	631
Provision for doubtful accounts	—	—	—	—
Reserve for excess and obsolete inventory	222	—	—	222
Employee stock-based compensation	854	—	—	854
Non-employee stock-based compensation	336	—	—	336
Revaluation of warrants to fair value	148	—	—	148
Expense associated with doubling of warrants on 2008 subordinated notes	—	—	—	—
Non-cash interest expense	416	—	(94)	322
Write-off of deferred financing costs	—	—	—	—
Changes in operating assets/liabilities
Accounts receivable	(544)	210	—	(334)
Prepaid and other assets	148	—	—	148
Inventory	(3,407)	(114)	—	(3,521)
Accounts payable	871	—	—	871
Other current liabilities	(53)	35	—	(18)
Other noncurrent liabilities	—	—	—	—
Deferred rent	(80)	—	—	(80)

Cash used in operating activities	$(13,562)	$—	$—	$(13,562)

Balance Sheet

	As of December 31, 2009
	Previously Reported	Revenue Adjustments	Warrant Adjustments	As Restated
	(in thousands)
Assets
Current Assets:
Cash and cash equivalents	$580	$—	$—	$580
Accounts receivable	1,797	(200)	—	1,597
Inventory, net	3,332	83	—	3,415
Prepaid and other current assets	59	—	—	59

Total current assets	5,768	(117)	—	5,651
Property and equipment, net	3,040	—	—	3,040
Intangible assets, net	89	—	—	89
Other long-term assets	328	—	—	328

Total assets	$9,225	$(117)	$—	$9,108

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,399	$—	$—	$1,399
Accrued expenses	3,976	63	—	4,039
Current portion, subordinated promissory notes	3,132	—	648	3,780

Total current liabilities	8,507	63	648	9,218
Other long-term liabilities	1,189	—	—	1,189
Subordinated promissory notes	7,622	—	—	7,622
Preferred and common stock warrant liabilities	5,257	—	1,025	6,282
Convertible preferred stock	45,577	—	—	45,577
Stockholders’ deficit:
Common stock	77	—	—	77
Additional paid-in-capital	4,666	—	(2,365)	2,301
Accumulated deficit	(63,670)	(180)	692	(63,158)

Total stockholders’ deficit	(58,927)	(180)	(1,673)	(60,780)

Total liabilities and stockholders’ deficit	$9,225	$(117)	$—	$9,108

Statement of Operations

	Year ended December 31, 2009
	Previously Reported	Revenue Adjustments	Warrant Adjustments	As Restated
	(in thousands, except share and per share data)
Product sales	$5,877	$25	$—	$5,902
Cost of sales	6,935	74	—	7,009

Gross profit (loss)	(1,058)	(49)	—	(1,107)

Total operating expenses	12,651	—	—	12,651

Loss from operations	(13,709)	(49)	—	(13,758)
Other non-operating income (expense)	(5,796)	—	598	(5,198)

Net loss	(19,505)	(49)	598	(18,956)

Net and comprehensive loss attributable to common stockholders	$(19,505)	$(49)	$598	$(18,956)

Basic and diluted net loss per share attributable to common stockholders	$(2.52)			$(2.45)

Shares used to compute basic and diluted net loss per share attributable to common stockholders	7,730,282			7,730,282

Statement of Cash Flows

	Year Ended December 31, 2009
	Previously Reported	Revenue Adjustments	Warrant Adjustments	As Restated
	(in thousands)
Operating Activities
Net loss	$(19,505)	$(49)	$598	$(18,956)
Adjustments to reconcile:
Amortization and depreciation	820	—	—	820
Provision for doubtful accounts	382	—	—	382
Reserve for excess and obsolete inventory	—	—	—	—
Employee stock-based compensation	1,321	—	—	1,321
Non-employee stock-based compensation	135	—	—	135
Revaluation of warrants to fair value	325	—	—	325
Expense associated with doubling of warrants on 2008 subordinated notes	586	—	—	586
Non-cash interest expense	2,370	—	(598)	1,772
Write-off of deferred financing costs	2,510	—	—	2,510
Changes in operating assets/liabilities
Accounts receivable	(765)	(10)	—	(775)
Prepaid and other assets	19	—	—	19
Inventory	380	31	—	411
Accounts payable	(520)	—	—	(520)
Other current liabilities	707	28	—	735
Other noncurrent liabilities	100	—	—	100
Deferred rent	1,013	—	—	1,013

Cash used in operating activities	$(10,122)	$—	$—	$(10,122)

3. Balance Sheet Details

The following table summarizes the activity in our allowance for doubtful accounts during the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010:

	Balance at beginning of period	Charged to costs and expenses	Allowance reductions/ write-offs	Balance at end of period
	(in thousands)
For the year ended December 31, 2007	$—	$—	$—	$—
For the year ended December 31, 2008	—	196	196	—
For the year ended December 31, 2009	—	382	—	382
For the three months ended March 31, 2010 (unaudited)	382	17	—	399

Inventory consists of the following at:

	December 31,		March 31,
	2008	2009	2010
	(as restated)	(as restated)	(unaudited)
	(in thousands)
Raw materials	$2,578	$1,653	$1,329
Work in process	1,577	1,341	1,058
Finished goods	295	421	428

Total	$4,450	$3,415	$2,815

The following table summarizes the activity in our reserve for excess and obsolete inventory during the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010:

	Balance at beginning of period	Charged to costs and expenses	Allowance reductions/ write-offs	Balance at end of period
	(in thousands)
For the year ended December 31, 2007	$62	$56	$—	$118
For the year ended December 31, 2008	118	222	—	340
For the year ended December 31, 2009	340	—	(101)	239
For the three months ended March 31, 2010 (unaudited)	239	—	(4)	235

Property and equipment consists of the following at:

	Estimated life	December 31,		March 31,
		2008	2009	2010
			(in thousands)	(unaudited)
Equipment	5 - 7 years	$2,122	$2,669	$2,754
Computer equipment and software	3 years	159	162	162
Furniture	5 years	84	138	138
Domestic placement plan assets	3 years	1,576	1,888	1,940
Leasehold improvements		—	61	71

		3,941	4,918	5,065
Less accumulated depreciation and amortization		(1,401)	(1,878)	(2,003)

Total		$2,540	$3,040	$3,062

The Company funds certain equipment under capital lease obligations. The cost of leased equipment at December 31, 2008 and 2009 and March 31, 2010 was $135,000. The accumulated amortization of equipment under capital lease at December 31, 2008 and 2009 and March 31, 2010 was $135,000, $135,000 and $135,000, respectively.

Depreciation and amortization of property and equipment was $392,000, $560,000, $781,000, $189,000 and $199,000 for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, respectively.

Intangible assets consists of the following at:

	Estimated life	December 31,		March 31,
		2008	2009	2010
		(in thousands)		(unaudited)
Licenses	5 years	$216	$216	$216
Less accumulated amortization		$(84)	$(127)	$(138)

Total		$132	$89	$78

Amortization of licenses was $40,000, $43,000, $44,000, $10,000 and $11,000 for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, respectively. Estimated future amortization expense is as follows:

Years ending December 31, (in thousands)
2010	$44
2011	31
2012	14

Total	$89

Accrued expenses consists of the following at:

	December 31,		March 31,
	2008	2009	2010
	(as restated)	(as restated)	(unaudited)
	(in thousands)
Payroll and related expenses	$455	$510	$641
Current portion of deferred rent	92	16	—
Professional fees	498	673	996
INFINITI Analyzer standard warranty provision	70	41	36
Deferred margin on international INFINITI Analyzer sales	—	450	524
Initial public offering costs	1,620	1,680	1,915
Other	487	669	778

Total	$3,222	$4,039	$4,890

The following table summarizes the activity in our standard warranty accrual during the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2010:

	Balance at beginning of period	Charged to costs and expenses	Costs incurred	Balance at end of period
	(in thousands)
For the year ended December 31, 2007	$12	$103	$60	$55
For the year ended December 31, 2008	55	91	76	70
For the year ended December 31, 2009	70	53	82	41
For the three months ended March 31, 2010 (unaudited)	41	9	14	36

4. Subordinated Promissory Notes

In connection with the sale of Series C Convertible Preferred Stock the Company sold unsecured convertible subordinated promissory notes, or Series C Notes Payable, bearing an interest rate of 8% per annum. In 2005 and 2006 the Company sold Series C Notes Payable for an aggregate of $1,265,000 and $1,105,000, respectively. In 2006, the $2,370,000 of aggregate outstanding Series C Notes Payable was converted into 861,818 shares of Series C Convertible Preferred Stock at $2.75 per share (see Note 6). Accrued interest of $85,000 was reclassified to Series C Convertible Preferred Stock in connection with the conversion. The holders of the Notes Payable were issued certain warrants in connection with the financing transaction and later conversion of the Series C Notes Payable (see Note 5).

In connection with the sale of Series D Convertible Preferred Stock the Company sold unsecured convertible subordinated promissory notes, or Series D Notes Payable, bearing an interest rate of 7% per annum. In December 2007 and the first quarter of 2008, the Company sold Series D Notes Payable for an aggregate of $1,000,000 and $10,126,000, respectively. In March 2008, the $11,126,000 of aggregate outstanding Series D Notes Payable was converted into 3,423,258 shares of Series D Convertible Preferred Stock at $3.25 per share (see Note 6). Accrued interest of $101,000 was reclassified to Series D Convertible Preferred Stock in connection with the conversion.

In September 2008 and October 2008, the Company issued $4,700,000 in subordinated notes (“2008 Notes”) bearing interest at the rate of 6% per annum, with the principal and accrued interest balances due two years after the date of issuance. These notes, together with all accrued and unpaid interest, may be paid in full at any time prior to maturity. In connection with the 2008 Notes, the Company issued warrants to purchase 667,400 shares (“2008 Note Warrants”) of the Company’s common stock at an exercise price of $7.00 per share. The warrants are exercisable beginning one year after the date of issuance and expire four years from the date of issuance. The fair value of the warrants was determined using the Black-Scholes valuation model and $1,078,000 was allocated as a debt discount using the relative fair value allocation method. This discount is being amortized using the effective interest method over the two-year term of the notes. In July 2009, one of the 2008 Notes in the amount of $1,500,000 and accrued interest of $71,000 was refinanced to extend the due date and increase the interest rate to 13% per annum. Additionally, the original 213,000 warrants were cancelled and 426,000 new warrants were issued with a $4.00 strike price and five year term. The Company recognized the unamortized portion of the associated debt discount as a loss on extinguishment of debt and charged $226,000 interest expense. The new warrants were valued using the Black-Scholes valuation model and $443,000 was allocated as a debt discount using the relative fair value allocation method. This discount is being amortized using the effective interest rate method over the two-year term of the note.

From March 2009 through December 2009, the Company issued $4,535,000 and $500,000 in subordinated notes bearing interest at the rate of 6% and 8% per annum, respectively, with the principal and accrued interest balances due two years after the date of issuance. These notes, together with all accrued and unpaid interest, may be paid in full at any time prior to maturity. In connection with these notes, the Company issued warrants to purchase 1,119,000 and 311,000 shares of the Company’s common stock at an exercise price of $7.00 and $4.00 per share, respectively.

The warrants are exercisable beginning one year after the date of issuance and expire five years from the date of issuance. The fair value of the warrants was determined using the Black-Scholes valuation model and $1,252,000 was allocated as a debt discount using the relative fair value allocation method. This discount is being amortized using the effective interest rate method over the two-year term of the note.

In July 2009 and August 2009, the Company issued $3,500,000 and refinanced $1,571,000 for an aggregate $5,071,000 (including accrued interest on the refinanced note) in subordinated notes bearing interest at the rate of 13% per annum, with the principal and accrued interest balances due two years after the date of issuance. These notes, together with all accrued and unpaid interest, may be paid in full at any time prior to maturity; however, if the note issued in August 2009 is redeemed prior to its first anniversary, it is subject to a redemption premium. In connection with these notes, the Company issued warrants to purchase 1,420,000 shares (including the 426,000 warrants issued with the refinanced note) of the Company’s common stock at an exercise price of $4.00 per share. The warrants are exercisable beginning one year after the date of issuance and expire five years from the date of issuance. The fair value of the warrants was determined using the Black-Scholes valuation model (including the fair value of the warrants issued with the refinanced note) and $1,466,000 was allocated as a debt discount using the relative fair value allocation method. This discount is being amortized using the effective interest rate method over the two-year term of the note.

In December 2009, the Company, although not required to contractually, elected to increase the warrant coverage on the 2008 Notes to match the warrant coverage provided to the purchasers of the subordinated promissory notes it issued in 2009, by cancelling the original 454,400 warrants and reissuing 908,800 new warrants with an exercise price of $7.00 and an expiration date five years from the date originally issued. This warrant cancellation and reissuance included the cancellation of 35,500 and 14,200 original warrants and reissuance of 71,000 and 28,400 new warrants to Eric S. Kentor and William H. Davidson, respectively. In connection with the reissuance of the warrants and because the Company did not receive an identifiable benefit, the Company recorded a charge of $587,000 classified in “Change in fair value of warrant liabilities” in the year ended December 31, 2009 Statement of Operations. The Company considered the benefit provided to the 2008 Note and Note Warrant holders as an implied downside risk protection. Additionally, the Company concluded that it may provide similar downside risk protection to common stock warrant holders who may receive such warrants in connection with subordinated promissory notes in the future, depending on the warrant coverage in those future financings. As a result, the Company determined that the number of warrant shares underlying its outstanding warrants issued with its subordinated promissory notes was not fixed, and therefore it was required to reassess its original conclusion that its outstanding warrants were indexed to its capital stock and treated as permanent equity.

In this reassessment, due to the implied downside risk protection that applied to all of its warrants as described above, the Company concluded that the amount to be received by warrant holders upon exercise of the warrants or the settlement amount would not equal the difference between (a) the fair value of a fixed number of the Company’s shares of capital stock and (b) a fixed monetary amount. For purposes of this analysis, the Company considered the subordinated promissory note financings it completed in 2008 and 2009 as one financing because the various warrants it issued in these financings were not distinguishable. Accordingly, all of the warrants issued in connection with the subordinated promissory note financings were deemed to have similar implied terms. Based on the foregoing, the Company determined that the common stock warrants were not indexed to its common stock and consequently reclassified all the common stock warrants from equity to liabilities at the then fair value of $4,310,000.

In February and March 2010, the Company issued $425,000 in subordinated notes bearing interest at the rate of 6% per annum with principal and accrued interest balances due two years after the date of issuance and a $100,000 subordinated promissory note bearing interest at the rate of 6% per annum with principal and accrued interest balances due 120 days after the date of issuance. The $100,000 note was paid in full in June 2010. The remaining notes, together with all accrued and unpaid interest, may be paid in full at any time prior to maturity. In connection with these notes, the Company issued warrants to purchase 149,100 shares of the Company’s common stock at an exercise price of $4.00 per share. The warrants are exercisable beginning one year after the date of issuance and expire five years from the date of issuance. The $234,000 fair value of the warrants was determined using the Black-Scholes valuation model, recorded as a debt discount, and is being amortized to interest expense using the effective interest method over the two-year term of the notes. In addition, the fair value of the warrants has been classified as a warrant liability subject to periodic revaluation.

Also in March 2010, the Company issued $5,250,000 in subordinated notes bearing interest at the rate of 6% per annum with principal and accrued interest balances due two years after the date of issuance. These notes, together with all accrued and unpaid interest, may be paid in full at any time prior to maturity. In connection with these notes, the Company issued warrants to purchase 1,575,000 shares of the Company’s common stock at an exercise price of $5.00 per share. The warrants are exercisable beginning one year after the date of issuance and expire five years from the date of issuance. The $2,282,000 fair value of the warrants was determined using the Black-Scholes valuation model, recorded as a debt discount, and is being amortized to interest expense using the effective interest method over the two-year term of the notes. In addition, the fair value of the warrants has been classified as a warrant liability subject to periodic revaluation.

The components of the Company’s debt represented by its subordinated promissory notes consist of:

	December 31,		March 31, 2010
	2008	2009
	(as restated)	(as restated)
	(see Note 2)	(see Note 2)	(unaudited)
	(in thousands)
Note Principal	$4,700	$13,306	$19,081
Unamortized Discount	(941)	(2,590)	(4,660)
Accrued Interest	82	686	1,001

Outstanding Balance	$3,841	$11,402	$15,422

Future payout of debt, excluding accrued interest expense, is as follows:

Years ending December 31, (in thousands)
2010	$3,200
2011	10,106
2012	5,775

Total future payment of debt	$19,081

In the aggregate, the carrying value of the subordinated promissory notes approximates fair value at December 31, 2009 and March 31, 2010. Fair value was determined based on actual third party debt financing transactions that occurred in March 2010.

5. Commitments

Operating lease

In February 2009, the Company executed a lease for its new corporate headquarters and manufacturing facility under a non-cancelable operating lease agreement expiring in January 2018. Rent expense under the lease was $1,192,000, $217,000 and $325,000 for the year ended December 31, 2009 and for the three months ended March 31, 2009 and 2010, respectively. The terms of the facility lease provide for rental payments on a monthly basis with periodic rent escalations over the term of the lease.

The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. In addition, incentives were granted, including discounted rental payments. These allowances have been recorded as deferred rent and are being recognized as reductions to rental expense on a straight-line basis over the term of the lease. Future minimum lease commitments under the operating lease are as follows:

Years ending December 31, (in thousands)
2010	$682
2011	1,317
2012	1,393
2013	1,469
2014	1,545
2015 and thereafter	5,193

Total	$11,599

License agreement and patent purchase agreement

In April 2006, the Company entered into a non-exclusive sub-license agreement for technology used in its UGT1A1 test. The Company paid $75,000 for the sub-license and is obligated to pay a royalty equal to six percent of net sales of its tests that incorporate the patented technology. As of December 31, 2009, the agreement covered eight issued patents, including three U.S. patents and five foreign counterparts. The agreement also covered one pending U.S. patent application and three pending foreign counterparts. These patents expire between July 5, 2015 and May 28, 2024. The agreement expires when the last patent covered by the agreement expires. The license is terminable by the Company upon 90 days notice or by the licensor upon certain bankruptcy or liquidation events involving the Company, or 30 days after licensor’s written notice of the Company’s failure to observe a material obligation of the license.

In July 2007, the Company entered into an agreement to purchase patents for technology used in certain of its consumable products. The Company paid $141,000 for the patents and is obligated to pay royalties on related product sales for a period of ten years commencing on the second anniversary of the agreement.

6. Convertible Preferred Stock Warrant Liability

As of December 31, 2008, outstanding convertible preferred stock warrants consisted of:

Issuance date	Original term	Convertible preferred stock	Exercise price	Number of shares outstanding underlying warrant	Fair value at December 31, 2008
July 2005	5 years	Series B	$2.75	213,818	$186,000
December 2005	5 years	Series C	$3.30	25,300	43,000
January 2006	5 years	Series C	$3.30	2,400	4,000
May 2006	5 years	Series C	$3.30	17,600	31,000
July and August 2006	5 years	Series C	$3.30	37,063	68,000
July and August 2006	5 years	Series C	$2.75	346,546	708,000
December 2006	5 years	Series C	$2.75	10,000	21,000

Total				652,727	$1,061,000

As of December 31, 2009, outstanding convertible preferred stock warrants consisted of:

Issuance date	Original term	Convertible preferred stock	Exercise price	Number of shares outstanding underlying warrant	Fair value at December 31, 2009
July 2005	5 years	Series B	$2.75	213,818	$227,000
December 2005	5 years	Series C	$3.30	25,300	53,000
January 2006	5 years	Series C	$3.30	2,400	5,000
May 2006	5 years	Series C	$3.30	17,600	42,000
July and August 2006	5 years	Series C	$3.30	37,063	93,000
July and August 2006	5 years	Series C	$2.75	346,546	937,000
December 2006	5 years	Series C	$2.75	10,000	29,000

Total				652,727	$1,386,000

As of March 31, 2010, outstanding convertible preferred stock warrants consisted of:

Issuance date	Original term	Convertible preferred stock	Exercise price	Number of shares outstanding underlying warrant	Fair value at March 31, 2010
					(unaudited)
July 2005	5 years	Series B	$2.75	213,818	$186,000
December 2005	5 years	Series C	$3.30	25,300	41,000
January 2006	5 years	Series C	$3.30	2,400	4,000
May 2006	5 years	Series C	$3.30	17,600	36,000
July and August 2006	5 years	Series C	$3.30	37,063	82,000
July and August 2006	5 years	Series C	$2.75	346,546	853,000
December 2006	5 years	Series C	$2.75	10,000	27,000

Total				652,727	$1,229,000

Convertible Preferred Stock Warrant Issuances

In July 2005, the Company issued warrants to purchase 213,818 shares of Series B Convertible Preferred Stock in exchange for services provided in connection with capital-raising activities on behalf of the Company. The warrants were fully exercisable at issuance and will expire five years from issuance. The estimated fair value of the warrants of $359,000 was recorded as a liability on the accompanying balance sheets with the related charge resulting in a reduction to the carrying value of the Series B Convertible Preferred Stock.

In December 2005, the Company issued warrants to purchase 25,300 shares of Series C Convertible Preferred Stock in conjunction with the issuance of the Series C Notes Payable. The warrants became exercisable upon the closing of the Company’s Series C Convertible Preferred Stock financing at an exercise price of 120% of the price per share of such offering, or $3.30 per share. The warrants will expire five years from the date of issuance. The Company initially recorded the related convertible debt net of a discount for (i) the estimated fair value of the warrants issued in the amount of $40,000 and (ii) the intrinsic value of the related beneficial conversion feature in the same amount. The total discount of $80,000 was fully amortized to interest expense in 2006 upon the conversion of the related Series C Notes Payable.

In January and May 2006, the Company issued warrants to purchase an aggregate of 22,100 shares of Series C Convertible Preferred Stock in conjunction with the issuance of Series C Notes Payable. The warrants became exercisable upon the closing of the Company’s Series C Convertible Preferred Stock financing at an exercise price of 120% of the price per share of such offering, or $3.30 per share. The warrants will expire five years from the date of issuance. The Company initially recorded the related convertible debt net of a discount for (i) the estimated fair value of the warrants issued in the amount of $35,000 and (ii) the intrinsic value of the related beneficial conversion feature in the same amount. The total discount of $70,000 was fully amortized to interest expense in 2006 upon the conversion of the related Series C Notes Payable.

In July and August 2006, as an inducement to convert the Series C Notes Payable, the Company issued warrants to purchase an aggregate of 38,781 shares of Series C Convertible Preferred Stock. As a further inducement to invest in the Company, certain Series C investors were issued warrants to purchase an aggregate of 354,182 shares of Series C Convertible Preferred Stock. The warrants will expire five years from issuance. The estimated fair value of the warrants of $656,000 was recorded as a liability on the accompanying balance sheets with the related charge resulting in a reduction to the carrying value of the Series C Convertible Preferred Stock.

As noted in Note 7 below, in December 2006 the Company issued 50,000 shares of Series C Convertible Preferred Stock to a consultant for fundraising activities. These shares included warrant coverage to purchase an additional 10,000 shares of Series C Convertible Preferred Stock. The warrants will expire five years from issuance. The estimated fair value of the warrants of $17,000 was recorded as a liability on the accompanying balance sheets with the related charge resulting in a reduction to the carrying value of the Series C Convertible Preferred Stock.

The fair values of the warrants noted above, as of each respective issuance date, were estimated based on the Black-Scholes valuation model and are summarized as follows:

Issuance date	July 2005	December 2005	January and May 2006	July 2006	July and August 2006	December 2006
Series	Series B	Series C	Series C	Series C	Series C	Series C
Shares	213,818	25,300	22,100	38,781	354,182	10,000
Exercise price per share	$2.75	$3.30	$3.30	$3.30	$2.75	$2.75
Total fair value	$359,000	$40,000	$35,000	$61,000	$595,000	$17,000

The risk-free interest rates used in the above fair value calculations ranged from 3.98% to 5.04% and the volatility, dividend yield and expected life were 70%, zero and five years, respectively.

7. Convertible Preferred Stock

The Company’s convertible preferred stock had been classified as temporary equity on the accompanying balance sheets instead of in stockholders’ deficit. Upon the occurrence of certain change in control events that are outside of the control of the Company, including liquidation, sale or transfer of control of the Company, holders of the convertible preferred stock can cause its redemption. Accordingly, these shares are considered contingently redeemable. The Company has adjusted the carrying values of the convertible preferred stock to their liquidation values at each period end.

As of March 31, 2005, the Company had received $4,356,000 in cash for the sale of Series B Convertible Preferred Stock at $2.75 per share, but had not issued the related shares of stock. As a result, the Company recorded the cash received as Series B Convertible Preferred Stock issuable in the accompanying statement of convertible preferred stock and stockholders’ deficit.

In July 2005, the Company sold 2,105,210 shares of Series B Convertible Preferred Stock at $2.75 per share for proceeds of $5,785,000, net of issuance costs of $4,000. The net proceeds of $5,785,000 include $4,356,000 of cash received in the prior fiscal year as noted above. As consideration for Series B financing services, the Company issued an additional 19,287 shares of Series B Convertible Preferred Stock.

In July and December 2006, the Company sold an aggregate of 3,133,825 shares of Series C Convertible Preferred Stock at $2.75 per share for proceeds of $8,525,000, net of issuance costs of $93,000. In July and August 2006,

$2,370,000 of outstanding Series C Notes Payable was converted into 861,818 shares of Series C Convertible Preferred Stock at $2.75 per share, of which 72,727, 20,000, 36,364 and 18,182 shares were issued to Dennis A. Repp, Thomas V. Hennessey, Jr., William H. Davidson and Thomas R. Testman, respectively. The related accrued interest of $85,000 was not considered in the conversion calculations and, as such, was credited to Series C Convertible Preferred Stock as contributed capital. In addition, as consideration for Series C fundraising services, the Company issued an additional 50,000 shares of Series C Convertible Preferred Stock.

In March 2007, the Company sold 2,353,992 shares of Series C Convertible Preferred Stock at $2.75 per share for proceeds of $6,443,000, net of issuance costs of $30,000.

In March 2008, the principal amount of all outstanding unsecured convertible subordinated promissory notes, totaling $11,126,000, was converted into 3,423,258 shares of Series D Convertible Preferred Stock at $3.25 per share. The related accrued interest of $101,000 was not considered in the conversion calculations and, as such, was credited to Series D Convertible Preferred Stock as contributed capital. The Company incurred $18,000 of costs in connection with the issuance.

The rights, preferences and privileges of the convertible preferred stock are as follows:

Dividends

The holders of Series A, Series B, Series C and Series D Convertible Preferred Stock are entitled to receive noncumulative dividends, in preference and in priority to any dividends on common stock, at a rate of $0.19, $0.17, $0.17 and $0.20 per share, respectively, when and if declared by the board of directors. As of December 31, 2009 and March 31, 2010, the board of directors has not declared any dividends.

Conversion

All preferred stock will automatically convert to common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, except for Series C Convertible Preferred Stock which only automatically converts if such public offering results in aggregate cash proceeds of at least $25,000,000. In addition, each individual series of convertible preferred stock will automatically convert to common stock upon the vote of a majority of the outstanding shares of each series. The shares of Series A Convertible Preferred Stock are convertible into common stock on a 2-for-1 basis. The shares of Series B, Series C and Series D Convertible Preferred Stock are convertible to common stock on a 1-for-1 basis. The holders of convertible preferred stock have antidilution protection for certain dilutive issuances below the respective conversion price of their preferred stock.

Liquidation preference

Upon a liquidation, dissolution or winding up of the Company, the holders of the Series C Convertible Preferred Stock are entitled to receive liquidation preferences at the rate of $2.75 per share (subject to appropriate adjustments for stock splits, stock dividends and other similar reclassifications) plus any declared but unpaid dividends. Liquidation payments to the holders of the Series C Convertible Preferred Stock have priority over the holders of the Series A, Series B and Series D Convertible Preferred Stock and are made in preference to any payments to the holders of common stock. Upon completion of the required distributions to the Series C Convertible Preferred stockholders, the Series A, Series B and Series D Convertible Preferred stockholders, prior and in preference to any distribution to the holders of common stock, are entitled to receive liquidation preferences at the rate of $3.16, $2.75 and $3.25 per share, respectively. The remaining assets of the Company are to be distributed to the Series C Convertible Preferred and common stockholders, pro rata based on the number of shares of stock held on an if-converted to common stock basis by each stockholder.

Voting

The holders of convertible preferred stock vote on an equivalent basis with common stockholders on an as-converted basis.

8. Stockholders’ Deficit

Common stock warrant issuances

During 2005, the Company issued warrants to purchase 100,000 shares of common stock with an exercise price of $0.50 per warrant share in exchange for services provided in connection with capital-raising activities on behalf of the Company. The estimated fair value of the warrants of $31,000 was recorded as additional paid-in capital and a charge to Series B Convertible Preferred Stock issuance costs. In April and June 2008, an aggregate of 40,000 of these warrants were exercised.

In March 2007, the Company issued a warrant to purchase 150,000 shares of common stock with an exercise price of $0.50 per warrant share in exchange for services provided in connection with capital-raising activities on behalf of the Company. The estimated fair value of the warrants of $46,000 was recorded as additional paid-in capital and a charge to Series C Convertible Preferred Stock issuance costs.

In May 2008, the Company issued a warrant to purchase 50,000 shares of common stock with an exercise price of $0.60 per warrant share in exchange for services provided in connection with software development. The warrant vests over a period of one year and expires in May 2013.

In September and October 2008, the Company issued warrants to purchase 667,400 shares of common stock at an exercise price of $7.00 per share in connection with subordinated promissory notes. These warrants may be exercised one year after issuance and expire four years from the date of issuance. In July 2009, 213,000 warrants associated with a refinanced subordinated promissory note were cancelled. In December 2009, the remaining 454,400 warrants were cancelled and 908,800 warrants were issued with a $7.00 exercise price, and the original expiration was extended from four years to five.

From March 2009 through December 2009, the Company issued warrants to purchase 1,119,000 and 311,000 shares of common stock at an exercise price of $7.00 and $4.00 per share, respectively, in connection with subordinated promissory notes. These warrants may be exercised one year after issuance and expire five years from the date of issuance.

In July and August 2009, the Company issued warrants to purchase 1,420,000 shares of common stock at an exercise price of $4.00 per share in connection with subordinated promissory notes. These warrants may be exercised one year after issuance and expire five years from the date of issuance.

In January 2010, the Company issued a warrant to purchase 100,000 shares of its common stock with an exercise price of $2.74 in exchange for services provided to the Company. The warrants are exercisable immediately and expire five years after issuance. Total fair value of the warrants of $177,000 was expensed upon issuance and is included in the general and administrative expenses line item in the statements of operations.

In February and March 2010, the Company issued warrants to purchase 149,100 and 1,575,000 shares of its common stock at an exercise price of $4.00 and $5.00 per share, respectively, in connection with the issuance of subordinated promissory notes. These warrants may be exercised one year after issuance and expire five years after issuance.

The following shares of common stock are reserved for future issuance at:

	December 31, 2008	December 31, 2009	March 31, 2010
			(unaudited)
Series A Convertible Preferred Stock	3,158,454	3,158,454	3,158,454
Series B Convertible Preferred Stock	4,302,040	4,302,040	4,302,040
Series C Convertible Preferred Stock	6,411,089	6,411,089	6,411,089
Series D Convertible Preferred Stock	3,423,258	3,423,258	3,423,258
Preferred stock warrants	652,727	652,727	652,727
Common stock warrants	927,400	4,018,740	5,842,840

Stock option plan:
Common stock options outstanding	3,761,331	4,430,077	5,168,061
Shares available for future grant	2,238,148	1,536,192	1,098,708

Total	24,874,447	27,932,577	30,057,177

9. Equity Incentive Plan

In December 2000, the Company adopted the 2000 Equity Incentive Plan, or the 2000 Plan. The 2000 Plan allows for the grant of stock options and rights to acquire restricted stock to employees, directors and consultants of the Company. The terms and conditions of specific awards are set at the discretion of the Company’s board of directors although generally options vest in four annual installments of 25% and are generally immediately exercisable. The exercise price of incentive stock options shall not be less than 100% of the fair market value of the Company’s common stock on the date of grant and the exercise price of any option granted to a 10% stockholder may be no less than 110% of the fair market value of the Company’s common stock on the date of grant. Options granted under the 2000 Plan expire no later than 10 years from the date of grant. Unvested common shares obtained upon early exercise of options are subject to repurchase by the Company at the original issue price. The 2000 Plan reserves 6,600,000 shares of stock for issuance, of which 379,092 and 431,808 remained available for grant at December 31, 2009 and March 31, 2010, respectively.

The following table summarizes stock option transactions for the 2000 Equity Incentive Plan from December 31, 2006 to March 31, 2010:

	Options	Weighted-average exercise price	Weighted-average remaining contractual term (years)	Intrinsic value
Outstanding and exercisable, December 31, 2006	3,163,885	$0.23
Granted	672,000	$0.50
Exercised	(906,230)	$0.26
Forfeited	(54,000)	$0.49

Outstanding and exercisable, December 31, 2007	2,875,655	$0.28
Granted	1,995,405	$1.78
Exercised	(430,053)	$0.38
Forfeited	(679,676)	$0.58

Outstanding and exercisable, December 31, 2008	3,761,331	$1.01
Granted	—	—
Exercised	(33,210)	$1.03
Forfeited	(140,944)	$2.02

	Options	Weighted-average exercise price	Weighted-average remaining contractual term (years)	Intrinsic value

Outstanding and exercisable, December 31, 2009	3,587,177	$0.97	5.41	$6,340,000
Vested and expected to vest as of December 31, 2009	3,524,141	$0.99
Vested as of December 31, 2009	2,827,377	$0.73	4.76	$5,693,000
Granted	—	—
Exercised	(11,500)	$2.43
Forfeited	(52,716)	$2.97

Outstanding and exercisable, March 31, 2010 (unaudited)	3,522,961	$0.94	5.12	$6,349,000
Vested and expected to vest as of March 31, 2010 (unaudited)	3,477,788	$0.94
Vested as of March 31, 2010 (unaudited)	2,978,536	$0.71	4.62	$6,038,000

As of December 31, 2009, there were outstanding vested and unvested options of 2,827,377 and 759,800, respectively, to purchase 3,587,177 shares of the Company’s common stock pursuant to the 2000 Equity Incentive Plan.

As of March 31, 2010, there were outstanding vested and unvested options of 2,978,536 and 544,425, respectively, to purchase 3,522,961 shares of the Company’s common stock pursuant to the 2000 Equity Incentive Plan.

In October 2008, the Company adopted the 2008 Equity Incentive Award Plan, or the 2008 Plan. The 2008 Plan allows for the grant of stock options and rights to acquire restricted stock to employees, directors and consultants of the Company. The terms and conditions of specific awards are set at the discretion of the Company’s board of directors although generally options vest in four annual installments of 25% and are generally immediately exercisable. The exercise price of incentive stock options shall not be less than 100% of the fair market value of the Company’s common stock on the date of grant and the exercise price of any option granted to a 10% stockholder may be no less than 110% of the fair market value of the Company’s common stock on the date of grant. Options granted under the 2008 Plan expire no later than 10 years from the date of grant. Unvested common shares obtained upon early exercise of options are subject to repurchase by the Company at the original issue price. As of December 31, 2009, 1,157,100 shares under the 2008 Equity Incentive Plan remained available for grant. In addition, shares available for issuance and not subject to awards and shares forfeited under the 2000 Equity Incentive Plan aggregating 379,092 shares transfer to and are made available for granting pursuant to the 2008 Equity Incentive Plan. In aggregate, 1,536,192 shares remained available for grant under the 2008 Equity Incentive Plan at December 31, 2009. As of March 31, 2010, there were 3,000 unvested common shares obtained upon early exercise of options. The 2008 Plan reserves 2,000,000 shares of stock pursuant to awards under the Plan. As of March 31, 2010, 651,900 shares under the Plan remained available for grant. In addition, shares originally issued pursuant to, but not granted by, or forfeited under the 2000 Equity Incentive Plan aggregating 431,808 shares, transfer to and are made available for granting pursuant to the 2008 Plan. In aggregate, 1,098,708 shares remained available for grant under the Plan at March 31, 2010.

The following table summarizes stock option transactions for the 2008 Plan from inception through March 31, 2010:

	Options	Weighted-average exercise price	Weighted-average remaining contractual term (years)	Intrinsic Value
Outstanding and exercisable, September 30, 2008 (inception)	—
Granted	—
Exercised	—
Forfeited	—

Outstanding and exercisable, December 31, 2008	—
Granted	894,300	$2.63
Exercised	—
Forfeited	(51,400)	$2.63

Outstanding and exercisable, December 31, 2009	842,900	$2.63	9.42	$93,000
Vested and expected to vest as of December 31, 2009	809,304	$2.74
Vested as of December 31, 2009	11,000	$2.63	9.42	$1,000
Granted	815,700	$2.74
Exercised	(3,000)	$2.63
Forfeited	(10,500)	$2.63

Outstanding and exercisable, March 31, 2010 (unaudited)	1,645,100	$2.69	9.56	$92,000
Vested and expected to vest as of March 31, 2010 (unaudited)	1,583,416	$2.68
Vested as of March 31, 2010 (unaudited)	126,000	$2.72	9.66	$3,000

As of December 31, 2009, there were outstanding vested and unvested options of 11,000 and 831,900, respectively, to purchase 842,900 shares of the Company’s common stock pursuant to the 2008 Equity Incentive Plan.

As of March 31, 2010, there were outstanding vested and unvested options of 126,000 and 1,519,100, respectively, to purchase 1,645,100 shares of the Company’s common stock pursuant to the 2008 Plan.

The Company performed a contemporaneous valuation analysis of its common stock as of December 31, 2007, April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008. Each valuation was prepared in accordance with the methodologies prescribed by the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In accordance with the AICPA guidance, the Company considered a variety of valuation methodologies (market approach, income approach and cost approach).

•

As of December 31, 2007, the Company calculated the enterprise valuation using a weighted combination of the results of both the market approach and the income approach and allocated this value to the common stock based on the option pricing method.

•

As of April 30, 2008 and July 31, 2008, the Company utilized a probability weighted expected return method, or PWERM, analysis to allocate value to the common stock. The enterprise values concluded in the PWERM analysis were based on a combination of market and income approaches and, for the April 30, 2008 valuation, an option pricing method back solve technique. Given the then planned proximity to a liquidity event, the Company believed that greater clarity was available to define and estimate likely outcomes. As such, the PWERM analysis provided a more refined estimate of the likely value of common stock.

•

As of September 30, 2008, after considering such factors as the current condition of equity markets, publicly traded market comparables, the Company’s estimate of the timing of a liquidity event and the fact that no material business milestones had occurred since its last valuation, the Company determined that no change to the value of the Company’s common stock had occurred between July 31, 2008 and September 30, 2008.

•

As of December 31, 2008, the Company utilized a PWERM analysis to allocate its estimated enterprise value to its common stock. The estimated enterprise value used in the PWERM analysis was based on a combination of market and income approaches.

These analyses result in estimates of the fair market value of the Company’s common stock at December 31, 2007 of $0.64 per share, April 30, 2008 of $2.75 per share, July 31, 2008 of $4.73 per share, September 30, 2008 of $4.73 per share and December 31, 2008 of $2.63 per share. For stock based compensation purposes, since the Company had no corporate milestones between December 31, 2007 and April 30, 2008 to which it could specifically assign the change in valuation during that period, it allocated the change ratably to each period. The Company used the following methodologies in determining the valuation of its common stock:

•

As of December 31, 2007. The valuation methodologies the Company employed in the determination of enterprise value as of December 31, 2007 were based on three primary factors: (i) market approach using publicly traded comparables, (ii) market approach using M&A transaction comparables and (iii) income approach using discounted cash flow analysis. The market approach using publicly traded comparables is based on a revenue multiple derived from already public companies that are in the molecular diagnostics industry and have other similar characteristics, including size and business model. The market approach using M&A transaction comparables is based on a revenue multiple derived from M&A transactions for companies that competed in an industry or supplied a service similar to that of the Company. The income approach using a discounted cash flow analysis is based on the residual value and free cash flow from the Company’s multi-year forecast discounted to present value based on its calculated weighted average cost of capital. Each of the above approaches were equally weighted in the determination of the Company’s enterprise value for each period based on the current status of the Company’s business model and anticipated exit strategies. Once the Company’s enterprise value was determined, it then allocated a portion of the enterprise value to its common stock based on the option pricing method. The option pricing method utilizes the conversion rights and liquidation preferences of each class of stock and the Black-Scholes option model to calculate the value of each class of stock based on each security’s relative right to the Company’s enterprise value.

•

As of April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008. For the April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008 valuations, the Company relied primarily on the PWERM analysis to determine the value of the common stock. In its application of the PWERM analysis, the Company’s timing and aggregate enterprise value was estimated for various potential liquidity scenarios (including initial public offering, M&A, dissolution/no value to common or private company). The enterprise values determined for these scenarios were based on income and market approaches and, for the April 30, 2008 valuation, an option pricing method back solve technique. The option pricing method back solve approach utilizes the conversion rights and liquidation preferences of each class of stock and the Black-Scholes option model to calculate the value of each class of stock based on each security’s relative right to the Company’s enterprise value and was driven by the arm’s-length transaction involving the sale of Series D Convertible Preferred Stock at $3.25 per share in March 2008. The transaction was considered arm’s-length because 61% of the amount sold was to new investors. The option pricing method back solve approach was not used for the July 31, 2008 valuation because of the amount of time that had elapsed since the last arm’s-length stock sale and increases in the Company’s enterprise value as management believed that the Company was moving closer to a potential liquidity event. For periods in close proximity to an arm’s-length preferred stock sale, the valuation models the Company utilized resulted in preferred stock valuations similar to those of the closing prices of the recent transactions; however, depending on the value, expected timing and likelihood of a given liquidity scenario, the models could result in a significant differential in the value of the common stock and preferred stock. In general, there is a greater differential in the value of common stock and preferred stock when a company’s enterprise value is not significantly higher than the aggregate liquidation preferences of its preferred stock.

As of December 31, 2008, a liquidity event in the near term seemed less likely than it did as of September 30, 2008 as a result of eroding equity market factors. Between September 30 and December 31, 2008, equity markets experienced substantial uncertainty and instability due to concerns fueled by, among other things, the U.S. government conservatorship of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association, the declared bankruptcy of Lehman Brothers Holdings Inc., the U.S. government financial assistance to American International Group Inc., Citibank, Bank of America and other federal government interventions in the U.S. financial system. Global market and economic conditions were unprecedented and challenging with tighter credit conditions and recession in most major economies at that time. These factors caused the Company to conclude that the estimated enterprise value of the Company had declined. Specifically, under the market approach, the Company concluded that its estimated enterprise value had decreased because the market capitalizations and forward revenue multiples of public comparable companies selected by it had declined. In addition, under the income approach, the Company concluded that its estimated enterprise value decreased significantly between the two dates due to, among other things, the probability that its future performance at that time might be negatively impacted due to the recession.

Once the Company’s enterprise value was determined for each scenario, it then allocated a portion of the enterprise value to its common stock based on a “best economic outcome” model. For the initial public offering scenarios, the value assigned to the common stock is determined using a fully diluted outstanding share analysis based on the conversion of all preferred equity instruments into common stock. For M&A, dissolution/no value to common and private company scenarios, the model uses a break point analysis to determine the various enterprise values at which holders of each series of preferred stock would elect to convert to common stock and the points at which the holders of options and warrants would exercise as a result of the value of the common stock exceeding the exercise price. Each scenario was assigned a weighting factor based on the probability of occurrence.

The resulting portion of the estimated enterprise value that was allocated to the common stockholders under the model was then discounted to present value using the Company’s weighted average cost of capital. In those outcomes where the Company remained a private company, it estimated a likely discount for lack of liquidity as a private company and removed this amount from the value available to common stockholders. An at-the-money put option model was used to determine the discount for lack of liquidity at each valuation date. The Company relied on the Black-Scholes option pricing framework to determine the theoretical value of an at-the-money put option on its common stock which could be exercised in a liquidity event occurring at a future estimated date. The per share value derived from this analysis was then divided by the common share price derived from the PWERM analysis to determine the percentage discount that could be inferred using this model.

The following tables summarize significant assumptions utilized in the PWERM analysis as of April 30, 2008, July 31, 2008, September 30, 2008 and December 31, 2008:

			April 30, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
Estimated timing of event	12/31/2008	12/31/2009	12/31/2010	12/31/2010	4/30/2008	4/30/2008
Revenue multiple	—	—	3.6	2.5	0.5	—
Weighting	15.0%	15.0%	15.0%	15.0%	30.0-%	10.0%
Discount factor	0.84	0.65	0.50	0.50	1.0	1.0
Weighted average cost of capital	30.0%	30.0%	30.0%	30.0%	30.0%	30.0%

			July 31, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
Estimated timing of event	12/31/2008	6/30/2009	12/31/2010	12/31/2010	7/31/2008	7/31/2008
Revenue multiple	—	—	4.0	2.5	0.5	—
Weighting	5.0%	40.0%	25.0%	15.0%	10.0%	5.0%
Discount factor	0.91	0.82	0.58	0.58	1.0	1.0
Weighted average cost of capital	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

			September 30, 2008
	Initial public offering (2008)	Initial public offering (2009)	Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
Estimated timing of event	12/31/2008	6/30/2009	12/31/2010	12/31/2010	7/31/2008	7/31/2008
Revenue multiple	—	—	4.0	2.50	0.50	—
Weighting	5.0%	40.0%	25.0%	15.0%	10.0%	5.0%
Discount factor	0.91	0.82	0.58	0.58	1.0	1.0
Weighted average cost of capital	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

			December 31, 2008
	Initial public offering (2009)	Initial public offering (2010)	Merger or sale (high)	Merger or sale (low)	Dissolution/ no value to common	Private company
	12/31/2009	9/30/2010	12/31/2011	12/31/2011	6/30/2009	12/31/2008
Revenue multiple	11.50	6.0	3.0	1.50	0.50	—
Weighting	17.5%	17.5%	20.0%	20.0%	20.0%	5.0%
Discount factor	0.80	0.68	0.51	0.51	1.0	1.0
Weighted average cost of capital	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%

As of December 31, 2009, the Company utilized the following valuation methodologies to calculate its enterprise value: (i) a selected companies analysis using publicly available information regarding historical and projected future financial performance, including LTM performance, and projected next fiscal year revenues for 14 companies in the molecular diagnostics industry with publicly traded equity securities, (ii) a selected transactions analysis using publicly available information regarding the historical financial performance, including LTM revenues, for 20 companies in the molecular diagnostics industry that have been acquired and (iii) a discounted cash flow analysis to determine the net present value of the Company’s future cash flows based on its management’s best estimates of its future financial performance from January 2010 to December 2015, utilizing discount rates ranging from 24.0% to 26.0% based on its weighted average cost of capital and terminal value growth rates of 4.0% to 6.0%.

A PWERM analysis was then used to allocate a portion of the implied enterprise value for the Company based on those analyses to its common stock based on six possible scenarios: (i) an initial public offering at June 30, 2010 at a price per share of its common stock based on an implied enterprise value equal to a multiple of its management’s estimate of its 2010 revenue; (ii) an initial public offering of its common stock at December 31, 2010 at a price per share of its common stock based on an implied enterprise value equal to multiple of its management’s estimate of its 2011 revenue; (iii) a merger or sale of the Company at December 31, 2011 at a price per share of its common stock based on an implied enterprise value equal to a multiple of its management’s estimate of its 2011 revenue; (iv) a merger or sale of the Company at December 31, 2011 at a price per share of its common stock based on an implied enterprise value equal to a multiple of its management’s estimate of its 2011 revenue; (v) a dissolution of the Company at June 30, 2010 with no value available to be distributed to the holders of its common stock; and (vi) the

Company remaining a private company. For purposes of the PWERM analysis, the foregoing scenarios were assigned a probability of 15.0%, 25.0%, 10.0%, 30.0%, 15.0% and 5.0%, respectively. At December 2009, the initial public offering market had begun to show some signs of increased activity, and the Company believed that it would continue to improve during 2010. However, the Company also believed that the market would prioritize initial public offerings by larger companies with more established operating histories than the Company. Accordingly, in light of the delay that could result from this prioritization, the Company assigned a higher probability to an initial public offering in late 2010 than one in early 2010. Given the status of the market, the Company also believed there was still significant uncertainty regarding its ability to complete an initial public offering in any case, and therefore assigned only a 15% probability to completing such an offering in early 2010 and a 25% probability to completing such an offering in late 2010. For the initial public offering scenarios, the value assigned to the Company’s common stock was determined using the number of outstanding shares of its common stock assuming the conversion of all outstanding shares of its preferred stock into shares of its common stock. For the merger or sale scenarios, a break point analysis was used to determine the various enterprise values at which holders of each series of the Company’s outstanding shares of preferred stock would elect to convert their shares of the Company’s preferred stock into shares of its common stock and the points at which the holders of outstanding options and warrants to acquire shares of the Company’s common stock would exercise their options or warrants. The values allocated to the Company’s common stock as of a future date under each scenario by the PWERM analysis were then discounted using a weighted average cost of capital of 25.0% to calculate an implied present value of the value allocated to the Company’s common stock under the PWERM analysis.

Finally, because the Company’s stock was not publicly traded, the implied present value of the value allocated to its common stock under the PWERM analysis was discounted by 15.0% for lack of marketability based on the Black-Scholes put option pricing model to take into account variables including an expected time to liquidity under the six possible scenarios described above the potential share price volatility of the Company’s common stock, and a risk-free rate of return.

The foregoing analysis resulted in an estimate of the fair market value of the Company’s common stock as of December 31, 2009 of $2.74 per share. The equity markets remained turbulent for much of 2009 making a liquidity event unlikely. Accordingly, for stock based compensation purposes, the Company determined that its common stock value remained unchanged from December 2008 through September 2009 at $2.63 per share. The Company allocated the increase in per share value ratably to each period from October 2009 through December 2009.

The following summarizes the significant assumptions utilized in the Company’s analysis as of December 31, 2009:

			December 31, 2009
	Initial public offering (Early 2010)	Initial public offering (Late 2010)	Merger or sale (High Value)	Merger or sale (Low Value)	Dissolution/ no value to common	Private company
	(dollars in thousands)
Enterprise value — exit valuation plus cash and equivalents	$143,852	$248,140	$255,985	$100,897	$45,577	$124,201
Discount period (time to exit)	0.5	1.0	2.0	2.0	0.5	—
Discount factor	0.89	0.80	0.64	0.64	1.0	1.0
Discounted enterprise value	$128,665	$198,512	$163,830	$64,574	$45,570	$124,201
Probability weightings	15.0%	25.0%	10.0%	30.0%	15.0%	5.0%

Determining the fair market value of the Company’s common stock involves complex and subjective judgments including estimates of revenue, earnings, assumed market growth rates and estimated costs, as well as appropriate discount rates. At the time of each of the above-referenced valuations, the significant estimates used in the discounted cash flow approach included the Company’s best estimates of its revenue and revenue growth rates for several years into the future. Although each time the Company prepared such forecasts it did so based on assumptions that it believed to be reasonable and appropriate at that time, there can be no assurance that any such estimates for earlier periods or for future periods will prove to be accurate.

10. Fair Value Measurements

The Company adopted the new fair value guidance in the first quarter of 2008. The fair value guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted market prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes the Company’s assets and liabilities that require fair value measurements on a recurring basis and their respective input levels based on the fair value hierarchy:

	Fair Value at March 31, 2010	Fair Value Measurements at March 31, 2010 Using:
		Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands) (unaudited)
Cash and cash equivalents	$4,109	$4,109	$—	$—
Preferred and common stock warrant liabilities	8,518	—	—	8,518

	Fair Value at December 31, 2009 (As Restated)	Fair Value Measurements at December 31, 2009 Using:
		Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash and cash equivalents	$580	$580	$—	$—
Preferred and common stock warrant liabilities (as restated)	6,282	—	—	6,282

	Fair Value at December 31, 2008	Fair Value Measurements at December 31, 2008 Using:
		Quoted Market Prices for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Cash and cash equivalents	$2,789	$2,789	$—	$—
Preferred stock warrant liabilities	1,061	—	—	1,061

Preferred and common stock warrant liabilities

The Company has freestanding warrants to purchase shares of its convertible preferred stock and common stock. The Company measured the estimated fair value of the preferred and common stock warrant liabilities using the Black-Scholes valuation model. The following table summarizes the activity in the preferred and common stock warrant liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

(in thousands)	Preferred stock warrant liabilities	Common stock warrant liabilities	Total
Balance at December 31, 2007	$913	$—	$913
Change in fair value of warrant liabilities	148	—	148

Balance at December 31, 2008	1,061	—	1,061
Reclassification from equity (as restated)	—	4,310	4,310
Change in fair value of warrant liabilities	325	586	911

Balance at December 31, 2009 (as restated)	1,386	4,896	6,282
Warrant liabilities related to subordinated promissory note issuances (unaudited)	—	2,516	2,516
Change in fair value of warrant liabilities (unaudited)	(157)	(123)	(280)

Balance at March 31, 2010 (unaudited)	$1,229	$7,289	$8,518

11. Income Taxes

The Company reported net losses for all periods through December 31, 2009, and therefore, no provision for income taxes was recorded, with the exception of the federal refundable research credit benefit.

The effective tax rate on income taxes is reconciled to the statutory federal income tax rate as follows:

	Years ended December 31,
	2007	2008	2009
		(as restated)	(as restated)
Tax computed at the federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	5.5%	4.6%	3.8%
Stock-based compensation	(0.1)%	(1.5)%	(1.2)%
Transaction costs	0.0%	0.0%	(4.6)%
Permanent differences and other	(1.1)%	1.3%	(0.9)%
Losses not benefited	(33.8)%	(27.6)%	(21.8)%
Changes in valuation allowance and other	(5.5)%	(11.8)%	(10.2)%

Actual rate	0.0%	0.0%	0.1%

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Significant components of the deferred tax assets are as follows:

	As of December 31,
	2008	2009
	(as restated)	(as restated)
	(in thousands)
Deferred tax assets:
Accrued expenses	$336	$1,223
Intangible assets	3,004	3,826
Fixed assets	45	—
Stock-based compensation	239	546
Other	124	113

	$3,748	$5,708
Valuation allowance	(3,748)	(5,682)

Total deferred tax assets	$—	$26

Deferred tax liabilities:
Fixed assets	$—	$26

Total deferred tax liabilities		26

Total deferred tax assets, net of valuation allowance	$—	$—

A valuation allowance of $3,748,000 and $5,682,000 at December 31, 2008 and 2009, respectively, has been recorded to offset net deferred tax assets as the Company is unable to conclude that it is more likely than not that such deferred tax assets will be realized.

At December 31, 2009, the Company had federal tax net operating loss carryforwards of $44,352,000 and state tax net operating loss carryforwards of $41,814,000. The federal and state tax net operating loss carryforwards will begin to expire in 2020 and 2012, respectively. At December 31, 2009, the Company had federal research and development credit carryforwards of $823,000 and state research credit carryforwards of $996,000. The federal research and development credit carryforwards begins to expire in 2022. The state research credit carryforwards do not expire.

The Company recognizes uncertain tax positions in accordance with GAAP. The Company adopted the uncertain tax position standard on January 1, 2008. As of the date of adoption, the Company had no unrecognized tax benefits. The adoption did not result in an adjustment to accumulated deficit. The Company had no unrecognized tax benefits at December 31, 2009. The Company will recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. The Company recognized no interest or penalties upon the adoption of the standard or at December 31, 2009. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within 12 months of this reporting date.

The Company is subject to U.S. federal and state income taxes. The Company is no longer subject to U.S. federal or state income tax examinations for years ended before December 31, 2006 and December 31, 2005, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount. The Company is not currently under IRS or state examination.

Utilization of net operating loss carryforwards, credit carryforwards, and certain deductions may be subject to substantial annual limitation due to ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The tax benefits related to future utilization of federal and state net operating loss carryforwards, credit carryforwards, and other deferred tax assets may be limited or lost if cumulative changes in ownership exceeds 50% within any three-year period. The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation due to the complexity and cost associated with such a study, and the fact that there may be additional such ownership changes in the future. Such a limitation may occur as a result of a change in ownership upon the planned initial public offering. If the Company has experienced an ownership change at any time since its formation, utilization of the net operating loss or credit carryforwards to offset future taxable income and taxes, respectively, would be subject to an annual limitation under Section 382 of the Code, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term, tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of all or a portion of the net operating loss or credit carryforwards before utilization. Until a study is completed and any limitation known, no amounts of domestic net operating losses or tax credit carryforwards are being considered as an uncertain tax position and disclosed as unrecognized tax benefits under since no benefits have been realized to date. The deferred tax assets related to these domestic loss and credit carryforwards and the offsetting valuation allowances have also been removed from the financial statements with no impact on earnings. These amounts are not recognized until they can be measured after a Section 382 analysis is completed.

12. Employee Savings Plan

The Company maintains a defined contribution 401(k) plan available to eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the 401(k) plan. No contributions were approved or funded by the Company through March 31, 2010.

13. Subsequent Events

In April 2010, the Company and the applicable note holder amended a subordinated promissory note with a principal amount of $1,000,000 set to mature in August 2010 by extending the maturity date to April 2011. In connection with this amendment, the Company cancelled a warrant to purchase 284,000 shares of the Company’s common stock at an exercise price of $7.00 per share held by the note holder which was to expire five years after the original issuance date, and reissued a warrant to purchase 284,000 shares of the Company’s common stock at an exercise price of $5.00 per share to the note holder which will expire six and one-half years after the original issuance date. Also in April 2010, the Company and the applicable note holders amended certain subordinated promissory notes with an aggregate principal amount of $5,040,000 set to mature between August 2010 and December 2011 by extending the maturity dates to April 2012. In connection with these amendments, the Company cancelled warrants to purchase 1,431,360 shares of the Company’s common stock at an exercise price of $7.00 per share held by the note holders which were to expire five years after the original issuance date, and reissued warrants to purchase 1,431,360 shares of the Company’s common stock at an exercise price of $5.00 per share to the note holders which will expire six and one-half years after the original issuance date. This warrant cancellation and reissuance involved the cancellation of original warrants and reissuance of new warrants to purchase 284,000, 14,200, 85,200, 14,200, 29,820 and 14,200 shares of the Company’s common stock to Dennis A. Repp, Laurence M. Demers, Eric S. Kentor, Randall R. Lunn, Thomas R. Testman and Eugene J. Zurlo, respectively.

             Shares

Common Stock

Prospectus

Jefferies & Company

Baird	Stifel Nicolaus Weisel

                    , 2010

Part II

Information not required in prospectus

Item 13. Other expenses of issuance and distribution.

The table below lists various expenses, other than underwriting discounts and commissions, we expect to incur in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission registration fee, the FINRA filing fee and the NASDAQ listing fee.

Type	Amount
Securities and Exchange Commission Registration Fee		$3,391.59
FINRA Filing Fee		*
NASDAQ Fee		*
Legal Fees and Expenses		2,500,000.00
Accounting Fee and Expenses		*
Printing and Engraving Expenses		*
Transfer Agent and Registrar Fees		*
Miscellaneous Expenses		*
*

Total	$	*

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation eliminates this liability.

Section 145 of the DGCL provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the DGCL.

The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of us, our directors and officers, and by us of the underwriters, for some liabilities arising under the Securities Act, and affords some rights of contributions with respect thereto.

We have executed indemnification agreements with each of our directors and each of our executive officers. These agreements provide indemnification to our directors and executive officers under certain circumstances for acts or omissions which may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2007, we have issued the following securities that were not registered under the Securities Act of 1933, as amended:

(a) Stock Option Grants

From January 1, 2007 through July 31, 2010, we granted stock options to our employees, directors and consultants pursuant to which the optionees may purchase up to an aggregate of 4,429,405 shares of our common stock at a weighted average exercise price of $1.96 per share. Of the options we granted during this period, options to purchase a total of 994,706 shares have been forfeited or cancelled. The sale and issuance of the stock options were exempt from registration under Section 4(2) of the Securities Act or Rule 701 under the Securities Act.

(b) Issuances of Convertible Notes, Preferred Stock and Warrants

(1) In February and March 2007, we issued and sold 2,353,992 shares of Series C Convertible Preferred Stock to accredited investors, for an aggregate consideration of $6,473,478. From January through June 2008, we issued and sold 11,454 shares of Series C Convertible Preferred Stock to accredited investors upon the exercise of warrants for an aggregate exercise price equal to approximately $34,000. The warrants were issued in May and July 2006.

(2) From December 2007 through June 2008, we issued and sold 28,844 shares of Series A Convertible Preferred Stock to accredited investors upon the exercise of warrants for an aggregate exercise price equal to approximately $115,000. The warrants were issued in June 2003.

(3) From December 2007 through March 2008, we issued unsecured convertible subordinated promissory notes, in the aggregate principal amount of $11,125,589, to accredited investors.

(4) In March 2008, the unsecured convertible subordinated promissory notes referenced in Item 15(b)(3) above converted into 3,423,258 shares of Series D Convertible Preferred Stock at a price of $3.25 per share.

(5) In March 2007, we issued a warrant to purchase 150,000 shares of our common stock to A R Properties at an exercise price of $0.50 per share as consideration for fundraising services performed in 2006 and 2007 in connection with the sale of Series C Convertible Preferred Stock.

(6) In May 2008, we issued a warrant to purchase 50,000 shares of our common stock to Genomatrix Ltd. at an exercise price of $0.60 per share as consideration for software development services performed from 2005 through 2009.

(7) In January 2010, we issued a warrant to purchase 100,000 shares of our common stock to Dennis A. Repp at an exercise price of $2.74 as consideration for services performed in connection with our subordinated promissory notes financings, including fundraising services.

No underwriters were involved in the foregoing sales of securities. The securities described in Item 15(b)(1), (b)(2), (b)(3), (b)(5), (b)(6) and (b)(7) above were sold and issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act. The preferred stock described in Item 15(b)(4) above was issued in an exchange of securities with our existing security holders exclusively, in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 3(a)(9) of the Securities Act. No commission or other remuneration was paid for soliciting such exchange.

(c) Issuances of Subordinated Promissory Notes and Warrants

(1) In September and October 2008, we issued $4,700,000 aggregate principal amount of subordinated promissory notes in a private placement to certain accredited investors. The notes bear interest at the rate of 6% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase 667,400 shares (subsequently cancelled and replaced by warrants to purchase 1,334,800 shares) of our common stock with an exercise price of $7.00 per share. This warrant cancellation and reissuance included the cancellation of original warrants to purchase 35,500 and 14,200 shares of our common stock and reissuance of new warrants to purchase 71,000 and 28,400 shares of our common stock to Eric S. Kentor and William H. Davidson, respectively. The warrants will not become exercisable until one year after issuance and have a term of five years.

(2) From March 2009 through December 2009, we issued $5,035,000 aggregate principal amount of subordinated promissory notes in a private placement to certain accredited investors. The notes bear a weighted average annual interest rate of 6.2%, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase 1,429,940 shares of our common stock with exercise prices ranging from $4.00 to $7.00 per share. The warrants do not become exercisable until one year after issuance and have a term of five years.

(3) In July 2009 and August 2009, we issued $5,071,000 in subordinated promissory notes in a private placement to certain accredited investors. Of this amount, $1,571,000 was used to repay the principal and accrued interest on a subordinated promissory note we issued in September 2008. The new notes bear interest at the rate of 13% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty; however, if the note issued in August 2009 is redeemed prior to its first anniversary, it is subject to a redemption premium of 3.25% of its principal amount. In the private placement, we also issued warrants to purchase 1,420,000 shares of our common stock with an exercise price of $4.00 per share. The warrants do not become exercisable until one year after issuance and have a term of five years. In connection with this issuance of subordinated promissory notes, warrants to purchase 213,000 shares of our common stock with an exercise price of $7.00 per share associated with the subordinated promissory note issued in September 2008 and repaid in July 2009 were cancelled and replaced by warrants to purchase 426,000 shares of our common stock with an exercise price of $4.00 per share.

(4) In February and March 2010, we issued $525,000 aggregate principal amount of subordinated promissory notes to certain accredited investors. The notes bear interest at the rate of 6.0% per annum, with the principal and accrued interest balances generally due two years after the date of issuance, depending on the provisions of the note. We may elect to prepay the notes at any time without penalty. In connection with this offering, we also issued warrants to purchase 149,100 shares of our common stock with an exercise price of $4.00 per share. The warrants will not become exercisable until one year after issuance and have a term of five years. We intend to use the proceeds from the issuance of the notes for working capital and general corporate purposes.

(5) In March 2010, we issued $5,250,000 aggregate principal amount of subordinated notes in a private placement to certain accredited investors. The notes bear interest at the rate of 6% per annum, with the principal and accrued interest balances due two years after the date of issuance. We may elect to prepay the notes at any time without penalty. In the private placement, we also issued warrants to purchase 1,575,000 shares of our common stock with an exercise price of $5.00 per share. The warrants will not become exercisable until one year after issuance and have a term of five years. Jefferies & Company, Inc. acted as sole placement agent in connection with the private placement.

(6) In April 2010, we and the applicable note holder amended a subordinated promissory note with a principal amount of $1,000,000 set to mature in August 2010 by extending the maturity date to April 2011. In connection with this amendment, we cancelled a warrant to purchase 284,000 shares of our common stock at an exercise price of $7.00 per share held by the note holder which was to expire five years after the issuance date, and reissued a warrant to purchase 284,000 shares of our common stock at an exercise price of $5.00 per share to the note holder which will expire six and one-half years after the original issuance date. Also in April 2010, we and the applicable note holders amended certain subordinated promissory notes with an aggregate principal amount of $5,040,000 set to mature between August 2010 and December 2011 by extending the maturity dates to April 2012. In connection with these amendments, we cancelled warrants to purchase 1,431,360 shares of our common stock at an exercise price of $7.00 per share held by the note holders which were to expire five years after the issuance date and reissued warrants to purchase 1,431,360 shares of our common stock at an exercise price of $5.00 per share to the note holders which will expire six and one-half years after the original issuance date.

No underwriters were involved in the foregoing sales of securities. The securities described in Item 15(c) above were sold and issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

(d) Issuances of Common Stock

(1) From January 1, 2007 through July 31, 2010, we issued and sold 1,422,993 shares of our common stock to our employees, directors and consultants upon the exercise of stock options for an aggregate exercise price equal to approximately $533,000. The stock options were granted between December 2000 and May 2009 pursuant to our equity incentive compensation plans.

(2) In December 2007, we issued and sold 200,000 shares of our common stock to certain of our named executive officers in partial satisfaction of deferred compensation earned by such named executive officers in 2003, 2004 and 2005. For purposes of valuing such shares, we used the estimated value of our common stock as of December 31, 2006, which was $0.50 per share (or $100,000 in the aggregate).

(3) From April through June 2008, we issued and sold 40,000 shares of our common stock to accredited investors upon the exercise of warrants for an aggregate exercise price equal to approximately $20,000. The warrants were issued in May 2005.

No underwriters were involved in the foregoing sales of securities. The sale and issuance of the securities described in Item 15(d)(1) were exempt from registration under Section 4(2) of the Securities Act or Rule 701 under the Securities Act. The securities described in Item 15(d)(2) and (d)(3) were sold and issued to accredited investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

See “Exhibit Index.”

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(a)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from a form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on this 9th day of August 2010.

AUTOGENOMICS, INC.

By:	/s/ Fareed Kureshy
Fareed Kureshy
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated below.

Name	Title	Date

/s/ Fareed Kureshy Fareed Kureshy	Chairman, President and Chief Executive Officer (principal executive officer)	August 9, 2010

/s/ Thomas V. Hennessey, Jr. Thomas V. Hennessey, Jr.	Chief Operating Officer, Chief Financial Officer and Director (principal financial officer and principal accounting officer)	August 9, 2010

* William H. Davidson, D.B.A.	Director	August 9, 2010

* Laurence M. Demers, Ph.D.	Director	August 9, 2010

* Eric S. Kentor	Director	August 9, 2010

* Randall R. Lunn	Director	August 9, 2010

* Thomas R. Testman	Director	August 9, 2010

* Eugene J. Zurlo	Director	August 9, 2010

*By:	/s/ Fareed Kureshy	August 9, 2010
Fareed Kureshy Attorney-in-Fact

Exhibit Index

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement.
2.1**	Agreement and Plan of Merger dated October 1, 2008 between the Registrant and AutoGenomics, Inc., a California corporation (previously filed as Exhibit 2.1 to Amendment No. 3 of the Form S-1 filed by the Registrant on October 15, 2008).
3.1**	Certificate of Incorporation of the Registrant (previously filed as Exhibit 3.1 to Amendment No. 6 of the Form S-1 filed by the Registrant on December 12, 2008).
3.2**	Amended and Restated Bylaws of the Registrant (previously filed as Exhibit 3.2 to Amendment No. 6 of the Form S-1 filed by the Registrant on December 12, 2008).
4.1*	Form of Common Stock Certificate.
4.2**	Subordinated Promissory Note (No. 200907-001), due July 9, 2011, issued by the Registrant to Tregale Group Ltd in the principal amount of $1,500,000.
4.3**	Subordinated Promissory Note (No. 200907-002), due July 9, 2011, issued by the Registrant to Tregale Group Ltd in the principal amount of $1,571,014.
4.4**	Subordinated Promissory Note (No. 200908-001), due July 31, 2011, issued by the Registrant to Scott GRAT No. 5 in the principal amount of $2,000,000.
4.5**	Agreement to Furnish Debt Instruments.
5.1*	Form of opinion of Latham & Watkins LLP, related to the shares of common stock being sold in the initial public offering.
10.1**

Indemnification Agreement dated April 28, 2010, by and between the Registrant and Ram Vairavan (all other Indemnification Agreements, which are substantially identical in all material respects, except as to the parties thereto and the dates of execution, are omitted pursuant to Instruction 2 to Item 601 of Regulation S-K).

10.2**	2000 Equity Incentive Plan and forms of agreements relating thereto (previously filed as Exhibit 10.2 to the Form S-1 filed by the Registrant on July 25, 2008).
10.3**	Form of Common Stock Option Agreement used for certain grants outside of the 2000 Equity Incentive Plan (previously filed as Exhibit 10.3 to Amendment No. 1 of the Form S-1 filed by the Registrant on September 2, 2008).
10.4**	2008 Equity Incentive Award Plan and form of stock option agreement relating thereto (previously filed as Exhibit 10.4 to Amendment No. 6 of the Form S-1 filed by the Registrant on December 12, 2008).
10.5**	2008 Employee Stock Purchase Plan (previously filed as Exhibit 10.5 to Amendment No. 6 of the Form S-1 filed by the Registrant on December 12, 2008).
10.6*	Director Compensation Policy.
10.7**	Registration Rights Agreement dated July 19, 2006, by and among the Registrant, MESA Development Inc. of Nevada and the purchasers of the Registrant’s Series C Convertible Preferred Stock (previously filed as Exhibit 10.7 to Amendment No. 1 of the Form S-1 filed by the Registrant on September 2, 2008).
10.8**	License Agreement dated April 14, 2006, between the Registrant and Mayo Foundation for Medical Education and Research (previously filed as Exhibit 10.9 to Amendment No. 2 to the Form S-1 filed by the Registrant on September 2, 2008).
10.9**	Nonexclusive Patent License Agreement dated April 14, 2006, between the Registrant and the Mayo Foundation for Medical Education and Research (previously filed as Exhibit 10.10 to Amendment No. 2 to the Form S-1 filed by the Registrant on September 2, 2008).
10.10**	Standard Industrial/Commercial Single Tenant Lease dated February 12, 2009, by and between PCCP DJ Ortho, LLC and the Registrant.
10.11**

First Amendment to Standard Industrial/Commercial Single Tenant Lease dated August 6, 2009 by and between PCCP DJ Ortho, LLC and the Registrant (previously filed as Exhibit 10.18 to Amendment No. 7 to the Form S-1 filed by the Registrant on April 15, 2010).

Exhibit Number	Exhibit Description
10.12***

Subordinated Promissory Note (No. 200809-010), due August 31, 2010, issued by the Registrant to William Davidson in the principal amount of $100,000 (all other Subordinated Promissory Notes which are substantially identical in all material respects to this Subordinated Promissory Note, except as to the parties thereto, dates of issuance, principal amounts, interest rates and maturity dates, are omitted pursuant to Instruction 2 to Item 601 of Regulation S-K).

10.13***	Subordinated Promissory Note (No. 201003-001), due March 10, 2012, issued by the Registrant to Elissa Kenna Trust in the principal amount of $500,000 (all other Subordinated Promissory Notes which are substantially identical in all material respects to this Subordinated Promissory Note, except as to the parties thereto, dates of issuance, principal amounts and maturity dates, are omitted pursuant to Instruction 2 of Item 601 of Regulation S-K).
10.14***	Warrant to Purchase Common Stock (No. CS-05), dated March 21, 2007, issued to A R Properties (all other Warrants to Purchase Common Stock which are substantially identical in all material respects to this Warrant to Purchase Common Stock, except as to the parties thereto, dates of issuance, number of warrant shares, exercise prices, vesting periods and expiration dates, are omitted pursuant to Instruction 2 of Item 601 of Regulation S-K).
10.15***	Warrant to Purchase Common Stock (No. 200809-010), dated September 25, 2008, issued to William Davidson (all other Warrants to Purchase Common Stock which are substantially identical in all material respects to this Warrant to Purchase Common Stock, except as to the parties thereto, dates of issuance, number of warrant shares, exercise prices and expiration dates, are omitted pursuant to Instruction 2 of Item 601 of Regulation S-K).
10.16***	Warrant to Purchase Common Stock (No. 200908-001), dated August 19, 2009, issued to Scott GRAT No. 5.
10.17***	Warrant to Purchase Common Stock (No. 201003-001), dated March 9, 2010, issued to Elissa Kenna Trust (all other Warrants to Purchase Common Stock which are substantially identical in all material respects to this Warrant to Purchase Common Stock, except as to the parties thereto, dates of issuance, number of warrant shares and expiration dates, are omitted pursuant to Instruction 2 of Item 601 of Regulation S-K).
10.18***	Warrant to Purchase Preferred Stock (No. C-01), dated December 30, 2005, issued to The Rue Family Trust dtd 2-10-89, Michael M. Rue, Trustee (all other Warrants to Purchase Preferred stock which are substantially identical in all material respects to this Warrant to Purchase Preferred Stock, except as to the parties thereto, dates of issuance, number of warrant shares and expiration dates, are omitted pursuant to Instruction 2 of Item 601 of Regulation S-K).
10.19***	Warrant to Purchase Preferred Stock (No. C-46), dated October 27, 2006, issued to Karen L. Danielson (all other Warrants to Purchase Preferred stock which are substantially identical in all material respects to this Warrant to Purchase Preferred, except as to the parties thereto and number of warrant shares, are omitted pursuant to Instruction 2 of Item 601 of Regulation S-K).
10.20***	Warrant to Purchase Series C Convertible Preferred Stock (No. C2-01), dated July 19, 2006, issued to Robert A. Levin (all other Warrants to Purchase Series C Convertible Preferred Stock which are substantially identical in all material respects to this Warrant to Purchase Series C Convertible Preferred Stock, except as to the parties thereto, dates of issuance, number of warrant shares and expiration dates, are omitted pursuant to Instruction 2 of Item 601 of Regulation S-K).
23.1***	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (previously filed as Exhibit 24.1 to the Form S-1 filed by the Registrant on July 25, 2008).

*	To be filed by amendment.
**	Previously filed.
***	Filed herewith.